Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254790

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS OF

THOMA BRAVO ADVANTAGE

PROSPECTUS FOR UP TO 127,400,000 CLASS A ORDINARY SHARES

OF

IRONSOURCE LTD.

The board of directors of Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), has unanimously approved the Agreement and Plan of Merger (“Merger Agreement”), dated as of March 20, 2021, by and among TBA, ironSource Ltd., a company organized under the laws of the State of Israel (the “Company” or “ironSource”), Showtime Cayman, a wholly-owned subsidiary of ironSource (the “Merger Sub”) and Showtime Cayman II, a wholly-owned subsidiary of ironSource (the “Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub will merge with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”), Merger Sub II will become a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

Pursuant to the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”), (a) each Class B Ordinary Share of TBA, par value $0.0001 per share (“Class B Share”), outstanding immediately prior to the Effective Time will be automatically converted into one Class A Ordinary Share of TBA, par value $0.0001 per share (“Class A Share,” together with the Class B Shares, the “TBA Ordinary Shares”), and (b) each Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of Class B Shares described above (but other than certain excluded shares), will be converted into one Class A ordinary share of ironSource, no par value per share (“ironSource Class A ordinary share”), subject to adjustment as described herein.

Immediately prior to the Effective Time, ironSource will rename each issued and outstanding ordinary share (the “ordinary shares”), including the 2019 ordinary shares issued in connection with the CVC Investment (as defined herein) (the “2019 Ordinary Shares” and, together with the ordinary shares, the “ironSource Ordinary Shares”), an ironSource Class A ordinary share, followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share (we refer to these adjustments to ironSource’s share capital as the “Class A Renaming” and “Class B Distribution”). ironSource will furthermore effect a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split”).

Concurrently with the execution of the Merger Agreement, ironSource entered into investment agreements (each, an “Investment Agreement” and collectively, the “Investment Agreements”) with certain investors (each, a “PIPE Investor” and collectively the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130,000,000 ironSource Class A ordinary shares (the “PIPE Shares”) in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. The PIPE Investors include Thoma Bravo Ascension Fund, L.P. (“TB Ascension”), an affiliate of Thoma Bravo, L.P. The purchase by TB Ascension will generally be made on identical terms as the purchases by the other PIPE Investors.

At the discretion of ironSource, such PIPE Shares will either be newly issued by ironSource (“Primary PIPE Shares”) or sold by certain selling shareholders of ironSource, including optionholders who will exercise options, and holders of RSUs whose RSUs will settle (each a “Selling Shareholder” and collectively, the “Selling Shareholders”) (“Secondary PIPE Shares”). The Investment Agreements contain customary representations and warranties of ironSource, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. The exact allocation between Secondary PIPE Shares and Primary PIPE Shares under the Investment Agreements will only be determined once the extraordinary general meeting of TBA shareholders that is the subject of this proxy statement/prospectus has taken place, and the extent of any redemption requests for TBA Ordinary Shares pursuant to the Transactions is known. ironSource does not currently intend to allocate the PIPE investment funds towards an investment in Primary PIPE Shares, as it intends to allocate all such funds towards the purchase of Secondary PIPE Shares from the Selling Shareholders. The obligations to consummate the transactions contemplated by the Investment Agreements are conditioned upon, among other matters, the consummation of the Transactions.

If redemptions by TBA’s shareholders in connection with the Transactions exceed $150 million (the amount of such excess redemptions, the “Excess Redemptions”), the Sponsor, at its election, must either (i) procure that affiliates of Thoma Bravo, L.P. (which may include TB Ascension Fund) commit to fund the amount of the Excess Redemptions in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement, (ii) surrender for no consideration a number of Class B ordinary shares of TBA having a value equal to the Excess Redemptions or (iii) a combination of the foregoing; provided that in no event will the Sponsor be required to fund cash in an amount in excess of, or forfeit Class B ordinary shares of TBA having a value in excess of, $250 million.

This proxy statement/prospectus registers the issuance of ironSource Class A ordinary shares to the shareholders of TBA as described above, consisting of an aggregate of 127,400,000 ironSource Class A ordinary shares. We are not registering herein the issuance or resale of ironSource Class A ordinary shares issuable to the PIPE Investors, or the resale of ironSource Class B ordinary shares that will be held by ironSource’s preexisting shareholders upon consummation of the Transactions.

Following the Transactions (including adjustments to ironSource’s preexisting capitalization), ironSource will have two classes of ordinary shares outstanding: ironSource Class A ordinary shares and ironSource Class B ordinary shares. The rights of the holders of ironSource Class A ordinary shares and ironSource Class B ordinary shares will be identical, except with respect to voting and conversion rights. Each ironSource Class A ordinary share will be entitled to one vote per share. Each ironSource Class B ordinary share will be entitled to five votes per share and will be convertible into one ironSource Class A ordinary share. Holders of ironSource Class A ordinary shares and ironSource Class B ordinary shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of ironSource’s shareholders except as otherwise provided in ironSource’s amended and restated articles of association to be effective upon the closing of the Transactions. Those amended and restated articles require a separate vote of holders of ironSource Class B ordinary shares for the full-scale conversion of the entire class of those shares into ironSource Class A ordinary shares (among other means by which the conversion of those shares may occur) and for a modification of the rights of the ironSource Class B ordinary shares. After giving effect to the Transactions, assuming no redemption of TBA Ordinary Shares and assuming that the Secondary PIPE Shares to be sold by the Selling Shareholders will be allocated equally among ironSource Class A ordinary shares and ironSource Class B ordinary shares, ironSource Class A ordinary shares will collectively represent approximately 62.64% of the combined company’s total issued and outstanding shares and 25.11% of the combined company’s voting power attached to all of its issued and outstanding shares, and ironSource Class B ordinary shares will collectively represent approximately 37.36% of the combined company’s total issued and outstanding shares and 74.89% of its voting power attached to all of its issued and outstanding shares.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of TBA shareholders scheduled to be held on June 22, 2021 at 10:00 a.m. Eastern Time.

Although ironSource is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, ironSource will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). ironSource has applied for listing of the ironSource Class A ordinary shares on the New York Stock Exchange (“NYSE”) under the proposed symbol “IS,” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the ironSource Class A ordinary shares are approved for listing on NYSE (subject only to official notice of issuance thereof). While trading on NYSE is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that ironSource’s securities will be listed on NYSE or that a viable and active trading market will develop. See “Risk Factors” beginning on page 30 for more information.

ironSource is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

ironSource is also a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, ironSource’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, ironSource will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides TBA shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of TBA. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May 19, 2021, and is first being mailed to TBA shareholders on or about May 25, 2021.

ironSource

A leading business platform empowering content creators to prosper in the app economy

$528K

Proven track record of building and scaling businesses in the app economy

2010

FOUNDED

$119.7M

REVENUE Q1 2021

96%

YOY REVENUE GROWTH Q1 2020-Q1 2021

$10.2M

Net Income Q1 2021

$39.5M

ADJUSTED EBITDA Q1 2021[4]

850+

EMPLOYEES[3]

50%+

R&D EMPLOYEES[3]

176%

DOLLAR-BASED NET EXPANSION RATE 2021[1]

94%

OF REVENUE FROM CUSTOMERS CONTRIBUTING MORE THAN $100K IN REVENUE AS OF Q1 2021[2]

292

CUSTOMERS CONTRIBUTING MORE THAN $100K IN REVENUE Q1 2021[2]

[1] Dollar-based net expansion rate is defined as revenue for a period of twelve months from a set of customers divided by revenue from a prior period of twelve months from the same set of customers.
[2] Customers contributing more than $100K in revenue is defined as customers that have contributed more than $100,000 of revenue in the trailing 12 months.
[3] As of March 31, 2021.
[4] Adjusted EBITDA is a non-GAAP financial measure. For additional information about our non-GAAP financial measures, including reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see "ironSource's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics."

Notice of Extraordinary General Meeting of Shareholders

of Thoma Bravo Advantage

To Be Held on June 22, 2021

TO THE SHAREHOLDERS OF THOMA BRAVO ADVANTAGE:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Thoma Bravo Advantage (“TBA”), a Cayman Islands exempted company, will be held at 10:00 a.m. Eastern Time, on June 22, 2021 (the “extraordinary general meeting”) at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle, Chicago, Illinois 60654, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the extraordinary general meeting virtually. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/thomabravo/sm2021. The extraordinary general meeting will be held for the following purposes:

1.

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into TBA, with TBA surviving the merger as a wholly owned subsidiary of ironSource, and immediately thereafter and as part of the same overall transaction, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of ironSource (the “Business Combination Proposal”);

2.	Proposal No. 2—The Merger Proposal—to authorize the Plan of Merger (the “Merger Proposal”); and

3.

Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of TBA Ordinary Shares at the close of business on May 24, 2021 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, TBA’s board of directors has determined that each of the proposals listed is fair to and in the best interests of TBA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of TBA’s board of directors, you should keep in mind that TBA’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of TBA. See the section entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All TBA shareholders are cordially invited to attend the extraordinary general meeting, which will be held at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle, Chicago, Illinois 60654 and virtually over the Internet at https://www.cstproxy.com/thomabravo/sm2021. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of TBA Ordinary Shares on the record date, you may also cast your vote at the extraordinary general meeting. If your TBA Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.

A complete list of TBA shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of TBA for inspection by shareholders during business hours for any purpose germane to the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your TBA Ordinary Shares, please contact TBA’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (individuals) or (203) 658-9400 (banks and brokers). Questions can also be sent by email to TBA.info@investor.morrowsodali.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/thomabravo/sm2021.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Orlando Bravo

Chairman of the Board of Directors

May 19, 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC SHAREHOLDERS”) OF CLASS A SHARES ISSUED IN TBA’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, TBA’S TRANSFER AGENT, NO LATER

THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF TBA SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (“SEC”), by ironSource, constitutes a prospectus of ironSource under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ironSource Class A ordinary shares to be issued to TBA shareholders in connection with the Business Combination. This document also constitutes a proxy statement of TBA under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of TBA shareholders to consider and vote upon the proposals to adopt the Merger Agreement, to adopt the Merger Proposals (as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Merger Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “ironSource” and the “Company” refer to ironSource Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “TBA” refer to Thoma Bravo Advantage.

Notice to Investors in Canada

The ironSource Class A ordinary shares may be sold only to Canadian investors purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are Permitted Clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ironSource Class A ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide an investor with remedies for rescission or damages if this offering document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the investor within the time limit prescribed by the securities legislation of the investor’s province or territory. The investor should refer to any applicable provisions of the securities legislation of the investor’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3a.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the dealers (if any) are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning ironSource’s industry, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, ironSource does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which ironSource operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include independent industry reports from App Annie, AppsFlyer, Apptopia, Altman Solon, eMarketer, Newzoo, Omdia, Statista and Sensor Tower.

Certain estimates of market opportunity, including internal estimates of the addressable market for the Company and forecasts of market growth included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market ironSource estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, ironSource’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding. Revenue shown throughout this proxy statement/prospectus is revenue from continuing operations unless otherwise stated.

Other Data

The ironSource platform is defined as the ironSource one comprehensive platform that is the foundation for its Aura and Sonic suites of solutions.

ironSource Aura (“Aura”) is defined as our suite of solutions that ironSource provides to its telecom operators and original equipment manufacturer customers. The solutions that ironSource provides to its telecom operators are device experience management, user engagement and analytics.

ironSource Sonic (“Sonic”) is defined as its suite of solutions that ironSource provides to its customers. The solutions that ironSource provides to its developer customers are user growth, monetization, creative management, analytics and publishing.

ironSource defines a customer as an individual or entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though ironSource may enter into commercial agreements with multiple parties within that organization.

ironSource defines customers contributing more than $100,000 of annual revenue as customers that have contributed more than $100,000 of ironSource’s revenue in the trailing 12 months. ironSource monitors these customers as they represent the majority of its revenue, generate valuable data for us and generally have higher retention rates.

ironSource defines dollar-based net expansion rate as revenue for a certain period of time from a set of customers for that same period divided by revenue from a prior period for the same set of customers.

ironSource defines AppsFlyer’s Power Ranking (“Power Ranking”) as the ranking contained within the AppsFlyer Performance Index that normalizes and combines the number of non-fraudulent installs, the number of apps running with each media source, and a weighted retention score, before factoring in an additional fraud penalty based on the network’s overall fraud rate for the region in question.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

ironSource has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that ironSource will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. ironSource does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of ironSource by, any other parties.

v

SELECTED DEFINITIONS

“Aggregate Transaction Proceeds”	means an amount equal to the aggregate amount of freely usable cash proceeds available for release to TBA from TBA’s trust account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the TBA Redemptions (as defined herein) and the payment of all fees and expenses of TBA in connection with the consummation of the Transactions (including deferred underwriting fees)) plus the aggregate amount of net cash proceeds that have been funded to, or that will be funded substantially concurrently with the closing of the Transactions (solely to the extent actually funded) pursuant to the Investment Agreements.

“Ancillary Documents”	means the Sponsor Support Agreement (as defined herein), the Investment Agreements (as defined herein), the Secondary Share Purchase Agreements (as defined herein), the Company Shareholder Support Agreements (as defined herein), the joinder to the Shareholders Rights Agreement (as defined herein), the Plan of Merger (as defined herein), the second plan of merger and each other agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.

“Class A Renaming”	means the renaming, immediately prior to the Effective Time, of each issued and outstanding ironSource ordinary share, including the 2019 Ordinary Shares issued in connection with the CVC Investment (as defined herein), as an ironSource Class A ordinary share. The Class A Renaming will also apply to ironSource ordinary shares issuable under Company Equity Awards that are outstanding immediately prior to the Effective Time.

“Class B Distribution”	means the distribution, following the Class A Renaming, of one ironSource Class B ordinary share to the holder of each such issued and outstanding ironSource Class ordinary share, at a distribution ratio of one-for-one. The Class B distribution will also apply to ironSource ordinary shares issuable under Company Equity Awards that are outstanding immediately prior to the Effective Time.

“Companies Law”	means the Israeli Companies Law, 5759-1999.

“Cayman Companies Law”	means the Companies Act (as amended) of the Cayman Islands.

“Effective Time”	means the effective time of the Transactions.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Founder Shares”	means the 25,000,000 shares of Class B ordinary shares, par value $0.0001 per share, of TBA held by the Sponsor and certain directors of TBA, which were acquired for an aggregate purchase price of $25,000 prior to the TBA IPO.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Investment Agreements”	means the investment agreements entered into by the PIPE Investors providing for the purchase by the PIPE Investors at the Effective Time of PIPE Shares.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase the PIPE Shares.

“PIPE Investors”	means certain accredited investors that entered into the Investment Agreements.

“PIPE Shares”	means an aggregate of 130,000,000 ironSource Class A ordinary shares to be purchased by the PIPE Investors pursuant to the Investment Agreements at a price per share of $10.00.

“Plan of Merger”	means the plan of merger pursuant to which Merger Sub will be merged with and into TBA, following which the separate corporate existence of Merger Sub shall cease and TBA shall continue as the surviving entity and as a wholly-owned subsidiary of ironSource.

“Primary PIPE Shares”	means newly issued PIPE Shares (i.e., ironSource Class A ordinary shares) to be purchased by the PIPE Investors from ironSource at the Effective Time following allocation of those shares by ironSource to those PIPE Investors under the Investment Agreements.

“Secondary PIPE Shares”	means PIPE Shares (i.e., ironSource Class A ordinary shares) to be purchased by the PIPE Investors from selling shareholders of ironSource at the Effective Time, following allocation of those Shares by ironSource to those PIPE Investors under the Investment Agreements.

“Secondary Share Purchase Agreements”	means the purchase and sale agreements pursuant to which PIPE Investors to whom Secondary PIPE Shares have been allocated by ironSource under the Investment Agreements will purchase those shares from existing ironSource shareholders at the Effective Time.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Thoma Bravo Advantage Sponsor LLC, a Cayman Islands limited liability company.

“Stock Split”	means the stock split to cause the value of the outstanding ironSource Class A ordinary shares and ironSource Class B ordinary shares immediately prior to the Effective Time to equal $10.00 per share (with an assumed ratio of 1:4.99 as calculated as of the date of filing, which is subject to change until the closing of the Business Combination). Unless otherwise indicated, this proxy statement/prospectus does not reflect the Stock Split.

“TBA Articles”	means TBA’s amended and restated memorandum and articles of association.

“TBA IPO”	means the initial public offering of Thoma Bravo Advantage, which was consummated on January 20, 2021.

“TBA Shareholder Redemptions”	means the right of the holders of TBA shares to redeem all or a portion of their shares of TBA (in connection with the Transactions or otherwise) as set forth in the organizational documents of TBA and that certain trust agreement between TBA and Continental Stock Transfer & Trust Company (as trustee), dated as of January 14, 2021.

“Thoma Bravo”	means Thoma Bravo, L.P., a private equity investment firm and an affiliate of the Sponsor.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to TBA shareholders. TBA shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: TBA and ironSource have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and TBA encourages its shareholders to read it in its entirety. TBA’s shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for Merger Sub to be merged with and into TBA with TBA surviving the merger as a wholly-owned subsidiary of ironSource, and immediately thereafter and as part of the same overall transaction, the surviving entity merging with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of ironSource, which will become the parent/public company following the Business Combination, and the other Transactions contemplated by the Merger Agreement. See “Proposal One—The Business Combination Proposal.”

Q: Are there any other matters being presented to shareholders at the meeting?

A: In addition to voting on the Business Combination Proposal, the shareholders of TBA will vote on the following proposals:

•	To authorize the Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two—the Merger Proposal.”

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To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

TBA will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is TBA providing shareholders with the opportunity to vote on the Business Combination?

A: Pursuant to the TBA Articles, TBA is required to provide shareholders with an opportunity to have their TBA Ordinary Shares redeemed for cash, either through a shareholder meeting or tender offer. Due to the structure of the Transactions, TBA is providing this opportunity through a shareholder vote.

Q: What will happen to TBA’s securities upon consummation of the Business Combination?

A: TBA’s Class A Shares are currently listed on NYSE under the symbol “TBA.” TBA’s securities will cease trading upon consummation of the Business Combination. ironSource has applied for listing of the ironSource Class A ordinary shares on NYSE under the proposed symbol “IS,” to be effective upon the consummation of the Business Combination. While trading on NYSE is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that ironSource’s securities will be listed on NYSE or that a viable and active trading market will develop. See “Risk Factors—Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is TBA proposing the Business Combination?

A: TBA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 20, 2020, TBA consummated the TBA IPO of 100,000,000 Class A Shares (inclusive of the exercise by the underwriters of the over-allotment in full) at an offering price of $10.00 per share, generating total gross proceeds of $1,000,000,000. Simultaneously with the closing of the TBA IPO, TBA consummated the sale of 2,400,000 Class A Shares at a price of $10.00 per share in a private placement to the Sponsor, generating gross proceeds of $24,000,000. Following the closing of the TBA IPO, an amount equal to $1,000,000,000 from the net proceeds of the sale of the Class A Shares in the TBA IPO and a portion of the proceeds from the sale of the private placement Class A Shares was placed into a trust account (the “Trust Account”). Since the TBA IPO, TBA’s activity has been limited to the evaluation of business combination candidates.

TBA believes ironSource is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, TBA believes that the Business Combination will provide TBA shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One—The Business Combination Proposal—TBA’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did TBA’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. TBA’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of TBA’s board of directors, its management team and its advisors in valuing ironSource and will be assuming the risk that the TBA board of directors may not have properly valued the business. However, TBA’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, TBA’s board of directors conducted significant due diligence on ironSource. TBA also received advice from certain of the underwriters of the TBA IPO as to the valuation of ironSource. Based on the foregoing, TBA’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of TBA’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its shareholders and that ironSource’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time the Merger Agreement was entered

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into with respect to the Business Combination. There can be no assurance, however, that TBA’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by TBA’s board of directors in approving the Business Combination, see the section entitled “Proposal One—The Business Combination Proposal.”

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that TBA redeem such shares for a pro rata portion of the cash held in TBA’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the TBA Articles, the Business Combination may not be consummated if TBA has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares.

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that TBA convert your public shares into cash and deliver your share certificates (if any) and other redemption forms to TBA’s transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the extraordinary general meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $1,000,016,414, or $10.00 per share, as of May 17, 2021), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your share certificates (if any) and other redemption forms to TBA’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that TBA’s transfer agent return the shares (physically or electronically). You may make such request by contacting TBA’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by TBA’s transfer agent at least two (2) business days (which is June 18, 2021) prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent.

Q: What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A: A U.S. Holder (as defined below) who exercises its redemption rights will receive cash in exchange for the tendered shares, and either will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as (i) dividend income, (ii) a nontaxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders Exercising Redemption Rights with Respect to TBA Ordinary Shares.”

Q: What are the U.S. federal income tax consequences of the Business Combination to me?

A: It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code. If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of TBA Ordinary Shares may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of ironSource Class A ordinary shares received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding TBA Ordinary Shares surrendered by such U.S. Holder in the Business Combination.

Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the passive foreign investment company (“PFIC”) rules, as described in more detail below under “Certain Material U.S. Federal Income Tax Considerations — Application of the PFIC Rules to the Business Combination.”

U.S. Holders of TBA Ordinary Shares are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the application of the PFIC rules to their specific situation in connection with the Business Combination.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 239 of the Cayman Companies Law, the holders of TBA Ordinary Shares will not have appraisal or dissenter rights in connection with the Business Combination. Holders of public shares should consult their Cayman Islands legal counsel regarding their rights under the Cayman Companies Law.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the TBA IPO, together with a portion of the proceeds from the sale of the private placement of Class A Shares to the Sponsor, equal in the aggregate to $1,000,000,000, was placed in the Trust Account immediately following the TBA IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $35.0 million to the underwriter of the TBA IPO as deferred underwriting commissions), whereas $850,000 will be available for working capital and general corporate purposes. A portion of the proceeds from the TBA IPO will be used to effect a purchase by TBA of shares from certain of ironSource’s shareholders and option holders immediately prior to the closing of the Transactions, and the foregoing amount to be available for working capital and general corporate purposes following the Transactions gives effect to that purchase.

Q: What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: TBA’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. To the extent that there are fewer public shares and public shareholders, the trading market for the ironSource Class A ordinary shares may be less liquid than the market was for TBA Class A Shares prior to the Transactions, and ironSource may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to ironSource to be used in its business following the consummation of the Business Combination. Redemptions by TBA’s public shareholders will also potentially reduce the investment amount for the purchase of shares from certain of ironSource’s shareholders and option holders by TBA at the Effective Time.

In addition, if redemptions by TBA’s shareholders in connection with the Transactions exceed $150 million (the amount of such excess redemptions, the “Excess Redemptions”), the Sponsor, at its election, must either (i) procure that affiliates of Thoma Bravo commit to fund the amount of the Excess Redemptions in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement, (ii) surrender for no consideration a number of Class B Shares having a value equal to the Excess Redemptions or (iii) a combination of the foregoing; provided that in no event will the Sponsor be required to fund cash in an amount in excess of, or forfeit Class B ordinary shares of TBA having a value in excess of, $250 million.

Q: What happens if the Business Combination is not consummated?

A: If TBA does not complete the Business Combination with ironSource for whatever reason, TBA would search for another target business with which to complete a business combination. If TBA does not complete the Business Combination with ironSource or another business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Sponsor and TBA’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless.

Q: How do the Sponsor and the officers and directors of TBA intend to vote on the proposals?

The Sponsor, as well as TBA’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 21.5% of the outstanding TBA Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the TBA Ordinary Shares held by the Sponsor and TBA’s officers and directors, TBA would need 36,300,001 Class A Shares, or approximately 36.3%, of the 100,000,000 public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal). The Sponsor and officers and directors of TBA have agreed, prior to TBA’s initial public offering, to waive their redemption rights.

Q: What interests do the Sponsor and the current officers and directors of TBA have in the Business Combination?

A: In considering the recommendation of TBA’s board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of TBA’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. TBA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

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If the Business Combination with ironSource or another business combination is not consummated by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and TBA’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and certain of TBA’s directors, which were acquired for an aggregate purchase price of $25,000 prior to the TBA IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $253.5 million based upon the closing price of $10.14 per share on NYSE on May 17, 2021. On the other hand, if the Business Combination is consummated, each outstanding TBA Ordinary Share will be converted into one ironSource Class A ordinary share.

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If TBA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TBA for services rendered or contracted for or products sold to TBA. If TBA consummates a business combination, on the other hand, TBA will be liable for all such claims.

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The Sponsor and TBA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TBA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TBA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TBA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the

TBA Articles). As of the date of this proxy statement/prospectus, the Sponsor and TBA’s officers and directors and their affiliates had incurred approximately $5,000 of unpaid reimbursable expenses and may incur additional expenses in the future.

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The Merger Agreement provides for the continued indemnification of TBA’s current directors and officers and the continuation of directors and officers liability insurance covering TBA’s current directors and officers.

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TBA’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to TBA to fund certain capital requirements. On November 6, 2020, the Sponsor agreed to loan TBA an aggregate of up to $400,000 to cover expenses related to the TBA IPO pursuant to a promissory note that was repaid in full on January 20, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to TBA outside of the Trust Account.

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Orlando Bravo, currently the Chairman of the board of directors of TBA, will be a member of the board of directors of ironSource following the closing of the Business Combination and, therefore, in the future Mr. Bravo will receive any cash fees, stock options or stock awards that ironSource’s board of directors determines to pay to its non-executive directors.

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Thoma Bravo Ascension Fund, L.P. (“TB Ascension”), which is an affiliate of Thoma Bravo, has agreed to purchase ironSource Class A ordinary shares from ironSource and/or its shareholders pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors at the closing of the Transactions, and certain of TBA’s directors and officers are affiliated with Thoma Bravo.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the TBA extraordinary general meeting, which will be held on June 22, 2021; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of ironSource Class A ordinary shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: TBA urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of TBA. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the extraordinary general meeting take place?

A: The extraordinary general meeting will be held on June 22, 2021, at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle, Chicago, Illinois 60654 and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/thomabravo/sm2021 and following the instructions set forth below. Shareholders participating in the extraordinary general meeting virtually will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

•	vote via the web portal during the extraordinary general meeting webcast; and

•	submit questions or comments to TBA’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the extraordinary general meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of TBA’s shareholders, you are encouraged to attend the extraordinary general meeting virtually. To register for and attend the extraordinary general meeting virtually, please follow these instructions as applicable to the nature of your ownership of TBA Ordinary Shares:

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Shares Held of Record. If you are a record holder, and you wish to attend the virtual extraordinary general meeting, go to https://www.cstproxy.com/thomabravo/sm2021, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

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Shares Held in Street Name. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street name” holders should contact Continental Stock Transfer on or before June 18, 2021.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

•	Within the U.S. and Canada: (888) 965-8995 (toll-free)

•	Outside of the U.S. and Canada: +1 (415) 655-0243 (standard rates apply)

The passcode for telephone access: 70949959#. You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of TBA Ordinary Shares on the record date, you may vote by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual extraordinary general meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to TBA’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to TBA’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the extraordinary general meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the extraordinary general meeting?

A: A quorum is the minimum number of TBA Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the TBA extraordinary general meeting if a majority of the voting power of the issued and outstanding TBA Ordinary Shares entitled to vote at the meeting are represented at the virtual extraordinary general meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A Shares and Class B Shares are entitled vote together as a single class on all matters to be considered at the extraordinary general meeting.

Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

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Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if TBA has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

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Merger Proposal—The authorization of the Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Adjournment Proposal—The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the TBA Ordinary Shares present and entitled to vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal or the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the TBA shareholders and consummated, you will become a shareholder of ironSource.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of TBA, as applicable, and TBA will continue to search for another target business with which to complete an initial business combination. If TBA does not complete an initial business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of TBA’s remaining shareholders and its board of directors, dissolve and liquidate.

Q: What should I do with my share certificates?

A: Shareholders who do not elect to have their TBA Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from TBA’s transfer agent regarding what to do with their certificates. TBA shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to TBA’s transfer agent (either physically or electronically) no later than two (2) business days prior to the extraordinary general meeting as described above.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your TBA Ordinary Shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: TBA.info@investor.morrowsodali.com

You may also obtain additional information about TBA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to TBA’s transfer agent at the address below at least two (2) business days prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of TBA shareholders. For additional information, see “Where You Can Find More Information” on page 323. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

ironSource Ltd.

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, its founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, ironSource’s founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since its founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. ironSource’s solutions allow its customers to focus on what they do best—creating great apps and user experiences—while ironSource provides the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement within the mobile ecosystem. In 2020, the average adult spent 4.3 hours a day consuming media on mobile devices, with 83% of that time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on the Apple App Store alone as of January 2021.

In this mobile app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista. As the mobile gaming category has grown, a new generation of technology platforms has emerged to enable and fuel this growth. ironSource has established a strong leadership position within this category, focusing our product development and innovation on building core infrastructure serving mobile game developers.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created, has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. ironSource identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

The ironSource platform consists of two solution suites: ironSource Sonic (“Sonic”) and ironSource Aura (“Aura”). The Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. The Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device—from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. The ironSource team believes the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, ironSource had over 4,000 customers around the world using its comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

ironSource is a market leader for each of its solution suites, highlighting the business-critical role it plays for mobile game and app developers. Its Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020 (for more information on Power Rankings, see “Market, Industry and Other Data—Other Data”). In March 2021, 89% of the top 100 mobile games by downloads on the Apple App Store used the ironSource platform. In addition, the Sonic publishing solution, Supersonic Studios (“Supersonic”), which was launched in February 2020, has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using the Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie. Lastly, its Aura solutions are used by some of the world’s leading telecom operators and connected device original equipment manufacturers (“OEMs”), including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

ironSource customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. The ironSource team defines a customer as an individual or entity that generated revenue for ironSource during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though ironSource may enter into commercial agreements with multiple parties within that organization.

The nature of the ironSource business model closely aligns ironSource’s success with that of its customers. As a result, ironSource builds strong, long-standing partnerships with its customers and expands their use of ironSource’s solutions over time. As of March 31, 2021, ironSource had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for its customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, ironSource had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of its revenue. See “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics.” The ironSource solutions can be used individually or in combination. The ironSource team has seen that as customers benefit from using the ironSource platform—they increase their usage of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of the Sonic customers who contributed over $100,000 of annual revenue used both ironSource’s user growth and monetization solutions, and 13% distributed their apps through on-device placements, benefiting from the inventory generated by its Aura solutions. By reinvesting revenue generated through ironSource’s monetization solutions into user growth, many of its customers benefit from a growth cycle that enables accelerated user and revenue growth.

ironSource’s leadership position in the app economy is enhanced by its scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data and Aura’s user provided data and contextual data are each utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. ironSource uses this data, together with its proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

ironSource’s revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over- year growth of 83%. Its revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Its net income from ironSource’s continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over-year growth of 80%. In the three months ended March 31, 2021 and 2020, ironSource’s income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, ironSource generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. It generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from its Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

The mailing address of ironSource’s principal executive office is 121 Menachem Begin Street, Tel Aviv 6701203, Israel and its telephone number is +972-747990001.

Thoma Bravo Advantage

TBA was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. TBA was incorporated under the laws of the Cayman Islands on November 6, 2020.

TBA’s objective is to identify and work with an existing management team to operate a market-leading, fast-growing software franchise with high-quality and recurring revenue streams in a fragmented market, and that offers attractive organic and inorganic growth opportunities. Through its many successful software investments, Thoma Bravo, which is an affiliate of the Sponsor, has accumulated a robust set of operating best practices through which it can provide a business with the opportunity to accelerate its growth and create significant value in a short time frame. TBA believes it is well-positioned to extend its experience and operating practices to ironSource.

The Sponsor is an affiliate of Thoma Bravo, which is part of one of the longest and most successful stories of private equity investing in the United States, dating back to a predecessor firm founded in 1980. Continuing this history, over the last 20 years, funds largely managed by the current Thoma Bravo managing partners have been amongst the top performing buyout funds of their respective vintage peers. In 2017, 2018 and 2019, the HEC-Dow Jones Private Equity Performance Ranking named Thoma Bravo the top performing buyout firm in terms of aggregate performance, based on all buyout funds raised between 2005 and 2014.

For more than 20 years, the Thoma Bravo managing partners have focused on investing in businesses that provide software products and/or technology-enabled services. Because of the compelling opportunities the firm has found in these sectors, almost all investments made by the Thoma Bravo managing partners during this period have been in software and technology-enabled services, with a total of over 270 acquisitions, including add-ons.

This specialized focus has allowed Thoma Bravo to develop a deep understanding of key business metrics and growth strategies in these businesses, and to collect a great deal of proprietary, operational data to inform its future investment decisions. Thoma Bravo believes it is now well-established as a leading investor in companies operating in the application, infrastructure and security software segments in part because of its success in increasing the growth rate and improving the margins (and hence, value appreciation) of the software companies in which it has invested.

Thoma Bravo and its predecessor firms have invested in a wide range industry sectors over the years, including distribution, education, insurance, finance, communications, media, marketing, consulting, asset management and security services. The firm has increasingly focused on software since 2001, when its research identified software as an area of opportunity. Since then, equity funds managed by Thoma Bravo have made investments in more than 80 software company platforms, representing more than $65 billion of enterprise value, and their portfolio companies have invested in about 195 add-ons to these platform businesses, representing more than $14 billion of additional value, making Thoma Bravo a leading private equity investor in software. With over 20 years of experience investing in the software and technology-enabled services spaces, Thoma Bravo is uniquely positioned with a comprehensive view of the industry, affording our management team the insight and knowledge to identify compelling candidates for a business combination.

Thoma Bravo has an established track record of investing in market leaders, as evidenced by its high-performing past and current portfolio investments. These investments include now-public companies such as Dynatrace and SailPoint, which have significantly increased their revenue and earnings since Thoma Bravo’s initial investment.

Thoma Bravo believes its investment history has created a reputation for the firm as one of a small number of financial partners of choice for management teams seeking to build and grow best in class companies. In addition, the contacts and relationships the firm’s partners have built over many years of activity in the industry provide Thoma Bravo with direct access to leading companies and leading executives, which it believes produces a significant competitive advantage in sourcing and completing an investment.

The mailing address of TBA’s principal executive office is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and its telephone number is (312) 254-3300.

Merger Sub

Showtime Cayman (“Merger Sub”) is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of ironSource. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for ironSource.

Merger Sub II

Showtime Cayman II (“Merger Sub II”) is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of ironSource. Merger Sub II was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub II’s principal executive offices are the same as those for ironSource.

The Merger Agreement (page 122)

The terms and conditions of the merger of the Merger Sub with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and the merger of the Surviving Entity with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”) are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

Structure of the Business Combination

The following is a depiction of ironSource’s organizational structure and TBA’s organization structure before the consummation of the Business Combination:

The following is a depiction of ironSource’s organizational structure after the consummation of the Business Combination, with the approximate percentages of ownership reflected assuming no redemptions by TBA’s public stockholders:

(1)

Existing ironSource shareholders holding Class A ordinary shares will hold 37% of the economic interest and 15% of the voting interest assuming no redemptions by TBA’s public shareholders. Existing ironSource shareholders holding Class B ordinary shares will hold 37% of the economic interest and 75% of the voting interest assuming no redemptions by TBA’s public shareholders. Assuming the maximum amount of TBA’s public stockholders redeem their shares, then the existing ironSource shareholders would hold approximately 86% of the economic interest and 95% of the voting interest in the aggregate of ironSource on a pro forma basis. Existing ironSource shareholders holding Class A ordinary shares will hold 43% of the economic interest and 16% of the voting interest assuming the maximum amount of TBA’s public stockholders redeem their shares. Existing ironSource shareholders holding Class B ordinary shares will hold 43% of the economic interest and 79% of the voting interest assuming the maximum amount of TBA’s public stockholders redeem their shares.

(2)

Assuming the maximum amount of TBA’s public stockholders redeem their shares, then the PIPE Investors would hold approximately 14% of the economic interest and 5% of the voting interest of ironSource on a pro forma basis.

(3)	Assuming the maximum amount of TBA’s public stockholders redeem their shares, then TBA’s public stockholders would hold no economic or voting interest in ironSource.
(4)

Assuming the maximum amount of TBA’s public stockholders redeem their shares, then TBA’s Sponsor and related parties would hold approximately 0.25% of the economic interest and 0.1% of the voting interest of ironSource on a pro forma basis.

Merger Consideration

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $11.1 billion. We estimate that, upon consummation of the Transactions (the “Effective Time”), assuming none of TBA’s public shareholders demand redemption (“TBA Redemptions”) pursuant to TBA’s amended and restated memorandum and articles of association (“TBA Articles”), the shareholders of ironSource will own approximately 74% of the outstanding ironSource Class A ordinary shares and current shareholders of TBA (including the Sponsor) would hold approximately 13% of the issued and outstanding ironSource Class A ordinary shares and certain accredited investors purchasing PIPE Shares will hold approximately 13% of the issued and outstanding ironSource Class A ordinary shares.

Immediately prior to the Effective Time, ironSource will rename each of its issued and outstanding ordinary shares (including ordinary shares issuable under outstanding awards under ironSource’s equity incentive plans (“Company Equity Awards”)) as a Class A ordinary share of ironSource, no par value per share (“ironSource Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share (in the case of Company Equity Awards, the ironSource Class B ordinary shares will only be distributed upon issuance of the related ironSource Class A ordinary shares underlying the Company Equity Award). We refer to these adjustments to ironSource’s share capital as the “Class A Renaming” and “Class B Distribution.” ironSource will furthermore effect a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split”) (with an assumed ratio of 1:4.99 as calculated as of the date of filing, which is subject to change until the closing of the Business Combination). Unless otherwise indicated, this proxy statement/prospectus does not reflect the Stock Split. Corresponding adjustments will be made to the exercise price of, and number of shares issuable under, Company Equity Awards as a result of the stock split.

Pursuant to the Merger Agreement, at the Effective Time (a) each Class B Ordinary Share of TBA, par value $0.0001 per share (“Class B Shares”), outstanding immediately prior to the Effective Time will be automatically converted into one Class A Ordinary Share of TBA, par value $0.0001 per share (“Class A Shares,” together with the Class B Shares, the “TBA Ordinary Shares”) and each Class B Share will no longer be outstanding and will be automatically cancelled and cease to exist and each former holder of Class B Shares will cease to have any rights with respect to such shares, and (b) each Class A Share issued and outstanding immediately prior to the Effective Time (other than certain excluded shares) will be converted into one ironSource Class A ordinary share, subject to adjustment described herein.

Agreements Entered Into in Connection with the Merger Agreement (page 133)

Investment Agreements and Secondary Purchase Agreements

Concurrently with and following the execution of the Merger Agreement, ironSource entered into investment agreements (each, an “Investment Agreement” and collectively, the “Investment Agreements”) with certain investors (each, a “PIPE Investor” and collectively the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130,000,000 ironSource Class A ordinary shares (the “PIPE Shares”) in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein.

At the discretion of ironSource, the PIPE Shares will either be newly issued by ironSource (“Primary PIPE Shares”) or sold by certain selling shareholders of ironSource, including optionholders who will exercise options, and holders of RSUs whose RSUs will settle (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”) (“Secondary PIPE Shares”). The Investment Agreements contain customary representations and warranties of ironSource, on the one hand, and the applicable

PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. The exact allocation between Secondary PIPE Shares and Primary PIPE Shares under the Investment Agreements will only be determined once the extraordinary general meeting of TBA shareholders that is the subject of this proxy statement/prospectus has taken place, and the extent of any redemption requests for TBA Ordinary Shares pursuant to the Transactions is known. ironSource does not currently intend to allocate the PIPE investment funds towards an investment in Primary PIPE Shares, as it intends to allocate all such funds towards the purchase of Secondary PIPE Shares from the Selling Shareholders. The obligations to consummate the transactions contemplated by the Investment Agreements are conditioned upon, among other matters, the consummation of the Transactions.

Along with the other PIPE Investors, Thoma Bravo Ascension Fund, L.P. (“TB Ascension”), an affiliate of Thoma Bravo, has also entered into an Investment Agreement with ironSource concurrently with the execution of the Merger Agreement. The purchase by TB Ascension of $300 million of PIPE Shares will generally be made on identical terms to the purchases by the PIPE Investors and will close at the Effective Time and is currently expected to be allocated exclusively towards Secondary PIPE Shares. Similar to all other PIPE Investors, TB Ascension will receive registration rights under the Investment Agreements, as described below, upon consummation of its investment. In addition, with respect to the ironSource Class A ordinary shares that it receives pursuant to the Business Combination, the Sponsor will become party to the Second Amended and Restated Shareholders Rights Agreement (the “Shareholders Rights Agreement”) between ironSource and certain of its existing shareholders, including App Investments S.á.r.l., Viola Ventures III, L.P., certain members of ironSource’s management team, Tomer Bar-Zeev, Eyal Milrad, Tamir Carmi and Arnon Harish and certain other minority shareholders of ironSource (the “SRA Parties”), which provides for registration rights for those shareholders of ironSource that are party to the agreement. Please see “—Second Amended and Restated Shareholders Rights Agreement” below.

As of the date of this proxy statement/prospectus, the ironSource Class A ordinary shares to be issued or sold in connection with the Investment Agreements and Secondary Purchase Agreements have not been registered under the Securities Act. ironSource has agreed, within 30 calendar days after the consummation of the Transactions, to file with the SEC a registration statement registering the resale of such ironSource Class A ordinary shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day following the Closing (or the 120th calendar day if the SEC notifies ironSource (orally or in writing) that it will “review” the registration statement) and (ii) the seventh business day after the date ironSource is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Secondary Share Purchase Agreements

Upon the Effective Time, to the extent that ironSource allocates the PIPE Investors’ investment under the Investment Agreements towards the purchase of Secondary PIPE Shares, the relevant PIPE Investor and the Selling Shareholders will enter into a purchase and sale agreement (each a “Secondary Share Purchase Agreement”), pursuant to which the PIPE Investor will purchase, and the Selling Shareholders will sell to the PIPE Investor, at the Effective Time, ironSource Class A ordinary shares, at a purchase price of $10.00 per share. The obligation to consummate the transactions contemplated by the Secondary Share Purchase Agreement is conditioned upon, among other matters, the closing of the Transactions.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and certain directors of TBA who hold Class B Shares entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and TBA, pursuant to which they have agreed to (i) attend the extraordinary general meeting of TBA shareholders relating to the Transactions or otherwise cause all equity securities owned by them to be counted as present thereat, (ii) vote all shares of TBA owned by them in favor of the Transactions, (iii) vote against any business combination proposal besides the Transactions and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Transactions, (iv) vote against any change in business, management or board of directors of TBA (except as contemplated by the Transactions), (v) not to redeem, or seek to redeem, any shares of TBA owned by them prior to the consummation of the Transactions and (vi) not to transfer any shares of TBA prior to the closing of the Transactions or the valid termination of the Merger Agreement pursuant to its terms.

Additionally, the Sponsor and certain directors of TBA agreed to transfer restrictions whereby, for a one year period following the closing of the Transactions, they may not sell or otherwise transfer any ironSource Class A ordinary shares that are issued on account of the Class B Shares of TBA that they hold (the “Sponsor Lock-Up Securities”). One-third of the Sponsor Lock-Up Securities will be released from such lock-up restrictions in the event that the volume-weighted average price of an ironSource Class A ordinary share exceeds $15.00, $17.50 and $20.00 per share, respectively, for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

If redemptions by TBA’s shareholders in connection with the Transactions exceed $150 million (the amount of such excess redemptions, the “Excess Redemptions”), the Sponsor, at its election, must either (i) procure that affiliates of Thoma Bravo commit to fund the amount of the Excess Redemptions in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement, (ii) surrender for no consideration a number of Class B ordinary shares of TBA having a value equal to the Excess Redemptions or (iii) a combination of the foregoing; provided that in no event will the Sponsor be required to fund cash in an amount in excess of, or forfeit Class B ordinary shares of TBA having a value in excess of, $250 million.

Pursuant to the Sponsor Support Agreement, the Sponsor has the right to designate one individual (whose identity is generally subject to the prior consent of ironSource, other than Orlando Bravo, the Chairman of the board of directors of TBA) to be appointed to ironSource’s board of directors as of the closing of the Transactions.

ironSource Shareholder Support Agreement

Concurrently with the execution of the Merger Agreement, holders representing a majority of the outstanding ironSource ordinary shares (each, an “ironSource Supporting Shareholder” and, collectively, the “ironSource Supporting Shareholders”) entered into a letter agreement (the “Shareholder Support Agreement”) in favor of TBA and ironSource, pursuant to which the ironSource Supporting Shareholders agreed to (i) attend the ironSource extraordinary general meeting or otherwise cause all equity securities owned by it, him or her to be counted as present thereat, (ii) vote all ironSource equity owned by it, him or her in favor of the Transactions and (iii) vote against certain alternate business combinations. The ironSource Supporting Shareholders further agree that prior to the consummation of the Transactions, they will use commercially reasonable efforts to take all actions and do, or cause to be done, all things reasonably necessary under applicable law to consummate the Transactions.

Additionally, the ironSource Supporting Shareholders have agreed to transfer restrictions whereby such ironSource Supporting Shareholders may not sell or otherwise transfer any of the ironSource Class A ordinary shares beneficially held by them following the closing of the Transactions for a six month period following the Closing Date (or, if earlier, the date that the lock-up restrictions governing the Sponsor Lock-Up Securities (as defined and described below) are fully released).

Second Amended and Restated Shareholders Rights Agreement

Upon the consummation of the Mergers, the Sponsor will become a party to the Second Amended and Restated Shareholders Rights Agreement (the “Shareholders Rights Agreement”) by and among ironSource and the SRA Parties pursuant to which the Sponsor will be entitled (as the other shareholders party to the agreement are already entitled) to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back provisions. Pursuant to the Shareholders Rights Agreement, the Sponsor will agree (as the other ironSource shareholders have agreed), in connection with the exercise of any registration rights, not to sell, transfer, pledge or otherwise dispose of ironSource ordinary shares or other securities exercisable therefor for certain time periods specified therein. The detailed registration rights provided under the Shareholders Rights Agreement are described in this proxy statement/prospectus under “Certain Relationships and Related Person Transactions—ironSource—Second Amended and Restated Shareholders Rights Agreement.”

The Merger Proposal

The TBA shareholders will vote on a separate proposal to authorize the Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two—The Merger Proposal.”

The Adjournment Proposal

If TBA is unable to consummate the Business Combination at the time of the extraordinary general meeting for any reason, the chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting of TBA’s Shareholders

The extraordinary general meeting will be held at 10:00 a.m, Eastern time, on June 22, 2021, at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle, Chicago, Illinois 60654 and via live webcast at https://www.cstproxy.com/thomabravo/sm2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

TBA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned TBA Ordinary Shares at the close of business on May 24, 2021, which is the record date for the extraordinary general meeting. TBA shareholders will have one vote for each TBA Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there are 102,400,000 Class A Shares outstanding and 25,000,000 Class B Shares outstanding, of which 100,000,000 Class A Shares are public shares with the rest being held by the initial shareholders and their respective affiliates (including the Sponsor).

Redemption Rights

Pursuant to the TBA Articles, a holder of public shares may demand that TBA convert such shares into cash if the Business Combination is consummated; provided that TBA may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Holders of public shares will be entitled to receive cash for these shares only if they deliver their share certificates (if any) and other redemption forms to TBA’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of public shares properly demands conversion, delivers his, her or its share certificates (if any) and other redemption forms to TBA’s transfer agent as described above, and the Business Combination is consummated, TBA convert each public share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the extraordinary general meeting. It is anticipated that this would amount to approximately $10.00 per share. If a holder of public shares exercises his, her or its conversion rights, then it will be exchanging its Class A Shares for cash and will not become a shareholder of ironSource. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of TBA Shareholders—Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Appraisal Rights

TBA shareholders do not have appraisal or dissenter rights in connection with the Transactions under the Cayman Companies Law. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of TBA Shareholders—Appraisal Rights.”

TBA’s Board of Directors’ Reasons for the Business Combination

TBA’s board of directors, in evaluating the Business Combination, consulted with TBA’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of TBA and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, TBA’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, TBA’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. TBA’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TBA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, TBA’s board of directors determined not to obtain a fairness opinion. The officers and directors of TBA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TBA’s officers and directors have substantial experience with mergers and acquisitions.

TBA’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to the following factors:

•

Large and Growing Global Market Opportunity. ironSource’s core market opportunity is large and global with strong secular trends that support long-term sustainable growth. ironSource’s core addressable market is projected to grow to as much as $41 billion by 2025 at a forecasted CAGR of 19%. The app economy specifically is one of the fastest-growing markets today, with millions of apps available to billions of users who spend 83% of their time on mobile devices inside apps. Within the app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista, and ironSource has established a strong leadership position within this category, focusing its product development and innovation on building core infrastructure serving mobile game developers. Moreover, there is a growing opportunity to expand the use of the ironSource platform to apps beyond gaming, driving improved revenue, more cost efficient user acquisition and overall business growth for developers of apps in other categories. As of March 31, 2021, over 17% of ironSource’s customers with over $100,000 in trailing 12-month revenue came from industries beyond gaming.

•

Comprehensive, Differentiated Platform. The comprehensive nature of Sonic and Aura, coupled with their combination into one platform, serves to differentiate the ironSource platform by providing app developers multiple channels to acquire and engage users, making it the most comprehensive app business platform in the market and underpinning its market leadership. That market leadership makes ironSource an attractive choice for customers looking to grow their app, and the breadth of its solutions means developers of all sizes and at all stages of growth have a way to leverage the platform.

•

Track-Record of Innovation. ironSource has demonstrated a track record of innovation. ironSource regularly creates new products to enable it to grow in scale and advance its market leadership. ironSource has been first-to-market with multiple automation and optimization products which have established themselves as the de-facto industry-standard—from ad revenue measurement tools, which connect in-app advertising revenue to marketing spend at a granular level, to a data-science driven cross promotion tool, which allows developers to promote new content to their existing user bases to grow engagement across their portfolio of apps. In February 2020, ironSource launched its Sonic publishing solution, Supersonic, which has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using the Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021.

•

Significant Scale. ironSource’s scaled base of over 4,000 customers globally provides it with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant competitive advantage. More data drives better targeting, and its customers provide it with data across over 2.5 billion monthly active users. ironSource powers the business growth of 89% of the top 100 games, and has been ranked multiple times as one of the top 3 platforms for driving both quality and scaled user growth by leading industry indexes. Lastly, the Aura solution suite is used by some of the world’s leading telecom operators and connected device OEMs and reached over 130 million daily active users.

•

Long-Term, Sticky Customer Relationships. ironSource’s performance-based business model is highly aligned with its customers’ growth, making it intuitive for customers to start working with ironSource and driving long-term customer relationships. In addition, the depth of integration ironSource’s platform has with its customers drives a sticky relationship and high customer retention rate. A developer can only use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level into its smartphone network. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. In addition, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time, further deepening the relationship and increasing switching costs. The combination of these factors results in ironSource demonstrating industry leading financial metrics including a dollar-based net expansion rate of 176% over the 12-month period as of March 31, 2021 and a gross retention rate of 99% for ironSource’s customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, ironSource had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of its revenue.

•

Track Record of Organic and Profitable Growth. ironSource has a strong track record of successfully identifying multiple opportunities in the app economy and leveraging its core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. This is reflected in the company’s rare combination of scale, growth, and profitability, achieving $331.5 million of revenue, 83% growth year-over-year, $58.8 million of income from continuing operations, net of income taxes, 18% income from continuing operations, net of income taxes margin, $103.5 million of Adjusted EBITDA and 31% Adjusted EBITDA Margin in 2020 and $119.7 million of revenue, 96% growth year-over-year, and $10.2 million of income from continuing operations, net of income taxes, 9% income from continuing operations, net of income taxes margin, $39.5 million of Adjusted EBITDA and 33% Adjusted EBITDA Margin in the three months ended March 31, 2021. Also noteworthy is ironSource’s accelerating growth rate through 2020 and 2021, where its fourth quarter 2020 and first quarter 2021 growth was higher than any of the previous three quarters.

•

Demonstrated M&A Capabilities. ironSource has demonstrated an ability to augment its growth with strategic M&A that has added to the capabilities and scope of its platform, while also successfully integrating and transforming the growth and profitability profiles of acquired companies. For example, in 2015 ironSource acquired SupersonicAds, which formed the basis of ironSource’s mediation product. Further, in 2021, ironSource also acquired Soomla Inc. ("Soomla") and Luna Labs Limited ("Luna Labs"), which formed the basis of their ad quality product and augmented their creative management solutions respectively.

•

Experienced, Founder-Led Management Team with a Proven Track Record of Driving Profitable Growth. ironSource has a unique founder-led culture driven by 8 co-founders and who have worked together for many years. This management team has been the driving force behind the success of the company to date, and is deeply invested in continuing to steer the company towards future growth. The company culture cultivated by the founders empowers and rewards initiative-taking and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

•

Platform for Future Development and Expansion. A public company status, combined with the capital from the Business Combination, is expected to provide ironSource with a strong platform for further developing and expanding its current platform, including through strategic acquisitions.

•

Shareholder Liquidity. The obligation in the Merger Agreement to have the ironSource Class A ordinary shares issued as consideration listed on the New York Stock Exchange, a major U.S. stock exchange, which TBA’s board of directors believes has the potential to offer shareholders greater liquidity.

•

Attractive Valuation. TBA’s board of directors believes ironSource’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the software and business enablement technology sector is favorable for TBA and its shareholders.

•

Due Diligence. TBA’s due diligence examinations of ironSource, including financial, accounting, tax, legal, industry, and technical due diligence, and discussions with ironSource’s management and financial, legal and other advisors.

•

Lock-Up. Certain shareholders of ironSource have agreed to be subject to a 180 day lockup (subject to early release in certain cases) in respect of their ironSource ordinary shares following the closing of the Business Combination.

•

Other Alternatives. TBA’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to TBA, that the Business Combination represents the best potential business combination for TBA and the most attractive opportunity for TBA’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and TBA’s board of directors’ belief that such process has not presented a better alternative.

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between TBA and ironSource.

TBA’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:

•

Rapidly Evolving Technologies and Markets. ironSource operates in an industry that is characterized by rapid technological change, new features, tools, solutions and strategies, as well as evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Failing to adapt as technologies and markets evolve could materially and adversely affect ironSource’s market position and business.

•

Dependence on Operating System Providers and App Stores. ironSource’s platform depends upon the effective operation of certain mobile operating systems, networks and standards that are run by operating system providers and app stores. ironSource does not control operating system providers or app stores and as a result, ironSource is subject to risks and uncertainties related to the actions taken, or not taken, by these parties.

•

Competition. The markets in which ironSource operates are highly competitive, and a significant number of companies have developed or are developing products and solutions that currently, or in the future may, compete with some or all of ironSource’s individual products or solution suites. Certain of these competitors may have significantly greater resources than ironSource to develop new or innovative solutions.

•

Ability to Expand into the Wider App Economy. ironSource’s growth strategy is based, in part, on expanding into industries that go beyond mobile gaming apps into the broader app economy. These industries are still in the early stages of adoption of technologies enabling ad-based monetization and user growth, and its is uncertain whether these types of apps will provide the opportunities for expansion that ironSource currently expects, as well as how rapidly these opportunities may materialize, if at all.

•	Public Company Systems. The need to update ironSource’s financial systems, controls and operations necessary for a public company, including the costs related thereto.

•

Increased Regulation. Regulation in ironSource’s industry, particularly with respect to data protection, could increase, which may limit ironSource’s ability to grow or require ironSource to incur significant additional costs to comply.

•

Loss of Key Personnel. Key personnel in ironSource’s industry is vital and competition for such personnel is intense. In particular, the founders who are members of the leadership team are critical to ironSource’s overall management, as well as the continued development of its solutions, culture and strategic direction. The loss of any key personnel could be harmful to ironSource’s business.

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The potential that a significant number of TBA shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the TBA Articles, which would potentially make the Business Combination more difficult or impossible to complete.

•	Shareholder Vote. The risk that TBA’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TBA’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	No Third-Party Valuation. The risk that TBA did not obtain a third-party valuation or fairness opinion in connection with the merger.

•

Limitations of Review. Limits of the due diligence performed by TBA’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business, which if realized, may impact the value of the business.

•

Liquidation of TBA. The risks and costs to TBA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TBA being unable to effect a business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date).

•

TBA Shareholders Receiving Minority Position. The fact that existing TBA shareholders will hold a minority position in the combined company, and that existing ironSource equity holders will own shares that have five (5) votes per share compared to existing TBA shareholders, who will own shares that have one (1) vote per share.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

TBA’s board of directors concluded that the potential benefits that it expected TBA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, TBA’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of TBA and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—TBA’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of TBA’s Directors and Officers in the Business Combination

In considering the recommendation of TBA’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and TBA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of TBA’s shareholders generally. In particular:

•

If the Business Combination with ironSource or another business combination is not consummated by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and TBA’s board of directors, dissolving and liquidating. In such event, the Founder Shares and Private Placement Shares held by the Sponsor and TBA’s directors and officers, which were acquired prior to and concurrently with the TBA IPO for an aggregate purchase price of $25,000 and $24,000,000, respectively, would be worthless because the holders thereof are not entitled to participate in any redemption or liquidating distribution with respect to such Founder Shares and/or Private Placement Shares. Such shares had an aggregate market value of $277.8 million based upon the closing price of $10.14 per share on the NYSE on May 17, 2021. On the other hand, if the Business Combination is consummated, each outstanding TBA Ordinary Share will be converted into one ironSource Class A ordinary share, subject to adjustment described herein.

•

If TBA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TBA for services rendered or contracted for or products sold to TBA. If TBA consummates a business combination, on the other hand, TBA will be liable for all such claims.

•

The Sponsor and TBA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TBA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TBA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TBA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles). As of the date of this proxy statement/prospectus, the Sponsor and TBA’s officers and directors and their affiliates had incurred approximately $5,000 of unpaid reimbursable expenses and may incur additional expenses in the future.

•

The Merger Agreement provides for the continued indemnification of TBA’s current directors and officers and the continuation of directors and officers liability insurance covering TBA’s current directors and officers.

•

TBA’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to TBA to fund certain capital requirements. On November 6, 2020, the Sponsor agreed to loan TBA an aggregate of up to $400,000, which loan was repaid in full on January 20, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to TBA outside of the Trust Account.

•

Orlando Bravo will be a member of the board of directors of ironSource following the closing of the Business Combination and, therefore, in the future Mr. Bravo will receive any cash fees, stock options or stock awards that ironSource’s board of directors determines to pay to its non-executive directors.

•

TB Ascension, which is an affiliate of Thoma Bravo, will participate in the purchase of PIPE Shares from ironSource and/or its shareholders at the closing of the Transactions, and certain of TBA’s directors and officers are affiliated with Thoma Bravo.

Recommendation to TBA Shareholders

TBA’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of TBA and its shareholders and recommended that TBA shareholders vote “FOR” the Business Combination proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Material U.S. Federal Income Tax Considerations (page 274)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of TBA Ordinary Shares and the ownership and disposition of ironSource Class A ordinary shares, please see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 274.

Certain Material Israeli Tax Considerations (page 287)

For a description of certain material Israeli tax consequences of the ownership and disposition of ironSource Class A ordinary shares, please see “Certain Material Israeli Tax Considerations” beginning on page 287.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction effectuated the following:

1.	The exchange of shares held by ironSource shareholders, which is accounted for as a recapitalization in accordance with U.S. GAAP.

2.

The mergers of TBA with Merger Sub and Merger Sub II, which are not within the scope of ASC 805 (“Business Combinations”) since TBA does not meet the definition of a business in accordance with ASC 805. The term “Business Combination” as used elsewhere in this proxy statement / prospectus refers to the business combination defined in the Merger Agreement and is not meant to imply that this transaction constitutes a business combination under ASC 805. Any difference between the fair value of ironSource Class A ordinary shares issued and the fair value of TBA’s identifiable net assets will be recorded against additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each ironSource Class A ordinary share issued to TBA shareholders is equal to the fair value of each ironSource Class A ordinary share held by each ironSource shareholder. In the no redemption scenario, the shares acquired by TBA will be accounted for as treasury stock.

3.

The Investment Agreements related to the PIPE, to the extent they are a primary investment in ironSource (in the max redemption scenario) which were executed concurrently with and following the Merger Agreement, will result in the issuance of ironSource Class A ordinary shares (to the extent Primary PIPE Shares are issued and sold in the PIPE), leading to an increase in share capital and share premium.

Comparison of Rights of Shareholders of TBA and Shareholders of ironSource (page 304)

If the Business Combination is successfully completed, holders of TBA Ordinary Shares will become holders of ironSource Class A ordinary shares and their rights as shareholders will be governed by ironSource’s organizational documents. There are also differences between the laws governing TBA, a Cayman Islands exempted company, and ironSource, an Israeli company. Please see “Comparison of Rights of ironSource Shareholders and TBA Shareholders” on page 304 for more information.

Emerging Growth Company

Each of TBA and ironSource is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which ironSource has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the Cayman Islands necessary to effectuate the Business Combination.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 30. Such risks include, but are not limited to:

•	ironSource’s markets are rapidly evolving and may decline or experience limited growth;

•	ironSource’s reliance on operating system providers and app stores to support its platform;

•	ironSource’s ability to compete effectively in the markets in which it operates;

•	ironSource’s quarterly results of operations may fluctuate for a variety of reasons;

•	failure to maintain and enhance the ironSource brand;

•	ironSource’s dependence on its ability to retain and expand its existing customer relationships and attract new customers;

•	ironSource’s reliance on its customers that contribute more than $100,000 of annual revenue;

•	ironSource’s ability to successfully and efficiently manage its current and potential future growth;

•	ironSource’s dependence upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices;

•	ironSource’s dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;

•	ironSource’s, and ironSource’s competitors’, ability to detect or prevent fraud on its platforms;

•	failure to prevent security breaches or unauthorized access to ironSource’s or its third-party service providers data;

•	the global scope of ironSource’s operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing;

•	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;

•	the effects of health epidemics, including the COVID-19 pandemic; and

•	the other matters described in the section titled “Risk Factors” beginning on page 30.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF IRONSOURCE

The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary historical consolidated statement of operations for the years ended December 31, 2020 and 2019 and the summary consolidated balance sheet information as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The summary historical consolidated statement of operations for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet information as of March 31, 2021 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.

On December 31, 2020, we completed the Spin-Off of the assets of our Desktop business. The Desktop business is reported in this proxy statement/prospectus as discontinued operations in accordance with Accounting Standards Codification (“ASC”) 205-20 “Presentation of financial statements—Discontinued operations.” See Note 4 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Capitalization,” “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Three Months Ended March 31		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue	$119,713	$61,206	$331,519	$181,107
Cost of Revenue	20,140	11,547	57,825	34,651

Gross Profit	99,573	49,659	273,694	146,456
Operating expenses:
Research and development	20,410	10,129	51,600	37,547
Sales and marketing	48,721	19,172	119,262	37,155
General and administrative	15,547	6,702	28,746	28,452

Total operating expenses	84,678	36,003	199,608	103,154

Income from operations	14,895	13,656	74,086	43,302
Financial expenses, net	1,029	972	4,381	2,741

Income from continuing operations before income taxes	13,866	12,684	69,705	40,561
Income taxes	3,622	1,794	10,896	7,843

Income from continuing operations, net of income taxes	10,244	10,890	58,809	32,718

Income from discontinued operations, net of income taxes	—	12,301	36,480	51,244

Net income	$10,244	$23,191	$95,289	$83,962

Net income attributable to non-controlling interest (related to discontinued operations)	—	—	—	67

Net income attributable to ironSource Ltd. shareholders	10,244	23,191	95,289	83,895
Basic net income per ordinary share, attributable to ironSource Ltd. shareholders:
Continuing operations	0.11	0.12	0.66	0.36
Discontinued operations	—	0.14	0.41	0.59

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.11	$0.26	$1.07	$0.95

Weighted-average ordinary shares outstanding – basic	64,637,357	63,487,221	63,751,421	73,146,545

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders:
Continuing operations	0.10	0.12	0.62	0.35
Discontinued operations	—	0.13	0.38	0.56

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.10	$0.25	$1.00	$0.91

Weighted-average ordinary shares outstanding – diluted	71,287,454	66,945,012	68,303,985	76,545,898

Consolidated Balance Sheet Data

	As of March 31,	As of December 31,
	2021	2020	2019
	(in thousands)
Cash and cash equivalents	$127,535	$200,672	$86,083
Total Assets	617,658	535,836	408,764
Total Liabilities	312,734	316,390	245,498

Total Shareholders’ Equity	$304,924	$219,446	$163,266

Other Financial Data(1)

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Adjusted EBITDA(3)	$39,547	$20,489	$103,540	$74,454
Income from continuing operations, net of income taxes margin(2)	9%	18%	18%	18%
Adjusted EBITDA Margin(3)	33%	33%	31%	41%

(1)	See the definitions of non-GAAP financial metrics in “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics.”
(2)	Calculated as income from continuing operations, net of income taxes divided by revenue.
(3)

We define Adjusted EBITDA as income from continuing operations, net of income taxes, as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted for assets impairment, share-based compensation expense, fair value adjustment related to contingent consideration, acquisition-related costs and initial public offering costs. We define Adjusted EBITDA Margin as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of the underlying business.

Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net loss as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBITDA Margin should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures. Our measures of Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are income from continuing operations, net of income taxes and income from continuing operations, net of income taxes margin, respectively:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Financial expense, net	1,029	972	4,381	2,741
Income taxes	3,622	1,794	10,896	7,843
Depreciation and amortization(a)	5,343	4,001	16,858	17,172
Assets impairment(b)	—	—	—	121
Share-based compensation expense(c)	15,559	2,832	12,596	15,329
Fair value adjustment of a contingent consideration(d)	—	—	—	(1,470)
Acquisition-related costs(e)	2,291	—	—	—
Initial public offering costs	1,459	—	—	—
Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454

Revenue	$119,713	$61,206	$331,519	$181,107
Income from continuing operations, net of income taxes margin(f)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(a)

Represents $1,159, $597, $2,387 and $3,112 in intangible assets amortization, $2,375, $2,049, $8,961 and $8,043 in capitalized software amortization and $349, $349, $1,446 and $1,307 in fixed assets depreciation for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively. In addition, we adjusted for $1,460 and $1,006, for the three months ended March 31, 2021 and 2020, respectively, and $4,064 and $4,710 for the years ended December 31, 2020 and 2019, respectively, of amortization of certain incentive payments to customers, which we amortize contra revenue over the term we expect to provide services to these customers.

(b)	Represents impaired capitalized software costs no longer in use.
(c)	Represents non-cash share-based compensation expenses.
(d)	Represents fair value adjustment to contingent consideration liability related to acquisitions.
(e)

Represents costs in connection with the acquisition of Soomla Inc. in January 2021 and Luna Labs Limited in February 2021. These costs include compensation subject to continuing employment and other acquisition-related costs.

(f)	Represents income from continuing operations, net of income taxes divided by revenue.

SUMMARY FINANCIAL INFORMATION OF TBA

The following tables present TBA’s summary financial data. TBA prepares its financial statements in accordance with GAAP. The summary historical consolidated statement of operations for the period from November 6, 2020 (inception) through December 31, 2020 and the summary balance sheet information as of December 31, 2020 have been derived from TBA’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. TBA’s historical results for any prior period are not necessarily indicative of results expected in any future period. The summary historical consolidated statement of operations for the three months ended March 31, 2021 and the summary balance sheet information as of March 31, 2021 have been derived from TBA’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. TBA’s unaudited financial statements were prepared on a basis consistent with its audited financial statements and include, in TBA’s opinion, all adjustments, consisting only of normal recurring adjustments, that TBA considers necessary for the fair statement of the financial information set forth in those statements. TBA’s historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “TBA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TBA’s financial statements and notes thereto included elsewhere in this prospectus.

Statements of Operations Data

	For the three months ended March 31, 2021	For the Period from November 6, 2020 (Inception) through December 31, 2020
General and administrative expenses	$3,322,721	$25,208

Interest earned on investments held in Trust Account	11,490	—

Net loss	(3,311,231)	(25,208)

Basic and diluted weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares (1) (2)	26,365,556	22,500,000

Basic and diluted net loss per ordinary share	$(0.13)	$(0.00)

Balance Sheet Data

	As of March 31, 2021	As of December 31, 2020
Total assets (3)	$1,004,218,419	$1,165,929
Total liabilities	38,059,286	1,166,137
Total shareholders’ equity	5,000,003	(208)

(1)

The figure for the period from November 6, 2020 through December 31, 2020 excludes up to 2,500,000 Class B Shares subject to forfeiture if the over-allotment option in connection with the TBA IPO was not exercised in full or in part by the underwriters. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)	Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B Shares to TBA for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B Shares on December 22, 2020, resulting in 25,000,000 Class B Shares outstanding.
(3)	Comprised of deferred offering costs associated with the TBA IPO.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION COMPARATIVE PER SHARE DATA

The following tables set forth the per share data of each of ironSource and TBA on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, assuming the following in the two pro forma scenarios presented:

•

Scenario 1—Assuming No Redemptions:    This presentation assumes (i) that no public shareholders of TBA exercise redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and (ii) an aggregate of $200.0 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) are used by TBA to acquire shares from certain of ironSource’s shareholders immediately prior to the consummation of the Business Combination and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.

•

Scenario 2—Assuming Maximum Redemptions:    This presentation assumes that (i) public shareholders of TBA holding 100,000,000 Class A Shares will exercise their redemption rights for approximately $1 billion of funds in TBA’s trust account (ii) $500.0 million of cash funds from the PIPE (assumed a total PIPE of $1.3 billion), will be invested in ironSource against newly- issued ironSource Class A ordinary shares and the remaining PIPE Shares will be sold to PIPE investors by one or more existing holders of ironSource Class A Ordinary Shares and (iii) that TBA will elect pursuant to the Sponsor Support Agreement to surrender for no consideration a number of Class B shares of TBA (founder shares) having a value up to $250.0 million rather than require that affiliates of Thoma Bravo commit to fund up to $250.0 million in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement.

The pro forma earnings information for the three months ended March 31, 2021 and for the year ended December 31, 2020 were computed as if the Business Combination and the assumed issuance of shares to the PIPE Investors had been consummated on January 1, 2020, the beginning of the earliest period presented.

The historical book value per share is computed by dividing total shareholders’ equity (deficit), including shares subject to possible redemption, by the number of shares of TBA’s Class A ordinary shares outstanding at the end of the period. The pro forma combined book value per share of ironSource, Ltd. Class A ordinary shares is computed by dividing total pro forma shareholders’ equity by the pro forma number of ironSource, Ltd. ordinary shares outstanding at the end of the period on a fully diluted net exercise basis. The pro forma earnings per share of the combined company is computed by dividing the pro forma net profit available to the combined company’s shareholders by the pro forma weighted-average number of shares of ironSource Ltd. Class A ordinary shares outstanding over the period on a fully diluted net exercise basis.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of ironSource and TBA and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited ironSource and TBA pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ironSource and TBA would have been had the companies been combined during the periods presented.

	Three Months Ended March 31, 2021
	TBA (Historical)	ironSource (Historical)	Pro Forma Combined (Assuming No Redemption)(1)(2)	Pro Forma Combined (Assuming Max Redemption)(1)(2)
Book value per share(3)	$0.04	$0.34	$1.01	$0.75
Weighted average number of ironSource shares outstanding - basic		645,251,683	1,002,280,637	947,280,637
Weighted average number of ironSource shares outstanding - diluted		711,637,225	1,068,666,179	1,013,666,179
Basic net income per ironSource share		$0.01	$0.01	$0.01
Diluted net income per ironSource share		$0.01	$0.01	$0.01
Weighted average number of TBA redeemable shares outstanding - basic & diluted	100,000,000
Weighted average number of TBA non-redeemable shares outstanding - basic & diluted	26,365,556
Basic & diluted net income per TBA redeemable share	$0.00
Basic & diluted net loss per TBA non-redeemable share	$(0.13)

(1)

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data are reflected assuming the Class A Renaming and Class B Distribution (effective bonus share distribution, as defined below) and the expected Stock Split of 1:4.99 (as calculated as of the date of filing, subject to changes until closing of the Business Combination). In addition, the ironSource number of shares under the pro forma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

(2)	Refer to Note 5 for adjustments made to the weighted average number of shares outstanding, under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
(3)

Calculated based on total shareholder’s equity including shares subject to possible redemption divided by total shares outstanding as of March 31, 2021, assuming that the ironSource 2019 Ordinary Shares are converted to Ordinary shares.

	Year Ended December 31, 2020
	TBA (Historical)	ironSource (Historical)(1)	Pro Forma Combined (Assuming No Redemption)(1)(2)	Pro Forma Combined (Assuming Max Redemption)(1)(2)
Book value per share(3)	$(0.00)	$0.25	$0.93	$0.67
Weighted average number of ironSource shares outstanding - basic		636,407,699	993,436,654	938,436,654
Weighted average number of ironSource shares outstanding - diluted		681,854,322	1,038,883,277	983,883,277
Basic net income per ironSource share		$0.07	$0.06	$0.06
Diluted net income per ironSource share		$0.06	$0.06	$0.06
Weighted average number of TBA redeemable shares outstanding - basic & diluted	—
Weighted average number of TBA non-redeemable shares outstanding - basic & diluted	22,500,0000
Basic & diluted net loss per TBA redeemable share	—
Basic & diluted net loss per TBA non-redeemable share	$(0.00)

(1)

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data are reflected assuming the Class A Renaming and Class B Distribution (effective bonus share distribution, as defined below) and the expected Stock Split of 1:4.99 (as calculated as of the date of filing, subject to changes until closing of the Business Combination). In addition, the ironSource number of shares under the pro forma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

(2)	Refer to Note 5 for adjustments made to the weighted average number of shares outstanding, under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
(3)	Calculated based on total shareholder’s equity divided by total shares outstanding as of December 31, 2020, assuming that the ironSource 2019 Ordinary Shares are converted to Ordinary shares

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to ironSource and TBA or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of ironSource Class A ordinary shares or, if the Business Combination is not consummated, TBA’s Class A Shares could decline, and you may lose part or all of the value of any ironSource Class A ordinary shares or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of TBA’s Class A Shares that you hold.

Risks Related to ironSource’s Business and Industry

In this section “we,” “us” and “our” refer to ironSource.

The markets for our solution suites are rapidly evolving and may decline or experience limited growth.

The industry in which we operate is characterized by rapid technological change, new features, tools, solutions and strategies, evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Our future success will depend in large part on the continued growth of our markets and our ability to improve and expand our solutions to respond quickly and effectively to this growth.

The opportunities provided by apps, mobile gaming, mobile advertising and other engagement touchpoints in mobile devices are still relatively new, and our customers, who include mobile game and app developers, advertising networks, telecom operators and OEMs, may not recognize the need for, or benefits of, some or all of our solution suites. Moreover, they may decide to adopt alternative products and services to satisfy some portion of their business needs.

If we fail to deliver timely releases of our products that are ready for use, release a new version, service, tool or update, or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive products more efficiently, more conveniently or more securely than our products, then our position in our markets could be harmed, and we could lose customers, which would adversely affect our business and results of operations.

Further, we must be able to keep pace with rapid regulatory changes in order to compete successfully in our markets. Our revenue growth depends on our ability to respond to frequently changing data protection regulations, policies and user demands and expectations, which will require us to incur additional costs to implement. The regulatory landscape in this industry is rapidly shifting, and we may become subject to new regulations that restrict our operations or materially and adversely affect our business, financial condition, and results of operations. For more information on our risks related to regulatory changes, see “—Risks Related to ironSource’s Regulation—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Our ability to succeed within the markets that our solution suites address and continue to be profitable in the future depends upon a number of factors, including the cost, performance and perceived value associated with our individual products and solutions. Significant time, resources and expertise are required in order to build the technology that can deliver automated, high-quality user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. The trust and reputation we have built with our customers, who leverage our business platform to better scale and monetize their apps and further engage with their users, must constantly be maintained with technological improvements, operational excellence and the ability to predict and adapt to the needs of our customers. If we fail to maintain that trust and reputation, our ability to grow our business may be materially and adversely impacted.

The markets for our solution suites could fail to grow significantly or there could be a reduction in demand for our products or solutions as a result of a lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our markets do not continue to experience growth or if the demand for our products and solutions decreases, then we may not be as profitable as we have been in the past, and our business, financial condition and results of operations could be materially and adversely affected.

We rely on operating system providers and app stores to support our platform, and any disruption, deterioration or change in their services, policies, practices, guidelines and/or terms of service could have a material adverse effect on our reputation, business, financial condition and results of operations.

The success of our platform depends upon the effective operation of certain mobile operating systems, networks and standards that are run by operating system providers and app stores (which we collectively refer to as “Providers”). We do not control these Providers and as a result, we are subject to risks and uncertainties related to the actions taken, or not taken, by these Providers. We largely utilize Android-based and iOS-based technology, and in some cases, these Providers include companies that we also regard as our competitors.

The Providers that control these operating systems frequently introduce new technology, and from time to time, they may introduce new operating systems or modify existing ones. Further, we and our customers are also subject to the policies, practices, guidelines, certifications and terms of service of Providers’ platforms on which we and our customers create, run and monetize applications and content. These policies, guidelines and terms of service govern the promotion, distribution, content and operation generally of applications and content available through such Providers. Each Provider has broad discretion to change and interpret its terms of service, guidelines and policies, and those changes may have an adverse effect on us or our customers’ ability to use our platform. A Provider may also change its fee structure, add fees associated with access to and use of its platform or app store, alter how customers are able to advertise and monetize on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information and other data for advertising purposes or restrict how users can share information on their platform or across other platforms. If we or our customers were to violate a Provider’s terms of service, guidelines, certifications or policies, or if a Provider believes that we or our customers have violated, its terms of service, guidelines, certifications or policies, then that Provider could limit or discontinue our or our customers’ access to its platform or app store. In some cases, these requirements may not be clear and our interpretation of the requirements may not align with the interpretation of the Provider, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the Provider limiting or discontinuing access to its platform or app store. If our platform was unable to work effectively on these operating systems, either because of technological constraints or because the Provider impairs our ability to operate on their platform, this would have a material adverse effect on our business, financial condition and results of operations.

We also utilize operating systems from Providers to enable certain of our business operations, including our organization email services, and we expect that we will continue to rely on these systems going forward. Our reliance on operating systems reduces our control over quality of service and exposes us to potential service outages. If any problems occur with these operating systems, it may cause errors or poor quality communications with our platform, and we could encounter difficulty identifying the source of the problems. The occurrence of errors or poor quality communications with our platform, whether caused by our platform or an operating system platform, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may materially and adversely affect our business, financial condition and results of operations.

Providers, such as Apple or Google, could also change their technical requirements, guidelines or policies in a manner that materially and adversely impacts the way in which we or our customers collect, use and share data from user devices, including restricting our ability to use or read device identifiers, other tracking features or other device data. Our ability to provide our customers with our user growth and monetization solutions relies on access to and collection of certain data, including resettable device identifiers and interactions with advertisements served by our monetization solutions for purposes such as serving advertisements, limiting the number of advertisements served to a specific device, detecting and preventing advertisement fraud, creating reports for customers, providing support to customers and measuring the effectiveness of advertisements. Without such data, we may not be able to serve such advertisements effectively, provide our products and solutions to customers, improve our products and solutions and remain competitive. There also is the risk that a Provider could limit or discontinue our access to its platform or app store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so, and we would have no recourse against any such Provider, which could have a material adverse effect on our business, financial condition and results of operations.

Further, at any time, these Providers can change their policies on how our customers or we operate on their platform or in their app stores by, for example, applying content moderation for apps and advertising or imposing technical or code requirements. Actions by Providers may affect the manner in which we or our customers collect, use and share data from user devices, which could have a material adverse effect on our and our customers’ businesses. In addition, if any of our customers have apps removed from app stores as a result of their use of our products, we may be forced to change our individual products, solution suites, practices or business, and we could be exposed to legal risk and lose customers.

For example, from April 26, 2021, Apple requires apps using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain a user’s permission to “track them across apps or websites owned by other companies,” including for accessing their device’s advertising identifier. In June 2020, Apple announced that these changes would occur, and it was expected they would occur on or about this time. In anticipation of these changes, we invested resources, and may be required to invest additional resources, in order to implement certain changes in our data collection and use practices. The effect of these changes will depend on various factors, including our ability to measure the effectiveness of ads, and the reaction by the industry to these changes, and may result in a material adverse effect on our business, financial condition and results of operations. We will have no recourse against Apple if these changes negatively impact our business, and we can provide no reassurance that other Providers, such as Google, which uses a similar advertising identifier, will not adopt similar measures in the future. Sonic’s publishing solution, which relies on a number of networks in addition to Sonic’s network, may be more affected by these changes when working with networks that are dependent on more personalized targeting.

If any Providers, including either Android or iOS stop providing us with access to their platform or infrastructure, fail to provide reliable access, cease operations, modify or introduce new systems or otherwise terminate services, the delay caused by qualifying and switching to other operating systems could be time consuming and costly and could materially and adversely affect our business, financial condition and results of operations. Any limitation on or discontinuation of our or our customers’ access to any Provider’s platform or app store could materially and adversely affect our business, financial condition, results of operations or otherwise require us to change the way we conduct our business.

The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.

The markets in which we operate are highly competitive. A significant number of companies have developed or are developing products and solutions that currently, or in the future may, compete with some or all of our individual products or solution suites. As we look to market and sell our solution suites and individual products to potential customers who use our existing products, we must convince their internal stakeholders that our solution suites are superior and/or more cost-effective to their current products and solutions.

We primarily compete with other technology platforms and digital content monetization services. Broadly, our competitors include well-established technology platforms that vary in size and compete with us primarily with their mobile monetization, growth and user acquisition solutions and services. These competitors include Google Admob, Facebook Audience Network, Unity Software, MoPub by Twitter, AppLovin and Digital Turbine. We believe that our ability to compete effectively for customers depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume depth of and ability to leverage data and analytics, while respecting privacy restrictions; the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; optimized price-performance benefits; and the quality of service and customer satisfaction. Our inability to compete favorably with respect to these factors could materially and adversely impact our business.

Our competitors vary in size and in the breadth and scope of the products or services offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our products or solution suites or enter the markets through acquisitions, partnerships or strategic relationships. Certain competitors may choose to limit working with us, or cease working with us completely with respect to certain products or solution suites that we offer now or in the future, if such competitors provide competing products or solutions. In addition, our current and potential competitors may establish, or may have already established, cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable markets. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our solution suites or individual products.

Further, some of our competitors may be acquired by other larger enterprises and or may make acquisitions, or enter into partnerships or other strategic relationships, that may provide more comprehensive offerings than they individually had offered, or may achieve greater economies of scale than us.

In addition to platform and technology competition, we face pricing competition. Some of our competitors offer competing products, which may be on more favorable terms, and has resulted in, and may continue to result in, pricing pressures. In addition, some of our competitors may offer more favorable payment terms to our customers compared to what we currently offer. We cannot assure you that we will not be forced to engage in price-cutting or revenue limiting initiatives, change payment terms or increase our advertising and other expenses to attract and retain customers in response to competitive pressures.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our solutions to continue to achieve or maintain customer and market acceptance, which would harm our business, financial condition and results of operations.

Our quarterly results of operations may fluctuate for a variety of reasons, and these fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In particular, our sales cycle can last several months for certain clients, and this sales cycle can be even longer, less predictable and more resource-intensive for larger enterprise customers. As a result, the timing of individual sales can be difficult to predict. In some cases, sales have occurred in a quarter subsequent to those we anticipated, or have not occurred at all, which can significantly impact our quarterly results and make it more difficult to meet market expectations.

In addition, our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract new customers and retain existing customers;

•	changes in the mix of solutions we sell to current customers;

•	our ability to price our solutions effectively;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape, including consolidation among our customers or competitors;

•

fluctuations in the demand for our gaming customers’ products and their ability to monetize those products, particularly given the relative uncertain in consumer behavior during and after the COVID-19 pandemic;

•	unpredictability related to the costs that we incur in order to comply with rapidly changing regulatory or legal requirements, especially with respect to privacy and security matters;

•	changes in customers’ budgets and in the timing of their budget cycles;

•	our ability to successfully expand our business globally or into nongaming advertising;

•	seasonality;

•	changes in our pricing policies or those of our competitors;

•	investments in new features and functionality of our solutions;

•	general economic conditions in our markets;

•	future accounting pronouncements or changes in our accounting policies or practices;

•	the amount and timing of our operating costs, including amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•	significant security breaches of, technical difficulties with or interruptions to the delivery and use of our solution suites;

•	changes in the competitive dynamics of our markets, including consolidation among competitors or customers;

•	timing of acquisitions and costs associated with integrating acquired companies; and

•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. These fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. As a result, you should not rely on our results or growth for any prior quarterly or annual periods as any indication of our future results or growth, and you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by growing companies in rapidly evolving markets. If we fail to meet such expectations for these or other reasons, the market price of our ordinary shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired, and our business, financial condition and results of operations may suffer.

We believe that maintaining and enhancing our brand reputation is important to expand sales of our products and solution suites to new and existing customers. We also believe that the importance of brand recognition will increase as competition in our markets increases. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable products that continue to meet the needs and preferences of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality to address a wide variety of customers’ needs and our ability to successfully differentiate our products from those of our competitors. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand.

Our brand and reputation could also be impacted by the types of content that developers publish using our platform. While we have processes in place to review the content that is published by developers, there can be no assurance that the content posted will follow the rules and not be deemed offensive or controversial, which could adversely affect our brand and reputation if the content was associated with us and our platform. We also rely on Providers, such as Google and Apple, to conduct reviews of the apps that are published on their respective app stores in accordance with the terms of use for their stores. If we or any such Provider fail to prevent any such offensive content, or if the content conflicts with our company values, our reputation may be negatively impacted.

Further, our brand may be impacted by things that are outside of our control, such as the actions taken by others in our industry or by independent third-parties, such as researchers, journalists, self- regulatory bodies and consumer groups, that could impact our industry as a whole. Researchers or consumer groups might undertake studies that cover our industry or our activity, as has occurred in the past, and such studies may result in negative publicity, or other actions taken by third parties that could damage our reputation or brand. Further, we conducted the Spin-Off (as defined below) of the assets of our Desktop business, and there can be no assurance that our brand would not suffer harm as a result of any claims that may arise in connection with the business that was spun off. If we fail to successfully promote and maintain our brand, our business, financial condition and results of operations may suffer.

Our business depends on our ability to retain and expand our existing customer relationships and attract new customers.

An important component of our future success is to retain and expand our relationships with existing customers and attract new customers. In order for us to maintain or improve our results of operations, it is important that we maintain positive relationships with our existing customers and that they are satisfied with the products and services we provide. We invest in targeted sales and account- based marketing efforts to identify opportunities to grow the use of our solution suites and products within and across our customer base, and we implement customer service strategies to identify opportunities to increase and sustain our customer base. We currently have a strong customer base within the mobile gaming markets, but are aiming to expand in both our current markets and new markets and there can be no assurance that our efforts will be successful. Further, there is ongoing customer consolidation and concentration within our markets, which could impair our ability to expand the customer base of our platform.

Our customer retention rates may decline or fluctuate as a result of a number of factors, some of which may be outside our control, such as the performance and perceived value associated with our platform, including their perception of our continued development of products that are important to them, the business strength or weakness of our customers, the success of our customers’ games and apps and their ability to monetize, the entry and success of competitive products and overall general economic conditions in the geographic regions in which we operate. However, our efforts may not be successful despite the resources we devote to them, and our customers may choose to switch to one of our competitors or choose to replace our products with similar technology that the customer creates internally.

Our telecom operator customers use our Aura solution suite to manage the device experience for their users, which helps them to manage both third-party and owned and operated services. To perform these services, we rely on the policies and procedures of telecom operators and OEMs and should those change, there could be an adverse impact on our products. For example, certain device OEMs have started to move towards issuing a single SKU, which may limit the functionality or create technical limitations on preloaded software or customizable features on such devices, based on criteria determined by the OEM. For instance, if an OEM determines that it will only support the installation of preloads following the completion of a device’s initial setup, we would only be able to provide the onboarding experience after the initial setup experience was completed and not as an integral part of the setup experience, resulting in less installs, which would affect our revenues. There can be no assurance that if more device OEMs choose to issue single SKUs in their devices, that we will be able to maintain the functionality that we provide to our Aura customers, which could adversely affect our business, financial condition and results of operations.

Similarly, our sales efforts could be adversely impacted if customers and their users perceive that features incorporated into competitive platforms or their own technologies reduce the relevance or attractiveness of our solution suites. Gaming companies may choose to invest significant efforts in their own internally-generated technologies and replace certain of our products with their own technologies unless they perceive our solution suites as offering significant incremental long-term benefits. Any decrease in user satisfaction with our platform or customer support would also harm our brand and word-of-mouth referrals, which, in turn, would hamper our ability to attract new customers. It is also an important part of our strategy to expand our customers’ use of our platform by cross-selling our products and solution suites. While we believe there are significant cross-selling opportunities between our solution suites and products, we cannot be sure that our efforts will be successful.

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals, and as such, our agreements with each customer type vary in length and terms. Many of our agreements allow customers to terminate the agreement at their convenience and do not provide for minimum usage or guaranteed scale. There can be no assurance that we will be able to successfully negotiate new agreements with these customers when the existing agreements end.

If we do not retain our existing customers, attract new customers or if our customers do not expand their use of our platform and purchase additional solutions from us, our revenue may not increase or may decline and our business, financial condition and results of operations may be harmed.

We rely on our customers that contribute more than $100,000 of annual revenue, and sales to these customers require a stronger sales team as compared to other customers.

One of the factors affecting our growth and financial performance is the continued use of our solution suites by customers contributing more than $100,000 of annual revenue. As of March 31, 2021, these 292 customers represented 94% of our total revenue. While we believe that our relationships with these customers are strong, there can be no assurance that we will be able to maintain or expand these existing relationships, which could have a material adverse effect on our business, financial condition and results of operations.

In order to increase the adoption of our products and solution suites by customers that we believe can contribute more than $100,000 of revenue over a 12-month period and to expand into new industries where potential customers are typically large organizations, we rely on our direct sales team. Although our direct sales team is working to expand into industries beyond gaming we have relatively limited experience selling our solutions in industries outside gaming apps, and there can be no assurance that our direct sales team will be effective in attracting customers in industries beyond gaming in line with our growth strategies.

In addition, sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller customers, such as longer sales cycles that average between four and six months but can extend up to twelve months for certain of our customers, more complex customer requirements, substantial upfront sales costs and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our solutions and those of our competitors prior to making a decision or may have specific compliance and product requirements that we may not meet. A number of factors influence the length and variability of our sales cycle, including the competitive nature of evaluation and approval processes, extensive tests and review of our technology capabilities, examination of our data security measurements and adherence with security requirements. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large customers typically taking longer to complete. Moreover, larger customers often begin to deploy our solution suites on a limited basis, but nevertheless may demand development and integration services, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our solutions widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our solutions by larger customers, our growth could be impaired.

If we do not successfully and efficiently manage our current and potential future growth, our business, financial condition and results of operations could be harmed.

In recent years, we have significantly grown the scale of our business, and the growth and expansion of our business places significant strain on our management and our operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality, and scaling our business, IT, financial, operating and administrative systems. There can be no assurance that we will appropriately allocate our resources in a manner that results in increased revenue or other growth in our business. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower dollar-based net expansion rates (as defined in “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics”), which would hurt our revenue growth and our reputation. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. Even if we are successful in our expansion efforts, they will be expensive and complex and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our business growth is dependent upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices.

Our business growth depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, which can connect to the Internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

•	inadequate network infrastructure to support advanced features beyond just mobile web access;

•	users’ concerns about the security of these devices;

•	inconsistent quality of cellular or wireless connections;

•	unavailability of cost-effective, high-speed Internet services;

•	changes in network carrier pricing plans that charge device users based on the amount of data consumed; and

•	new technology which is not compatible with our platform.

In particular, the increased usage of smartphones, tablets and other mobile connected devices is dependent upon user sentiment and the increased availability of such devices. Public opinion towards mobile connected devices and other similar technological advancements is rapidly evolving, and as such, our industries have faced criticism in the past. We cannot be certain that the public will continue to support new technologies, such as app-based gaming and advertising. If we lose public interest and support for mobile gaming and apps, it could have a material adverse effect on our business, financial condition and results of operation.

We saw a moderate increase in demand for certain of our products and solution suites following the implementation of shelter-in-place orders, as we believe these restrictions provided individuals more time to spend online and higher levels of user engagement within the mobile ecosystem. Although we are seeing an increase in time that users spend playing games, which results in more engagement with ads and has led to an increase in the use of our platform, there can be no assurance that this increase will continue once global shelter-in-place restrictions are lifted and the COVID-19 pandemic has subsided. Furthermore, while our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, its impact on our future growth and our results of operations is unknown, and we are unable to accurately predict any future impacts. There can be no assurance that the increases we have seen this year will continue over time whether during or after the COVID-19 pandemic.

In addition, the Internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it, which could interfere with the speed and availability of our platform. As a result, we could lose customers if the infrastructure is unable to support our platform or solution suites, which could have a material adverse effect on our business, financial condition and results of operations.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of applications or amount of content they download on these devices. If user adoption of mobile connected devices and user consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and our ability to become profitable.

If we are unable to further expand into the wider app economy or if our solutions for industries beyond gaming fail to achieve market acceptance, our growth and operating results could be adversely affected, and we may be required to reconsider our growth strategy.

Our growth strategy is based, in part, on expanding into industries that go beyond mobile gaming apps into the broader app economy. These industries are still in the early stages of development, and it is uncertain whether these types of apps will provide the opportunities for expansion that we currently expect, as well as how rapidly these opportunities may materialize, if at all.

Our success in expanding into these industries will depend, to a substantial extent, on our ability to scale our business to tailor our existing solution suites and products to these different types of apps, provide new and improve existing products to our new and existing customers and enable these customers to further monetize their apps across the ecosystem. Market acceptance of our solution suites and products for new customers outside of mobile gaming may not grow as we expect as a result of a number of factors, including the cost, performance and perceived value associated with our products and our ability to adapt to the differing sales and marketing requirements appropriate to most effectively address these industries. In addition, our ability to achieve widespread adoption of our products by new customers in industries beyond gaming may be affected by the entry and success of competitive products, including from larger competitors with greater resources that have historically addressed these industries with legacy products, and accordingly, have more brand recognition in these industries. If our products do not achieve widespread adoption in these other markets, our ability to grow our revenue may suffer.

We are dependent on the success of the gaming and mobile app ecosystem. Adverse events relating to this ecosystem, including events related to our customers or their apps, could have a negative impact on our business.

We are dependent on the success of the gaming and mobile app ecosystems to sustain and increase our business, including the success of our customers and their apps. Our customers are game and app developers, advertising networks, telecom operators, OEMs and others who use our solution suites to control their advertisements, publish their apps and games and monetize and generate growth of use of their apps and increase engagement with their users. As a result, our success depends in part on the gaming and mobile app ecosystem, which includes our current and potential new customers creating new apps and then using our products to market, sell and scale their apps, and then continue to use our products to further grow and monetize their apps as their apps continue to gain popularity. If a significant amount of our customers’ marketing and advertising efforts are unsuccessful or if a large amount of our customers experience a decrease in demand for their apps, our revenue could be reduced. The gaming and mobile app ecosystem is characterized by intense competition, rapid technological change and economic uncertainty and, as such, there is no guarantee that any of our customers’ apps will gain any meaningful traction with users. In addition, some of our solution suites are more reliant on certain customers and their ability to continue to use our solutions to engage with their users. While our large and diverse customer portfolio has helped to reduce the fluctuations in our revenue as a whole, we cannot assure you that the size and diversification of our customer portfolio will sufficiently mitigate this risk. If our customers fail to market and monetize their apps or devices using our solutions, and we are not able to maintain a diversified portfolio of customers, our business, financial condition and results of operations may be materially and adversely affected.

Our business is subject to risks generally associated with the mobile gaming industry.

81.6% of our 2020 revenue was derived from customers in the mobile gaming industry, and we rely to a significant extent on the health of the mobile gaming industry and the success of our customers’ games to maintain and increase our revenue. Accordingly, we are especially susceptible to market conditions and risks associated with the mobile gaming industry, including the popularity, price and timing of release of games, changes in consumer demographics, the availability and popularity of other forms of entertainment and public tastes and preferences, all of which are difficult to predict and are beyond our control. In order to be successful, our customers must also develop effective marketing strategies for games; expand and enhance games after their initial release; attract experienced game designers, product managers and engineers; and adapt to an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth, and varying processing power and screen sizes.

In addition, users may view games as a discretionary purchase. Although in periods of economic downturn time spent on gaming typically increases, if we experience a prolonged downturn as a result of the effects of COVID-19 or otherwise, users may reduce their discretionary spending on games, and our customers, in turn, may see an adverse effect on their business and reduce their usage of or lower their spending on our solution suites, which would adversely impact our revenue and financial condition. Economic conditions that negatively impact discretionary consumer spending, including inflation, slower growth, unemployment levels, tax rates, interest rates, energy prices, declining consumer confidence, recession and other macroeconomic conditions, including those resulting from COVID-19 and from geopolitical issues and uncertainty, could have a material adverse impact on our business, financial condition and results of operations.

If we or our competitors fail to detect or prevent fraud on our respective platforms, or malware intrusion into the systems or devices of customers and their users, customers could lose confidence in our or our competitors’ platforms, and we could face legal claims that could materially and adversely affect our reputation, business, financial condition and results of operations.

We and our competitors may be subject to fraudulent or malicious activities undertaken by persons or third parties seeking to use our or our competitors’ platforms for improper purposes. For example, someone may attempt to divert or artificially inflate mobile apps users’ actions recorded in our platform or to disrupt or manipulate the operation of the systems and devices of our customers and their users in order to misappropriate information, generate fraudulent billings or stage cyberattacks or for other illicit purposes. Bad actors may also introduce malware through our or our competitors’ platforms in order to commandeer or gain access to information of our customers or partners. For example, sophisticated bot-nets and other complex forms of “click fraud” might be used to generate fraudulent impressions and divert advertising revenue from the legitimate apps of our customers.

We may also be subject to fraud and other types of malicious activity by competitors for the purpose of manipulating the allocation of advertising budgets across our, or our competitors’ platforms. If we fail to detect such activity, this could divert advertising revenue from us to our competitors. We use third-party tools and proprietary technology to identify non-human traffic and malware, and we may reduce or terminate relationships with customers or partners that we find to be engaging in any such activities, which could adversely affect our revenue and harm our relationships with our other customers or partners. Although we continuously assess the quality and performance of advertising on customers’ digital media properties, it may be difficult to detect fraudulent or malicious activity, and we rely on our own and third-party tools, as well as the controls of our customers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and our competitors or others in our industry to improve processes for assessing the quality of customers’ inventory and controlling fraudulent activity. If we or our competitors fail to detect or prevent fraudulent or malicious activity of this sort, our reputation, or the broader reputation of our industry, could be damaged, and our customers may contest payment, demand refunds or fail to give us future business, or we could face legal claims from our customers. Even if we are not directly involved in fraud or malicious activity, any sustained failures of others in our industry to adequately detect and prevent fraud could materially and adversely affect the industry and its reputation, which would have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data or our platform, then our platform may be perceived as not secure, and our reputation may be harmed, our business operations may be disrupted, demand for our solution suites may be reduced and we may incur significant liabilities.

Operating our business platform involves the collection, storage and transmission of proprietary and confidential information, including personal information of our employees, customers and users of our customers’ products, our proprietary and confidential information and the confidential information we receive from our partners, customers and users. Our internal computer systems and those of our current and any future strategic collaborators, vendors and other contractors or consultants are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, and electrical failures. The security measures we take to protect this information may be breached as a result of cyber-attacks, computer malware, viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, electrical failures, social engineering (including, but not limited to, spear phishing and ransomware attacks), hacking and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states, organized crime, other criminal enterprises, individual actors and/or advanced persistent threat groups. In addition, we may experience intrusions on our physical premises by any of these threat actors.

Cyber incidents have become more prevalent in recent years and been increasing in sophistication and frequency. Incidents may include third parties attempting to gain access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code and other deliberate attacks and attempts to gain unauthorized access. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our network security or our website change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

For example, attempts by malicious actors to frequently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Our security measures could also be compromised by personnel, theft or errors or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Such incidents may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Security incidents could also damage our IT systems and our ability to make the financial reports and other public disclosures required of public companies.

We rely on third-party service providers to provide critical services that help us maintain, develop and deliver our solutions and operate our business. In the course of providing their services, these providers may support or operate critical business systems for us or store or process personal information and any of the same proprietary and confidential information that we handle. These service providers may not have adequate security measures and could experience a security incident that compromises the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could materially and adversely affect our business to the same degree as if we had experienced these occurrences directly, and we may not have recourse, or have limited recourse, from the responsible third-party service providers for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed and implemented systems and processes designed to protect the integrity, confidentiality and security of our customers’ and their users’ confidential and personal information under our control, we cannot guarantee that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, loss or unavailability of data which we may not be able to effectively restore, reduce demand for our products, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident, recover data if possible, and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and materially and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and third-party partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Pursuant to the California Consumer Privacy Act (the “CCPA”) (and the forthcoming California Privacy Rights Act (the “CPRA”)), if we experience a security breach, California consumers could bring a private right of action claiming the breach was the result of our violation of the duty to implement and maintain reasonable security procedures and practices, which could be costly and cause reputational harm. Similarly, there is an increasing risk of class actions in the United Kingdom and Europe. Security breaches could also result in enforcement actions by government or regulatory authorities alleging that we have violated laws that require us to maintain reasonable security measures and comply with mandatory disclosure requirements.

While we do have coverage for cybersecurity attacks, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. For example, some of our products are SOC 2 compliant, in order to meet the standards that our telecom operator customers require to prevent a security breach, and we may be requested by clients in the future to obtain SOC 2 compliance for additional products. Any increase in these costs will adversely affect our business, financial condition and results of operations.

Interruptions, performance problems or defects associated with our platform could diminish our brand, subject us to liability and may materially and adversely affect our business, financial condition and results of operations.

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platform at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Interruptions in the performance of our solution suites or any of our individual products, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our solution suites, our data or any of our individual products. We may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platform simultaneously, denial of service attacks or other security-related incidents.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our products within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our solution suites, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, significant costs of remedying these problems, significant costs of compensating customers to maintain our relationships and the diversion of our resources. In particular, certain of our customers, such as our telecom operator customers, rely on our platform to provide services to their users, and if there was any interruption, disruption, security breach or similar event, this could have a negative effect on our telecom operator customers’ reputations with their users, which would materially harm our relationships with these customers and could lead to us losing some, or all, of these customers, which would have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be materially and adversely affected.

Further, the technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors in our existing products or new products may be detected in the future by us or our users. We cannot assure you that our existing products and new products will not contain defects. Any such defects could result in loss of revenue and loss of customer confidence in our platform, even if only one of our products contained defects. Any real or perceived errors, failures, vulnerabilities or bugs in our solution suites or individual products could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business. If any of the foregoing occurred, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees. In particular, the founders who are members of our leadership team are critical to our overall management, as well as the continued development of our solutions, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing engineering team because of the complexity of our platform. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause, subject only to the notice periods prescribed by their respective agreements if done without cause. The loss of one or more members of our senior management or key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Israel and other areas in which we have offices, for data scientists, engineers experienced in designing and developing cloud-based platform products, research and development specialists and experienced sales professionals. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion in the number of our employees. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our customer service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be materially and adversely affected.

We rely upon third-party data centers and providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could materially and adversely affect our business, financial condition and results of operations.

We currently serve our customers from data centers in the United States and Ireland and other locations worldwide, which are operated by a third-party cloud hosting provider. We use various third- party cloud hosting providers, such as Amazon Web Services (“AWS”), to provide cloud infrastructure for our platform. Our platform relies on the operations of this infrastructure. Customers need to be able to access, send requests and receive communication from our platform at any time, without interruption or degradation of performance, and we provide some customers with service-level commitments with respect to uptime. In addition, our platform depends on the ability of these data centers and cloud infrastructure to allow for our customers’ configuration, architecture, features and interconnection specifications and to secure the information stored in these data centers. Any limitation on the capacity of our data centers or cloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our platform or serve our customers, which could materially and adversely affect our business, financial condition and results of operations. In addition, any incident affecting our data centers or cloud infrastructure that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks and other similar events beyond our control could negatively affect the cloud-based portion of our platform. A prolonged service disruption affecting our data centers or cloud-based services for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or incur additional costs under our customer and partner agreements or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

In the event that our service agreements relating to our data centers or cloud infrastructure are terminated or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform, loss of revenue from revenue-share and usage-based solutions, as well as significant delays and additional expense in arranging or creating new facilities and services or re-architecting our platform for deployment on a different data center provider or cloud infrastructure service provider, which could materially and adversely affect our business, financial condition and results of operations.

Health epidemics, including the current COVID-19 pandemic, could in the future have an adverse impact on our business, operations and the markets and communities in which we, our partners and customers operate.

Our business and operations could be materially and adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we and our customers operate. The COVID-19 pandemic has caused, and continues to cause, significant business and financial markets disruption worldwide, and there is significant uncertainty around the duration of this disruption on a global level, as well as the ongoing effects on our business.

We saw a moderate increase in demand for certain of our products and solution suites following the implementation of shelter-in-place orders. There can be no assurance that this increase will continue over time whether during or after the COVID-19 pandemic. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we may be unable to accurately forecast our revenue or financial results.

Further, as certain of our customers experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing concessions or seek renegotiations of their contracts and decrease their use of our products, any of which could have a material adverse effect on us. The COVID-19 pandemic has resulted in a dramatic increase in unemployment that could lead to users having less discretionary income to spend on games, which could have a negative impact on the mobile app industry. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect receivables from these parties. A decline in revenue or the collectability of our receivables could harm our business.

In addition, as the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. While our employees have been gradually allowed to return to our offices in accordance with the applicable local laws, we also have provided the flexibility to our employees to continue to work remotely as the COVID-19 pandemic wears on. We implemented further safeguards in the interest of the health and safety of our employees and customers, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and partners. Although our employees have continued to perform well despite working remotely, there is no guarantee that we will continue to be as effective while working remotely because our team is dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare or caring for family members who become sick), may become sick themselves and be unable to work or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Decreased effectiveness and availability of our team could adversely affect our results due to slowdowns in our sales cycles and recruiting efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, or other decreases in productivity that could seriously harm our business.

Furthermore, we may decide to postpone or cancel planned investments in our business in response to changes in our business as a result of the spread of COVID-19, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business. In addition, our facilities’ needs could evolve based on continuing changes and impact on work environments as a result of the COVID-19 pandemic, and we may not be able to alter our contractual commitments to accommodate such changes, which could cause us to incur additional costs or otherwise harm our business. More generally, the COVID-19 pandemic has materially and adversely affected economies and financial markets globally, which could decrease technology spending and materially and adversely affect demand for our platform.

The global impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business, operations or the global economy as a whole, particularly if the COVID-19 pandemic and related public health measures persist for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

If our customers do not obtain necessary and requisite consents from users for us to process their personal data, we could be subject to fines and liability.

Because we do not have direct relationships with users of some of our products, we rely on our customers to obtain the consent of the user on our behalf to process their data, and to implement any notice or choice mechanisms required under applicable laws, but if our customers do not follow this process (and in any event, as the legal requirements in this area continue to evolve and develop), we could be subject to fines and liability. We may not have adequate insurance or contractual indemnity arrangements to protect us against any such claims and losses.

The estimates of our market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at a similar rate, if at all.

The estimates of our market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Our expectations regarding potential future market opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our individual products and/or our solution suites. In addition, our expectations regarding future market opportunities are subject to uncertainties. Our ability to address those opportunities will depend on our developing solutions that are responsive to those particular industries’ and customers’ needs.

In addition, any expansion in our markets depends on a number of factors, including the cost, performance and perceived value associated with our products and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to achieve a substantial share of these markets or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of our future growth.

The Spin-Off of the assets of our Desktop business from ironSource Ltd. prior to the Transactions may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.

On December 31, 2020, we completed the spin-off of the assets of our Desktop business to TypeA Holdings Ltd., a newly formed company incorporated under the laws of Israel, (the “Spin-Off”) which is owned by our shareholders on a pro rata basis as of the date of the Spin-Off. The Spin-Off was effected through an asset transfer agreement in which each party undertook certain obligations with respect to tax caused by the Spin-Off and other liabilities of the other party. In connection with the Spin-Off, we obtained a ruling from the Israeli Tax Authority in accordance with Section 104B(f) of the Israeli Income Tax Ordinance (New Version), 5721 – 1961 (the “Ordinance”), in which the Israeli Tax Authority agreed that the transfer of the assets of our Desktop business to TypeA is not taxable to us as of the date of transfer (collectively, the “Spin-Off Ruling”). The Spin-Off Ruling is subject to our and our shareholders’ compliance with Section 104B(f) of the Ordinance, which includes a requirement that shareholders of ironSource Ltd. as of the date of the Spin-Off continue to hold at least 25% of the share capital of each of ironSource Ltd. and TypeA until December 31, 2022 (the “25% Requirement”). The 25% Requirement may be breached if, either as a result of transfers of shares by our shareholders of record as of the Spin-Off, or as a result of issuances of new shares by ironSource Ltd. or TypeA, our shareholders of record as of the spin-off hold less than 25% of our or TypeA’s share capital. Certain of our shareholders holding together approximately 81.7% of our ordinary shares (based on our outstanding share capital immediately prior to the Transactions) entered into a lock-up agreement restricting each such shareholder from transferring more than 50% of its shares in ironSource Ltd. or TypeA immediately after the Spin-Off until December 31, 2022 (the “Spin-Off Lockup”).

Under the terms of the Spin-Off Lockup, our shareholders that entered into the Spin-Off Lockup are permitted to transfer shares that exceed the 50% restriction contained in the Spin-Off Lockup in ironSource Ltd. or TypeA if they receive written consent from Tomer Bar-Zeev, in his capacity as a shareholder, and App Investments S.á.r.l. (the “CVC Vehicle”). Since we are not a party to the Spin-Off Lockup, we would not be able to prevent our shareholders from violating the terms of the 25% Requirement if they received consent to transfer their shares in excess of the 50% restriction. Should any shareholder obtain consent to transfer shares that exceed the 50% restriction, this could violate the terms of the 25% Requirement and subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability.

We cannot be certain that the applicable shareholders will comply with the Spin-Off Lockup or that the 25% Requirement will be otherwise complied with. In the event that either we or our shareholders of record as of the Spin-Off fail to comply with the Spin-Off Ruling, including the 25% Requirement, we may be subject to a significant tax liability arising from the Spin-Off, which would adversely affect our results of operations. Similarly, despite the Spin-Off, we may still be liable for events and circumstances occurring prior to the Spin-Off, which may have an adverse impact on our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, technology, platform, our acts or omissions under such agreements or other contractual obligations. Some of our agreements, and renewals of such agreements, provide for uncapped liability or incorporate carve outs for certain obligations and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our platform and materially and adversely affect our business, financial condition and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including clams on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

Acquisitions, strategic investments, partnerships and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute shareholder value and adversely affect our business, financial condition and results of operations.

We operate in a highly competitive environment for mergers and acquisitions. We have in the past, and may in the future, seek to acquire or invest in businesses, joint ventures or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. Although the significant majority of our revenue growth has been organic, we have completed several acquisitions since the year ended December 31, 2011, including the acquisition of Soomla Inc. in January 2021, and the acquisition of Luna Labs Limited in February 2021, among others, to further our goal of expanding our platform and abilities. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, solutions, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise.

We could also face risks related to liability for activities of the acquired company as conducted before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities and litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, users, former shareholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. These transactions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the impairment of goodwill, any of which could materially and adversely affect our results of operations. Any such dilutive issuances of equity securities may also draw us closer to violating the 25% Requirement for us or our shareholders as of the Spin-Off under the Spin-Off Ruling (see “—The Spin-Off of the assets of our Desktop business from ironSource Ltd. prior to the Transactions may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”). In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be materially and adversely affected or we may be exposed to unknown risks or liabilities.

Our operations are global in scope, creating a variety of operational and regulatory challenges.

Our operations are global in scope, with operations in Israel, the United States, the United Kingdom, China, South Korea, Japan and India, in addition to a sales presence and customers in multiple other countries. We are continuing to adapt to and develop strategies to address global markets, but we cannot assure you that such efforts will be successful. We expect that our global activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new global industries, which will require the dedication of management attention and financial resources.

Our current and future global business and operations involve a variety of risks, including:

•	slower than anticipated availability and adoption of our solutions by content creators, developers and telecom operators outside our core markets;

•	changes or instability in a specific country’s or region’s political, social or economic conditions, including in the United Kingdom as a result of its exit from the European Union;

•	the need to adapt and localize our platform for specific countries;

•	maintaining our company culture across all of our offices globally;

•	greater difficulty collecting accounts receivable and potential for longer payment cycles;

•	burdens of complying with a variety of foreign laws, including costs associated with legal structures, accounting, statutory filings and tax liabilities;

•	differing and potentially more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information;

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differing and potentially more onerous labor regulations and practices, especially in Europe and Israel, where labor laws are generally more advantageous to employees as compared to the United States including deemed hourly wage and overtime regulations in these locations or the existence of workers’ councils and labor unions;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, statutory equity requirements and compliance programs that are specific to each jurisdiction;

•	unexpected changes in trade relations, regulations, laws or enforcement;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure and legal compliance costs associated with multiple global locations and subsidiaries;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	higher levels of credit risk and payment fraud;

•	restrictions on the transfer of funds, such as limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	enhanced difficulties of integrating any foreign acquisitions;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	reduced or uncertain intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

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foreign government interference with our intellectual property that resides outside of Israel or the United States, such as the risk of changes in foreign laws that could restrict our ability to use our intellectual property outside of the foreign jurisdiction in which we developed it;

•	political instability, hostilities, war or terrorist activities;

•	exposure to liabilities under anti-corruption and anti-money laundering laws in the jurisdictions in which we operate; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

We rely on our current understanding of regional regulatory requirements pertaining to the marketing, advertising and promotion of our solution suites, and any material change in such regulations, or a finding that we did not properly understand such regulations, may materially and adversely impact our business, financial condition and results of operations.

Some portions of our business rely extensively on marketing, advertising and promoting our individual products and solution suites requiring us to have an understanding of the local laws and regulations governing our business. In the event that we have relied on inaccurate information or advice, and engage in marketing, advertising or promotional activities that are not permitted, we may be subject to penalties, restricted from engaging in further activities or altogether prohibited from offering our solutions in a particular territory, all or any of which will adversely impact our business, financial condition and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

While we have been profitable in the past, we cannot be certain that our operations will continue to generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. In particular, the current COVID-19 pandemic has caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition and results or operations. We have entered into a credit facility with Silicon Valley Bank (the “SVB Credit Agreement”) as the issuing lender together with other lenders, and these lenders’ rights will be senior to the rights of our shareholders. If we incur any additional debt, the debt holders would have rights senior to holders of shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares. Furthermore, if we issue additional equity securities, our shareholders will experience dilution, and the new equity securities could have rights senior to those of our Class A ordinary shares. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk that future issuances of debt or equity securities may reduce the value of our Class A ordinary shares and dilute their interests. Our inability to obtain adequate financing on terms satisfactory to us when we require it could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

Fluctuations in currency exchange rates could harm our operating results and financial condition.

We offer our solution suites to customers globally and have operations in Israel, the United States, the United Kingdom, China, South Korea, Japan and India. Although the majority of our cash generated from revenue is denominated in U.S. dollars, most of our operating expenses are incurred in Israel and denominated in Israeli New Shekels (“NIS”). As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as our operating expenses are translated from NIS into U.S. dollars. In particular, for the last two years ended December 31, 2020, there has been a significant decrease in the value of the U.S. dollar relative to the NIS, with the representative exchange rate having dropped from NIS 3.748 per U.S. dollar on December 31, 2018 to NIS 3.456 per U.S. dollar on December 31, 2019 to NIS 3.215 per U.S. dollar on December 31, 2020. If this trend continues, it could increase the U.S. dollar amount of our operating expenses significantly. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. Because we conduct business in currencies other than U.S. dollars but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially and adversely impact our financial condition and results of operations. To date, we have not engaged in currency hedging activities to limit the risk of exchange fluctuations and, as a result, our business, financial condition and results of operations could be materially and adversely affected by such fluctuations.

Seasonality may cause fluctuations in our sales and results of operations.

Our quarterly results of operations may vary significantly as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

Our insurance may not provide adequate levels of coverage against claims or we may be unable to find insurance with sufficient coverage at a reasonable cost.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, if we do not make policy payments on a timely basis, we could lose our insurance coverage, or if a loss is incurred that exceeds policy limits, our insurance provider could refuse to cover our claims, which could result in increased costs. If we are unable to make claims on our insurance, then we may be liable for any such claims, which could cause us to incur significant liabilities.

Further, insurance has become more expensive and difficult to find due to changes in the insurance market as well as the COVID-19 pandemic. Although we believe that we have adequate coverage, if we lose our insurance coverage and are unable to find similar coverage elsewhere or if rates continue to increase, it may have an adverse impact on our business, financial condition and results of operations.

Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our customers or partners in connection with commercial disputes, claims by users, claims or investigations brought by regulators or employment claims made by our current or former employees.

We are not currently a party to any pending or, to our knowledge, threatened litigation that will have a significant effect on our financial position or profitability. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war or terrorist attack, explosion or pandemic could impact our business. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Our global operations may subject us to uncertain adverse tax consequences.

Our corporate structure and associated transfer pricing policies contemplate future growth in global markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including Israel and the United States, to our global business activities, changes in tax rates, new or revised interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. New or revised tax laws may also impact the amount of taxes we pay in different jurisdictions; for example, possible new standards could be introduced by authorities in the countries in which we operate that place greater emphasis on customer or end-user locations or markets, may potentially result in increased tax liabilities. Furthermore, the tax authorities of jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions or disagree with our determinations as to the income or expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements may fail to reflect adequate reserves to cover such a contingency.

Our SVB Credit Agreement contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

The terms of our SVB Credit Agreement include a number of covenants that limit our ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell substantially all of our assets, pay dividends and make certain distributions, each subject to important and significant exceptions and limitations. On May 4, 2021, we and certain of our subsidiaries entered into an Escrow Agreement with lenders from time to time party thereto, Silicon Valley Bank, as administrative agent and Morrison & Foerster LLP, as escrow agent, pursuant to which we deposited a revolving facility credit agreement (the “RCF”), providing for a $350.0 million revolving commitment and related loan documents into escrow, to be released upon the consummation of the Transactions, payment of fees under the RCF, and the completion of certain ministerial closing conditions. As a condition to the effectiveness of the RCF, the Company will repay the obligations owed under the SVB Credit Agreement.

Our SVB Credit Agreement is secured by and, following its effectiveness, the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The terms of our SVB Credit Agreement and, following its effectiveness, the RCF, may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies which are not subject to such restrictions.

A failure by us to comply with the covenants specified in our SVB Credit Agreement and, following its effectiveness, the RCF, could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under our revolving credit facility and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under our SVB Credit Agreement and, following its effectiveness, the RCF, were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately materially and adversely affect our business, cash flows, results of operations and financial condition.

Risks Related to ironSource’s Regulation

In this section “we,” “us” and “our” refer to ironSource.

We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform relies on our ability to collect, use and share information of customers, users and others. These activities are regulated by a variety of federal, state, local and international privacy, data protection and data security laws and regulations, which have become increasingly stringent in recent years.

Most jurisdictions in which we or our customers operate have adopted, or are in the process of adopting, privacy, data protection and data security laws. In this regard, it is important to highlight the General Data Protection Regulation 2016/679 (“GDPR”), which went into effect in May 2018. The GDPR regulates the collection, control, processing, sharing, disclosure and other use of data relating to personal data. Further to the UK’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the UK at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the UK’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020, but subject to certain UK specific amendments) into UK law (referred to as the “UK GDPR”). The UK GDPR and the UK Data Protection Act 2018 set out the UK’s data protection regime, which is independent from but aligned to the GDPR. The GDPR, UK GDPR and national implementing legislation in European Economic Area (“EEA”) member states and the UK, impose a strict data protection compliance regime including:

•	providing detailed disclosure about how personal data is collected and processed and how data subjects can exercise their rights (in a concise, intelligible and easily accessible form);

•	demonstrating that an appropriate legal basis is in place or otherwise exists to justify data processing activities;

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granting new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability), as well as enhancing current rights such as data subject access requests;

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introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of personal data breaches that is likely to result in a risk to the rights and freedoms of individuals;

•	defining for the first time pseudonymized (key-coded) data;

•	imposing limitations on retention of personal data;

•	maintaining a record of data processing;

•	requiring appropriate technical and organizational measures to be implemented to ensure a level of security appropriate to the level of risk;

•	restricting transfers of personal data outside the EEA and UK unless an adequate transfer mechanism has been implemented to legitimize such transfers; and

•	complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

We are subject to the supervision of local data protection authorities in those EEA and UK jurisdictions where we are established or otherwise subject to the GDPR and the UK GDPR. Fines for certain breaches of the GDPR are significant, including fines up to the greater of €20 million or 4% of global turnover. In addition to the foregoing, a breach of the GDPR and the UK GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

The UK GDPR mirrors the fines under the GDPR including fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. These changes will lead to additional costs and increase our overall risk exposure.

As described in “—Risks Related to ironSource’s Regulation—We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.” recent decisions by the Court of Justice of the European Union, recent guidance from European data protection authorities and a new proposed ePrivacy Regulation, may further restrict our use of online tracking technologies which our solutions rely on. We have, at times, been subject to enquiries about our compliance with the GDPR, and we may also be subject to such enquiries and complaints in the future.

U.S. privacy and data security laws are also complex and changing rapidly. Many states have enacted laws regulating the online collection, use and disclosure of personal information and requiring companies implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities and/or credit reporting agencies of the occurrence of certain security breaches affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.

States have also begun to introduce more comprehensive privacy legislation. For example, California enacted the CCPA, which took effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020. The CCPA creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of sale of their personal information, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with data breach litigation. In addition to increasing our compliance costs and potential liability, the CCPA created restrictions on “sales” of personal information that may restrict the disclosure of personal information for advertising purposes. Our advertising business relies, in part, on such disclosure and could be materially and adversely affected by the CCPA’s restrictions.

We will also be subject to the forthcoming CPRA, which was passed into law on November 3, 2020 but will not take substantial effect until January 1, 2023. The CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information, such as increasing regulation on online advertising and particularly cross-context behavioral advertising. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The CPRA potentially results in further uncertainty and requires us to incur additional costs and expenses in an effort to comply.

Certain other state laws impose similar privacy obligations. We also expect that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for a new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Data privacy legislation restricts the cross-border transfer of personal data and some countries introduced data localization into their laws. Specifically, the GDPR, the UK GDPR and other European and UK data protection laws generally prohibit the transfer of personal data from the EEA, the UK and Switzerland, to the United States and most other countries unless the transfer is to an entity established in a country deemed to be provide adequate protection (such as Israel) or the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Where we transfer personal data outside the EEA or the UK to a country that is not deemed to be “adequate,” we ensure we comply with applicable laws including where we can rely on derogations (e.g. where the transfer is necessary for the performance of a contract) or we may put in place standard contractual clauses. We have previously also relied on relevant third parties’ Privacy Shield certifications.

Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, in a case known as Schrems II, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer.

In response to this decision, the data protection authority in Berlin, Germany has encouraged companies under its supervision to stop transfers of personal data to the United States and switch to service providers based in the European Union or other countries providing adequate data protection. Authorities in the United Kingdom and Switzerland may similarly issue guidance that precludes or complicates our lawful use of the Standard Contractual Clauses. There are few viable alternatives to the Standard Contractual Clauses, and the law in this area remains dynamic. These recent developments will require us to review and may require us to amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our solutions, the geographical location or segregation of our relevant systems and operations, may reduce demand for our solutions from companies subject to EU data protection laws and could materially and adversely affect our financial results.

Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our solutions and operating our business.

In addition, we are also subject to the Israeli Privacy Protection Law 5741-1981 (the “PPL”), and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017 (the “Data Security Regulations”), which came into effect in Israel in May 2018 and impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. In this respect, the Data Security Regulations may require us to adjust our data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings from time to time without any suspicion of any particular breach of the PPL, as the Israeli Privacy Protection Authority has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority that reveals certain irregularities with respect to our compliance with the PPL, we may need to take certain remedial actions to rectify such irregularities, which may increase our costs, but may also be exposed to administrative fines, civil claims (including class actions) and in certain cases, criminal liability.

Children’s privacy has been a focus of recent enforcement activity under longstanding privacy laws as well as privacy and data protection laws enacted in recent years. EU and UK regulators focus, among other things, on the processing of personal data relating to children, with increased enforcement pending as well as additional guidance. The Federal Trade Commission and state attorneys general have, in recent years, increased enforcement of the Children’s Online Privacy Protection Act (“COPPA”), which requires companies to obtain parental consent before collecting personal information from children under the age of 13 for purposes not permitted by COPPA. COPPA also sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13. In addition, the GDPR and UK GDPR address the processing of children’s personal data, and specifically require that if processing of personal data of individuals is based on such individuals’ consent, and such individuals are children under the age of 13 to 16 (depending on the specific legislation of the UK or each EU member state), parental consent must be obtained. In addition, the CCPA requires companies to obtain the consent of children in California under 16 (or parental consent for children under 13) before selling their personal information. We have been subject to claims related to the privacy of minors predicated on COPPA and other privacy laws, and we may in the future face claims under COPPA, the GDPR, the UK GDPR, the CCPA or other laws relating to children’s privacy.

Apart from the requirements of privacy, data protection and data security laws, we have obligations relating to privacy, data protection and data security under our published policies and documentation, contracts and applicable industry standards. Although we endeavor to comply with these obligations, we may have failed to do so in the past and may be subject to allegations that we have failed to do so or have otherwise processed data improperly. We could be subject to enforcement action or litigation alleging that our methods of data collection or our other data processing practices violate our published policies, federal or state laws prohibiting unfair or deceptive business practices or other privacy laws.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information, and may adopt internal policies that limit their use of our platform. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards upon which we may be legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

Various jurisdictions around the world continue to propose new laws that regulate the privacy and/or security of certain types of personal data. Complying with these laws, if enacted, would require significant resources and leave us vulnerable to possible fines and penalties if we are unable to comply. Our obligations under privacy and data security laws, our contracts and applicable industry standards (including requirements by operating system platforms or app stores) are increasing, becoming more complex and changing rapidly, which has increased and may continue to increase the cost and effort required to comply with them. The privacy and data security compliance challenges we and our customers face in the EU, the UK, the United States and other jurisdictions may also limit our ability to operate, or offer certain product features, in those jurisdictions, which could reduce demand for our solutions from customers subject to their laws. We may also be required to adapt our solutions in order to comply with changing regulations. Despite our efforts, we may not be successful in achieving compliance with these rapidly evolving requirements. We could be perceived to be in non-compliance with applicable privacy laws, especially when acquiring new companies and before we have completed our gap analysis and remediation. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil, criminal or administrative penalties for us or company officials; obligations to cease offering or to substantially modify our solutions in ways that make them less effective in certain jurisdictions; negative publicity; harm to our brand and reputation and reduced overall demand for our solutions or reduced revenue. Such occurrences could materially and adversely affect our business, financial condition and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.

We are subject to a variety of laws internationally that affect our business, including laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, tax, export and national security, tariffs, anti- corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make any of our solutions less attractive to our customers or cause us to change or limit our ability to sell our solutions. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.

In particular, as a result of the global and advertising technology focused nature of our business, we are potentially subject to a number of laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, there are ongoing academic, political and regulatory discussions in the United States, the EU, the UK, Australia and other jurisdictions regarding whether certain game mechanisms, such as “loot boxes,” and game genres should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. For example, in December 2017, Apple updated its terms of service to require publishers of applications that include loot boxes to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. In the event that Apple, Google, or any other Provider changes its developer terms of service to include more onerous requirements or if any Provider were to prohibit the use of loot boxes, or similar monetization products, in games distributed in apps, our customers would be required to redesign the economies of their affected games, which would harm our customers and could negatively impact our revenue.

Further, new regulation by the U.S. federal government and its agencies, such as the Federal Trade Commission, U.S. states and state agencies or foreign jurisdictions, interpretations of such regulations and enforcement actions by federal and state agencies which may vary significantly across jurisdictions, could require that certain game content, including advertising, be modified or removed from games, increase the costs of operating our solutions or our customer’s games and apps, impact user engagement and thus the functionality and effectiveness of our solutions or otherwise harm our business performance.

It is difficult to predict how existing or new laws may be applied. If we become liable, directly or indirectly, under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our solutions, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy Directive, directs EU member states to ensure that accessing information stored on an Internet user’s computer or device, such as device identifiers and other similar technologies, is allowed only if the user has been informed about such access and, depending on the nature of the technology, given his or her consent. The ePrivacy Directive has generally been given effect to by national laws in the EU (“EU ePrivacy Laws”). A recent ruling by the CJEU clarified that such consent must be reflected by an affirmative act of the user, and EU and UK regulators are increasingly focusing on compliance with requirements in the online digital advertising ecosystem, as evidenced by recent announcements of significant fines relating to the use of cookies. The GDPR also imposes further conditions on obtaining valid consent, which applies to the processing of personal data. A replacement for the ePrivacy Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users in the EU. Though still subject to debate, the proposed ePrivacy Regulation may further raise the bar for the collection of device identifiers, and the fines and penalties for breach may be significant. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and platform to obtain user opt-in for the collection of device identifiers or develop or obtain additional tools and technologies to compensate for a lack of device identifiers, in compliance with the ePrivacy Directive. In addition, further to the UK’s exit from the EU on December 31, 2021, access to a user’s technical information (as described above in this paragraph) will be subject to local UK laws (i.e. The Privacy and Electronic Communications Regulations 2003 (“PECR”)). Also, the UK has implemented laws around the collection of user technical information under the UK GDPR which are closely aligned with EU privacy laws.

As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the U.S. Federal Trade Commission, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis since passage of the CCPA as its regulations contemplate browser-based or similar “Do Not Sell” signals. If a “Do Not Track,” “Do Not Sell” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal or foreign legislation, or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected. Additionally, once the CPRA is in effect, if consumers increase their usage of “Do Not Sell” signals, this would reduce our ability to use their data for certain advertising purposes, and as a result our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected.

Increased transparency into the collection and use of data for digital advertising introduced both through features in devices and regulatory requirements, such as the GDPR, UK GDPR, the CCPA and EU ePrivacy laws and the UK’s PECR, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to block the collection and use of data about them.

It is also possible that a number of laws and regulations may be adopted or construed to apply to us or our customers in the United States and elsewhere that could restrict the online and mobile industries, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust, and our solutions or components thereof may be deemed or perceived illegal or unfair practices. Furthermore, the growth and development of in-app advertisement and mobile monetization strategies may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as us and our customers conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, labeling of free-to-play games or regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover games made with, or utilizing, our solutions and the revenue that we receive from our solutions. If that were to occur, we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs.

In addition, any failure or perceived failure by us to comply with any laws, regulatory requirements, legal obligations, or policies relating to privacy, data protection, data security, or consumer protection may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups, or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. The cost of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the demand for, our solutions. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Further, governmental agencies in any of the countries in which we, our customers or users are located, such as China, could choose to block access to or require a license for our platform, any of our solutions, our website, our customers’ mobile applications, third-party operating system platforms and app stores that we depend upon to operate our solutions or the Internet generally for a number of reasons, including security, confidentiality or regulatory concerns. Users generally need to access the Internet and also platforms, such as the Apple App Store and the Google Play Store, to play games published or operated using our solutions. In addition, companies may adopt policies that prohibit their employees from accessing our solutions that users need in order to play games created or operated using our platform. If companies or governmental entities block, limit or otherwise restrict customers from accessing our solutions or users from playing games published or advertised on our platform, our business could be negatively impacted, our customers’ users could decline or grow more slowly, and our financial condition and results of operations could be materially and adversely affected.

Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may lessen the growth of mobile apps and gaming, as well as increase our costs of operation or limit our ability to operate or expand our business. Failure to comply with the applicable regulatory requirements could also result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources and reputational harm, any of which could materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities.

We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 57373-1977, the Israeli Prohibition on Money Laundering Law, 5760-2000 and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third- party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems, and controls designed to promote compliance with applicable anti-corruption laws.

As we increase our global sales and business, we may engage with business partners and third- party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

Our customers may have users in countries that are subject to U.S. economic sanctions laws and regulations administered by OFAC, the Israeli Trade with the Enemy Ordinance, 1939 and sanction laws of the EU and other applicable jurisdictions, which may prohibit the sale of products or provision of services to embargoed jurisdictions (“Sanctioned Countries”) or sanctioned parties. We have taken steps to avoid having customers in Sanctioned Countries and have implemented various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, due to the remote nature of our solutions and the potential for manipulation using VPNs, we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations in the future. If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.

Our amended and restated articles of association to be effective upon the closing of the Business Combination provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act, which may limit the ability of our shareholders to initiate litigation against us or increase the cost thereof.

Our amended and restated articles of association to be effective upon the closing of the Business Combination provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Risks Related to ironSource’s Intellectual Property

In this section “we,” “us” and “our” refer to ironSource.

If we fail to adequately maintain, protect or enforce our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our intellectual property rights, including those in our proprietary know-how and technology. We rely on a combination of copyrights, trade secret and other intellectual property laws as well as contractual restrictions to establish and protect our intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us will be adequate to prevent infringement, misappropriation or other violation of our intellectual property rights.

While software and other of our proprietary works may be protected under copyright law, we have not registered any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

Policing unauthorized use of our know-how, technology and intellectual property is difficult, costly, time-consuming and may not be effective. Third parties may knowingly or unknowingly infringe our proprietary rights. In addition, third parties may challenge proprietary rights held by us, and our pending and future trademark and patent applications may not be approved. These claims may result in restrictions on our use of our intellectual property or the conduct of our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights.

Although we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and invention assignment agreements with our employees and consultants and entering into confidentiality agreements with the parties with whom we share our confidential information, these agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto, and may not be effective in controlling access to and distribution of our solutions or technology, and our confidential information or provide an adequate remedy in the event of unauthorized use of our solutions or technology or unauthorized access, use or disclosure of our confidential information. Some of the provisions of our agreements that protect us against unauthorized use, copying, transfer, and disclosure of our solutions, may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. We cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions. Any unauthorized disclosure or use of our trade secrets or other confidential proprietary information could make it more expensive to do business, thereby harming our operating results.

Circumstances outside our control could also pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our product offerings or platforms are accessible. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. In addition, changes in the law or adverse court rulings in countries where we have outsourced research and development centers may affect our intellectual property rights, including with respect to ownership, distribution and use of such intellectual property.

Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use, infringement or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. We may be required to incur significant expenses in registering, monitoring and protecting our intellectual property rights. Any litigation could result in significant expense to us, including the diversion of management’s time, and may not ultimately be resolved in our favor. Any of these events could seriously harm our business.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

There is considerable intellectual property development and enforcement activity in our industry. We expect that app developers in our industry will increasingly be subject to infringement claims as the number of competitors grows and the functionality of platforms, products and services in different industries overlap. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. There is a risk that our operations, platform or individual solutions, whether created in-house or purchased from time to time through mergers or acquisitions, may infringe or otherwise violate, or be alleged to infringe or otherwise violate, the intellectual property rights of third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

•	require costly litigation to resolve and the payment of substantial royalty or license fees, lost profits or other damages;

•	require and divert significant management time;

•	cause us to enter into unfavorable royalty or license agreements;

•	require us to discontinue some or all of the features, integrations, capabilities or games available on our platform;

•	require us to indemnify our merchants or third-party service providers; and/or

•	require us to expend additional development resources to redesign our platform or individual solutions.

Any of the foregoing could materially and adversely affect our business, prospects, financial condition and results of operations.

Our platform contains third-party open source software components, which may pose particular risks to our proprietary software, technologies and solutions in a manner that could negatively affect our business.

Our platform contains software modules by third-party authors that are publicly available under “open source” licenses, and we expect to use open source software in the future. We have engaged a third-party software solution to assist with managing our use of open source software, including tracking the use of open source in our platform, monitoring license compliance and compliance with our open source policy. However, we could still be subjected to claims of infringement and other possible action. Use and distribution of open source software may entail greater risks than use of third- party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay introductions of new solutions, result in a failure of any of our solutions and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. While our open source policy and third-party software solution are meant to prevent such misuse, there can be no assurance that such incidents would not occur. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our solutions. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products or platforms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our solutions on terms that are not economically feasible, to re-engineer our solutions, to discontinue or delay the provision of our solutions if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to ironSource’s Class A Ordinary Shares

In this section “we,” “us” and “our” refer to ironSource.

The price of our Class A ordinary shares may be volatile, and the value of our Class A ordinary shares may decline.

We cannot predict the prices at which our Class A ordinary shares will trade. The price of our Class A ordinary shares may not bear any relationship to the market price at which our Class A ordinary shares will trade after the Transactions or to any other established criteria of the value of our business and prospects, and the market price of our Class A ordinary shares following the Transactions may fluctuate substantially and may be lower than the price agreed by TBA with ironSource in connection with the Transactions. In addition, the trading price of our Class A ordinary shares following the Transactions is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A ordinary shares as you might be unable to sell your shares at or above the price you paid in the Transactions. Factors that could cause fluctuations in the trading price of our Class A ordinary shares include the following:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our solutions;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our platform;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	sales of our Class A ordinary shares by us or our shareholders, including any sales of Class B ordinary shares, which will automatically convert into Class A ordinary shares upon transfer;

•	significant data breaches, disruptions to or other incidents involving our platform;

•	our involvement in litigation;

•	conditions or developments affecting the gaming industry;

•	future sales of our Class A ordinary shares by us or our shareholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of Class A our ordinary shares;

•	changes in the anticipated future size and growth rate of our markets;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	general economic and market conditions; and

•	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our Class A ordinary shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of TBA’s securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business

Combination can vary due to general economic conditions and forecasts, TBA’s general business condition and the release of TBA’s financial reports. Additionally, if our securities become delisted from NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on NYSE and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The dual class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

The dual class structure of our ordinary shares has the effect of concentrating voting power with our management and other existing shareholders, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B ordinary shares have five votes per share, and our Class A ordinary shares have one vote per share. Upon the closing of the Transactions, and assuming no redemption of TBA ordinary shares, members of our management will collectively hold approximately 33.12% of the voting power of our outstanding ordinary shares, and our other existing shareholders will collectively hold approximately 56.74% of the voting power of our outstanding ordinary shares. Accordingly, although there are no voting agreements among members of our management or between them and other shareholders, upon the closing of the Transactions, our management and other existing shareholders will together hold all of our issued and outstanding Class B ordinary shares and therefore, individually or together, will be able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger or other major corporate transactions that require shareholder approval. Our management and other existing shareholders, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately materially and adversely affect the market price of our Class A ordinary shares. Future transfers by the holders of Class B ordinary shares will result in those shares converting into Class A ordinary shares, subject to limited exceptions. For information about our dual class structure, see “Description of ironSource’s Share Capital and Articles of Association.”

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A ordinary shares, the price of our Class A ordinary shares could decline.

The trading market for our Class A ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our Class A ordinary shares could decline. Moreover, the price of our Class A ordinary shares could decline if one or more securities analysts downgrade our Class A ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A ordinary shares to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period to enable us to comply with certain new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the Transactions; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three- year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our Class A ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares, and our share price may be more volatile.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Transactions, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we intend to furnish proxy statements and quarterly financial information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to NYSE rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A ordinary shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A ordinary shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

If a United States person is treated as owning at least 10% by vote or value of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

Because our group consists of one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries will be treated as “controlled foreign corporations,” (“CFCs”) as such term is defined in Section 957 of the Code, regardless of whether or not we are treated as a CFC. If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of our shares entitled to vote or at least 10% of the total value of shares of all classes of our shares, such person may be treated as a “United States shareholder” with respect to each CFC in our group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not we make any distributions of profits or income of such CFC to such United States shareholder. If you are treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject you to significant monetary penalties and may extend the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due. Additionally a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist holders of our shares in determining whether we or any of our non-U.S. subsidiaries are treated as CFCs or whether any holder of the Class A ordinary shares is treated as a United States shareholder with respect to any such CFC, nor do we expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Class A ordinary shares.

If we or any of our subsidiaries are characterized as a PFIC for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the 2020 composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

Risks Related to ironSource’s Incorporation and Location in Israel

In this section “we,” “us” and “our” refer to ironSource.

Conditions in Israel could materially and adversely affect our business.

Many of our employees, including our founders and certain members of our management team, operate from our headquarters that is located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of property damage and certain direct and indirect damages that are caused by terrorist attacks or acts of war, such coverage would likely be limited, may not be applicable to our business (either due to the geographic location of our offices or the type of business that we operate) and may not reinstate our loss of revenue or economic losses more generally. Furthermore, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on the expansion of our business, financial condition and/or our results of operations. In addition, a campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also materially and adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management. Such disruption could materially and adversely affect our business, financial condition and results of operations.

The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We believe that we are eligible for certain tax benefits provided to a “Preferred Technological Enterprise” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Investment Law”). In order to remain eligible for the tax benefits provided to a “Preferred Technological Enterprise” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income from the Preferred Technological Enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies has been 23% since 2018. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations—Israeli Tax Considerations.”

Our amended and restated articles of association contain a forum selection clause for substantially all disputes between us and our shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against us, our directors, officers and other employees. Enforcement of a U.S. judgment against us or our officers and directors in Israel or the United States, or assertion of a

U.S. securities laws claim in Israel or serving process on our officers and directors, may also be difficult.

Under our amended and restated articles of association, to be effective upon the closing of the Transactions, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law, 5759-1999 (the “Companies Law”), or the Israeli Securities Law, 1968 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in our amended and restated articles of association will not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us, our directors, officers and employees.

Another obstacle towards assertion of claims against us or our directors or officers is the fact that most of them are not residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may therefore be difficult to effect within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. directors and executive officers, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. An Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liability.”

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our Class A and Class B ordinary shares are governed by our amended and restated articles of association to be effective upon the closing of the Transactions and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical

U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward the Company and other shareholders and to refrain from abusing his, her or its power in the Company, including, among other things, in voting at the general meeting of shareholders on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of the Transactions may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of the Transactions could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Class A ordinary shares. Among other things:

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the Companies Law regulates the methods and processes by which mergers and acquisitions may be consummated and requires tender offers for acquisitions of shares (or separate classes of shares) or voting rights above a specified threshold percentage of shares in a company (subject to certain conditions);

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the Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our amended and restated articles of association to be effective upon the closing of the Transactions divide our directors into three classes, each of which is elected once every three years;

•	our amended and restated articles of association to be effective upon the closing of the Transactions generally require a vote of the holders of a majority of our outstanding ordinary shares entitled

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to vote present and voting on the subject matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of at least 65% of the total voting power of our shareholders;

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our dual class ordinary share structure, which provides our management and our existing shareholders, individually or together, with the ability to significantly influence the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of our outstanding Class A ordinary shares and Class B ordinary shares;

•	our amended and restated articles of association to be effective upon the closing of the Transactions do not permit a director to be removed except by a vote of the holders of at least

65% of the total voting power of our shareholders and any amendment to such provision shall require the approval of at least 65% of the total voting power of our shareholders; and

•	our amended and restated articles of association to be effective upon the closing of the Transactions provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a restrictive period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if the shares have not been disposed.

Risks Related to the Business Combination

TBA may not have sufficient funds to consummate the Business Combination.

As of March 22, 2021, TBA had approximately $2.2 million available to it outside the Trust Account to fund its working capital requirements. If TBA is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to TBA in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to TBA upon completion of the Business Combination. If TBA is unable to consummate the Business Combination because it does not have sufficient funds available, TBA will be forced to cease operations and liquidate the Trust Account. Consequently, TBA’s public shareholders may receive less than $10 per share.

If the PIPE Investment is not consummated and ironSource does not waive the minimum Aggregate Transaction Proceeds, the Business Combination may be terminated.

As a condition to closing the Business Combination, the Merger Agreement provides that the Aggregate Transaction Proceeds must equal or exceed $1,300,000,000 (the “Minimum Aggregate Transaction Proceeds Condition”). Since the amount in the trust account is less than $1,300,000,000, the funds from the PIPE Investment is required in order to consummate the Business Combination, unless such condition is waived. While the PIPE Investors have entered into the Investment Agreements to purchase an aggregate of up to approximately $1,300,000,000 immediately prior to the Closing, there can be no assurance that such parties to the Investment Agreements will perform their obligations under the Investment Agreements. If the PIPE Investment is not consummated and ironSource does not waive the Minimum Aggregate Transaction Proceeds Condition, the Business Combination may be terminated.

If TBA’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their TBA Ordinary Shares into a pro rata portion of the Trust Account.

TBA shareholders holding public shares may demand that TBA convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the extraordinary general meeting. To demand redemption rights, TBA shareholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to TBA’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of TBA Shareholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that TBA cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that TBA have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the ironSource Class A ordinary shares be approved for listing on NYSE subject only to official notice of issuance thereof, receipt of shareholders approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of TBA’s and ironSource’s representations and warranties made in the Merger Agreement, the non-termination of the Merger Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either TBA or ironSource may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination.”

The exercise of TBA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TBA’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require TBA to agree to amend the Merger Agreement, to consent to certain actions taken by ironSource or to waive rights that TBA is entitled to under the Merger Agreement. Waivers may arise because of changes in the course of ironSource’s business, a request by ironSource to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on ironSource’s business and would entitle TBA to terminate the Merger Agreement in accordance to its terms. In any of such circumstances, it would be at TBA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for TBA and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TBA does not believe there will be any changes or waivers that TBA’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, TBA will circulate a new or amended proxy statement/prospectus and resolicit TBA’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.

Because TBA is incorporated under the laws of the Cayman Islands and ironSource is incorporated under the laws of the State of Israel, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.

TBA is an exempted company incorporated under the laws of the Cayman Islands and ironSource is a corporation organized under the laws of the State of Israel. As a result, it may be difficult for investors to effect service of process within the United States upon TBA’s and/or ironSource’s directors or officers, or enforce judgments obtained in the United States courts against TBA’s and/or ironSource’s directors or officers.

TBA’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Cayman Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. TBA is also subject to the federal securities laws of the United States. The rights of TBA shareholders to take action against TBA’s directors, actions by minority TBA shareholders and the fiduciary responsibilities of TBA’s directors to TBA shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of TBA shareholders and the fiduciary responsibilities of TBA’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

TBA has been advised by Maples and Calder (Cayman) LLP, TBA’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

ironSource was incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by ironSource’s amended and restated articles of association (as the same may be supplemented or amended from time to time) and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. See “Risk Factors—Risks Relating to ironSource’s Incorporation and Location in Israel—Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.”

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. See “Risk Factors—Risks Related to ironSource’s Incorporation and Location in Israel—Our amended and restated articles of association contain a forum selection clause…” and “Enforceability of Civil Liability.” Furthermore, ironSource’s amended and restated articles of association will include an exclusive forum provision that requires that securities claims will be brought solely in U.S. federal courts.

As a result of all of the above, TBA shareholders and shareholders of ironSource may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

Future resales of the ironSource Class A ordinary shares issued in connection with the Business Combination may cause the market price of the ironSource Class A ordinary shares to drop significantly, even if ironSource’s business is doing well.

Certain shareholders of ironSource, the Sponsor and certain directors of TBA who hold TBA Ordinary Shares have entered into support agreements with ironSource and TBA. Pursuant to such support agreements, such ironSource shareholders and TBA shareholders have agreed that, during the applicable lock-up period, they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any share or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Support Agreement). Additional shareholders of ironSource, including shareholders who are parties to the Shareholders Rights Agreement, are expected to enter into similar arrangements. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Support Agreements.”

Further, concurrently with the closing of the Transactions under the Merger Agreement, the Sponsor will enter into a Joinder to Shareholders Rights Agreement, which will provide the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by ironSource after the closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Second Amended and Restated Shareholders Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement ironSource files pursuant to the above-referenced Shareholders Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the ironSource shareholders may sell large amounts of ironSource Class A ordinary shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the ironSource Class A ordinary shares or putting significant downward pressure on the price of the ironSource Class A ordinary shares. Further, sales of ironSource Class A ordinary shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of ironSource Class A ordinary shares could have a tendency to depress the price of the ironSource Class A ordinary shares, which could increase the potential for short sales.

Additionally, through the Investment Agreements, ironSource has agreed with the PIPE Investors to register the PIPE Shares on a resale registration statement following the closing of the Transactions. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of TBA’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for ironSource Class A ordinary shares may lead to downward pressure on the market price of the ironSource Class A ordinary shares.

We cannot predict the size of future issuances of ironSource Class A ordinary shares or the effect, if any, that future issuances and sales of shares of ironSource Class A ordinary shares will have on the market price of the ironSource Class A ordinary shares. Sales of substantial amounts of ironSource Class A ordinary shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of ironSource Class A ordinary shares.

TBA’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

TBA’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, TBA’s board of directors and management conducted due diligence on ironSource and researched the industry in which ironSource operates and concluded that the Business Combination was fair to and in the best interest of TBA and its shareholders. Accordingly, investors will be relying solely on the judgment of TBA’s board of directors and management in valuing ironSource’s business, and TBA’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact TBA’s ability to consummate the Business Combination or materially and adversely affect ironSource’s liquidity following the consummation of the Business Combination.

TBA and ironSource will incur significant transaction and transition costs in connection with the Business Combination.

TBA and ironSource have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. ironSource may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by ironSource following the Closing.

Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s ordinary share price, which could cause you to lose some or all of your investment.

Although TBA has conducted extensive due diligence on ironSource, TBA cannot assure you that this diligence will surface all material issues that may be present in ironSource’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ironSource’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if TBA’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with TBA’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject as a result of assuming pre-existing debt held by ironSource’s business or by virtue of the combined company obtaining post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The ironSource Class A ordinary shares to be received by TBA’s shareholders as a result of the Business Combination will have different rights from TBA Ordinary Shares.

Following completion of the Business Combination, TBA’s shareholders will no longer be shareholders of TBA but will instead be shareholders of ironSource. There will be important differences between your current rights as a TBA shareholder and your rights as an ironSource shareholder. See “Comparison of Rights of ironSource Shareholders and TBA Shareholders” for a discussion of the different rights associated with the ironSource Class A ordinary shares.

TBA’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, TBA’s shareholders will own a smaller percentage of the combined company than they currently own of TBA. At the Closing, assuming no holder of TBA Ordinary Shares exercises redemption rights as described in this proxy statement/prospectus, and based on current estimates of transaction expenses, existing ironSource shareholders would hold approximately 77% of the issued and outstanding ironSource Class A ordinary shares and current shareholders of TBA (including the Sponsor) would hold approximately 11% of the issued and outstanding ironSource Class A ordinary shares and PIPE Investors will hold approximately 12% of the issued and outstanding ironSource Class A ordinary shares. Consequently, TBA’s shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in TBA.

ironSource may issue additional ironSource Class A ordinary shares or other equity securities without seeking approval of the ironSource shareholders, which would dilute your ownership interests and may depress the market price of the ironSource Class A ordinary shares.

Upon consummation of the Business Combination, ironSource may choose to seek third party financing to provide additional working capital for the ironSource business, in which event ironSource may issue additional equity securities. Following the consummation of the Business Combination, ironSource may also issue additional ironSource Class A ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional ironSource Class A ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	ironSource’s existing shareholders’ proportionate ownership interest in ironSource will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding ironSource ordinary share may be diminished; and

•	the market price of the ironSource Class A ordinary shares may decline.

TBA’s current directors’ and executive officers’ affiliates own TBA Ordinary Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares and Private Placement Shares held by the Sponsor and TBA’s directors and officers, which were acquired prior to and concurrently with the TBA IPO for an aggregate purchase price of $25,000 and $24,000,000, respectively, would be worthless because the holders thereof are not entitled to participate in any redemption or liquidating distribution with respect to such Founder Shares and/or Private Placement Shares. On the other hand, if the Business Combination is consummated, each outstanding Founder Share and Private Placement Share will convert into one ironSource Class A ordinary share, subject to adjustment described herein, at the closing. Such shares had an aggregate market value of $253.5 million and $24.3 million, respectively, based upon the closing price of $10.14 per share on NYSE on May 17, 2021.

These financial interests may have influenced the decision of TBA’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of TBA’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

The Sponsor, an affiliate of current officers and directors of TBA, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced TBA’s board of directors’ decision to pursue the Business Combination and TBA’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by TBA on or before January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date), the Sponsor, an affiliate of current officers and directors of TBA, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TBA for services rendered or contracted for or for products sold to TBA, but only if such a vendor or target business has not executed a waiver agreement. If TBA consummates a business combination, on the other hand, TBA will be liable for all such claims. TBA has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to TBA.

These obligations of the Sponsor may have influenced TBA’s board of directors’ decision to pursue the Business Combination with ironSource or TBA’s board of directors’ decision to approve the Business Combination. In considering the recommendations of TBA’s board of directors to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

TBA’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to TBA’s public shareholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, TBA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While TBA currently expects that its independent directors would take legal action on TBA’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that TBA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If TBA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to TBA’s public shareholders may be reduced below $10.00 per share.

Activities taken by existing TBA shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the TBA Ordinary Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding TBA or its securities, TBA, the Sponsor, TBA’s officers and directors, ironSource, the ironSource officers and directors and/or their respective affiliates may purchase TBA Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire TBA Ordinary Shares or vote their TBA Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding TBA Ordinary Shares and ensure that TBA has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the TBA Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase TBA Ordinary Shares at a price lower than market and may therefore be more likely to sell the TBA Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.

In addition, if such purchases are made, the public “float” of the ironSource Class A ordinary shares following the Business Combination and the number of beneficial holders of ironSource ordinary shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of ironSource securities on NYSE or another national securities exchange or reducing the liquidity of the trading market for the ironSource Class A ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either TBA or ironSource may refuse to complete the Business Combination if certain types of changes or conditions that constitute a failure of a representation to be true and correct exert a material adverse effect upon the other party between the signing date of the Merger Agreement and the planned closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on ironSource or TBA, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in GAAP, or the authoritative interpretation of GAAP; or

•	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Merger Agreement.

Furthermore, TBA or ironSource may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of ironSource’s ordinary shares may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, TBA expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially and adversely affect the benefits that TBA expects to achieve from the Business Combination.

TBA and ironSource have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of ironSource’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate ironSource and your investment decision.

ironSource and TBA have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of TBA and ironSource, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of TBA following the Business Combination. Certain adjustments and assumptions have been made regarding TBA after giving effect to the Business Combination. ironSource and TBA believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect TBA’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect ironSource’s results of operations and financial condition and the actual financial condition and results of operations of ironSource following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or ironSource’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by ironSource. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of ironSource and TBA and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of ironSource’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for ironSource’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If TBA is unable to complete the Business Combination or another business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such other date as approved by TBA shareholders through approval of an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, TBA public shareholders may only receive $10 per share (or less than such amount in certain circumstances).

If TBA is unable to complete the Business Combination or another business combination within the required time period, TBA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TBA to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding TBA public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TBA’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to TBA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, TBA public shareholders may only receive $10 per share. In certain circumstances, TBA public shareholders may receive less than $10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over TBA in negotiating a business combination, TBA’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for TBA shareholders.

Any potential target business with which TBA enters into negotiations concerning an initial business combination will be aware that, unless TBA amends its existing charter to extend its life and amend certain other agreements it has entered into, then TBA must complete its initial business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date). Consequently, if TBA is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if TBA does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as TBA gets closer to the timeframe described above. In addition, TBA may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, TBA may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by TBA, third parties may bring claims against TBA and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10 per share.

Under the terms of the TBA Articles, TBA must complete the Business Combination or another business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (unless such date is extended by TBA’s shareholders) or TBA must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against TBA. Although TBA has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of TBA’s public shareholders. If TBA is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to TBA if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TBA’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public shareholders and instead will only have liability to TBA. TBA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. TBA has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.00 estimated to be in the Trust Account as of two business days prior to the extraordinary general meeting date, due to such claims.

Additionally, if TBA is forced to file a bankruptcy case winding-up petition or an involuntary bankruptcy case winding-up petition is filed against it which is not dismissed, or if TBA otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in its bankruptcy estate.

TBA’s shareholders may be held liable for claims by third parties against TBA to the extent of distributions received by them.

If TBA is unable to complete the Business Combination or another business combination within the required time period, TBA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TBA to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding TBA public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TBA’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to TBA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. TBA cannot assure you that it will properly assess all claims that may be potentially brought against TBA. As a result, TBA’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, TBA cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by TBA.

Additionally, if TBA is forced to file a bankruptcy case winding-up petition or an involuntary bankruptcy case winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by TBA’s shareholders. Because TBA intends to distribute the proceeds held in the Trust Account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, TBA’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and TBA to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. TBA cannot assure you that claims will not be brought against it for these reasons.

TBA may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on TBA’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, TBA is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor and certain members of TBA’s board of directors have agreed to vote in favor of the Business Combination, regardless of how TBA’s public shareholders vote.

The Sponsor and certain members of TBA’s board of directors own and are entitled to vote an aggregate of approximately 21.5% on an as-converted basis of the outstanding TBA Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by TBA’s public shareholders.

The ongoing COVID-19 pandemic may materially and adversely affect TBA’s and ironSource’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

TBA and ironSource may be unable to complete the Transactions if concerns relating to COVID-19 continue to restrict the movement of people, cause further shutdowns or closures of businesses and other limitations. The extent to which COVID-19 impacts TBA’s and ironSource’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, TBA’s and ironSource’s ability to consummate the Transactions may be materially and adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Code, potentially causing U.S. Holders of TBA Ordinary Shares to recognize gain or loss for U.S. federal income tax purposes.

It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as TBA. There are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the Business Combination for the Intended Tax Treatment is based on facts which will not be known until or following the closing of the Business Combination, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither TBA nor ironSource intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of TBA Ordinary Shares may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of ironSource Class A ordinary shares received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding TBA Ordinary Shares surrendered by such U.S. Holder in the Business Combination.

Additionally, even if the Business Combination qualifies as a Reorganization within the meaning of Section 368(a) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. TBA believes that it is likely currently classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of TBA Ordinary Shares to recognize gain under the PFIC rules on the exchange of TBA Ordinary Shares for ironSource common stock pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s TBA Ordinary Shares. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of TBA. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

U.S. Holders of TBA Ordinary Shares are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment and the application of the PFIC rules to their specific situation in connection with the Business Combination.

Risks Related to the Redemption

The ability of TBA public shareholders to exercise redemption rights with respect to a large number of TBA Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem TBA stock.

The obligations of ironSource to consummate the Business Combination is conditioned upon, among other things, TBA having an amount of available cash in its Trust Account, following payment by TBA to its shareholders who have validly elected to redeem their TBA Ordinary Shares, plus proceeds from the PIPE Investment, of no less than approximately $1,300,000,000. If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your TBA Shares in the open market; however, at such time TBA Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with TBA’s redemption until TBA liquidates or you are able to sell your TBA Shares in the open market.

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. TBA cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of TBA Shares will exceed the per-share redemption price.

There is no guarantee that a TBA shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an TBA shareholder may be able to sell its ironSource Class A ordinary shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of TBA might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET,

RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding ironSource’s, TBA’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, ironSource’s or TBA’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—TBA’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between ironSource and TBA.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	ironSource’s markets are rapidly evolving and may decline or experience limited growth;

•	ironSource’s reliance on operating system providers and app stores to support its platform;

•	ironSource’s ability to compete effectively in the markets in which it operates;

•	ironSource’s quarterly results of operations may fluctuate for a variety of reasons;

•	failure to maintain and enhance the ironSource brand;

•	ironSource’s dependence on its ability to retain and expand its existing customer relationships and attract new customers;

•	ironSource’s reliance on its customers that contribute more than $100,000 of annual revenue;

•	ironSource’s ability to successfully and efficiently manage its current and potential future growth;

•	ironSource’s dependence upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices;

•	ironSource’s dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;

•	ironSource’s, and ironSource’s competitors’, ability to detect or prevent fraud on its platforms;

•	failure to prevent security breaches or unauthorized access to ironSource’s or its third-party service providers data;

•	the global scope of ironSource’s operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing;

•	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;

•	the effects of health epidemics, including the COVID-19 pandemic; and

•	the other matters described in the section titled “Risk Factors” beginning on page 30.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for ironSource.

ironSource and TBA caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither ironSource nor TBA undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that ironSource or TBA will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in TBA’s public filings with the SEC or, upon and following the consummation of the Business Combination, in ironSource’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 323.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of ironSource’s management, which in turn are based upon ironSource’s management’s review of internal surveys, independent industry surveys and publications, including reports by App Annie, AppsFlyer, Apptopia, Altman Solon, eMarketer, Newzoo, Omdia, Statista and Sensor Tower and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While ironSource is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

EXTRAORDINARY GENERAL MEETING OF TBA SHAREHOLDERS

General

TBA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of TBA shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting of TBA’s Shareholders

The extraordinary general meeting will be held on June 22, 2021, at 10:00 a.m., Eastern Time at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle, Chicago, Illinois 60654, and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/thomabravo/sm2021 and following the instructions set forth on your proxy card.

Purpose of the TBA Extraordinary General Meeting

At the extraordinary general meeting, TBA is asking its shareholders:

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;

Proposal No. 2—The Merger Proposal—to consider and vote upon a proposal to authorize the Plan of Merger; and

Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of TBA’s Board of Directors

TBA’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of TBA and its shareholders and recommended that TBA shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

TBA Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned TBA Ordinary Shares at the close of business on May 24, 2021, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each TBA Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there are 102,400,000 Class A Shares outstanding and 25,000,000 Class B Shares outstanding, of which 100,000,000 Class A Shares are public shares.

Quorum

A quorum is the minimum number of TBA Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the TBA extraordinary general meeting if a majority of the voting power of the issued and outstanding TBA Ordinary Shares entitled to vote at the meeting are represented at the virtual extraordinary general meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A Shares and Class B Shares are entitled vote together as a single class on all matters to be considered at the extraordinary general meeting.

Vote Required

The proposals to be presented at the extraordinary general meeting will require the following votes:

Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if TBA has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Merger Proposal—The approval of the Merger Proposal will require the affirmative vote of the holders of at least two thirds of the TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Merger Proposal

Adjournment Proposal—The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal or the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Voting Your Shares

If you are a holder of record of TBA Ordinary Shares, there are two ways to vote your TBA Ordinary Shares at the extraordinary general meeting:

By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of TBA’s board of directors. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.

In Person. You may attend the extraordinary general meeting in person or by webcast and vote electronically using the ballot provided to you at the meeting or during the webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/thomabravo/sm2021 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting—When and where will the extraordinary general meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of TBA Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•

you may send another proxy card to TBA’s secretary with a later date so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general in person or by live webcast of the extraordinary general meeting and vote electronically;

•	you may notify TBA’s secretary in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•

you may attend the live webcast of the extraordinary general meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your TBA Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a TBA shareholder and have any questions about how to vote or direct a vote in respect of your TBA Ordinary Shares, you may contact Morrow Sodali LLC, TBA’s proxy solicitor, at:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: TBA.info@investor.morrowsodali.com

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding public shares may demand that TBA redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.00 per share as of May 17, 2021), calculated as of two (2) business days prior to the anticipated consummation of the mergers. If a holder properly seeks redemption as described in this section and the mergers with ironSource are consummated, TBA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the mergers.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their share certificates (if any) and other redemption forms, either physically or electronically using Depository Trust Company’s DWAC System,

to TBA’s transfer agent prior to the vote at the extraordinary general meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated and delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed mergers are not consummated this may result in an additional cost to shareholders for the return of their shares.

TBA’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor New York,

New York 10004 Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its share certificate and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Mergers are not approved or completed for any reason, then TBA’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, TBA will promptly return any shares tendered for redemption by public holders. If TBA would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, TBA will not be able to consummate the mergers.

The closing price of Class A Shares on May 17, 2021, was $10.14. The cash held in the Trust Account on such date was approximately $1,000,016,414 ($10.00 per public share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. TBA cannot assure its shareholders that they will be able to sell their Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its Class A Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (if any) and other redemption forms (either physically or electronically) to TBA’s transfer agent prior to the vote at the extraordinary general meeting, and the mergers are consummated.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 274. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Under Section 239 of the Cayman Companies Law, the holders of TBA Ordinary Shares will not have appraisal or dissenter rights in connection with the Business Combination. Holder of public shares should consult their Cayman Islands legal counsel regarding their rights under the Cayman Companies Law.

Proxy Solicitation Costs

TBA is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. TBA and its directors, officers and employees may also solicit proxies online. TBA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. TBA will bear the cost of the solicitation.

TBA has hired Morrow Sodali LLC to assist in the proxy solicitation process. TBA will pay to Morrow Sodali LLC a fee of $47,500, plus disbursements.

TBA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TBA will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, TBA’s board of directors does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of TBA’s Officers and Directors in the Transactions

In considering the recommendation of TBA’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and TBA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of TBA’s shareholders generally. In particular:

If the Business Combination with ironSource or another business combination is not consummated by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and TBA’s board of directors, dissolving and liquidating. On the other hand, if the Business Combination is consummated, each outstanding TBA Ordinary Share will be converted into one ironSource Class A ordinary share, subject to adjustment described herein.

If TBA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TBA for services rendered or contracted for or products sold to TBA. If TBA consummates a business combination, on the other hand, TBA will be liable for all such claims.

The Sponsor and TBA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TBA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TBA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TBA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles). As of the date of this proxy statement/prospectus, the Sponsor and TBA’s officers and directors and their affiliates had incurred approximately $5,000 of unpaid reimbursable expenses and may incur additional expenses in the future.

The Merger Agreement provides for the continued indemnification of TBA’s current directors and officers and the continuation of directors and officers liability insurance covering TBA’s current directors and officers.

TBA’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to TBA to fund certain capital requirements. On November 6, 2020, the Sponsor agreed to loan TBA an aggregate of up to $400,000 to cover expenses related to the TBA IPO pursuant to a promissory note that was repaid in full on January 20, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to TBA outside of the Trust Account.

Orlando Bravo will be a member of the board of directors of ironSource following the closing of the Business Combination and, therefore, in the future Mr. Bravo will receive any cash fees, stock options or stock awards that ironSource’s board of directors determines to pay to its non-executive directors.

Thoma Bravo Ascension, which is an affiliate of Thoma Bravo, will participate in the purchase of PIPE Shares from ironSource and/or its shareholders at the closing of the Transactions, and certain of TBA’s directors and officers are affiliated with Thoma Bravo.

Purchases of TBA Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding TBA or its securities, the Sponsor, TBA’s officers and directors, ironSource, ironSource shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of TBA’s Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with ironSource’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on TBA’s Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, TBA officers and directors, ironSource, ironSource shareholders or any of their respective affiliates. TBA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. TBA shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Merger Agreement provides for (i) the merger of Merger Sub with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (ii) the merger of the Surviving Entity with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”).

Pro Forma Capitalization

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $11.1 billion. We estimate that, upon consummation of the Transactions (the “Effective Time”), assuming none of TBA’s public shareholders demand redemption (“TBA Redemptions”) pursuant to TBA’s amended and restated memorandum and articles of association (“TBA Articles”), the existing shareholders of ironSource will own approximately 74% of the economic interest in ironSource, the existing shareholders of TBA (including the Sponsor) will own approximately 13% of the economic interest in ironSource and the PIPE investors will own approximately 13% of the economic interest in ironSource.

Merger Consideration

Immediately prior to the Effective Time, ironSource will effect a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split”) (with an assumed ratio of 1:4.99 as calculated as of the date of filing, which is subject to change until the closing of the Business Combination). Unless otherwise indicated, this proxy statement/prospectus does not reflect the Stock Split.

Pursuant to the Merger Agreement, at the Effective Time (a) each Class B Ordinary Share of TBA, par value $0.0001 per share (collectively, the “Class B Shares”), outstanding immediately prior to the Effective Time will be automatically converted into one Class A Ordinary Share of TBA, par value $0.0001 per share (collectively, the “Class A Shares”, together with the Class B Shares, the “TBA Ordinary Shares”) and each Class B Share will no longer be outstanding and be automatically cancelled and cease to exist and each former holder of Class B Shares will cease to have any rights with respect to such shares, and (b) each Class A Share issued and outstanding immediately prior to the Effective Time (other than certain excluded shares) will be converted into one ironSource Class A ordinary share, subject to adjustment described herein.

Background of the Business Combination

TBA is a blank check company incorporated on November 6, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination with ironSource is the result of an active search for a potential transaction utilizing the network and investing and transaction experience of TBA’s management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of ironSource and TBA. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation and correspondence among representatives of TBA, ironSource and their respective advisors.

The registration statement for the TBA IPO was declared effective on January 14, 2021. On January 20, 2021, TBA consummated the TBA IPO of 100,000,000 Class A Shares (inclusive of the exercise by the underwriters of the over-allotment in full) at an offering price of $10.00 per share, generating total gross proceeds of $1,000,000,000. Simultaneously with the closing of the TBA IPO, TBA consummated the sale of 2,400,000 Class A Shares at a price of $10.00 per share in a private placement to the Sponsor, generating gross proceeds of $24,000,000. Following the closing of the TBA IPO, an amount equal to $1,000,000,000 from the net proceeds of the sale of the Class A Shares in the TBA IPO and a portion of the proceeds from the sale of the private placement Class A Shares was placed into the Trust Account.

Prior to the consummation of the TBA IPO, neither TBA, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with TBA.

From the date of the TBA IPO through the execution of the Merger Agreement with ironSource on March 20, 2021, representatives of TBA, including Orlando Bravo (Chairman of the board of directors) and Robert Sayle (Chief Executive Officer), commenced an active search for prospective acquisition targets. During this period, these representatives of TBA reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. After the TBA IPO, TBA had contact with representatives of numerous potential targets. Of those potential targets, TBA entered into a non-disclosure agreement with four (4) of the targets (other than ironSource) and conducted initial business due diligence with respect to each, including one or more video or teleconference meetings with members of their respective management teams. However, none of the discussions advanced to a stage where either party delivered a letter of intent, term sheet or other definitive documentation. All discussions with representatives of these potential targets ceased on or before February 25, 2021.

The decision not to pursue any particular target business that TBA evaluated generally was the result of one or more of: (i) TBA’s determination that such business or combination of businesses did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between TBA, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with TBA given the timing and uncertainty of closing due to the requirement for TBA to obtain shareholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with TBA in light of conflicting business objectives on the target’s side.

On January 22, 2021, an email was sent by an existing ironSource shareholder, connecting ironSource management with TBA. TBA responded on the same day expressing a desire to meet with ironSource and discuss at a high level a potential business combination. Between January 23 and February 2 various emails were exchanged coordinating the logistics for a meeting between ironSource management and TBA.

On February 2, 2021, Robert Sayle and other representatives of TBA met via video conference with Tomer Bar-Zeev, Chief Executive Officer of ironSource. During that meeting, TBA and ironSource discussed high-level due diligence matters, including an overview of ironSource’s business, finances, market position and strategy.

On February 7, 2021, ironSource sent TBA a draft non-disclosure agreement in order to allow ironSource to begin sharing due diligence materials with TBA to assist TBA in evaluating a potential transaction with ironSource. Following review by TBA, on February 7, 2021, ironSource and TBA entered into a customary non-disclosure agreement. Soon thereafter, beginning on February 9, 2021, ironSource began providing financial projections and other due diligence materials to TBA, including through an electronic data room on Intralinks maintained by ironSource’s financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”). In connection with the discussions surrounding TBA and a potential business combination, ironSource had engaged Goldman Sachs and Jefferies LLC (“Jefferies”).

On February 8, 2021, Messrs. Sayle and Bar-Zeev had a conference call to discuss the diligence process. Also on that day, Messrs. Bravo and Sayle had a conference call with representatives of Goldman Sachs to discuss the general merits of a potential business combination with TBA.

On February 9, 2021, representatives of TBA and ironSource held an in-depth due diligence session via video conference, during which members of ironSource management, including Mr. Bar-Zeev, Omer Kaplan, Chief Revenue Officer of ironSource, Assaf Ben Ami, Chief Financial Officer of ironSource, and Arnon Harish, President of ironSource presented an overview of ironSource’s business and financials, as well as business plans, strategy and market dynamics. During that meeting, representatives of TBA also discussed the background of TBA and its objectives in searching for a business combination partner.

Between February 10 and February 22, 2021, representatives of TBA, ironSource, Goldman Sachs and Jefferies held several video and telephonic meetings to discuss the terms of a potential transaction and various due diligence areas.

On February 11, 2021, Messrs. Bravo and Sayle emailed to Mr. Bar-Zeev a non-binding letter of intent and term sheet describing a potential transaction between TBA and ironSource. The term sheet included, among other terms, (i) a pre-transaction valuation range of $13 to $15 billion on a fully-diluted basis, (ii) details on the proposed use of proceeds, including secondary purchases and cash to be funded to the combined company’s balance sheet, (iii) a proposed $1.5 billion PIPE investment, a portion of which would be funded by an affiliate of Thoma Bravo, (iv) the lock-up period applicable to the Sponsor and ironSource shareholders, (v) two directors designated by the Sponsor to be appointed to the board at the closing and (vi) certain other customary terms.

On February 15, 2021, Mr. Bar-Zeev emailed to Messrs. Bravo and Sayle a revised draft of the term sheet, which modified certain of the proposed terms, including, among other things, (i) the proposed use of proceeds, (ii) that an affiliate of Thoma Bravo would commit at least $200 million of the PIPE financing, (iii) that the Sponsor would forfeit a portion of its founder shares if redemptions by TBA’s shareholders exceeded certain thresholds and an earn-out with respect to another portion of the Sponsor’s founder shares, (iv) modified lock-up terms applicable to the Sponsor, (v) that ironSource would have a dual-class equity structure, (vi) that the Sponsor would be permitted to designate one director to the combined company’s board at the closing and (vii) a minimum cash condition of $1.7 billion (after giving effect to redemptions by TBA’s public shareholders and the payment of TBA’s fees and expenses).

From February 16 to February 25, 2021, representatives of TBA and ironSource had several discussions about transaction terms and exchanged revised drafts of the term sheet. On February 25, 2021, TBA and ironSource agreed to a non-binding term sheet and entered into a customary 45-day exclusivity agreement. Following discussions with and based upon the advice of Goldman Sachs and Jefferies, the term sheet included a pre-transaction valuation of ironSource of $12 billion on a fully-diluted basis. ironSource arrived at this valuation in order to drive the success of the potential transaction and to account for changing market conditions, in particular in the SPAC market. Additional material terms included in the non-binding term sheet included (i) that an affiliate of Thoma Bravo would commit at least $150 million of the PIPE financing, (ii) that if redemptions by TBA’s public shareholders exceed $100 million, the Sponsor would cause affiliates of Thoma Bravo to commit additional PIPE financing or the Sponsor would forfeit a number of founder shares having a value equal to the excess redemptions, in each case subject to a $250 million cap, (iii) a 12 month lock-up applicable to the Sponsor, subject to early release based on the post-closing trading price or ironSource’ shares, (iv) the right for the Sponsor to designate one director to the combined company’s board at closing and (v) a minimum cash condition of $1.8 billion (after giving effect to redemptions by TBA’s public shareholders and the payment of TBA’s fees and expenses).

On February 17, 2021, the board of directors of TBA met via video conference. In attendance were all members of the board, members of TBA management and representatives of Cadwalader, Wickersham & Taft LLP (“Cadwalader”), outside counsel to TBA. The board received a report from Mr. Sayle regarding the status of term sheet negotiations with ironSource, as well as an overview of the business and financial due diligence performed to date.

On February 20, 2021, Kirkland & Ellis LLP (“Kirkland”), U.S. counsel to TBA, and Goldfarb Segligman & Co. (“Goldfarb”), Israeli counsel to TBA, were provided access to a data room and commenced confirmatory legal due diligence. On or about the same day, other third party advisors to TBA, including Deloitte, as TBA’s accounting advisor, and Ernst and Young LLP, as TBA’s tax advisor, also commenced confirmatory due diligence.

On February 21, 2021, representatives of TBA, Goldman Sachs and Jefferies had a conference call to discuss details regarding the PIPE Investment, including the size of the PIPE Investment, potential investors and the proposed timeline for wall-crossing investors. In addition, on that day, representatives of Latham & Watkins LLP (“Latham”), U.S. counsel to ironSource, Meitar | Law Offices (“Meitar”), Israeli counsel to ironSource, and Kirkland and Goldfarb had a conference call to discuss certain structuring considerations for the proposed transaction.

On February 22, 2021, representatives of TBA, including Messrs. Bravo and Sayle, held another business and financial due diligence meeting with ironSource via video conference.

On February 23, 2021, representatives of Deloitte held an accounting due diligence meeting with representatives of ironSource via video conference, and representatives of West Monroe, a technology consulting firm engaged by TBA, held a meeting with representatives of ironSource via video conference to discuss technical IT diligence matters.

On February 24, 2021, representatives of Ernst and Young held a tax due diligence meeting with representatives of ironSource and KPMG via video conference. Also on that day, representatives of Goldfarb, Kirkland, Goldman Sachs, Jefferies and Meitar held a legal due diligence meeting with representatives of ironSource via video conference.

Beginning on February 25, 2021, representatives of TBA and ironSource as well as Goldman Sachs, Jefferies and Citigroup (collectively, the “Placement Agents”) held calls to discuss and revise marketing materials, timing and investor targeting for the proposed PIPE Investment. Representatives of TBA and ironSource also began to hold telephone conference calls to discuss the proposed PIPE Investment with a certain selected group of wall-crossed investors who agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Investment.

During the period from March 1 to March 17, 2021, and over the course of multiple meetings hosted by the Placement Agents, Mr. Sayle and other representatives of TBA joined members of ironSource management, including Messrs. Bar-Zeev, Ben Ami, Kaplan and Harish, to present and discuss the ironSource opportunity with potential PIPE investors. The meetings covered, among other things, ironSource’s business model, technology and intellectual property, projections, key relationships and market positioning and provided TBA and ironSource with valuable insights into the third-party investors’ views on the opportunity and valuation thereof.

On March 5, 2021, Mr. Bravo and Mr. Bar-Zeev had a call to discuss certain aspects of the proposed transaction, including the status of business diligence, post-closing corporate governance and the PIPE financing.

On March 7, 2021, Latham distributed an initial draft of the Merger Agreement to Kirkland.

On March 10, 2021, Latham distributed initial drafts of the disclosure schedules to the Merger Agreement and the Sponsor Support Agreement to Kirkland. Between March 10, 2021 until the parties signed the Merger Agreement on March 20, 2021, Latham, Meitar, Kirkland and Goldfarb continued to exchange correspondence related to the Merger Agreement, due diligence matters and other ancillary agreements related to the business combination.

On March 11, 2021, Kirkland returned a revised draft of the Merger Agreement that proposed various revisions to the terms of the Merger Agreement, including revisions to the representations and warranties and the interim operating covenants of both ironSource and TBA, the closing conditions and the termination provisions. In addition, Kirkland’s revised draft included comments from Goldfarb with respect to Israeli law matters.

On March 13, 2021, after having reviewed each of Kirkland’s proposed changes, Latham sent Kirkland a revised draft of the Merger Agreement reflecting comments from Meitar as well.

On March 14, 2021, after having reviewed each of Latham’s and Meitar’s proposed changes and discussing the key changes with TBA management, Kirkland sent Latham a revised draft of the Merger Agreement, which included comments from Goldfarb with respect to Israeli law matters. Between March 14, 2021 until the March 17, 2021, Kirkland and Latham discussed various terms of the Merger Agreement and exchanged drafts of the same.

On March 16, 2021, PIPE investors were provided a draft of the Investment Agreement. During the period from March 16 to March 20, 2021, representatives of TBA, ironSource, the Placement Agents, Latham, Meitar, Kirkland and Goldfarb negotiated the terms of the contemplated PIPE Investment with potential PIPE investors, including, among other things, the structure of the PIPE, the conditions to the closing, the registration rights granted to the investors pursuant to the proposed Investment Agreements, representations of the investors and the rights of the investors in the PIPE to terminate the Investment Agreements under certain circumstances. During this period, ironSource’s and TBA’s advisors exchanged revised drafts of the Investment Agreements with potential investors and their respective advisors until the Investment Agreements were finalized by March 20, 2021. PIPE investors executed the Investment Agreements prior to the execution of the Merger Agreement on March 20, 2021.

On March 16, 2021, Mr. Sayle of TBA and Messrs. Bar-Zeev and Ben Ami of ironSource discussed certain transaction terms, including the valuation of ironSource and the amount of the PIPE Investment. After discussion, and upon the advice of the Placement Agents, ironSource determined to reduce the pre-transaction valuation of ironSource to $10 billion in order account for continuously changing market conditions and in order to provide optimal liquidity conditions for its shareholders following the closing of the proposed transactions. Additionally, the parties determined to reduce the amount of the PIPE investment to $1.3 billion, based in part upon the reduced desire of ironSource’s shareholders to sell at the revised valuation. In addition, based on the new valuation, Mr. Sayle requested to increase Thoma Bravo Ascension’s PIPE Investment, to which the parties agreed, from $200 million to $300 million.

On March 16, 2021, members of ironSource management met together with representatives of Latham and Meitar as well as several of the members of the ironSource board of directors, to discuss various issues related to the transaction, including the revised valuation.

On March 17, 2021, Latham and Kirkland agreed on what became substantially the final form of the Merger Agreement. Between March 17 and March 20, 2021, Latham and Kirkland negotiated and finalized various ancillary agreements, including the disclosure schedules to the Merger Agreement.

On March 19, 2021, the board of directors of TBA met via video conference. In attendance were all members of the board, members of TBA management and representatives of Kirkland, Cadwalader, and Maples and Calder (Cayman) LLP, Cayman Islands counsel to TBA (“Maples”). The board received a report from Mr. Sayle regarding business due diligence findings, transaction terms and the status of negotiations with ironSource. In addition, a representative of Maples reviewed the TBA board of directors’ fiduciary duties under Cayman Islands law in the context of consideration of the proposed business combination transaction with ironSource. Certain members of the TBA Board examined the valuation of ironSource and asked various questions of TBA management.

On March 19, 2021, the board of directors of ironSource approved (i) the entry into the Merger Agreement, (ii) the consummation of the business combination, (iii) the consummation of the related transactions contemplated by the Merger Agreement and (iv) certain ancillary matters.

On March 20, 2021, representatives of ironSource, TBA, Latham, Meitar, Kirkland and KPMG LLP, tax advisor to ironSource, held a video conference to finalize certain terms of the Business Combination.

On March 20, 2021, the board of directors of TBA met via video conference. In attendance were all members of the board, members of TBA management and representatives of Kirkland and Cadwalader. A representative of Kirkland presented the terms and conditions of the Merger Agreement and other key transaction documents. After discussion and in consideration of all the factors discussed at prior meetings, the board of directors unanimously adopted resolutions (i) determining that it is in the best interests of TBA and its shareholders for TBA to enter into the Merger Agreement, (ii) adopting the Merger Agreement and authorizing TBA’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Merger Agreement and entry into the ancillary documents, (iii) approving the calling of an extraordinary shareholder meeting for shareholders to vote on the Merger and related transactions, (iv) approving the filing of the proxy statement with the SEC and (v) approving certain ancillary matters.

On March 20, 2021, the parties executed the Merger Agreement and other related transaction agreements.

On March 21, 2021, a press release was issued announcing the Business Combination. Prior to market open on March 22, 2021, TBA filed a current report on Form 8-K that included the Merger

Agreement, other agreements entered into in connection with the Business Combination, the press release, an investor presentation and transcripts of a webcast and investor presentation.

TBA’s Board of Directors’ Reasons for the Business Combination

TBA’s board of directors, in evaluating the Business Combination, consulted with TBA’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of TBA and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, TBA’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, TBA’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. TBA’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TBA’s reasons for the Business Combination and all other information presented in this section is forward- looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

TBA’s board of directors and management also considered the general criteria and guidelines that TBA believed would be important in evaluating prospective target businesses as described in the prospectus for its initial public offering. TBA’s board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, TBA stated that it intended to focus primarily on acquiring a company or companies that possess some or all of the following characteristics, although TBA indicated that it may enter into a business combination with a target business that does not meet these criteria or guidelines:

•	market leading software franchise;

•	strong momentum and a differentiated growth opportunity;

•	high ability to achieve operational improvement;

•	high proportion of revenue from predictable, recurring sources;

•	strong management team;

•	fragmented market with near-term inorganic growth opportunities; and

•	sensible valuation.

In considering the Business Combination, TBA’s board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

In approving the Business Combination, TBA’s board of directors determined not to obtain a fairness opinion. The officers and directors of TBA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TBA’s officers and directors have substantial experience with mergers and acquisitions.

TBA’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Large and Growing Global Market Opportunity. ironSource’s core market opportunity is large and global with strong secular trends that support long-term sustainable growth. ironSource’s core addressable market is projected to grow to as much as $41 billion by 2025 at a forecasted CAGR of 19%. The app economy specifically is one of the fastest-growing markets today, with millions of apps available to billions of users who spend 83% of their time on mobile devices inside apps. Within the app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista, and ironSource has established a strong leadership position within this category, focusing its product development and innovation on building core infrastructure serving mobile game developers. Moreover, there is a growing opportunity to expand the use of the ironSource platform to apps beyond gaming, driving improved revenue, more cost efficient user acquisition and overall business growth for developers of apps in other categories. As of March 31, 2021, over 17% of ironSource’s customers with over $100,000 in trailing 12-month revenue came from industries beyond gaming.

•

Comprehensive, Differentiated Platform. The comprehensive nature of Sonic and Aura, coupled with their combination into one platform, serves to differentiate the ironSource platform by providing app developers multiple channels to acquire and engage users, making it the most comprehensive app business platform in the market and underpinning its market leadership. That market leadership makes ironSource an attractive choice for customers looking to grow their app, and the breadth of its solutions means developers of all sizes and at all stages of growth have a way to leverage the platform.

•

Track-Record of Innovation. ironSource has demonstrated a track record of innovation. ironSource regularly creates new products to enable it to grow in scale and advance its market leadership. ironSource has been first-to-market with multiple automation and optimization products which have established themselves as the de-facto industry-standard—from ad revenue measurement tools, which connect in-app advertising revenue to marketing spend at a granular level, to a data-science driven cross promotion tool, which allows developers to promote new content to their existing user bases to grow engagement across their portfolio of apps. In February 2020, ironSource launched its Sonic publishing solution, Supersonic, which has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using the Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021.

•

Significant Scale. ironSource’s scaled base of over 4,000 customers globally provides it with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant competitive advantage. More data drives better targeting, and its customers provide it with data across over 2.5 billion monthly active users. ironSource powers the business growth of 89% of the top 100 games, and has been ranked multiple times as one of the top 3 platforms for driving both quality and scaled user growth by leading industry indexes. Lastly, the Aura solution suite is used by some of the world’s leading telecom operators and connected device OEMs and reached over 130 million daily active users.

•

Long-Term, Sticky Customer Relationships. ironSource’s performance-based business model is highly aligned with its customers’ growth, making it intuitive for customers to start working with ironSource and driving long-term customer relationships. In addition, the depth of integration ironSource’s platform has with its customers drives a sticky relationship and high customer retention rate. A developer can only use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level into its smartphone network. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. In addition, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time, further deepening the relationship and increasing switching costs. The combination of these factors results in ironSource demonstrating industry leading financial metrics including a dollar-based net expansion rate of 176% over the trailing 12-month period as of March 31, 2021, and a gross retention rate of 99% for ironSource’s customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, ironSource had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of its revenue.

•

Track Record of Organic and Profitable Growth. ironSource has a strong track record of successfully identifying multiple opportunities in the app economy and leveraging its core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. This is reflected in the company’s rare combination of scale, growth, and profitability, achieving $331.5 million of revenue, 83% growth year-over-year, $58.8 million of income from continuing operations, net of income taxes, 18% income from continuing operations, net of income taxes margin, $103.5 million of Adjusted EBITDA and 31% Adjusted EBITDA Margin in 2020 and $119.7 million of revenue, 96% growth year-over-year, and $10.2 million of income from continuing operations, net of income taxes, 9% income from continuing operations, net of income taxes margin, $39.5 million of Adjusted EBITDA and 33% Adjusted EBITDA Margin in the three months ended March 31, 2021. Also noteworthy is ironSource’s accelerating growth rate through 2020 and 2021 where its fourth quarter 2020 and first quarter 2021 growth was higher than any of the previous three quarters.

•

Demonstrated M&A Capabilities. ironSource has demonstrated an ability to augment its growth with strategic M&A that has added to the capabilities and scope of its platform, while also successfully integrating and transforming the growth and profitability profiles of acquired companies. For example, in 2015 ironSource acquired SupersonicAds, which formed the basis of ironSource’s mediation product. Further, in 2021, ironSource also acquired Soomla and Luna Labs, which formed the basis of their ad quality product and augmented their creative management solutions respectively.

•

Experienced, Founder-Led Management Team with a Proven Track Record of Driving Profitable Growth. ironSource has a unique founder-led culture driven by eight co-founders who have worked together for many years. This management team has been the driving force behind the success of the company to date, and is deeply invested in continuing to steer the company towards future growth. The company culture cultivated by the founders empowers and rewards initiative-taking and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

•

Platform for Future Development and Expansion. Public company status, combined with the capital from the Business Combination, is expected to provide ironSource with a strong platform for further developing and expanding its current platform, including through strategic acquisitions.

•

Shareholder Liquidity. The Merger Agreement includes an obligation to have the ironSource Class A ordinary shares issued as consideration listed on the New York Stock Exchange, a major U.S. stock exchange, which TBA’s board of directors believes has the potential to offer shareholders greater liquidity.

•	Attractive Valuation. TBA’s board of directors believes ironSource’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the software and business enablement technology sector is favorable for TBA and its shareholders.

•

Due Diligence. TBA has conducted due diligence examinations of ironSource, including financial, accounting, tax, legal, industry, and technical due diligence, as well as discussions with ironSource’s management and financial, legal and other advisors.

•

Lock-Up. Certain shareholders of ironSource have agreed to be subject to a 180 day lockup (subject to early release in certain cases) in respect of their ironSource ordinary shares following the closing of the Business Combination.

•

Other Alternatives. TBA’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to TBA, that the Business Combination represents the best potential business combination for TBA and the most attractive opportunity for TBA’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and TBA’s board of directors’ belief that such process has not presented a better alternative.

•	Negotiated Transaction. The financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between TBA and ironSource.

TBA’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Rapidly Evolving Technologies and Markets. ironSource operates in an industry that is characterized by rapid technological change, new features, tools, solutions and strategies, as well as evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Failing to adapt as technologies and markets evolve could materially and adversely affect ironSource’s market position and business.

•

Dependence on Operating System Providers and App Stores. ironSource’s platform depends upon the effective operation of certain mobile operating systems, networks and standards that are run by operating system providers and app stores. ironSource does not control operating system providers or app stores and as a result, ironSource is subject to risks and uncertainties related to the actions taken, or not taken, by these parties.

•

Competition. The markets in which ironSource operates are highly competitive, and a significant number of companies have developed or are developing products and solutions that currently, or in the future may, compete with some or all of ironSource’s individual products or solution suites. Certain of these competitors may have significantly greater resources than ironSource to develop new or innovative solutions.

•

Ability to Expand into the Wider App Economy. ironSource’s growth strategy is based, in part, on expanding into industries that go beyond mobile gaming apps into the broader app economy. These industries are still in the early stages of adoption of technologies enabling ad-based monetization and user growth, and its is uncertain whether these types of apps will provide the opportunities for expansion that ironSource currently expects, as well as how rapidly these opportunities may materialize, if at all.

•	Public Company Systems. The need to update ironSource’s financial systems, controls and operations necessary for a public company, including the costs related thereto.

•

Increased Regulation. Regulation in ironSource’s industry, particularly with respect to data protection, could increase, which may limit ironSource’s ability to grow or require ironSource to incur significant additional costs to comply.

•	Loss of Key Personnel. Key personnel in ironSource’s industry is vital and competition for such personnel is intense. In particular, the founders who are members of the leadership team are critical to ironSource’s overall management, as well as the continued development of its solutions, culture and strategic direction. The loss of any key personnel could be harmful to ironSource’s business.

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The potential that a significant number of TBA shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the TBA Articles, which would potentially make the Business Combination more difficult or impossible to complete.

•	Shareholder Vote. The risk that TBA’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TBA’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	No Third-Party Valuation. The risk that TBA did not obtain a third-party valuation or fairness opinion in connection with the merger.

•

Limitations of Review. Limits of the due diligence performed by TBA’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business, which if realized, may impact the value of the business.

•

Liquidation of TBA. The risks and costs to TBA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TBA being unable to effect a business combination by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date).

•

TBA Shareholders Receiving Minority Position. The fact that existing TBA shareholders will hold a minority position in the combined company, and that existing ironSource equity holders will own shares that have five (5) votes per share compared to existing TBA shareholders, who will own shares that have one (1) vote per share.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, TBA’s board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of TBA may have interests in the Business Combination, including via Founder Shares or anticipated membership on the ironSource board following the completion of the Business Combination. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.” TBA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TBA board of directors, the Merger Agreement and the transactions contemplated therein, including the Business Combination. TBA’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for TBA’s initial public offering or included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by TBA with any other target business or businesses and (iii) a significant portion of the consideration to TBA’s directors and executive officers was structured to be realized based on future stock performance; and

•

Other Risks. Various other risks associated with ironSource’s business and the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

TBA’s board of directors concluded that the potential benefits that it expected TBA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, TBA’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of TBA and its shareholders.

Unaudited Prospective Financial Information of ironSource

Prior to approval by the TBA board of directors and the execution of the Merger Agreement and related agreements, ironSource provided TBA with internally prepared forecasts, including for calendar years 2021 and 2022. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or the generally accepted accounting principles in the United States (“GAAP”) with respect to forward looking financial information. As a private company, ironSource does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.

In its presentation to the TBA board of directors, TBA management presented certain forecasted financial information for ironSource provided by ironSource. The forecasted financial information provided to the TBA board of directors included a range of estimates for revenue and Adjusted EBITDA in each case for both calendar year 2021 and 2022.

ironSource believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing these models, ironSource’s management relied on a number of factors, including the executive team’s significant experience in the mobile app economy and the historical performance of ironSource. The forecasts for revenue reflect the consistent application of the accounting policies of ironSource and should be read in conjunction with the accounting policies included in Note 2 — “Significant Accounting Policies” accompanying the historical audited consolidated financial statement of ironSource and included elsewhere in this proxy statement/prospectus. Adjusted EBITDA included in the prospective financial information is considered a non-GAAP financial measure. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as used by ironSource may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

This summary of the forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of ironSource, TBA or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to ironSource and TBA at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of ironSource or TBA. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of ironSource (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

The prospective financial information included in this document has been prepared by, and is the responsibility of, ironSource’s management. Neither ironSource’s independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, nor any other independent accountants, have audited reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein. Accordingly, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited does not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, IRONSOURCE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF IRONSOURCE, TBA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY IRONSOURCE SHAREHOLDER, TBA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The following table presents the selected forecasted financial information that TBA management reviewed with the TBA board of directors and which was used by TBA in connection with the financial analysis summarized below:

	Year Ended December 31,
	2021E	2022E
	(in millions)
Revenue	$455	$622
Adjusted EBITDA(1)	130	188

(1)

ironSource defines Adjusted EBITDA as income from continuing operations, net of income taxes as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted for assets impairment, share-based compensation expense and fair value adjustment related to contingent consideration. ironSource cautions investors that amounts presented in accordance with the definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBITDA in the same manner. Adjusted EBITDA should not be considered as an alternative to net profit or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the Company’s control, such as the risks and uncertainties contained in the section “Risk Factors”.

The ironSource prospective financial information was prepared using several assumptions, including the following assumptions that ironSource management believed to be material:

•

projected revenue is based on a variety of operational assumptions including, among others, continued development of our technology adoption of additional solutions by our customers, timing for release of new solutions and assumptions about their expected adoption, the continued growth of our markets and

•

other key assumptions impacting profitability projections including headcount, research and development costs, sales and marketing costs and excluding costs associated with public company operations and compliance.

Satisfaction of 80% Test

It is a requirement under the TBA Articles and NYSE rules that any business acquired by TBA have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Merger Agreement with ironSource was approximately $1,000,000,000 and 80% thereof represents approximately $800,000,000. In determining whether the 80% requirement was met, rather than relying on any one factor, TBA’s board of directors concluded that it was appropriate to base such valuation all of the qualitative factors described in this section and the section of this proxy statement entitled “TBA’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors” as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $11.1 billion with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, TBA’s board of directors determined that the foregoing 80% fair market value requirement was met. TBA’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of Certain Persons in the Business Combination

In considering the recommendation of TBA’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal shareholders should keep in mind that TBA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of TBA’s shareholders generally. In particular:

•

If the Business Combination with ironSource or another business combination is not consummated by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles), TBA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and TBA’s board of directors, dissolving and liquidating. In such event, the Founder Shares and Private Placement Shares held by the Sponsor and TBA’s directors and officers, which were acquired prior to and concurrently with the TBA IPO for an aggregate purchase price of $25,000 and $24,000,000, respectively, would be worthless because the holders thereof are not entitled to participate in any redemption or liquidating distribution with respect to such Founder Shares and/or Private Placement Shares. Such shares had an aggregate market value of $277.8 million based upon the closing price of $10.14 per share on the NYSE on May 17, 2021. On the other hand, if the Business Combination is consummated, each outstanding Founder Share and Private Placement Share will be converted into one ironSource Class A ordinary share subject to adjustment described herein.

•

If TBA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TBA for services rendered or contracted for or products sold to TBA. If TBA consummates a business combination, on the other hand, TBA will be liable for all such claims.

•

The Sponsor and TBA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TBA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TBA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TBA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or July 20, 2023, if TBA has executed a letter of intent, agreement in principle or definitive agreement for its business combination by January 20, 2023 but has not completed the business combination by such date) (or such later date as may be approved by TBA’s shareholders in an amendment to the TBA Articles). As of the date of this proxy statement/prospectus, the Sponsor and TBA’s officers and directors and their affiliates had incurred approximately $5,000 of unpaid reimbursable expenses and may incur additional expenses in the future.

•

The Merger Agreement provides for the continued indemnification of TBA’s current directors and officers and the continuation of directors and officers liability insurance covering TBA’s current directors and officers.

•	TBA’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to TBA to fund certain capital requirements. On November 6, 2020, the Sponsor agreed to loan

TBA an aggregate of up to $400,000 to cover expenses related to the TBA IPO pursuant to a promissory note that was repaid in full on January 20, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to TBA outside of the Trust Account.

•

Orlando Bravo will be a member of the board of directors of ironSource following the closing of the Business Combination and, therefore, in the future Mr. Bravo will receive any cash fees, stock options or stock awards that ironSource’s board of directors determines to pay to its non-executive directors.

•

TB Ascension, which is an affiliate of Thoma Bravo, will participate in the purchase of PIPE Shares from ironSource and/or its shareholders at the closing of the Transactions, and certain of TBA’s directors and officers are affiliated with Thoma Bravo.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction effectuated the following:

1.	The exchange of shares held by ironSource shareholders, which is accounted for as a recapitalization in accordance with U.S. GAAP.

2.

The mergers of TBA with Merger Sub and Merger Sub II, which are not within the scope of ASC 805 (“Business Combinations”) since TBA does not meet the definition of a business in accordance with ASC 805. The term “Business Combination” as used elsewhere in this proxy statement/prospectus refers to the business combination as defined in the Merger Agreement and is not meant to imply that this transaction constitutes a business combination under ASC 805. Any difference between the fair value of ironSource Class A ordinary shares issued and the fair value of TBA’s identifiable net assets will be recorded against additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each ironSource Class A ordinary share issued to TBA shareholders is equal to the fair value of each ironSource Class A ordinary share held by each ironSource shareholder. In the no redemption scenario, the shares acquired by TBA will be accounted for as treasury stock.

3.

The Investment Agreements related to the PIPE, to the extent they are a primary investment in ironSource (in the maximum redemption scenario) which were executed concurrently with and following the Merger Agreement, will result in the issuance of ironSource Class A ordinary shares (to the extent Primary PIPE Shares are issued and sold in the PIPE), leading to an increase in share capital and share premium.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the Cayman Islands necessary to effectuate the Business Combination.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if TBA has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the TBA shareholders for a vote.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that TBA’s entry into the Merger Agreement, dated as of March 20, 2021, by and among TBA, ironSource, Showtime Cayman and Showtime Cayman II, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Showtime Cayman with and into TBA, with TBA surviving the merger, and immediately thereafter and as part of the same overall transaction, the surviving entity merging with and into Showtime Cayman II, with Showtime Cayman II surviving the merger as a wholly-owned subsidiary of ironSource, which will become the parent/public company following the business combination, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of TBA’s Board of Directors

TBA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TBA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

No Appraisal Rights

Under Section 239 of the Cayman Companies Law, the holders of TBA Ordinary Shares will not have appraisal or dissenter rights in connection with the Business Combination. Holder of public shares should consult their Cayman Islands legal counsel regarding their rights under the Cayman Companies Law.

Resale of ironSource Class A ordinary shares

The ironSource Class A ordinary shares to be issued to shareholders of TBA in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of TBA immediately prior to the Effective Time or an “affiliate” of ironSource following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, ironSource or TBA (as appropriate) and may include the executive officers, directors and significant shareholders of ironSource or TBA (as appropriate).

Stock Exchange Listing of ironSource Class A Ordinary Shares

ironSource will use reasonable best efforts to cause, prior to the Effective Time, the ironSource Class A ordinary shares issuable pursuant to the Merger Agreement to be approved for listing on NYSE under the symbol “IS,” subject to official notice of issuance. Approval of the listing on NYSE of the ironSource Class A ordinary shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of TBA Ordinary Shares

If the Business Combination is completed, shares of Class A Shares will be delisted from NYSE and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

ironSource expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in Israel or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the ironSource Class A ordinary shares.

Given the substantial number of ironSource Class A ordinary shares that ironSource will issue in the Business Combination to TBA shareholders who are U.S. residents and the prospective, increased U.S.-oriented profile of the combined company’s officers and directors, assets and business administration, it is possible that the combined company will lose its status as a foreign private issuer after the Business Combination, potentially as soon as January 1, 2022. If that happens the combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2021 (the final business day of the second fiscal quarter in 2021) to determine whether the combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2022. If it no longer meets the definition of a “foreign private issuer” as of that test date, the combined company will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2022, and will be required to continue to file quarterly reports with the SEC thereafter.

Despite its initial exemption due to its foreign private issuer status, ironSource, and following the consummation of the Business Combination, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of TBA and ironSource is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE MERGER PROPOSAL

The Merger Proposal, if approved, will authorize the Plan of Merger.

Under the Merger Agreement, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex C.

Required Vote

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger be authorised, approved and confirmed in all respects, that Thoma Bravo Advantage be and is hereby authorised to enter into the Plan of Merger, and that the merger of Showtime Cayman with and into Thoma Bravo Advantage, with Thoma Bravo Advantage surviving the merger as a wholly owned subsidiary of ironSource Ltd., be authorised, approved and confirmed in all respects.”

Recommendation

TBA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TBA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow TBA’s board of directors to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will TBA solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under the TBA Articles and the law of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, TBA’s board of directors may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the TBA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation

TBA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TBA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Merger Agreement, see the section entitled “Proposal One – The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. TBA shareholders are encouraged to read the Merger Agreement in its entirety for a more complete understanding of the Business Combination.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding TBA, ironSource or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The Closing will take place on the date that is two business days following the satisfaction or waiver of the conditions set forth in the Merger Agreement (the “Closing Date”) and summarized below under the subsection entitled “The Merger Agreement—Conditions to Closing of the Transactions,” unless TBA and ironSource agree in writing to another place, time or date. The Transactions are expected to be consummated promptly after the extraordinary general meeting of TBA’s shareholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of TBA relating, among other things, to:

•	corporate organization and qualification;

•	the authorization, delivery and enforceability of the Merger Agreement and the Ancillary Documents;

•	governmental approvals and no conflicts;

•	litigation and proceedings;

•	Trust Account;

•	brokers’ fees;

•	SEC filings;

•	financial statements;

•	internal controls;

•	compliance with the Sarbanes-Oxley Act;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	business activities;

•	taxes;

•	capitalization;

•	NYSE listing;

•	material contracts;

•	transactions with related parties;

•	Sponsor Support Agreement;

•	Investment Company Act and Jumpstart Our Business Startups Act;

•	absence of certain changes; and

•	non-Israeli residency.

The Merger Agreement contains representations and warranties of ironSource, Merger Sub and Merger Sub II relating, among other things, to:

•	corporate organization and qualification;

•	subsidiaries;

•	the authorization, delivery and enforceability of the Merger Agreement and the Ancillary Documents;

•	governmental approvals and no conflicts;

•	capitalization;

•	financial statements;

•	internal controls;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	material contracts;

•	employee benefits;

•	labor matters;

•	taxes;

•	insurance;

•	real property;

•	permits;

•	environmental matters;

•	intellectual property;

•	information technology security;

•	environmental matters;

•	brokers’ fees;

•	transactions with related parties; and

•	international trade.

Covenants

The parties have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Merger Agreement.

ironSource has also agreed to, except as (i) expressly contemplated by the Merger Agreement or the Ancillary Documents, (ii) consented to in writing by TBA (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, conduct and operate its business in the ordinary course of business in all material respects through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms.

TBA and ironSource have agreed that, except as (i) expressly contemplated by the Merger Agreement or the Ancillary Documents, (ii) consented to in writing by TBA (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, and subject to certain disclosed exceptions, neither ironSource nor its subsidiaries will take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•	change or amend its organizational documents;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of ironSource either to ironSource or any other wholly owned subsidiary of ironSource;

•

except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any material contract, or any lease;

•

other than in connection with the exercise of options outstanding as of the date of the Merger Agreement or otherwise granted as permitted by the terms of the Merger Agreement, (i) issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of ironSource or any of its subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any equity securities of ironSource or any of its subsidiaries;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by ironSource in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of intellectual property in the ordinary course of business, (iv) as already contracted by ironSource or any of its subsidiaries, or (v) transactions among ironSource and its subsidiaries or among its subsidiaries;

•

settle any pending or threatened action, suit, audit, arbitration or legal, judicial or administrative proceeding, if such settlement would require payment by ironSource in an amount greater than $10,000,000 or admit criminal wrongdoing;

•

except in the ordinary course of business consistent with past practices, or as otherwise required by the terms of any existing ironSource benefit plan or existing employment contract as in effect on the date hereof or as otherwise required under applicable law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any ironSource employee, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer level ironSource employees, (iii) take any action to materially increase any compensation or material benefits of any ironSource employee, except for bonuses, base salary increases or in connection with any promotions or (iv) establish, adopt, enter into, amend or terminate any material ironSource benefit plan or any contract that would be a material ironSource benefit plan if it were in existence as of the date of the Merger Agreement;

•

negotiate, modify, extend, or enter into any collective bargaining agreement or other contract with any labor union, labor organization or works council or any arrangement with an employer organization or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of ironSource or its subsidiaries;

•

make any loans or advance any money or other property to any person, except for (i) advances in the ordinary course of business to employees, officers or directors of ironSource or any of its subsidiaries for expenses, (ii) prepayments and deposits paid to suppliers of ironSource or any of its subsidiaries in the ordinary course of business, (iii) trade credit extended to customers of ironSource or any of its subsidiaries in the ordinary course of business and (iv) advances or other payments among ironSource and its subsidiaries;

•

redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of ironSource any of its subsidiaries other than (x) transactions among ironSource and its subsidiaries or among the subsidiaries of ironSource, or (y) in connection with the termination of employees of ironSource or any of its subsidiaries under ironSource’s existing option plans;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of ironSource or any of its subsidiaries;

•

make any material change in accounting principles, estimation techniques and assumptions or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of ironSource and its subsidiaries, other than as may be required by GAAP or applicable law;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ironSource or its subsidiaries;

•

make, change or revoke any material tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to taxes, file any material tax return in a manner materially inconsistent with past practice, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, or surrender any right to claim a material refund of taxes, or change its jurisdiction of tax residency;

•

other than in the ordinary course of business, incur, create, assume or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than (i) ordinary course trade payables, (ii) between ironSource and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (iii) in connection with borrowings, extensions of credit and other financial accommodations under ironSource’s and its subsidiaries’ existing credit facilities, notes and other existing indebtedness as of the date of the Merger Agreement and, in each case, any refinancings thereof;

•

other than in the ordinary course of business, enter into any agreement that materially restricts the ability of ironSource or its subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of ironSource or its subsidiaries to enter into a new line of business or enter into any new line of business;

•

(i) make any capital expenditures that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with, or (ii) delay the making of any material capital expenditures as provided in, ironSource’s annual capital expenditures budget for periods following the date hereof, made available to TBA;

•	accelerate or delay any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

•

except in the ordinary course of business consistent with past practices, (i) make any changes which are material to ironSource and its subsidiaries (taken as a whole) with respect to their policies or practices concerning (A) collection of accounts receivable, or (B) payment of accounts payable; or (ii) make any changes which are material to ironSource and its subsidiaries (taken as a whole) in its cash management customs and practices (including customs and practices relating to the timing of collection of receivables, the timing of payment of payables and any other movement of cash, cash equivalents or marketable securities);

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•

directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof; or

•	enter into any contract to do any action prohibited above.

Notwithstanding these restrictions, no covenants in the Merger Agreement will prevent ironSource or its subsidiaries from taking certain measures related to the COVID-19 pandemic as set forth in the Merger Agreement or any action taken in good faith in response to the COVID-19 pandemic.

TBA and ironSource have agreed that, except as (i) otherwise required under the Merger Agreement, (ii) consented to in writing by ironSource, or (iii) required by applicable law, and subject to certain disclosed exceptions, TBA will not take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•

change or amend the Trust Agreement between TBA and Continental Stock Transfer & Trust Company (as trustee) (the “Trustee”), dated as of January 14, 2021 (the “Trust Agreement”) or TBA’s organizational documents;

•

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of TBA, (ii) split, combine or reclassify any equity securities of TBA, or (iii) other than in connection with the TBA shareholder redemption or as otherwise required by the TBA organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of TBA;

•

(i) merge, consolidate, combine or amalgamate TBA with any person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•	make, change or revoke any material tax election, adopt, change or revoke any material accounting method with respect to taxes, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, file any material tax return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of taxes, or change its jurisdiction of tax residency;

•	enter into, renew or amend in any material respect, any transaction or contract with a TBA related party;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim or action or compromise or settle any material liability;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities;

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to TBA’s formation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Merger Agreement, any other Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

•

enter into any settlement, conciliation or similar contract that would require any payment from the Trust Account or that would impose non-monetary obligations on TBA or any of its affiliates (or ironSource or any of its subsidiaries after the Closing);

•

authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of TBA or liquidate, dissolve, reorganize or otherwise wind up the business or operations of TBA or resolve to approve any of the foregoing;

•	change TBA’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited above.

During the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms, TBA shall comply with, and continue performing under, as applicable, its organizational documents, the Trust Agreement, the Ancillary Documents and all other agreements or contracts to which TBA is party.

The Merger Agreement also contains additional covenants of the parties, including, among other matters:

•

notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Merger Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•	affording reasonable access to TBA or ironSource, as applicable, of the other’s properties, books records and appropriate employees;

•	ironSource refraining from making any claim against monies in the Trust Account;

•	ironSource using reasonable best effort to accomplish the approval of the ironSource Class A ordinary shares for listing on the NYSE;

•	ironSource adopting a modification to its equity plan;

•	the indemnification of TBA’s directors and officers;

•	TBA using its reasonable best efforts to cause the Trustee to make certain payments;

•	Section 16 of the Exchange Act matters;

•	TBA’s board recommendation;

•	matters regarding the extraordinary general meeting of TBA shareholders and the special meeting of ironSource shareholders;

•	exclusivity; and

•	tax matters.

In addition, TBA and ironSource agreed that TBA and ironSource will prepare and mutually agree upon, and ironSource will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver, if legally permitted, in writing by the party for whose benefit such condition exists, of the following conditions:

•	the applicable waiting periods under the Hart-Scott-Rodino Act relating to the Business Combination having been expired or terminated;

•

no law or governmental order by any governmental authority of competent jurisdiction is in force and effect which, in either case, enjoins, prohibits, or makes illegal the consummation of the Transactions;

•

after giving effect to the Transactions (including the PIPE Investment), TBA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) immediately after the time when the Plan of Merger executed by TBA and Merger Sub is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and TBA may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”);

•	the receipt of the required approval by the holders of TBA Ordinary Shares, as determined in accordance with applicable law and TBA’s organizational documents (the “TBA Shareholder Approval”);

•

the receipt of the required approval of the holders of ironSource ordinary shares, as determined in accordance with applicable law and the organizational documents of ironSource (the “ironSource Shareholder Approval”);

•

the ironSource Class A ordinary shares to be issued pursuant to the Merger Agreement in connection with the Closing being approved for listing upon the Closing on the NYSE, subject only to official notice of issuance thereof; and

•	this registration statement becoming effective, and no stop order with respect to this registration being in effect.

Other Conditions to the Obligations of TBA

The obligations of TBA to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable law) by TBA, of the following conditions:

•

representations and warranties of ironSource regarding the organization of ironSource and its subsidiaries, the authority of ironSource to, among other things, execute and deliver the Merger Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, the capitalization of ironSource’s subsidiaries, and brokers’ fees (the “Specified Representations”) that is (i) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, being true and correct in all respects, and (ii) that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, being true and correct in all material respects, in the case of each of clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•

each of the representations and warranties set forth in Article IV of the Merger Agreement (other than the Specified Representations and the representations and warranties regarding ironSource’s capitalization and the absence of a material adverse effect) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect;

•	the representations regarding ironSource’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•	the representations regarding the absence of a material adverse effect being true and correct as of the Closing Date as though then made;

•	ironSource having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing; and

•	ironSource having delivered a certificate to TBA dated as of the Closing Date confirming that the conditions set forth in the first five bullets have been fulfilled.

Other Conditions to the Obligations of the ironSource Parties

The obligations of each of ironSource, Merger Sub and Merger Sub II (together, the “ironSource Parties”) to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law), by ironSource of the following conditions:

•

each of the representations and warranties of TBA contained in the Merger Agreement (other than the representations and warranties of TBA regarding the organization of TBA, the authority of TBA to, among other things, execute and deliver the Merger Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, the Trust Account, brokers’ fees, SEC reports, financial statements, compliance with the Sarbanes-Oxley Act, the absence of undisclosed liabilities, business activities, NYSE listing, related party transactions, Sponsor Support Agreement and non-Israeli residency (collectively, the “Specified TBA Representations”) and capitalization of TBA being true and correct) (without giving any effect to any limitation as to “materiality”, “TBA Impairment Effect” or any similar limitation set forth therein) being true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, did not have, and was not reasonably be expected to have, an effect which prevents or materially delays or materially impairs the ability of TBA to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “TBA Impairment Effect”);

•

each of the Specified TBA Representations that is (i) qualified by “materiality,” “Material Adverse Effect,” “SPAC Impairment Effect” or any similar limitation, being true and correct in all respects, and (ii) not qualified by “materiality,” “Material Adverse Effect,” “TBA Impairment Effect” or any similar limitation, being true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•	the representations regarding TBA’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•	TBA having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing;

•

TBA having delivered to ironSource a certificate signed by an officer of TBA, certifying that, to the knowledge and belief of such officer, the conditions set forth in the first four bullets have been fulfilled;

•	the Aggregate Transaction Proceeds equaling or exceeding $1,300,000,000; and

•

the directors and officers of TBA having resigned or been removed, effective as of or prior to the Closing, and copies of such resignation letters (in form and substance reasonably satisfactory to ironSource) having been delivered to ironSource.

Termination

The Merger Agreement may be validly terminated under certain customary and limited circumstances prior to the Closing, including, among others, the following:

•	by the mutual written consent of TBA and ironSource;

•	by either TBA or ironSource:

•

if any law or governmental order (other than a temporary restraining order) is in effect that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, and that in the case of a governmental order, such governmental is final and non-appealable;

•

if the merger of the surviving entity of the merger of Merger Sub with and into TBA (the “First Merger”) with and into Merger Sub II at the Closing (the “Second Merger”) has not been consummated by 11:59 p.m., New York City time, on October 31, 2021 (the “Termination Date”); provided that the right to terminate the Merger Agreement under this provision will not be available to any party whose breach of the Merger Agreement caused or resulted in the failure of the Transactions to be consummated by the Termination Date;

•

if TBA fails to obtain TBA Shareholder Approval at the extraordinary general meeting of TBA (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that TBA may not terminate the Merger Agreement under this provision if TBA has breached its covenants regarding public filings, the TBA board recommendation, registration statement and shareholder meeting matters or exclusivity; or

•

if ironSource fails to obtain the ironSource Shareholder Approval at the ironSource shareholder meeting (including any adjournments thereof); provided that ironSource may not terminate the Merger Agreement under this provision if at the time of such termination, ironSource has breached its covenants regarding registration statement and shareholder meeting matters or exclusivity;

•	by ironSource:

•

if TBA has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of certain conditions described in the section entitled “The Merger Agreement—Conditions to Closing of the Transactions” above to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by TBA before the earlier of (A) the fifth business day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from ironSource of such breach or failure to perform; provided that ironSource shall not have the right to terminate the Agreement under this provision if ironSource is then in material breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; or

•

if the condition that the Aggregate Transaction Proceeds must equal or exceed $1,300,000,000 becomes incapable of being satisfied at the Closing without any amendments, modifications or supplements to, or waivers under, the Merger Agreement or any of the Investment Agreements (subject to the Sponsor’s rights under the Sponsor Support Agreement).

•

by TBA, if ironSource, Merger Sub or Merger Sub II has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of certain conditions described in the section entitled “The Merger Agreement—Conditions to Closing of the Transactions” above to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ironSource, Merger Sub or Merger Sub II before the earlier of (A) the fifth business day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from TBA of such breach or failure to perform; provided that TBA may not terminate the Agreement under this provision if TBA is then in material breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, each party will bear its own expenses incurred in connection with the Merger Agreement and the Transactions, whether or not such transaction has been consummated, including all fees of its legal counsel, financial advisors and accountants; provided that (i) any fees relating to any filings under competition laws will be borne by TBA and ironSource in equal parts and (ii) if the Closing occurs, Merger Sub II (as the surviving company) will bear and pay all transaction expenses of TBA.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties thereto in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Governing Law

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the Transactions, will be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Investment Agreements and Secondary Purchase Agreements

Concurrently with and following the execution of the Merger Agreement, ironSource entered into investment agreements (each, an “Investment Agreement” and collectively, the “Investment Agreements”) with certain investors (each, a “PIPE Investor” and collectively the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130,000,000 ironSource Class A ordinary shares (the “PIPE Shares”) in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein.

At the discretion of ironSource, the PIPE Shares will either be newly issued by ironSource (“Primary PIPE Shares”) or sold by certain selling shareholders of ironSource, including optionholders who will exercise options, and holders of RSUs whose RSUs will settle (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”) (“Secondary PIPE Shares”). The Investment Agreements contain customary representations and warranties of ironSource, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. The exact allocation between Secondary PIPE Shares and Primary PIPE Shares under the Investment Agreements will only be determined once the extraordinary general meeting of TBA shareholders that is the subject of this proxy statement/prospectus has taken place, and the extent of any redemption requests for TBA Ordinary Shares pursuant to the Transactions is known. ironSource does not currently intend to allocate the PIPE investment funds towards an investment in Primary PIPE Shares, as it intends to allocate all such funds towards the purchase of Secondary PIPE Shares from the Selling Shareholders. The obligations to consummate the transactions contemplated by the Investment Agreements are conditioned upon, among other matters, the consummation of the Transactions.

Along with the other PIPE Investors, Thoma Bravo Ascension Fund, L.P. (“TB Ascension”), an affiliate of Thoma Bravo, has also entered into an Investment Agreement with ironSource concurrently with the execution of the Merger Agreement. The purchase by TB Ascension of $300 million of PIPE Shares will generally be made on identical terms to the purchases by the PIPE Investors and will close at the Effective Time and is currently expected to be allocated exclusively towards Secondary PIPE Shares. Similar to the other PIPE Investors, TB Ascension will receive registration rights under the Investment Agreements, as described below, upon consummation of its investment.

As of the date of this proxy statement/prospectus, the ironSource Class A ordinary shares to be issued or sold in connection with the Investment Agreements and Secondary Purchase Agreements have not been registered under the Securities Act. ironSource has agreed, within 30 calendar days after the consummation of the Transactions, to file with the SEC a registration statement registering the resale of such ironSource Class A ordinary shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day following the Closing (or the 120th calendar day if the SEC notifies ironSource (orally or in writing) that it will “review” the registration statement) and (ii) the seventh business day after the date ironSource is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Secondary Share Purchase Agreements

Upon the Effective Time to the extent that ironSource allocates the PIPE Investors’ investment under the Investment Agreements towards the purchase of Secondary PIPE Shares, the relevant PIPE Investor and the Selling Shareholders will enter into a purchase and sale agreement (each, a

“Secondary Share Purchase Agreement”), pursuant to which the PIPE Investor will purchase, and the Selling Shareholders will sell to the PIPE Investor, at the Effective Time, ironSource Class A ordinary shares, at a purchase price of $10.00 per share. The obligation to consummate the transactions contemplated by the Secondary Share Purchase Agreement is conditioned upon, among other matters, the closing of the Transactions.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and certain directors of TBA entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and TBA, pursuant to which they have agreed to (i) attend the extraordinary general meeting of TBA shareholders relating to the Transactions or otherwise cause all equity securities owned by them to be counted as present thereat, (ii) vote all shares of TBA owned by them in favor of the Transactions, (iii) vote against any business combination proposal besides the Transactions and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Transactions, (iv) vote against any change in business, management or board of directors of TBA (except as contemplated by the Transactions), (v) not to redeem, or seek to redeem, any shares of TBA owned by them prior to the consummation of the Transactions and (vi) not to transfer any shares of TBA prior to the closing of the Transactions or the valid termination of the Merger Agreement pursuant to its terms.

Additionally, the Sponsor and certain directors of TBA agreed to transfer restrictions whereby, for a one year period following the closing of the Transactions, they may not sell or otherwise transfer any ironSource Class A ordinary shares that are issued on account of the Class B ordinary shares of TBA held by them (the “Sponsor Lock-Up Securities”). One-third of the Sponsor Lock-Up Securities will be released from such lock-up restrictions in the event that the volume-weighted average price of an ironSource Class A ordinary share exceeds $15.00, $17.50 and $20.00 per share, respectively, for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

If redemptions by TBA’s shareholders in connection with the Transactions exceed $150 million (the amount of such excess redemptions, the “Excess Redemptions”), the Sponsor, at its election, must either (i) procure that affiliates of Thoma Bravo, L.P. (which may include TB Ascension) commit to fund the amount of the Excess Redemptions in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement, (ii) surrender for no consideration a number of Class B ordinary shares of TBA having a value equal to the Excess Redemptions or (iii) a combination of the foregoing; provided that in no event will the Sponsor be required to fund cash in an amount in excess of, or forfeit Class B ordinary shares of TBA having a value in excess of, $250 million.

Pursuant to the Sponsor Support Agreement, the Sponsor has the right to designate one individual (the identity of such designee is generally subject to the prior consent of ironSource, and ironSource has consented in advance to the designation of Mr. Bravo, who is the Chairman of the board of directors of TBA) to be appointed to ironSource’s board of directors as of the closing of the Transactions.

ironSource Shareholder Support Agreement

Concurrently with the execution of the Merger Agreement, holders representing a majority of the outstanding ironSource ordinary shares (each, a “ironSource Supporting Shareholder” and, collectively, the “ironSource Supporting Shareholders”) entered into a letter agreement (the “Shareholder Support Agreement”) in favor of TBA and ironSource, pursuant to which the ironSource Supporting

Shareholders agreed to (i) attend the ironSource special meeting or otherwise cause all equity securities owned by it, him or her to be counted as present thereat, (ii) vote all ironSource equity owned by it, him or her in favor of the Transactions, and (iii) vote against certain alternate business combinations. The ironSource Supporting Shareholders further agree that prior to the consummation of the Transactions, they will use commercially reasonable efforts to take all actions and do, or cause to be done, all things reasonably necessary under applicable law to consummate the Transactions.

Additionally, the ironSource Supporting Shareholders have agreed to transfer restrictions whereby such ironSource Supporting Shareholders may not sell or otherwise transfer any of the ironSource Class A ordinary shares beneficially held by them following the closing of the Transactions for a six month period following the Closing Date (or, if earlier, the date that the lock-up restrictions governing the Sponsor Lock-Up Securities (as defined and described above) are fully released).

Second Amended and Restated Shareholders Rights Agreement

Upon the consummation of the Mergers, the Sponsor will become a party to the Second Amended and Restated Shareholders Rights Agreement (the “Shareholders Rights Agreement”), by and among ironSource and the SRA Parties, pursuant to which the Sponsor will be entitled (as the other shareholders party to the agreement are already entitled) to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back provisions. Pursuant to the Shareholders Rights Agreement, the Sponsor will agree (as the other ironSource shareholders who are party have already agreed), in connection with the exercise of any registration rights, not to sell, transfer, pledge or otherwise dispose of ironSource ordinary shares or other securities exercisable therefor for certain time periods specified therein. The detailed registration rights provided under the Shareholders Rights Agreement are described in this proxy statement/prospectus under “Certain Relationships and Related Person Transactions—ironSource—Second Amended and Restated Shareholders Rights Agreement.”

INFORMATION ABOUT THE COMPANIES

Thoma Bravo Advantage

TBA was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. TBA was incorporated as a Cayman Islands exempted company on November 6, 2020.

TBA’s objective is to identify and work with an existing management team to operate a market-leading, fast-growing software franchise with high-quality and recurring revenue streams in a fragmented market, and that offers attractive organic and inorganic growth opportunities. Through its many successful software investments, Thoma Bravo, which is an affiliate of the Sponsor, has accumulated a robust set of operating best practices through which it can provide a business with the opportunity to accelerate its growth and create significant value in a short time frame. TBA believes it is well-positioned to extend its experience and operating practices to ironSource.

The Sponsor is an affiliate of Thoma Bravo, which is part of one of the longest and most successful stories of private equity investing in the United States, dating back to a predecessor firm founded in 1980. Continuing this history, over the last 20 years, funds largely managed by the current Thoma Bravo managing partners have been amongst the top performing buyout funds of their respective vintage peers. In 2017, 2018 and 2019, the HEC-Dow Jones Private Equity Performance Ranking named Thoma Bravo the top performing buyout firm in terms of aggregate performance, based on all buyout funds raised between 2005 and 2014.

For more than 20 years, the Thoma Bravo managing partners have focused on investing in businesses that provide software products and/or technology-enabled services. Because of the compelling opportunities the firm has found in these sectors, almost all investments made by the Thoma Bravo managing partners during this period have been in software and technology-enabled services, with a total of over 270 acquisitions, including add-ons.

This specialized focus has allowed Thoma Bravo to develop a deep understanding of key business metrics and growth strategies in these businesses, and to collect a great deal of proprietary, operational data to inform its future investment decisions. Thoma Bravo believes it is now well-established as a leading investor in companies operating in the application, infrastructure and security software segments in part because of its success in increasing the growth rate and improving the margins (and hence, value appreciation) of the software companies in which it has invested.

Thoma Bravo and its predecessor firms have invested in a wide range industry sectors over the years, including distribution, education, insurance, finance, communications, media, marketing, consulting, asset management and security services. The firm has increasingly focused on software since 2001, when its research identified software as an area of opportunity. Since then, equity funds managed by Thoma Bravo have made investments in more than 80 software company platforms, representing more than $65 billion of enterprise value, and their portfolio companies have invested in about 195 add-ons to these platform businesses, representing more than $14 billion of additional value, making Thoma Bravo a leading private equity investor in software. With over 20 years of experience investing in the software and technology-enabled services spaces, Thoma Bravo is uniquely positioned with a comprehensive view of the industry, affording our management team the insight and knowledge to identify compelling candidates for a business combination.

Thoma Bravo has an established track record of investing in market leaders, as evidenced by its high-performing past and current portfolio investments. These investments include now-public companies such as Dynatrace and SailPoint, which have significantly increased their revenue and earnings since Thoma Bravo’s initial investment.

Thoma Bravo believes its investment history has created a reputation for the firm as one of a small number of financial partners of choice for management teams seeking to build and grow best in class companies. In addition, the contacts and relationships the firm’s partners have built over many years of activity in the industry provide Thoma Bravo with direct access to leading companies and leading executives, which it believes produces a significant competitive advantage in sourcing and completing an investment.

The mailing address of TBA’s principal executive office is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and its telephone number is (312) 254-3300.

ironSource Ltd.

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, its founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, ironSource’s founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since its founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. ironSource’s solutions allow its customers to focus on what they do best—creating great apps and user experiences—while ironSource provides the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement within the mobile ecosystem. In 2020, the average adult spent 4.3 hours a day consuming media on mobile devices, with 83% of that time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on the Apple App Store alone as of January 2021.

In this mobile app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista. As the mobile gaming category has grown, a new generation of technology platforms has emerged to enable and fuel this growth. ironSource has established a strong leadership position within this category, focusing our product development and innovation on building core infrastructure serving mobile game developers.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created, has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. ironSource identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

The ironSource platform consists of two solution suites: Sonic and Aura. The Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. The Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device—from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. The ironSource team believes the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, ironSource had over 4,000 customers around the world using its comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

ironSource is a market leader for each of its solution suites, highlighting the business-critical role it plays for mobile game and app developers. Its Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020 (for more information on Power Rankings, see “Market, Industry and Other Data—Other Data”). In March 2021, 89% of the top 100 mobile games by downloads on the Apple App Store used the ironSource platform. In addition, the Sonic publishing solution, SuperSonic, which was launched in February 2020, has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using the Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie. Lastly, its Aura solutions are used by some of the world’s leading telecom operators and connected device OEMs, including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

ironSource customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. The ironSource team defines a customer as an individual or entity that generated revenue for ironSource during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though ironSource may enter into commercial agreements with multiple parties within that organization.

The nature of the ironSource business model closely aligns ironSource’s success with that of its customers. As a result, ironSource builds strong, long-standing partnerships with its customers and expands their use of ironSource’s solutions over time. As of March 31, 2021, ironSource had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for its customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, ironSource had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of its revenue. See “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics.” The ironSource solutions can be used individually or in combination. The ironSource team has seen that as customers benefit from using the ironSource platform—they increase their usage of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of the Sonic customers who contributed over $100,000 of annual revenue used both ironSource’s user growth and monetization solutions, and 13% distributed their apps through on-device placements, benefiting from the inventory generated by its Aura solutions. By reinvesting revenue generated through ironSource’s monetization solutions into user growth, many of its customers benefit from a growth cycle that enables accelerated user and revenue growth.

ironSource’s leadership position in the app economy is enhanced by its scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data and Aura’s user provided data and contextual data are each utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. ironSource uses this data, together with its proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

ironSource’s revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over- year growth of 83%. Its revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Its net income from ironSource’s continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over-year growth of 80%. In the three months ended March 31, 2021 and 2020, ironSource’s income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, ironSource generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. It generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from its Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

The mailing address of ironSource’s principal executive office is 121 Menachem Begin Street, Tel Aviv 6701203, Israel and its telephone number is +972-747990001.

TBA’S BUSINESS

In this section “TBA”, “we,” “us” and “our” refer to Thoma Bravo Advantage.

Overview

Thoma Bravo Advantage is a blank check company incorporated on November 6, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. Prior to executing the Merger Agreement, TBA’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Our sponsor is an affiliate of Thoma Bravo, a software-focused private equity investment firm, with approximately $77 billion of assets under management as of December 31, 2020. Thoma Bravo is part of one of the longest and most successful stories of private equity investing in the United States, dating back to a predecessor firm founded in 1980. Continuing this history, over the last 20 years, funds largely managed by the current Thoma Bravo managing partners have been amongst the top performing buyout funds of their respective vintage peers. In 2017, 2018 and 2019, the HEC-Dow Jones Private Equity Performance Ranking named Thoma Bravo the top performing buyout firm in terms of aggregate performance, based on all buyout funds raised between 2005 and 2014. Orlando Bravo, the Chairman of our board of directors, is one of the founders of Thoma Bravo and is one of its current managing partners.

Our objective is to identify and work with an existing management team to operate a market-leading, fast-growing software franchise with high-quality and recurring revenue streams in a fragmented market, and that offers attractive organic and inorganic growth opportunities. Through our many successful software investments, we have accumulated a robust set of operating best practices through which we can provide a business with the opportunity to accelerate its growth and create significant value in a short time frame. We believe our company is well-positioned to extend our experience and operating practices to a potential business partner that is at an appropriate stage of corporate development to operate as a public company.

Initial Public Offering and Simultaneous Private Placement

On January 20, 2021, we consummated our initial public offering of 100,000,000 Class A Shares, including 10,000,000 Class A Shares issued as a result of the underwriters full exercise of their over-allotment option, at an offering price of $10.00 per share, generating gross proceeds of $1.0 billion. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC acted as the representatives of the several underwriters in the initial public offering. The securities sold in the initial public offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-251772), which the SEC declared effective on January 14,2021.

Substantially concurrently with the closing of the initial public offering, we consummated the private placement to our sponsor of 2,400,000 Class A Shares, at a price of $10.00 per share, generating gross proceeds of $24.0 million.

After deducting the underwriting discounts and commissions (excluding the deferred portion, which amount will be payable upon consummation of the Business Combination) and the initial public offering expenses, $1.0 billion of the net proceeds from our initial public offering and certain of the proceeds from the private placement of the Class A Shares to our sponsor was placed in a trust account.

We may withdraw from the trust account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for our initial public offering and described in the subsection below entitled “TBA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and our redemption of 100% of the outstanding public shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from our initial public offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that TBA acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although TBA may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. TBA’s board of directors determined that this test was met in connection with the proposed business combination with ironSource as described in the section entitled “Proposal One — The Business Combination Proposal — Satisfaction of 80% Test” above.

Shareholder Approval of Business Combination

Under the TBA Articles, TBA must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to have their public shares converted into cash, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, subject to the limitations described in the prospectus for the TBA IPO. Accordingly, in connection with the Business Combination, the TBA public shareholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Extraordinary General Meeting of TBA Shareholders — Conversion Rights.”

Voting in Connection with the Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor has agreed to vote its TBA shares in favor of such proposed Business Combination.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding TBA or its securities, TBA, the Sponsor, TBA’s officers and directors, ironSource, the ironSource officers and directors and/or their respective affiliates may purchase TBA Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire TBA Ordinary Shares or vote their TBA Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding TBA Ordinary Shares and ensure that TBA has in excess of$5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the TBA Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase TBA Ordinary Shares at a price lower than market and may therefore be more likely to sell the TBA Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the extraordinary meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. TBA will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Redemption of Public Shares and Liquidation If No Initial Business Combination

The TBA Articles provide that we will have only 24 months from the closing of our initial public offering (or 30 months from the closing of our initial public offering, if we have executed a letter of intent, agreement in principle or definitive agreement for our initial business combination within 24 months from the closing of our initial public offering but have not completed our initial business combination within such 24-month period) to consummate an initial business combination. If we do not consummate an initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The TBA Articles provide that, if a resolution of our shareholders is passed pursuant to the Companies Act of the Cayman Islands to commence the voluntary liquidation of our company, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our sponsor and each member of our founding team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the completion window).

Our sponsor, executive officers, directors and director nominees have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the TBA Articles (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $850,000 of proceeds held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement shares, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our founding team will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if our founding team believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by our founding team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our founding team is unable to find a service provider willing to execute a waiver. The underwriters will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Our sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to $850,000 from the proceeds of our initial public offering and the sale of the private placement shares with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our trust account received by any such shareholder. In the event that our offering expenses exceed our estimate of $3,150,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $3,150,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not consummate an initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the TBA Articles (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity, and (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within the completion window, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

We currently maintain our executive offices at 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606. Upon the closing of the Business Combination, the principal executive offices of TBA will be those of ironSource.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our founding team in their capacity as such.

Directors and Executive Officers

Our directors and officers (and their respective ages as of March 31, 2021) are as follows:

Name	Age	Position

Orlando Bravo	50	Chairman

Robert Sayle	40	Chief Executive Officer

Amy Coleman Redenbaugh	53	Chief Financial Officer

Steven Schwab	43	Corporate Secretary

Les Brun	68	Director

Cam McMartin	63	Director

Pierre Naudé	62	Director

Orlando Bravo is the Chairman of our Board of Directors. Mr. Bravo is also a Founder and Managing Partner of Thoma Bravo. He led Thoma Bravo’s early entry into software buyouts and built Thoma Bravo into one of the top private equity firms in the world. Mr. Bravo has overseen over 270 software acquisitions conducted by Thoma Bravo, representing more than $79 billion in transaction value. Forbes named him “Wall Street’s best dealmaker” in 2019, and he was part of Thomson Reuters “Eight Buyout Pros to Watch” in 2009. Mr. Bravo was born in Mayaguez, Puerto Rico. He graduated Phi Beta Kappa with a bachelor’s degree in economics and political science from Brown University in 1992 and earned a JD degree from Stanford Law School and an MBA degree from the Stanford Graduate School of Business in 1998.

Robert Sayle is our Chief Executive Officer. Mr. Sayle is also a partner at Thoma Bravo, and has been with Thoma Bravo since 2005, not long after the firm’s first software investment. Since then, he has been instrumental in multiple acquisitions and the development of various software companies. In his tenure at Thoma Bravo, Mr. Sayle has played a material role in over 15 platform investments, having sourced, negotiated and led a significant number of these investments. Mr. Sayle has also worked with portfolio company management teams to identify and execute over 40 add-on acquisitions providing scale and growth acceleration. In Mr. Sayle’s tenure at Thoma Bravo, he has been instrumental in developing Thoma Bravo’s operational best practices, and has built relationships with a long list of software executive teams. Prior to joining Thoma Bravo, Mr. Sayle worked with JPMorgan’s Investment Banking Division in the Technology, Media and Telecom Industry Group, where he was involved in mergers and acquisitions, divestitures, restructurings, and capital markets financings. He graduated from Harvard University with a BA degree in Economics with a concentration in Psychology.

Amy Coleman Redenbaugh is our Chief Financial Officer. Ms. Coleman Redenbaugh is also a managing director and the chief financial officer of Thoma Bravo, which she joined in 2008. Prior to joining Thoma Bravo, Ms. Coleman Redenbaugh was the chief financial officer of Quinten Road Management, an asset manager formed by GE Antares and Northwestern Mutual to provide junior capital in support of sponsor-led, middle-market leveraged buyouts. Earlier in her career, she was a tax manager in the Private Client Services Group at Arthur Andersen. Ms. Coleman Redenbaugh received a BS degree in Business Administration and Accounting from Indiana University of Pennsylvania.

Steven Schwab is our Corporate Secretary. Mr. Schwab is also a director, legal and the chief compliance officer at Thoma Bravo. Mr. Schwab joined Thoma Bravo in 2015 and has responsibility for Thoma Bravo’s legal, compliance and regulatory functions, which includes the design, implementation and operation of its compliance programs. Prior to joining Thoma Bravo, Mr. Schwab held senior legal, compliance and management positions, including general counsel and chief compliance officer, at international investment firms and broker-dealers. Earlier in his career, he practiced law in the Financial Services Groups at Winston & Strawn and Katten Muchin Rosenman in Chicago, where he advised clients across the spectrum of regulated financial services firms. Mr. Schwab is a regular speaker at industry conferences on topics affecting the private equity industry. He earned a JD degree, cum laude, from Loyola University Chicago School of Law and a BA degree from Miami University in Oxford, Ohio.

Les Brun is Chairman and Chief Executive Officer of Sarr Group, LLC, a diversified holding company for his investments. He is also Senior Advisor of G100 Companies, a private partnership of boutique businesses that deliver solutions, advice, and forums for CEOs of the world’s leading companies. Previously, he was a Managing Director in the New York office of CCMP Capital Advisors. Mr. Brun also founded and was Chairman Emeritus of Hamilton Lane, the world’s leading Private Equity advisory and management firm. He was also a member of the board of directors of the Richcourt Group, a Hamilton Lane company specializing in hedge fund of funds management. Mr. Brun is currently Chairman of the Board of Director of CDK Global, Inc. (NASDAQ “CDK”). He is Lead Director of Merck & Co., Inc. (NYSE “MRK”) and Broadridge Financial Solutions, Inc. (NYSE “BR”), where he was formerly Chairman of the Board of Directors. He also serves on the Board of Directors of Corning, Inc. (NYSE “GLW”), Ariel Investments, LLC, and Footprint, LLC. Mr. Brun was formerly Chairman of the Board of Directors of Automatic Data Processing, Inc. (NYSE “ADP”) until November 2015 and Chair of the Compensation Committee of Hewlett Packard Enterprise (NYSE “HPE”). He is also a Member of the Council on Foreign Relations. In addition, he was Chairman of the U.S. Small Business Administration’s S.B.I.C. Advisory Council, and a member of the Committee for the Reinvention of the S.B.A. Mr. Brun has over 40 years of investment banking, commercial banking and financial advisory experience. Mr. Brun holds a B.S. from the State University of New York at Buffalo, where he has been recognized as a Distinguished Alumnus, and is a former Trustee of the University at Buffalo Foundation, Inc. He is also a former Trustee of Widener University, as well as Episcopal Academy in Merion, PA. Mr. Brun was recognized by the NACD as one of America’s top 100 Corporate Directors in 2015 and most recently inducted into the 2019 Business Hall of Fame for Philadelphia Inquirer’s Industry Icons.

Cam McMartin currently serves as a board member and a company and fund advisor. Mr. McMartin served as the Chief Operating Officer of SailPoint Technologies Holdings, Inc. (NYSE “SAIL”) from May 2019 to December 2019 and as its Chief Financial Officer from 2011 to May 2019. Mr. McMartin formerly served as Managing Director and Chief Financial Officer for CenterPoint Ventures, a $425 million venture capital group. Before CenterPoint Ventures, Mr. McMartin held senior financial and operating positions with a number of corporations, including Senior VP, Operations at Dazel, Member, Office of the Chief Executive and Chief Financial Officer of DataCard, and Chief Financial Officer at Convex Computer (NYSE “CNX”). Mr. McMartin holds a B.A. in Business Administration from Trinity University and an M.B.A. from the University of Michigan.

Pierre Naudé played a key role in the founding of nCino, Inc. (NASDAQ “NCNO”) and has served as its Chief Executive Officer and a member of the board of directors since its inception. With over 30 years of financial technology experience, Mr. Naudé is passionate about transforming the financial services industry through innovation, reputation and speed. Under his leadership, nCino has established itself as a premier global FinTech company with seven offices across four continents, more than 1,000 employees, and a strong company culture that has been recognized with numerous industry awards and accolades. Today, nCino works with over 1,200 financial institutions of all sizes across the world to help them increase efficiency and compliance, grow profitability and improve the client experience. Prior to nCino, Mr. Naudé served as the Divisional President of S1 Corporation, and Vice President and Managing Partner of Unisys. Mr. Naudé holds a B.S. in Finance and Management from Upper Iowa University.

Our mission is to empower developers to turn their apps into scalable, successful businesses.

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ironSource

IRONSOURCE’S BUSINESS

In this section “we,” “us” and “our” refer to ironSource.

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement in the mobile ecosystem. In 2020, 4.3 hours a day were spent consuming media on mobile devices by the average U.S. adult, with 89% of mobile internet time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on Apple’s App Store alone as of January 2021.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently, and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, we had over 4,000 customers around the world using our comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. The ironSource platform is used by 80% of the top 20 most downloaded games in the United States on the Apple App Store as of March 2021 and 89% of the top 100 most downloaded games as of March 2021. Our Sonic solutions were ranked third after Google and

Facebook in AppsFlyer’s “Power Ranking” from June 2020. The Power Ranking measures a combination of the number of non-fraudulent installs, the number of apps running and a weighted retention score. In December 2020, 80% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store used our platform. In addition, our Sonic publishing solution, which we launched in February 2020, has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games – Join Clash – was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie. Finally, our Aura solutions are used by some of the world’s leading telecom operators and OEMs, including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

Several of our services provide core business infrastructure to our customers that is critical to their commercial operations. For example, an important product within our Sonic monetization solution is mediation, which offers a single point of access to advertiser demand from major advertising networks. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. Based on data from AppAnnie, 21% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store as of December 2020 used our mediation product. Similarly, a telecom operator can only integrate one device experience management solution at the system level into its smartphone network—this depth of integration creates a natural moat and barrier to replacement and becomes the single solution for on-device user engagement and content and app recommendation.

Our customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. We define a customer as an entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and expand their use of our solutions over time. As of March 31, 2021, we had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, we had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of our revenue. Our solutions are designed to be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their use of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. These customers also represented 59% of total 2020 revenue. Further, 13% of Sonic customers generating over $100,000 distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and accounted for 29% of total 2020 revenue. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth.

“ironSource has been a key partner for Zynga for several years, and their platform has played an integral role in driving sustainable growth for our titles, from launch through to the long-term. Being able to access multiple solutions critical to our business in one place has huge value, and ultimately helps us continue to connect the world through games.”

Scott Koenigsberg, SVP, Head of Product at Zynga

Integrated solutions

User Growth | Monetization | Analytics | Creative Management | Publishing

CASE STUDY
ironSource powers a full cycle of growth for Zynga's hit games zynga

How does one of the first-ever mobile game companies continue growing titles more than 10 years later?

Zynga started developing Facebook and online games in 2007, before becoming one of the largest mobile game companies in the world.

Today their portfolio of hit games includes several word and card games such as Words with Friends, Zynga Solitaire, and Zynga Poker. For more than five years, Zynga has partnered with ironSource, leveraging multiple solutions on the platform to power the growth of their massively popular games.

Zynga first started using ironSource's monetization solution in 2015 to monetize their game Hit It Rich on iOS and Android. Since then, Zynga has used ironSource's monetization solution to generate significant revenue for the rest of their portfolio, including Zynga Solitaire and casual word titles like Words with Friends.

In addition to ironSource's monetization solution, Zynga also leverages ironSource's user growth solution, specifically utilizing the ROAS optimizer product to automatically optimize campaigns according to their ROAS goals. Utilizing the ROAS optimizer in combination with ironSource's creative management solutions for building playable ads, which has been a part of many of Zynga's launches, ultimately led to doubling Day 1 ROAS from users acquired through ironSource for one of its major new IP-based titles in 2020. Finally, Zynga also uses the ad quality product in the analytics solution to get increased visibility and control into the ads that run inside their app.

Justin M.
70
Practice
41
PLAY

CASE STUDY
ironSource powers a full cycle of growth for Zynga's hit games

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

We have a strong track record of successfully identifying opportunities in the app economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. We plan to strengthen our leadership position and drive additional growth in the app economy by focusing on the following strategies:

•	Growing the customer base for our platform

•	Leveraging customer relationships to cross-sell our solutions

•	Extending our business platform to apps beyond gaming

•	Increasing telecom operators’ use of Aura to promote their own services

•	Expanding our leadership in game publishing

•	Investing in technology and innovation to create new solutions for our customers

•	Extending our business platform to devices beyond smartphones, such as smart TVs

•	Growth through strategic M&A

Our revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over-year growth of 83%. Our revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Our net income from continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over year growth of 80%. In the three months ended March 31, 2021 and 2020, ironSource’s income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, we generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. We generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from our Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

Industry Background

Mobile proliferation has led to a flourishing app economy

Faster, cheaper and higher powered smartphones have precipitated the significant growth in the number of smartphone users over the last decade, and today, smartphones are the primary devices for consumer and social interaction globally. Smartphone users are increasingly relying on their devices to do more, with the average U.S. user spending 4.3 hours per day on mobile devices in 2020, up from 3.9 hours in 2019, according to eMarketer. According to data from SensorTower and eMarketer, over 140 billion apps are expected to be downloaded in 2020, up from 115 billion in 2019, and the average smartphone user in the U.S. spends 83% of their time on mobile devices in apps. The scale of the gaming market is also substantial. As of 2020, there are an estimated 2.6 billion mobile gamers worldwide in a segment estimated at $76 billion.

This growth in usage has attracted developers who create apps and content for the mobile ecosystem and doing so has become easier and more accessible than ever. App creation has been democratized, as easily-accessible content creation software has enabled developers to create complex and diverse mobile apps rapidly, at scale, and at low cost. As of January 2021, there were over 1.8 million apps on the Apple App Store, available to billions of users worldwide. Advertisers have taken notice and entered this market at scale, with mobile advertising comprising 72% of all digital advertising spend globally in 2020, up from 69% in 2019 according to eMarketer.

Gaming drives the app economy

According to Sensor Tower, in the second quarter of 2020, users downloaded over 15 billion mobile games, representing 40% of all app downloads, greater than entertainment, social and video apps combined, and growing 32% from the second quarter of 2019. In this crowded market for user attention, interactive and social content have emerged as the key differentiators necessary for apps to attract users and generate engagement. Gaming apps have been at the forefront of the mobile app economy, leveraging their interactive and social nature to become the world’s most popular category of apps, and investing heavily in user growth and monetization technologies, ahead of other categories of apps.

The rise of gaming has been fueled by the rise of technology and platforms specifically built for game developers as mapped by research firm Newzoo in their Gametech Ecosystem Map in June 2020. In addition, by increasingly leveraging both in-app advertising and in-app purchases to drive revenue and then reinvesting that revenue into cost-efficient user growth, game developers have unlocked a flywheel that can drive continuous growth and be analyzed and optimized for profitability. Further, the advertising experience in games also differs from that of other app categories - most notably, in game developers’ use of user-initiated ads, where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. Unlike traditional banner or interstitial ads, user-initiated ads, such as rewarded video and offerwall, are entirely native and function as micropayment mechanisms within game environments.

App Store Downloads by Category 1

1 Includes Apple App Store and Google Play Store

The rise of user-initiated ads has fueled the expansion of the mobile game category, allowing developers to more effectively generate revenue from their games by not only enabling monetization across paying users but also across non-paying users as well. In-game advertising unlocks additional revenue for game developers, which can be spent on user growth and therefore, drives the expansion of the entire category.

The global gaming market in 2020 is estimated to be $164 billion by Newzoo. While the games market as a whole has grown rapidly, Newzoo reports that the mobile segment of this market is expected to outpace PC and console growth in 2021 by 14% and 5%, respectively. Gaming appeals to a diverse population across genders, income levels and age groups. The ease and accessibility of smartphones has expanded gaming’s penetration across demographics to billions of consumers globally. According to Newzoo Research, there were over 2.6 billion mobile gamers in 2020, and mobile games was a $76 billion market, or 46% of total gaming, having grown at a compound annual growth rate (“CAGR”) of 12% since 2018.

Rapid growth creates complexities for game and app developers and telecom operators

The rapid growth in new apps, including mobile games, has expanded user choice and presents a challenge for developers trying to differentiate their offering and reach a scaled audience. With millions of apps now available across app stores, app discovery has become critical for developers. In addition, users increasingly expect interactive and personalized experiences in the games and apps they use, from entertainment to e-commerce. They demand tailored recommendations and content, seamless in-app purchases, and relevant promotions. Managing user growth, engagement and monetization in this competitive environment has become a critical challenge for a developer’s long-term success.

Against this backdrop, telecom operators are focused on driving net subscriber additions and profitability in highly competitive markets, where data is becoming increasingly commoditized. Despite providing infrastructure for the mobile app economy to flourish, telecom operators have largely been unable to actively participate in its financial success. Achieving digital transformation and engaging their users by creating on-device services and experiences have become critical for telecom operators looking to drive continued revenue growth in a competitive environment, where focus historically centered on monetizing a user’s device at the point of sale.

App developers and telecom operators need a business platform tailored for the app economy

Effective distribution and monetization of apps requires constant innovation in an ever-evolving landscape of platforms, devices, channels, ad formats and consumer preferences. Significant time, resources and expertise are needed to build technology and data models that can deliver automated, world-class user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. Developers need a platform to provide the core infrastructure for their commercial expansion, so they can focus on creating great apps and delivering the best user experience.

Telecom operators’ historical focus has been on providing wireless service through major infrastructure and hardware investments. This network focus has resulted in a limited focus on software solutions designed to engage and monetize users beyond the sale of traditional device offerings and communication services. Network and infrastructure investment dominates telecom operator research and development spending, and is expected to continue to do so with the roll-out of expensive 5G infrastructure. This leaves limited resources for telecom operators to develop data-driven user engagement and monetization software, which is required to meet user expectations for high- quality mobile experiences, and to create stickier and more profitable user relationships.

Our Market Opportunity

We believe that the total market opportunity for ironSource was $17 billion as of 2020. Furthermore, we believe that our total market opportunity will grow to $41 billion by 2025. Of this $41 billion, approximately $30 billion will come from our existing markets, with the remainder expected to come from adjacencies to our existing markets. Our market opportunity is based on a 2021 study we commissioned by a third-party strategy consulting firm, Altman Solon.

The principal areas of growth within our market opportunity are:

Growth in gaming: We believe that we can continue to expand our customer base in gaming and increase the use of additional solutions within our platform by existing customers. In addition, we believe we can expand our leadership in game publishing to increase revenue from published games.

Growth in apps beyond gaming: We believe there is a significant opportunity to increase adoption of our platform among apps in categories outside of gaming, in particular driving use of our monetization and user growth solutions.

Expanding our platform offering for apps beyond games: By leveraging our deep expertise in the app economy we believe we will be able to expand our platform by developing additional solutions uniquely tailored to drive business success for apps in categories outside of games.

App placement, device management and news content service: We believe we will deepen the on-device engagement experience by expanding to additional touchpoints and solutions that will enable us to promote more third party apps and content, and telco-branded services, natively on the device.

Expansion to devices beyond mobile: We believe we will leverage our expertise in the app economy and on mobile to develop new solutions and expand the use of our existing solutions on connected devices beyond mobile.

Our Platform

The ironSource platform offers a comprehensive set of solutions for key constituents of the global mobile app economy, primarily app developers and telecom operators. Our platform, which consists of our Sonic solution suite for game and app developers, and our Aura solution suite for telecom operators, is designed primarily to help game and app developers maximize the acquisition, engagement and monetization of users. Sonic enables developers to grow their apps into scaled businesses by improving their monetization and enabling cost efficient user growth. Aura enables app developers to connect with users through a unique channel that offers on-device app discovery, while allowing telecom operators to better engage and monetize their users throughout the device lifecycle. The combination of the two solution suites represents a unique value proposition to app developers struggling with app commercialization today.

We serve customers of all sizes and maturity, from large enterprises such as leading mobile game companies with dozens of titles, to major mobile carriers with millions of users, to small customers such as indie game developers with a single app. As of March 31, 2021, we had over 4,000 customers, of which 292 customers generated over $100,000 in revenue over the trailing 12-month period and accounted for 94% of our revenue.

Sonic—The app growth cycle

Our Sonic solution suite enables developers to grow their apps into scaled businesses by providing solutions across the entire app growth cycle, from ideation to scaled, profitable growth. By connecting user growth and monetization through robust data and analytics, Sonic is able to create a virtuous cycle of growth which generates revenue that can be reinvested in scaling user growth to ultimately drive profitability. Our Sonic solution suite is used by a number of recognizable game developers including Aristocrat, Activision, Gameloft, Playrix, Zynga, King, Jam City and Sybo along with app developers including Weatherbug, Audiomack and Calm.

Customers can begin using a Sonic solution at any point during the lifecycle of their app, and will often expand to using other solutions over time. Many customers start by using our Sonic monetization solution to drive revenue, and as their revenue increases, they may spend a portion of those earnings to scale their app’s revenue-generating potential through our Sonic user growth solution, leveraging our creative management solution to gain an edge in their user growth campaigns. Further, as their user base scales, they may leverage our Sonic analytics solution to further optimize user acquisition and monetization. Some developers, especially small studios and independent developers who require expertise in publishing their apps, may start using Sonic earlier in their journey. These developers may leverage Supersonic, our publishing solution, to launch their apps, maximize their commercial success, and reduce costs. In this respect, our interconnected Sonic solution suite powers a profitable and scalable cycle of app growth for developers.

Aura—The device lifecycle

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints, which deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. These touchpoints create a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience. Telecom operators can also promote their own content and services to their users through Aura on device and out of the store. By incorporating relevant app and service recommendations into the device experience, Aura allows telecom operators to provide more value to their users, thereby increasing brand loyalty, reducing churn and driving incremental revenue. Aura’s analytics solution further allows telecom operators to better understand how users are interacting with content on their devices, which they can then leverage to drive further engagement and optimize revenue.

As a full stack solution for managing user experience through the entire device lifecycle, Aura facilitates the expansion or customization of promotions within existing engagement touchpoints, such as promoting telecom operator-branded device insurance, a personalized data package, or other telecom operator-owned and operated services. As Aura is integrated as a system-level application on the device, telecom operators are able to quickly and easily deploy new touchpoints or promotions to engage their users with more relevant content and services.

Our goal, once we onboard a new customer, is for them to adopt an increasing range of our products. Further, as our customers experience success and engage with a broader range of our solutions, we become increasingly integrated in their businesses, creating even greater stickiness in our customer relationships. This drives our strong growth and customer retention. As developers and telecom operators grow their revenue using our solutions, additional developers and telecom operators are attracted to our platform, contributing to our continued growth. Our scale provides us with significant data to help us create better solutions and a more effective platform for our customers’ benefit. This leads to greater success for our customers, driving yet more customer growth for our platform.

WeatherBug

"We love ironSource and have been partners leveraging Aura for distribution for a long time. There are few channels out there that are able to optimize campaigns to such a granular degree, and also give us the opportunity to get ahead of our competitors. Being able to meet users directly on devices in the first few moments of onboarding has been crucial for meeting Weatherbug's scale and retention goals."

Mike Brooks, SVP Revenue at Weatherbug

Integrated solutions

User Growth · Monetization · Analytics · Creative · Publishing

CASE STUDY
ironSource grows Weatherbug's user base with on-device advertising

WeatherBug

How does a weather app beat out competitors and get on devices first?

Weatherbug is a top-rated weather app in the app stores, and one of the most popular weather sites in the US. Because many devices come preinstalled with branded weather apps, it can be challenging to convince users to switch over to a new one. For that reason, Weatherbug was looking for a way to get in front of users early in the device lifecycle, before they became attached to a competitor app.

Weatherbug partnered with Aura in 2018 to do just that. Weatherbug front loads the bulk of their marketing efforts in the beginning of the year, when a significant amount of people are unboxing the new devices they received over the holidays. During these first few months of the year, Aura recommends Weatherbug to new device owners in the US as they set up their new devices, using targeting and optimization technology to specifically focus on high value user segments for Weatherbug. Throughout the partnership, Aura has driven more than 7 million on-device installs for Weatherbug.

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CASE STUDY
ironSource grows Weatherbug's user base with on-device advertising

Core Solutions of Our Platform

Our customers use our platform for a number of business-critical functions, including user growth, monetization, analytics, creative management and publishing.

User Growth

Our user growth solution enables game and app developers to create, monitor, and optimize user acquisition campaigns through multiple channels, including unique on-device placements through our integrations with Aura’s telecom operator customers. This solution includes a number of products, including a campaign management product to enable custom campaign creation; a ROAS optimizer, which enables the automation of smart bidding to maximize positive return on user growth spend; and a cross promotion tool to allow developers to maximize value by efficiently promoting existing apps to users of other apps in their portfolio. These capabilities enable developers to continue growing and scaling their businesses over time.

In addition, our Aura solution suite provides an incremental distribution channel for app developers to connect with potential users. A significant portion of app installs on a device occur when the device is newly opened. By partnering with some of the leading telecom operators to power their device experiences, from device setup to in-life engagement, we are able to create unique touchpoints to promote apps during high-engagement moments throughout a user’s device lifecycle. App developers are able to leverage these on-device placements to connect with potential users at times when their likelihood of installing specific apps is at its highest.

We are a market leader in user growth solutions, as evidenced by the fact that we were ranked fourth globally after Google, Facebook and Unity on AppsFlyer’s Performance Index for Volume Ranking as of June 2020. Similarly, ironSource was ranked third after Google and Facebook in AppsFlyer’s Power Rankings as of June 2020. Our leadership among mobile user growth solutions stems from an early focus on developing solutions for mobile games, the most downloaded category of apps. As of March 2021, 89% of the top 100 most downloaded mobile games on the Apple App Store used our user growth solution. Leveraging our expertise in mobile games, we have begun offering our user growth solution to apps outside of the game category, and as of March 31, 2021, over 17% of our customers with over $100,000 in trailing 12-month revenue came from industries beyond gaming.

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable our developers to effectively acquire users who generate greater revenue and return on user growth spend.

Monetization

Our Sonic monetization solution enables app developers to monetize in-app content through technologies designed to maximize revenue generation while preserving a rich and enjoyable user experience. For example, our mediation product allows developers to maximize yield by offering a single point of access to premium advertiser demand from major advertising networks, including the ironSource network, and those from Facebook, Google, Snap, TikTok and Unity. Our in-app bidding technology enables a real-time auction between these different demand sources, ensuring that developers are able to maximize revenue from each ad impression. In addition, we enable developers to monetize their apps and games through a wide variety of in-app placements, including user-initiated ads where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. These in-app ad placements not only drive revenue for developers but, if implemented correctly, can also often serve to increase user retention and app usage.

We leverage big data technologies and machine learning algorithms to continuously optimize our platform to ensure users are always seeing the most relevant content, which in turn drives greater monetization for our customers. The quality of our Sonic monetization solution has helped us acquire our large market share in several of its products. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. According to AppAnnie, 21% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store as of December 31, 2020 used our mediation product.

Our Aura solution suite offers unique on-device engagement touchpoints for telecom operators to drive additional incremental revenue from their users throughout the lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. Aura reached over 130 million daily active users as of March 31, 2021 and is used by some of the world’s leading telecom operators and OEMs such as Boost, Orange, Samsung and Vodafone. These touchpoints allow telecom operators to offer app and service recommendations that enrich the user’s device experience with relevant and valuable content and enhance their brand loyalty to the telecom operator. The sponsored content shown to users promotes both telecom operator-branded apps and services, and third-party apps and services, enabling our telecom operator customers to engage their users through a wide variety of relevant apps, to expand adoption of and cross-sell their own products, and to drive additional revenue from promoting third-party content. App and content recommendations are driven by user provided data, contextual data sets and user preferences, and optimized through our extensive A/B testing capabilities.

Analytics

We provide analytics solutions for our customers, enabling them to better understand their users and business health, access actionable insights, and drive better decisions to grow their businesses. These products are used by multiple constituents across the mobile ecosystem, from developers creating apps and games to telecom operators providing networks for content delivery. Insights are made available through easily digestible user interfaces that simplify data review and enable effective business decision making.

For developers, our solution offers visibility on critical app performance, user growth, engagement and retention metrics, as well as user cohort analysis and multivariate reports. In addition, we help developers identify patterns and trends to help enhance their games. Moreover, our creative analytics product allows developers to access granular performance and user engagement data for each interactive advertising experience, which further drives increased optimization. Finally, our ad quality product gives developers increased visibility into ads running on their inventory from multiple ad networks, giving them more control over their ad monetization and user experience.

For telecom operators, our solution provides increased visibility into user engagement with content, apps and services on their mobile devices, broken down by geography, device, age and gender. This data can be incorporated directly into a telecom operator’s existing data infrastructure, enriching their data with valuable device and user insights to drive growth and mitigate churn. By collecting data through multiple touchpoints in a user’s app and device lifecycle, we enable the creation of rich datasets that power higher-quality user experiences. This allows our customers to better acquire and retain users.

Creative Management

Our creative management solution democratizes ad creative production, making it accessible to any developer and giving them a significant edge when it comes to running high-performance and cost- efficient user growth campaigns. As user growth technology becomes increasingly automated, and competition for user attention grows, interactive advertising experiences have become a critical lever available to developers to differentiate campaigns and maximize both user engagement and performance. We offer automated creative production tools which allow developers to quickly and easily create video and interactive playable ads based on their existing game assets. These creatives can then be deployed across multiple advertising networks, and their performance can be tracked on a granular level, allowing for deep optimization to drive increased user engagement.

Publishing

In February 2020, we launched our mobile game publishing solution, Supersonic, to provide game developers with the infrastructure and know-how to launch and scale their mobile games. Supersonic offers marketability testing tools that enable developers to identify the effectiveness of their content and its market value prior to publishing. In addition, developers working with Supersonic receive support in game design best practices and in optimizing the implementation of their commercial model, primarily through in-app advertising. Our creative automation and user acquisition management tools enable automated creation and deployment of effective user acquisition campaigns.

Sonic aims to publish the best mobile games. The 25 games published using our Supersonic solution had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded games on either the Apple App Store or Google Play Store during 2020 or 2021. The insights gleaned from our publishing solutions optimize the overall Sonic solution suite by providing us with direct, unmediated experience of the challenges faced by our customers.

Our Competitive Strengths

Our core market opportunity is large and global with strong secular trends that support long-term sustainable growth. Our competitive strengths underpin our market leadership and position us for continued growth. They include:

Comprehensive platform serving the full growth cycle of an app through multiple channels

Our Sonic solution suite is comprehensive and supports the full growth cycle of an app, from marketability testing and publishing, to initial user acquisition, monetization set-up, data-driven and optimized user growth, creative management and analytics-driven and optimized monetization. By enabling a data feedback loop between our user growth and monetization solutions, app developers can grow their businesses with greater profitability.

Additionally, the combination of our Sonic and Aura solution suites is unique in the mobile ecosystem and offers customers multiple channels to acquire and engage users. Not only do we provide solutions to enable developers to scale their mobile apps into businesses, but we also create an additional source of discovery for those apps at the device level through our telecom operator relationships, and facilitate engagement and content delivery between telecom operators and their user bases.

Our scale across the mobile ecosystem drives a significant data advantage

Our scaled base of over 4,000 customers globally provides us with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant advantage. More data drives better targeting, and our customers provide us with data across over 2.5 billion monthly active users. In our Sonic solution suite, we leverage ad interaction and contextual data, which is built with advanced privacy controls while delivering highly-relevant experiences to our customers. We use this data, together with our proprietary, advanced machine learning technology to enable our customers to effectively acquire users who generate greater revenue and return on user growth spend. In addition, the use of our Aura solution suite across devices reaching over 130 million daily active users as of March 31, 2021 allows us to collect user provided data together with contextual datasets and user preferences to continuously improve our Aura solution suite, enabling two key advantages. First, more data creates a more relevant and personalized content experience for users, and therefore better conversion for telecom operators to drive incremental revenue. Second, understanding user preferences enables us to allow telecom operators to better understand and serve their users. The scale and depth of our data footprint is difficult to replicate and has been built over a decade by investing deeply in our technology and customer relationships.

Enterprise-grade integrations drive long-term customer relationships and stickiness

A developer can only use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level into its smartphone network. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. Further, with the ironSource platform, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time. For example, of our Sonic customers who contributed over $100,000 in annual revenue in 2020, 69% used both our user growth and monetization solutions. Further, 13% distributed their apps through on- device placements, benefiting from the inventory generated by our Aura solutions, and these customers generated 29% of our revenue for 2020.

Performance-based business model highly aligned with customer success

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for customers to start working with us and driving long-term customer relationships. Customers rely on our solution suites to power and grow their businesses, as evidenced by our gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period as of March 31, 2021. The products and solutions we provide correlate directly to our customers’ revenue and user engagement, hence the deeply integrated and sticky nature of our customer relationships.

Operational excellence and proven track record of organic and profitable growth

We have a strong track record of successfully identifying multiple opportunities in the app economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. While our end-markets and customers have evolved, our primary focus has always been to provide user growth, engagement and monetization solutions to our customers. Our expertise across these areas constitute a set of core capabilities which we are able to bring to multiple different business cases within the mobile app economy, in order to execute and capitalize on new opportunities rapidly, and to a high degree of success. This is reflected by the scale of our revenue, which was $331.5 million in 2020, with year-over-year revenue growth of 83% in 2020, our income from continuing operations, net of income taxes growth from $32.7 million in 2019 to $58.8 million in 2020 and our Adjusted EBITDA year-over-year growth of 39% to $103.5 million in 2020 as well as our $119.7 million of revenue, 96% growth year-over-year, $39.5 million of Adjusted EBITDA and $10.2 million of income from continuing operations, net of income taxes, 33% Adjusted EBITDA Margin and 9% income from continuing operations, net of income tax margin in the three months ended March 31, 2021. Our ability to quickly identify key industry trends and efficiently develop solutions and products in response has driven our ability to meet our customers’ rapidly evolving needs and to expand to new customer bases. Further, we have a proven track record of allocating capital to support this innovation and our continued growth. We have invested approximately $89.1 million in research and development in the past two fiscal years, and as of December 31, 2020, over 50% of our employees worked in research and development and related activities globally.

Powerful combination of platform and publisher insights across in-game ecosystem

We launched Supersonic in February 2020 as a way to supplement our broader platform with proprietary publishing capabilities that offer developers a wider array of options to work with us, and which generate extensive first-party data. As of March 31, 2021, we had published 25 games through Supersonic, with an average of over 13 million daily active users. We believe that the combination of Supersonic with our broader Sonic solution suite provides us with a competitive advantage, allowing us to use our published apps to quickly and effectively deploy new features and user experiences, benefiting our wider Sonic solutions, as well as developers using Supersonic to publish their games. This allows us to continuously and directly learn, and thereby improve our solutions and products for our wider customer base. For example, we leveraged our published apps to test new capabilities in our cross promotion product, which we believe have significantly improved their efficacy over time, enabling us to hone our product roadmap and better prioritize development decisions that impact customers who use our wider Sonic solutions.

Proven ability to successfully execute and integrate strategic M&A in a rapidly evolving landscape

As we have continued to scale, we have augmented our growth with strategic M&A focused on acquiring both technology and innovators to further grow our comprehensive solution suites and enable us to serve more customer needs. Our acquisitions have added to the capabilities and scope of our platform, and we have successfully integrated and transformed the growth and profitability profiles of our acquired companies. For example, in 2015 we acquired SupersonicAds, which formed the basis of our mediation product, and as of December 2020, this was embedded in 21% of the top 100 downloaded games on the Apple App and Google Play Stores, according to AppAnnie. Our acquisitions have added to the capability and scope of our platform. We intend to continue to adapt our strategy in response to our ever-evolving industry, including emphasizing or deemphasizing product lines where applicable, as well as investing or divesting as business conditions warrant.

Founder-led management team with a unique culture of growth through profitable innovation

We have developed a unique, founder-led culture of leadership. We started with four founders, and through our strategic acquisitions, we have added an additional four founders, creating a strong and lasting base of executive leadership. The discrete capabilities of each of those leaders is reflected in their day-to-day roles. Half of our founders come from a technical background and half from a business management background, driving a balanced perspective among our executive leadership team, and enabling us to deliver excellence both in product innovation and business execution. The strong entrepreneurial background inherent in our executive leadership team enables us to be agile, identify new opportunities, build successful business models and grow them into scaled businesses. ironSource’s strong founder-led corporate culture empowers and rewards initiative-taking and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

Our Growth Strategies

Our growth strategies include growing and diversifying our customer base, leveraging customer relationships to cross-sell our solutions, extending the use of our business platform to industries beyond gaming, growing Aura beyond app discovery, expanding in game publishing, investing in technology and innovation to create new solutions for our customers, and extending our business platform to devices beyond mobile. We intend to pursue these growth strategies organically as well as leverage our proven ability to execute and integrate strategic M&A as described previously, which will help us continue to gain market share in the markets we serve.

Continue to grow our customer base

As of March 31, 2021 we had over 4,000 customers, and generated 94% of our revenue from 292 customers who contributed over $100,000 in revenue over the trailing 12-month period. We see a significant opportunity to grow our customer base by introducing new developers to our Sonic solution suite, with a focus on attracting emerging, independent developers who we believe have room to grow and become large revenue contributors over time. We intend to attract these developers with our best-in-class platform capabilities and customer support, and by leveraging our industry expertise and reputation for helping businesses scale their apps and games. Our platform supports these smaller, independent businesses as a growth engine throughout their life cycle, enabling them to become much larger partners over time.

We also focus on continuing to attract major global telecom operators to Aura. Telecom operators globally are facing increasing competition in their network markets and are looking for meaningful ways to better differentiate their product offerings to subscribers. Our Aura solution suite supports telecom operators of all sizes across a wide variety of engagement and monetization use-cases, providing us with a significant, continued growth opportunity. We seek to attract these telecom operators by leveraging our long track-record of successful user engagement and monetization as compelling proof points of our ability to enable our customers’ growth.

Leverage customer relationships to cross-sell our solutions

We look to build strong, long-standing relationships with our customers and deliver increasing value to them over time. A major contributor to our efforts in expanding revenue generated by our customers is our focus on cross-selling our solutions. We have seen that customers typically expand their usage of our platform and adopt more of our solutions over time, which is exemplified by our dollar-based net expansion rate, which is calculated based on the trailing 12 months for each quarter, averaging 153% across all customers for the eight quarters ending March 31, 2021. We have seen measurable success in cross-selling our broader Sonic solution suite to customers, who, for example, will on-board our Sonic monetization solution through our mediation product to enable monetization of their apps, and then, over time, adopt our user growth solution through our campaign management product to engage in user acquisition. We also see a sizable opportunity to cross-sell our Sonic customers user growth products on Aura-powered inventory, where they can access an additional distribution channel for their apps and games.

ARISTOCRAT

“Since starting our strategic relationship with ironSource over 5-years ago, our partnership has only grown - from expanding to additional games and studios within Aristocrat Digital, to expanding to new solutions in the ironSource platform.
Beyond the strength of their technology, as a partner ironSource has also been dedicated to helping us drive continuous growth, leveraging their expertise and insight to increase our business performance across our diversified portfolio. We are all very big fans of Tomer, Omer and the ironSource team.”

Michael Lang, CEO Aristocrat Digital

+20%

ARPU (Evermerge)

+10%

ARPDEU (Fairway Solitaire)

Integrated solutions

User Growth | Monetization | Analytics | Creative | Publishing

CASE STUDY
ironSource powers growth across Aristocrat's portfolio of game studios

How Aristocrat Digital powers growth across multiple mobile game studios and hit titles using the ironSource platform

Listed on the ASX50, Aristocrat is one of the world's largest gaming companies, with its **Aristocrat Digital** Division being a Top 5 Publisher of mobile games. Aristocrat Digital has three major mobile gaming companies under its umbrella: **Plarium, Big Fish** and **Product Madness.** Over the past 5 years, each of these publishers have partnered with ironSource to drive growth across the portfolios of all of their studios.

Starting in 2015, **Big Fish** first used ironSource's mediation product to monetize their hit game at the time Fairway Solitaire. Since then, Big Fish has utilized ironSource's user growth and creative management solutions to launch several games, including Gummy Drop, Big Fish Casino and most recently the hit new game EverMerge. Big Fish also used ironSource's ROAS optimizer tool to scale their campaigns and hit their ROAS goals - seeing a 20%+ increase in average revenue per user (ARPU) acquired through ironSource in the US for EverMerge iOS.
In addition, Big Fish used ironSource's A/B testing product to find the optimal time interval between each rewarded video ad, resulting in 10%+ increases in average revenue per daily engaged user.

At the same time, **Plarium,** one of the top RPG/Strategy publishers in the world and also based in Tel Aviv, began using ironSource's user growth and creative management solutions for their mid-core games, in order to further improve campaign performance and increase scale. Plarium also leveraged ironSource's ROAS optimizer tool, which helped contribute to RAID: Shadow Legends becoming a Top 10 game and global brand. The relationship between Plarium and ironSource is very strong.

Then in 2019, Aristocrat Digital extended its partnership with ironSource to its social casino business **Product Madness.** Historically, Product Madness had only monetized its games through in-app purchases. Looking for an additional revenue stream, Product Madness chose ironSource's mediation product to incorporate high-quality ads into their games such as Cashman Casino, and since integrating ironSource's SDK, Product Madness have been able to increase advertising revenue significantly.

EverMerge

CASE STUDY
ironSource powers growth across Aristocrat's portfolio of game studios

Extend our business platform to apps beyond gaming

We intend to broaden our customer base by continuing to expand the use of our Sonic solution suite beyond mobile games to the wider app economy. Much of what makes us successful in games is transferable to other consumer applications, specifically, those that require efficient user acquisition, analytics, and a deep understanding of how to monetize content. Apps outside of the gaming category today typically do not maximize their use of ad monetization or paid user acquisition with the same frequency as games, and we see a growing opportunity to expand the adoption of our solutions to drive improved placement revenues, high-quality user acquisition capabilities and overall business growth for developers of apps in other categories. Further, we see an additional opportunity in extending our publishing capabilities to app categories beyond games, to enable more app developers to launch and scale their apps. As of March 31, 2021, over 17% of our customers with over $100,000 in revenue over the trailing 12-month period came from industries beyond gaming.

Increase telecom operators’ use of Aura to promote their own services

We also see significant growth opportunities within Aura. Our Aura telecom operator customers often initially leverage our device experience management solution to drive user engagement and monetization during device setup, before expanding to additional engagement touchpoints, or incorporating promotion of their own apps and services. Examples of additional touchpoints include smart notifications, device update, and device replacement. Examples of additional promotions include sale of device insurance, personalized data packages, and other telecom-branded content and services. Moving forward, we will continue adding incremental services to our customers that create additional monetization opportunities over time.

Once Aura is integrated as a system-level application on a device, telecom operators can easily expand to additional touchpoints or promotions as they look to deepen and enrich their user offering. Telecom operators have traditionally outsourced device experience management to multiple external partners, but with Aura, the system-level integration creates a relationship that is not only sticky for telecom operators but also a natural gateway to cross selling and growth. As customers use more of our solutions, our platform becomes more integrated with their businesses, contributing to platform stickiness.

Further expand in game publishing

We launched Supersonic, our game publishing solution in February 2020 and have experienced significant early success in growing our publishing scale. Our solution has been used to publish 25 games that had over 13 million daily active users as of March 31, 2021. We intend to continue to invest in scaling Supersonic, our Sonic publishing solution, to serve more developers and increase the usage of our platform. We aim to productize the publishing process, differentiating our offering by enabling developers to leverage an automated path to greater scale and profitability for their apps and driving scale for our solution. We intend to develop new publishing products for our customers and grow our first-party development capabilities to publish our own content on top of the largely third-party developed mobile games we currently publish. We see publishing as a sizable potential contributor to our revenue over time.

Invest in technology and innovation to create new solutions for our customers

The mobile and connected device end-markets our customers serve are highly competitive and continuously evolving. Our customers need solutions that help them deliver superior user acquisition, engagement and monetization to succeed. Our revenue grows in line with our customers’ success, and the evolving needs of our customers create new opportunities for us to deliver value to them as we serve more of their needs. We have a history of being first-to-market with automation and optimization solutions that are later adopted or replicated by industry participants. For example, in 2018 we were the first to market with an ad revenue measurement tool allowing developers to connect ad revenue generated by acquired users with the channels they were acquired on, enabling complete optimization of user growth spend. We intend to continue to leverage our research and development capabilities to create new solutions for our customers, which we believe will contribute to their greater business success, and therefore to our continued growth.

Extend our business platform to devices beyond mobile

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for connected devices beyond mobile. For example, we are extending our Aura device experience management solution to smart TVs allowing us to grow our user engagement touchpoints beyond mobile. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share.

Growth through strategic M&A

Since our founding, we have acquired several companies to complement and augment our business platform. Many of the founders of these businesses have stayed on with us after the acquisition of their companies and form a substantial part of our leadership. The managerial experience and entrepreneurial drive of these founders who have stayed with our business helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

Beyond our research and development efforts, we have built a track-record of talent acquisition and strategic M&A, which has helped us grow our technological capabilities and industry expertise. Many of the solutions we provide today have been the result of strategic business combinations since our founding. For example, our acquisition of SupersonicAds in 2015 formed the basis of our mediation product, and we expect our recent acquisitions of both Soomla and Luna Labs to enable us to provide app and game developers with more tools to effectively create and manage the advertising inside of their apps, and increase the performance and efficiency of their user growth campaigns. In addition, in April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE-SYS Ltd., a device management solutions provider to telecom operators and retailers. The investment is expected to close in the second fiscal quarter of 2021, subject to customary closing conditions. We will continue to add products, where appropriate, to continue to deliver a business platform offering a comprehensive set of growth, monetization and analytics solutions to our customers.

Our Solutions

Our business platform consists of our Sonic solution suite for app developers and our Aura solution suite for telecom operators. These solutions offer customers the means to engage, monetize, analyze and grow users throughout the entire mobile value chain, across both the app and device lifecycles. We offer customers the means to engage and monetize users across multiple channels, from the moment they first set up a device, to everyday app use.

Sonic

Our Sonic solution suite provides comprehensive business infrastructure to help developers manage and grow their app businesses. By automating user growth, optimizing monetization and providing in-depth analytics, Sonic enables developers to focus on content and app creation and providing an enjoyable user experience, while we help to drive their business expansion. We offer our customers a suite of solutions that cover the entire app growth cycle, from product-market fit, to revenue generation and scaled user growth. These solutions are connected through robust data and analytics, allowing customers to continuously optimize to meet their business needs.

User Growth

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Campaign management allows developers to create, monitor and optimize user acquisition campaigns. With clear visibility into the efficacy of campaigns, developers can focus their user acquisition efforts on delivering optimal returns.

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Cross promotion allows developers to cross promote their apps and games to existing users inside other apps in their portfolio. This enables developers to leverage their existing users to promote new content and grow engagement with their portfolio of apps, while increasing the lifetime value of their users. This tool is powered by the same data science as our network, ensuring that developers can use their own inventory to promote their apps without sacrificing revenue from other potential advertisers.

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ROAS automation empowers developers using our user growth solution to also leverage automated optimization tools, which can be set to automatically adjust campaign strategy based on ROAS or retention. This product can adjust thousands of bids in real-time, ensuring maximum campaign profitability in both the long and short term.

Monetization

•	Mediation provides developers with a single point of access to source premium demand for their inventory and manage monetization across multiple advertising networks. This product is the core decision-making infrastructure that determines in real-time what impression to sell to which network in order to maximize our customers’ yield. Developers using our mediation product are also able to leverage our in-app bidding engine, which creates a real-time auction that enables multiple ad networks to compete for access to available in-app ad impressions. This ensures that placements are consistently filled at competitive prices and that developers receive the most value for their inventory. Further, automated in-app bidding eliminates the need to manually adjust ad serving mechanics for developers, as well as reducing latency to drive a better user experience.

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Network gives developers direct access to demand from premium advertisers to drive revenue through engaging in-app advertising placements, which function as an integral part of the in-app economy and experience. These include rewarded videos, which allow users to opt-in to engage with a video ad in exchange for in-app currency to further progress in a game or unlock premium content in an app. When implemented correctly, these user-initiated ad experiences can drive not only revenue, but also increased retention and app usage. Our advertisers primarily consist of other game and app developers running performance campaigns, in addition to a growing number of brand advertisers.

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A/B testing allows developers to test and evaluate different monetization strategies, providing clarity on which approach will maximize the lifetime value of their users. With the ability to rapidly see the impact of changes in monetization approach, developers can react to shifting user trends in real-time while maximizing revenue.

•	Segmentation allows customers to customize the ad experience based on specific segments.

For example, developers are able to tailor ad implementation for paying versus non-paying users or highly engaged vs. less engaged users. By customizing the ad experience per segment, developers are able to create the best experience for their users, as well as generate more revenue for their app.

Creative Management

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Automated creative production tools allow developers to quickly and easily create rich video and interactive playable ads directly from their game assets. This significantly reduces the manual overhead involved in generating high-performing, rich creative ads at scale, which, in turn, empower developers to gain more of an edge in their user growth campaigns.

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Creative workflow management provides developers with a centralized dashboard where they can store, manage and edit all of their creative ads. The dashboard includes performance data for each creative ad, allowing developers to collaborate with teams on creative optimization plans and then can quickly and easily edit elements such as text, colors and characters in order to iterate on or refresh creative ads to drive higher performance in user growth campaigns.

Analytics

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In-app analytics gives developers visibility into the business health of their apps, including key in-app performance metrics such as engaged users, retention, churn, in-app purchase revenue and game play time.

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Ad quality gives developers increased visibility into ads running on their inventory from multiple ad networks. This affords them much greater control over their ad monetization and user experience, allowing them to remove ads that may be inappropriate, misleading or non-compliant.

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Creative analytics gives developers granular insight into the performance of specific creative ads. Beyond performance data, developers are able to see how users engage with and behave within interactive ads, allowing them to optimize the in-ad experience in order to maximize user engagement and ultimately conversion.

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Cohort reports track metrics such as retention and revenue per user over time from the moment the user was created within a defined date range. This allows developers to understand the behaviors of groups of users over time, enabling them to make data-driven decisions to optimize both revenue generation and user engagement for their apps. Cohort reports also provide key performance indicators per ad unit, allowing developers to efficiently test and optimize their ad monetization strategies.

Publishing

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Marketability testing can quickly and easily assess the product-market fit of a given app or game concept by measuring the market or user response to a developer’s minimum viable product. This enables app developers to focus development resources solely on high-value or high potential apps.

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Cross-platform user acquisition management empowers developers to run user growth campaigns across multiple ad networks at scale, leveraging multiple automated optimization tools to adjust for greater ROAS and lifetime value.

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Game management tool gives developers full visibility into in-game monetization data, allowing them to understand game performance and optimize lifetime value according to critical monetization key performance indicators, such as revenue and impressions, filtered by ad unit, country and time frame

Aura

Our Aura solution suite empowers telecom operators to provide a richer, more personalized and dynamic device experience, leveraging app and content recommendations to increase the lifetime value of their customer bases, improve net promoter scores and reduce churn. Aura provides a unique on-device distribution channel for app developers, allowing them to connect with relevant users throughout the device lifecycle. By giving telecom operators a single solution that creates and manages a rich device experience with more subscriber engagement touchpoints, Aura offers telecom operators revenue-generation opportunities beyond the purchase of devices and data plans.

User Engagement

Through a single, system-level integration, ironSource Aura offers a comprehensive solution for creating and managing a rich device experience comprising multiple engagement touchpoints. Telecom operators are able to customize which engagement touchpoints to include in a users’ experience and what content should be shown, from third-party apps and content, to owned and operated services. These touchpoints occur across the entire device lifecycle, from the time a user first sets up a new device, until they trade in for a new device.

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Setup manager. A significant portion of app installs occur within the first 48 hours of owning a device. Aura leverages this high-engagement moment to create a personalized and dynamic device set-up experience, allowing app developers to recommend their apps to relevant users, and allowing users to set up their new devices with the apps they want and need. The process of selecting and installing apps is seamless and managed entirely through the cloud-based Aura environment. Telecom operators also leverage this touchpoint to promote owned and operated services, such as device protection and insurance, with payment fully integrated into existing carrier billing. During the setup process, users are asked if they would like to input/

share gender and age information in order to personalize the experience, and approximately 70% opt-in to do so, driving a more tailored and therefore higher-converting promotion experience.

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Device update manager. After a user has set up their new device, Aura continues to offer additional user engagement touchpoints, including leveraging the operating system update as an opportunity to re-engage users with newly-relevant apps and services based on the new capabilities of the updated operating system.

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Notification manager enables in-life notifications that suggest third-party or telecom operator- branded services to users based on device-level triggers, such as when a user’s device storage nears capacity. In this instance, Aura can trigger a telecom operator-branded offer for device backup and cloud storage. App developers can connect with potential users at moments their apps would be welcome and relevant, and telecom operators are able to deliver highly targeted subscription or on-demand services offers to their subscribers, removing the guess- work from network promotions, and providing subscribers with helpful offerings when they need them most.

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App manager enables users to clear space on their device and optimize battery life and data consumption, by identifying and removing apps they are no longer using. This allows carriers to provide more value to their users and has the added benefit of driving savings in data consumption.

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Game manager creates a single launchpad for on-device game discovery and an option to subscribe for weekly or monthly personalized game recommendations, allowing telecom operators to drive additional value for users who play games on their phone.

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News manager creates a fully white-labeled news experience for users, aggregating multiple and smart notifications. Using Aura’s rich data, news manager is able to ensure that users are seeing the most relevant news content within the best context for engagement.

Device Experience Management

In addition to creating new engagement touchpoints across the entire device lifecycle, our optimization engines maximize the quality of user experience and ensure relevant content is delivered to users, driving greater user engagement.

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Experience optimizer is an engine responsible for adjusting the user interface, look and feel, and user experience of each touchpoint in order to optimize user engagement. The optimizer automatically runs thousands of A/B tests and improves the results using machine learning algorithms to determine and apply the most suitable variant per user, in real-time.

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Content optimizer is an engine that ranks and decides which content, apps or services appear within a touchpoint so that the most relevant content is shown to the user. This increases conversion rate and enables carriers to manage their owned and operated payload.

Analytics

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Device analytics provide telecom operators with a complete picture of how users are interacting with different content and applications across their entire global networks. This information, presented in a simple and digestible dashboard format, can be broken down by gender, age and other segmentations to give telecom operators a clear picture of how they can further personalize their offering to boost user engagement and mitigate churn.

Our Customers

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals. We define a customer as an individual or entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

We have a history of strong growth in our customer base. We focus on the number of customers that generated more than $100,000 of revenue over the trailing 12-month period as this segment of our customer base represents the majority of our revenue and revenue growth and we expect that trend to continue. As of December 31, 2019 and 2020 and March 31, 2021, we had 189, 291 and 292 of such customers, who together represented over 91%, 94% and 94% of our revenue, respectively, demonstrating our strong and growing penetration of large enterprises, including leading mobile gaming studios, telecom operators and large enterprises outside of gaming. As of March 31, 2021, we had over 4,000 customers, which includes smaller customers that leverage our business platform to better engage and monetize their users and grow their apps into scalable businesses.

The number of customers that generated more than $100,000 of revenue over the trailing 12-month period has increased sequentially year-over-year, primarily driven by our customers’ continued success using our solutions and the growing adoption of our business platform by existing customers for additional use-cases, as evidenced by our dollar-based net expansion rate of 176%, as well as growth in the number of new customers that contributed more than $100,000 of revenue over the trailing 12-month period as of March 31, 2021.

In the three months ended March 31, 2020 and 2021, 29% and 36% of our revenue was generated by customers in the United States, 36% and 22% was generated by customers in EMEA, and 22% and 16% was generated by customers in the APAC region, respectively. No single customer accounted for more than 10% of our revenue in the years ended December 31, 2019 and December 31, 2020, which does not take into account certain mergers or acquisitions that occurred during the year ended December 31, 2020. For the three months ended March 31, 2021, we have one individual customer representing 13% of our total revenue.

"Acquiring users is rarely the challenge. Acquiring the right users is where it gets significantly more difficult, especially when you're running at the kind of scale we are at King. ironSource's user growth solution not only delivered great ROAS and quality, but also made our internal optimization processes much more efficient. Meanwhile, leveraging Aura has completely changed the way King views on-device distribution, where static preloads have been replaced with the ability to reach high-quality users at moments when they are looking for their next favorite game. Today the ironSource platform is an integral part of our growth strategy."

Baris Aygoren, Performance Marketing Director at King

Integrated solutions

- User Growth
- Monetization
- Analytics
- Creative Mamagement
- Publishing

CASE STUDY
ironSource acquires high quality users at scale for King's Candy Crush Saga

How does one of the biggest game franchises continue scaling their user base?

King, the mobile game company behind the mega-hit Candy Crush franchise, already has more than 250 million daily active users across their 200 games. To drive continued cost-efficient and scalable growth, King needed to be able to tap into new and unique distribution channels, as well as optimize their campaigns to a high degree of granularity without the associated manual overhead.

Using the Sonic user growth solution, King distributed Candy Crush Saga to users globally with the ironSource network. They also leveraged tools such as the ROAS optimizer to automate the user acquisition process and increase scale while maintaining positive return on ad spend. King quickly saw the benefit of using the ROAS optimizer, increasing the amount of budget that was managed through the tool from 6% to 69% over 4 months. As a result, King saw a significant increase in their return on ad spend, along with a big boost in over the course of the campaign, ultimately seeing an increase in the average revenue per user (ARPU) for users acquired through ironSource, compared to the period before going live with the optimizer.

Additionally, King leveraged the Aura solution suite to distribute their games directly on mobile devices worldwide, showcasing them to highly targeted device owners at times when they were actively searching for new apps and games - like during the device onboarding flow. Previously, King was distributing games through a traditional preload channel, in which they paid a flat fee to appear on new mobile devices regardless of user intent or quality.

CASE STUDY
ironSource acquires high quality users at scale for King's Candy Crush Saga

Calm

"ironSource's creative management solution has been a major boost for our general user acquisition strategy. The playable ad not only engaged users, but critically, engaged the right users, who have gone on to drive value and growth for Calm. Beyond their technology and services, the ironSource team has also been a true partner in helping us optimize performance and leverage data-driven insights to fuel more growth."

Rohan Verma, Director of User Acquisition / Growth at Calm

+106%

Installs

Integrated solutions

User Growth | Creative Management | Analytics | Monetization | Publishing

CASE STUDY
ironSource builds playable ads to scale Calm's user base

Calm

How do you help the most popular meditation app continue to scale?

Calm is the leading mental wellness app, with over 100 million downloads and multiple awards, such as Apple's 2017 iPhone App of the Year and World's Happiest App.

Looking to grow its user base and scale further, Calm partnered with ironSource in 2020 and utilized ironSource's user growth and creative management solutions to run multiple campaigns on the ironSource network while relying on the ironSource team for optimizations and advice. ironSource was able to produce highly-engaging creatives that aligned with Calm's core concept but resonated with new users - including a high-performing playable ad that gamified relaxation by letting users mix paint on-screen in a cathartic way.

The playable ad generated massive scale and 106% increase in installs for Calm, boosting the performance of the entire user growth campaign on the ironSource network. Due to the success of the campaign, Calm increased its budgets on the ironSource network.

Recommended
Fiction
1 of 30 Days
How to Meditate
Letting Go into Sleep
Anxiety Release
Easing Depression
Calm

CASE STUDY
ironSource builds playable ads to scale Calm's user base

"What we've seen with ironSource mediation and in-app bidding, in terms of performance, has been strong. When you combine that with the A/B testing tool that ironSource has, it's really powerful. We spend a lot of time looking at yield and doing yield optimization. That is a huge time sink for a lot of our teams. With in-app bidding, we've been able to shift the focus to more on a product perspective which is fantastic and, ultimately, that's something that is Jam City's vision."

Kiel LeBaron, Monetization Manager at Jam City

Integrated solutions

User Growth | Monetization | Analytics | Creative | Publishing

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CASE STUDY

ironSource helps Jam City boost revenue while saving time on manual operations

What more could one of the biggest game companies accomplish with their time freed up?

Jam City's global franchise Cookie Jam has generated more than half a billion dollars, and Panda Pop has more than 120 million downloads to date. With 23 titles to look after, and millions of users to entertain, Jam City needed to ensure that their games were generating revenue, and users were still enjoying them.

Jam City integrated ironSource mediation in 2017, and were early adopters of ironSource's in-app bidding product. Before in-app bidding, the monetization team at Jam City would spend hours every day manually managing their monetization stack, working with several networks simultaneously to optimize price points and build new, optimized waterfalls.

ironSource's in-app bidding technology effectively automates monetization by enabling a real-time auction for every ad impression, in which each network submits a bid, and the highest bid wins the chance to fill the impression with an ad - ultimately maximizing yield and revenue for app developers.

Jam City also utilized ironSource's A/B testing solution to determine the full impact of the transition to in-app bidding on revenue and operations. After seeing positive results, Jam City started shifting their entire portfolio over to in-app bidding. With the automated solution, the Jam City team was able to shift their priorities, and spend more time collaborating with the product team to focus on the player experience - all while improving revenue.

COOKIE JAM
PLAY GAME

CASE STUDY
ironSource helps Jam City boost revenue while saving time on manual operations

FREE PLAY

"A big win from the partnership with Supersonic is the sustained success of Join Clash.
While hyper-casual games have the reputation of quickly losing momentum, we've been able to hold a spot among the top 30 apps on iOS since we launched in March 2020."

Evgeniy Sidorov, Lead Game Producer at Freeplay

Top 30

iOS game since March 2020

190M

Downloads[1]

Integrated solutions

Publishing | Monetization | Analytics | Creative | User Growth

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CASE STUDY
ironSource publishes FreePlay's Join Clash and reaches the top charts

[1] Cumulative of Join Clash and Join Clash 3D

FREE PLAY

Helping Join Clash crack the top of the charts

Join Clash was the first hyper-casual game from the developers at Freeplay. Despite having their own in-house monetization and user growth teams using ironSource's network, Join Clash were struggling to grow beyond position 74 in the charts in a cost-efficient way.

Freeplay recognized that ironSource's publishing solution - Supersonic - offered value outside of their existing capabilities: extensive industry expertise, best-in-class technology, and financial resources that could help them scale their game and climb the charts.

The Supersonic team provided game improvement suggestions, and optimizations for the user growth and monetization strategies, which helped to double Join Clash's LTV. They also iterated on Join Clash's existing, successful video ad creative, which led to an increase in installs-per-mille and scale. Supersonic's approach enabled Join Clash to rise up the charts - driving 190 million downloads and peaking at #6 in both stores - and established a true partnership with Freeplay.

CASE STUDY
ironSource publishes FreePlay's Join Clash and reaches the top charts

Sales and Marketing

Our performance-based business model is aligned with our customers’ growth, making it intuitive for customers to start working with us and use our business platform to grow their apps and engage their users. We go-to-market through our direct sales team, which consists of field sales and inside sales professionals. In addition, we onboard a subset of customers through our website, through self- service channels. Our direct sales team is primarily focused on new customer acquisition and increasing the adoption of our solutions within these customer categories. We support customers on an ongoing basis through a growth team to ensure customer satisfaction and to help increase the value our solutions create for our customers, driving our expansion within organizations. Our relationships within customer organizations often grow beyond the initial use-cases of our solutions to include senior technology and business decision-makers.

Our marketing team combines the creation of inbound demand with direct marketing efforts targeted at business and technology leaders. We focus our multi-touch marketing efforts on the strength of our innovation, the value we provide and our domain expertise. We leverage this expertise to power a strong position of thought leadership in our industry and deploy this thought leadership across a range of marketing channels. Our reputation in scaling the apps of large enterprises and our deep domain expertise in the app economy drives word-of-mouth demand for our platform. By positioning our products as best-in-class, powerful and easy to adopt, we offer powerful motivators for new customers to engage with our sales team.

We use diverse methods to connect with prospective customers, such as content marketing, email marketing, events, digital advertising, social media, public relations and community initiatives. We place a strong emphasis on partner marketing, collaborating extensively with our customers, thought leaders and other companies in the industry to create valuable content that feeds our independent content brand—LevelUp—which comprises a podcast, a developer resource hub, and a Medium publication staffed by contributing thought leaders from the gaming industry. We also invest heavily in owned and operated events on a regional, national and global level, including our annual, invite-only Gamefest Summit for game industry decision-makers, as a means to engage both customers and prospective customers, deliver product training, share best practices and foster community. The sales teams work with marketing to actively pursue leads generated from marketing programs and help take prospective customers through the evaluation and purchase process.

As of March 31, 2021, we had 256 employees in our sales and marketing organization, including sales development, field sales, business development, sales operations, sales strategy, growth team and marketing personnel. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.

Research and Development

Our research and development organization consists of teams specializing in software engineering, user experience, product management, data science, technical program management, and technical writing. It is responsible for the design, development, testing and delivery of new technologies, features, integrations, and improvements of our business platform. It is also responsible for operating and scaling our business platform, including the underlying infrastructure. Research and development employees are located primarily in our offices in Tel Aviv-Yafo.

Our most significant investments are in research and development to drive core technology innovation and bring new solutions to market. Over the last two fiscal years ended December 31, 2020, we have invested approximately $89.1 million in research and development to build our business platform, and for the three months ended March 31, 2021, we invested approximately $20.4 million in research and development expenses, compared to $10.1 million for the three months ended March 31, 2020. As of March 31, 2021, we had 461 employees involved in research and development and related activities, which accounted for over 53% of our total headcount. We intend to continue to invest in our research and development capabilities to maintain a rapid sustained pace of innovation in our business.

Competition

We primarily compete with other technology platforms and digital content monetization services. While the markets we serve are highly competitive and rapidly evolving, most of our competitors offer point solutions that represent a subset of the solutions that are available on our business platform. Our competition includes the following:

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Well-established technology platforms that vary in size and compete with us primarily with their mobile monetization solutions. These solutions include Google AdMob, Facebook Audience Network, Unity Software, MoPub by Twitter and AppLovin, as well as various private companies. Several of these platforms, including Google and Facebook, are also our partners and customers.

•	Companies with emerging device lifecycle monetization services and products that compete in a number of our markets, such as Digital Turbine.

The markets we serve are highly competitive and evolving rapidly, with the continued introduction of new technologies and innovations. We also expect new players to enter our market and existing companies to allocate more resources to develop and distribute solutions that compete with us. We believe that our ability to compete effectively for content creators depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume of and ability to leverage user provided data and contextual data and analytics; increasing the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; providing a consistent user experience across apps and devices; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; pricing transparency and optimized price-performance benefits; and the quality of service and customer satisfaction. We believe that we compete favorably with respect to these factors. See “Risk Factors—Risks Related to ironSource’s Business and Industry—The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.” for a more comprehensive description of risks related to competition.

Security, Privacy and Data Protection

We are subject to various federal, state, and international laws and regulations that affect companies conducting business on mobile platforms, including those relating to privacy, data protection, the Internet, behavioral advertising, mobile applications, content, advertising and marketing activities and consumer protection. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our technology, solutions, or business practices, which may significantly limit the ways in which we collect and process data of individuals, communicate with users, serve advertisements and generally operate our business. This may increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional solutions and industries, and our operations continue to expand internationally, our compliance requirements and costs may increase and we may be subject to increased regulatory scrutiny.

The data we collect and otherwise process is integral to our business, technology, solutions and services, providing us with insights to improve our developer tools and solutions for developers and telecom operators, to optimize our business platform, app discovery and monetization and to drive user acquisition investment returns. Our collection, use, receipt, storage and other processing of data in our business subjects us to numerous U.S. state and federal laws and regulations, and foreign laws and regulations, addressing privacy, data protection and the collection, storing, sharing, use, transfer, disclosure, protection and processing of certain types of data. Such regulations include, for example, the European Union General Data Protection Regulation 2016/679 (the “GDPR”) as implemented by European Union member states, the Privacy and Electronic Communications Directive 2002/58/EC, the UK Data Protection Act 2018 (which retains the GDPR under UK law), the Israeli Privacy Protection Regulations (Data Security) 2017, the Children’s Online Privacy Protection Act, Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act and the forthcoming California Privacy Rights Act, which will not take substantial effect until January 1, 2023 and other applicable laws globally. Non-compliance with these laws could result in fines, regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit, civil claims for damages, as well as associated costs, diversion of internal resources and reputational harm. Although we take extensive efforts to comply with all applicable laws and regulations, we can provide no assurance that we will not be subject to regulatory and/or private action, including fines for non-compliance with data protection and privacy laws, including in the event of a security incident. In addition, operating system platform providers or app stores, such as Apple or Google, may change their technical requirements, guidelines or policies in a manner that adversely impacts the way in which we or our customers collect, use and share data from end-user devices. Restrictions in our ability to collect, use and share data from end-user devices as desired could negatively impact our platform and have a material adverse effect on our and our customers’ businesses.

We work to comply with, and to support customers, demand partners and ecosystem partners in their efforts to comply with, applicable laws and regulations relating to privacy, data protection and information security. We maintain a dedicated privacy team that is responsible for overseeing compliance with the different data protection and privacy laws within our business. We maintain privacy information notices for individuals whose personal data is processed, enter into data processing agreements, conduct data protection impact assessments, product and feature reviews, maintain a reasonably exhaustive list of data collected and processed, and respond to privacy-related queries and requests. This helps underpin our strategy of building trust and providing a strong experience to ecosystem partners, demand partners and customers. We take a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to users and employees. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to or disclosure of such data.

To read more about our approach to laws and regulations relating to privacy, data protection, and information security, please see the section titled “Risk Factors—Risks Related to ironSource’s Business and Industry—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Intellectual Property

We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be, in the aggregate, material to our business. We protect our intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, as well as contractual restrictions. We believe that our unique position in the mobile app ecosystem as the business operating system for app developers and telecom operators, our expertise and determination of our employees, and the functionality and flexibility of our technology and solutions in an ever- evolving industry, are key contributors to our success.

As of March 31, 2021, we have two U.S. patent applications related to different components of our Aura engagement platform. In addition, we own and use trademarks and service marks on or in connection with our proprietary technology and related services, including both unregistered common law marks and issued trademark registrations. As of March 31, 2021, we own three registered trademarks in the United States, four pending trademark applications in the United States, as well as 33 registered trademarks in non-U.S. jurisdictions related to our business and product names. Finally, we have registered domain names for websites that we use in our business, such as www.is.com.

We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.

While most of the intellectual property we use is developed and owned by us, we have obtained rights to use intellectual property of third parties through licenses and services agreements. Although we believe these licenses are sufficient for the operation of our business, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position. Notwithstanding these efforts, there can be no assurance that we will adequately protect our intellectual property or that it will provide any competitive advantage. From time to time, we expect to face in the future allegations by third parties, including our competitors, that we have infringed their trademarks, copyrights, patents and other intellectual property rights or challenging the validity or enforceability of our intellectual property rights. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Company Values

We are business-enablers. As such, our success is closely aligned with the business success of our customers, so the more we are able to drive and support our customers’ growth, the more we grow in turn, and the more we are able to continue innovating to increase the value we provide our customers. This drives a basic customer-first approach that informs everything we do.

At the same time, we believe that our corporate culture and our relationship with our employees contribute meaningfully to our success. We have a long history of investing heavily in the welfare, growth and professional development of our employees, and have been ranked multiple times among the top companies to work for in Israel, most recently in 2020, when we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We strive to be a company where employees can reach and exceed their full potential, and work at a scale that reaches millions.

At the core of ironSource’s DNA is the concept of free-to-play. Externally, from our founding until today, our products have been designed to make the freemium/free-to-play economy work better for content creators. We empower them to turn their digital content and products into viable businesses without having to charge for them. Internally, free-to-play encapsulates a company culture that is based on trust and giving our employees the freedom to explore, lead and impact the company in both expected and unexpected ways. This foundational concept underpins a set of values which apply both to how we operate within our company, and our industry.

Free to create: Many of ironSource’s most successful products were created by people who took the initiative and had the courage to create them internally. Giving people the space to do so is how we have grown to where we are, and it will be what takes us ahead. We want employees to identify opportunities, execute on them, and ultimately to be the people that lead growth at ironSource.

Free to change: Many employees in ironSource have benefited from our internal mobility program, which allows employees to grow their skill-sets and evolve their careers within ironSource. This agility is key to staying competitive in an industry growing at speed. It is never boring, and our employees end up growing as fast as we do.

Free to connect: We are a company of people who love people. We respect and value the unique differences in each employee’s approach, and that diversity drives not only our success, but also how much we genuinely enjoy growing ironSource together. This respect is the glue that connects hundreds of us across the globe.

Free to learn: Employees rarely run out of opportunities to learn at ironSource. We never assume we know it all, and there is always room for improvement. We’re not afraid of criticism—as long as it’s constructive. If we’re not experts in our field, we make sure we acquire the knowledge and the skills necessary to be one.

Free to fail: We aren’t afraid of failure. We believe it’s better to fully commit to a task believing in its success, than be too afraid to try. In our history, we’ve had our share of failures, but the impact of our successes has far outweighed them.

Employees

As of March 31, 2021, we had 859 employees across 10 offices in 9 countries, with 461 employees in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing critical on-site work where legally possible.

Most of our employees are located in Tel Aviv. We apply the law with respect to all aspects of the employment of our employees including with respect to hiring and termination procedures, equal opportunity and anti-discrimination laws and other conditions of employment. In many cases, the terms of employment of our employees exceed the minimum required under Israeli labor laws including, but not limited to, with respect to the minimum wage monthly allocation to pension funds and payment of severance pay (upon retirement, dismissal and death), annual leave, sick days and advance notice of termination of employment. As per the requirements of the law, we make payments to the National Insurance Institute.

None of our employees work under any collective bargaining agreements. Extension orders issued by the Israeli Ministry of Economy and Industry apply to us and affect matters such as length of working hours and week, recuperation pay, travel expenses and pension rights. We have never experienced labor related work stoppages or strikes and believe that our relations with our employees are satisfactory.

Facilities

Our principal facilities are located in Tel Aviv, Israel and consist of approximately 10,170 square meters (approximately 109,500 square feet) of leased office space. These facilities currently accommodate our principal executive offices, research and development, account management, marketing, design, business development, finance, information technology, user support and other administrative activities. 569 of our employees are located in Tel Aviv. The lease for these facilities expires on June 30, 2022, and we have the option to extend our lease for an additional five years beyond the current term and an additional five years after the first option period.

We also lease offices in New York City, San Francisco, Beijing, London, Bangalore, Seoul and Tokyo. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory investigations and proceedings. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we are not currently a party to any legal proceedings that, if determined adversely to us, would, in our opinion, likely have a significant effect on our financial position or profitability. For more information regarding risks related to litigation, see “Risk Factors—Risks Related to ironSource’s Business and Industry—Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.”

TBA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, references to “TBA,” “our,” “us” or “we” refer to Thoma Bravo Advantage. The following discussion and analysis of TBA’s financial condition and results of operations should be read in conjunction with TBA’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.” TBA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Thoma Bravo Advantage.

Overview

Thoma Bravo Advantage is a blank check company incorporated on November 6, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to in this section as our initial business combination. We consummated our initial public offering on January 20, 2021. To date, our efforts have been limited to identifying and endeavoring to consummate a business combination. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate our initial business combination.

Our Sponsor is an affiliate of Thoma Bravo, a software-focused private equity investment firm, with approximately $77 billion of assets under management as of December 31, 2020.

Our objective is to identify and work with an existing management team to operate a market-leading, fast-growing software franchise with high-quality and recurring revenue streams in a fragmented market, and that offers attractive organic and inorganic growth opportunities. Through our many successful software investments, we have accumulated a robust set of operating best practices through which we can provide a business with the opportunity to accelerate its growth and create significant value in a short time frame. We believe our company is well-positioned to extend our experience and operating practices to a potential business partner that is at an appropriate stage of corporate development to operate as a public company.

Results of Operations

Our entire activity from November 6, 2020 (inception) through March 31, 2021 was in preparation for our initial public offering and in search for a prospective initial Business Combination. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.

For the period from November 6, 2020 (inception) through December 31, 2020, we had a net loss of approximately $25,000, which consisted solely of general and administrative expenses.

For the three months ended March 31, 2021, we had a net loss of approximately $3.3 million, which consisted of approximately $3.3 million of general and administrative expenses, offset by approximately $11,000 of interest on the investments held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2021, we had approximately $2.2 million in cash and working capital of approximately $1.0 million.

Our liquidity needs up to March 31, 2021 have been satisfied through a contribution of $25,000 from our Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined below), the loan of approximately $286,000 from our Sponsor pursuant to the Note (as defined below) issued to our Sponsor and the proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note to our Sponsor on January 20, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with Working Capital Loans (as defined below). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, our management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Related Party Transactions

Founder Shares

On November 11, 2020, our Sponsor paid $25,000, or approximately $0.0009 per share, to cover certain offering costs in consideration for 28,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares to us for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding. On January 6, 2021, each of our independent directors, Les Brun, Cam McMartin and Pierre Naudé, purchased 75,000 Founder Shares from our Sponsor at a price of $0.001 per Founder Share. Of the 25,000,000 Founder Shares outstanding, up to 2,500,000 of the Class B ordinary shares held by our Sponsor were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of our issued and outstanding shares after our initial public offering (excluding the Private Placement Shares). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of our initial public offering, we consummated the private placement (the “Private Placement”) of 2,400,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to our Sponsor, generating gross proceeds of $24.0 million. A portion of the proceeds from the Private Placement Shares was added to the proceeds from our initial public offering held in the Trust Account. If we do not complete a Business Combination within the Completion Window, the Private Placement Shares will expire worthless.

Our Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On November 6, 2020, our Sponsor agreed to loan us pursuant to a promissory note (the “Note”), which was later amended on December 21, 2020, up to $400,000 to cover expenses related to our initial public offering. This loan was non-interest bearing and payable upon the completion of our initial public offering. We borrowed approximately $286,000 under the Note and repaid the Note in full on January 20, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we will repay the Working Capital Loans. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share, which shares will have terms identical to those of the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, we had no borrowings under the Working Capital Loans.

Termination of Administrative Support Agreement

At the time of our initial public offering, we agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services pursuant to an administrative support agreement. The parties subsequently determined the arrangement was unnecessary and terminated the administrative support agreement prior to services being provided thereunder.

In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. As of March 31, 2021, our Sponsor and its affiliates had incurred $22,476.50 in expenses for due diligence, network expert calls and licensing rights related to the proposed business combination with ironSource. All but $4,795 of these expenses have been reimbursed to their respective parties on March 31, 2021. The remaining $4,795 owed to our Sponsor is currently booked in accounts payable as of March 31, 2021.

Other Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of our initial public offering. These holders were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the final prospectus relating to our initial public offering to purchase up to 10,000,000 additional Class A ordinary shares to cover over-allotments, if any, at our initial public offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on January 20, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $20.0 million in the aggregate, paid upon the closing of our initial public offering. The underwriters also reimbursed $2.0 million to us for certain offering costs. In addition, $0.35 per share, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Our management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Investments held in the Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A ordinary shares subject to possible redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 96,115,913 and 0 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets, respectively.

Net loss per ordinary share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. As of March 31, 2021, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Our unaudited condensed statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account of approximately $11,000 for the three months ended March 31, 2021 by the weighted average number of shares of Class A redeemable ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss of approximately $3.3 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class A and Class B non-redeemable ordinary shares outstanding for the period.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

IRONSOURCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. On December 31, 2020, we completed the spin-off of the assets of our Desktop business, or the Spin-Off, into a new, independent company. The results of the operations of the Desktop business are presented as discontinued operations in the consolidated statements of operations for all periods presented. See Note 4 to our audited consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to our planned investments in our research and development, sales and marketing, and general and administrative functions, includes forward- looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. In this section “we,” “us” and “our” refer to ironSource.

Overview

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and they have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement in the mobile ecosystem. In 2020, 4.3 hours were spent consuming media on mobile devices by the average U.S. adult, with 83% of that time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on the Apple App Store alone as of January 2021.

In this mobile app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista. As the mobile gaming category grew significantly, a new generation of technology platforms has emerged to enable and fuel this growth. We have established a strong leadership position within this category, focusing our product development and innovation on building core infrastructure serving mobile game developers.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently, and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, we had over 4,000 customers around the world using our comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. The ironSource platform is used by 80% of the top 20 most downloaded games in the United States from the Apple App Store as of March 2021 and 89% of the top 100 most downloaded games as of March 2021. Our Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020. In December 2020, 80% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store used our platform. In addition, our Sonic publishing solution, Supersonic Studios (“Supersonic” or “Sonic publishing solution”), which we launched in February 2020, has already been used to publish 25 games, which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most- downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in February 2021 according to App Annie. Lastly, our Aura solutions are used by some of the world’s leading telecom operators and OEMs, including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

Our customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. We define a customer as an entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

A substantial majority of our revenue is currently generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned by them for serving in-app advertising placements in their apps and games, or through on-device placements. The remainder consists of usage-based fees, in-app advertising revenue, and to a small extent, in-app purchase revenue.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and expand their use of our solutions over time. As of March 31, 2021, we had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, we had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of our revenue. Our solutions can be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their use of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth.

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset, built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

Our revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over- year growth of 83%. Our revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Our net income from continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over year growth of 80%. In the three months ended March 31, 2021 and 2020, ironSource’s income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, we generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. We generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from our Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

Our History

We founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses. Over the past few years, we have stayed true to that mission, serving developers where their users are in the mobile app economy. In the app economy, mobile games are the leading category of apps, and we have established a strong leadership position in providing technology and business infrastructure to fuel the growth of this category.

Over time, we have invested in identifying multiple additional opportunities within the app economy, leveraging a set of highly transferable core capabilities around user growth, monetization and data to develop solutions to address them. In debuting our Aura solution suite in 2016, we became the only platform in the market to offer app developers both in-app and native on-device placements, driving a unique competitive advantage through a multi-channel offering, while expanding our customer base to telecom operators and OEMs. Further, by launching our publishing solution in February 2020, we have been able to expand our addressable customer base as well as create a way to quickly and effectively deploy new features and user experiences on our published apps, ultimately serving to improve our overall Sonic solution suite. This ability to apply our core capabilities to a multitude of business opportunities across the mobile app economy enables us to quickly capitalize on new market opportunities with a high degree of success.

Across the solutions we have developed, we have continuously focused on innovating for our customers by investing heavily in research and development. We regularly create new products to enable us to grow in scale and advance our market leadership. We have been first-to-market with multiple automation and optimization products which have established themselves as the de-facto industry-standard—from ad revenue measurement tools, which connect in-app advertising revenue to marketing spend at a granular level, to a data-science driven cross-promotion tool, which allows developers to leverage their existing users to promote new content and grow engagement across their portfolio of apps.

We have a track record of making successful acquisitions and subsequently scaling those businesses over time. Since our founding, we have acquired several companies to complement and augment our business platform. Four of our co-founders joined ironSource following our acquisition of their businesses in 2011 and 2013 and have remained as core members of our management team. This serves as a testament to our ability to successfully integrate companies we acquire. The managerial experience and entrepreneurial drive of these co-founders helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

ironSource Timeline

Sep. 2010
ironSource Founded

2011

Merger of Volonet

2012

2013

Launched
ironSource Sonic for App Developers Including User Growth and Monetization

Acquisition of AfterDownload

2014

Growth funding round

2015

Acquisition of Supersonic

2016

Launched
ironSource Aura for Telecom Operators

Reached
0.5B MAU[1]

2017

Launched
Sonic Creative Management

2018

Expanded
Sonic Analytics

Reached
1B MAU

Launched
Aura Insurance Manager

2019

Reached
1.5B MAU

Launched Aura
Device Update Manager

CVC Investment

2020

Launched
Sonic Publishing

Reached
2B MAU

2021

Acquisition of Soomla
Acquisition of Luna Labs

[1] MAU means monthly active users

Corporate Milestones — Launch — Growth Milestones — Global Offices

Our Business Model

A substantial majority of our revenue is currently generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned by them for serving in-app advertising placements in their apps and games, or through on-device placements. The remainder consists of usage-based fees, in-app advertising revenue, and to a small extent, in-app purchase revenue. As such, our ability to increase our revenue is highly aligned with our customers’ success. As our customers see greater benefit from our solutions, they increase their usage and adopt additional solutions that accelerate their growth. In many cases, our customers adopt our solutions at an early stage of their business development and scale their usage in conjunction with their growth. For example, a customer may start using our monetization solution before going on to use our user growth solution to scale their user base.

Sonic

Our Sonic solution suite enables developers to grow their apps into scaled businesses by powering their ability to publish apps, monetize content, and cost-effectively acquire users. Our Sonic business model is outlined below:

•	Developers use our user growth solutions to acquire new users mainly on a pay-for-performance basis and, to a lesser extent, on a pay-for-impression basis.

•	Developers use our monetization solutions to generate revenue by selling advertising inventory from their mobile applications to advertisers, of which we retain a share.

•	We also generate revenue through usage-based fees charged for use of our products, such as in-app bidding, cross-promotion and creative management.

•	Our analytics solution is typically included within commercial arrangements for our Sonic solution suite, except specific cases such as our ad quality product where we charge a usage- based fee.

•	Our Supersonic publishing solutions generate revenue primarily through in-app advertising and a small portion through in-app purchases in our published games.

Aura

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users. These touchpoints occur across the entire device lifecycle, from the time a user first sets up a new device, until they trade in for a new device. This engagement creates a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience and for telecom operators to cross-sell and expand adoption of their own apps and services.

Aura revenue is primarily generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned through on-device app and service recommendations. The contractual arrangements with customers may vary depending on whether the promoted app or service is owned by the customer or a third-party. These contracts are billed on a monthly basis. Recommendations in the Aura environment are based on user provided data, contextual datasets and user preferences. This ensures that the promotions are relevant to users and improves conversions and overall revenue generated for the telecom operator customers.

For both Sonic and Aura customers, we generally invoice advertisers at the end of each month. Accounts receivable are recorded at the gross amount collectible from customers before revenue share, and accounts payable are recorded at the net amount payable to customers. Revenue generated by a specific customer’s use of our Sonic solutions may vary within a period and from period to period depending on, among other things, the launch timing and popularity of a customer’s apps and their usage of our various solutions.

Our Go-to-Market Approach

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for our customers to start working with us. By providing simple and powerful tools, and a revenue-share model, we have become a platform of choice for app developers to monetize their content and grow their users, and for telecom operators to create and manage a rich device experience.

Our customers range from independent developers and small game studios to large global enterprises. The strength of our brand, our reputation in scaling the apps of larger enterprises, and our deep domain expertise in the app economy generate significant word-of-mouth awareness for our solutions, which helps drive adoption of our platform both through self-service channels for customers at an earlier stage of their app development cycle, and in the sales cycle of larger enterprises.

We combine a direct sales approach for larger customers, with a strong marketing focus on building our brand equity to help drive organic adoption of our platform by smaller customers, and create credibility with larger customers. This enables us to efficiently market our platform to a wide range of customers.

Once a customer has started using our platform, they will typically increase their use of our solutions and adopt additional solutions over time. In addition, our global growth team works to increase the value our platform delivers to our customers’ businesses, driving our expansion within organizations by helping customers find the solutions to their business problems on our platform. Our Sonic solutions such as user growth, monetization or publishing can be used individually or in combination, but many of our customers adopt multiple solutions over a period of time. For the year ended December 31, 2020, 69% of our Sonic customers contributing over $100,000 in annual revenue used both our user growth and monetization solutions.

By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth. Our ability to cross-sell solutions for revenue expansion across this growth cycle is critical to our growth and success. Similarly, many of our telecom customers initially use Aura to engage their users during the device setup, and then broaden their use of the platform to expand to additional engagement touchpoints, as well as promote their proprietary products and services.

We also see meaningful customer overlap between Sonic and Aura. As of December 31, 2020, 13% of Sonic customers generating over $100,000 distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions. Together, these customers that use both of our Sonic and Aura solution suites accounted for 29% of total 2020 revenue, and we see a substantial opportunity to grow this revenue through further cross-selling.

The success of our business model depends on our ability to efficiently attract new customers to our platform across all our solutions, retain them, and expand their use of our platform through adoption of additional solutions over time. Our deep impact on our customers’ success is evident in our gross customer retention rate of 95% and 99% for customers who contributed over $100,000 annual revenue as of March 31, 2020 and 2021, respectively. The success our customers experience using our solutions provides significant incentive for new customers to engage with our platform and use more of our solutions over time.

In addition, we are building our direct sales and marketing efforts to onboard customers in app categories beyond gaming. App categories beyond gaming have yet to adopt in-app monetization or user growth solutions to the same degree as those in gaming, and thus represent a significant long- term opportunity for us.

Customers in industries beyond gaming represented 17% of our 292 customers with more than $100,000 in trailing 12-month revenue as of March 31, 2021. While this represents a minority of our revenue, a significant portion of our sales and customer onboarding personnel are focused on industries beyond gaming, highlighting the importance of this opportunity. With our investments in research and development and go-to-market, we expect to see significant growth in the share of our revenue generated by customers in industries beyond gaming.

Key Metrics and Non-GAAP Financial Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Key Metrics

Customers Contributing More Than $100,000 of Revenue

Our larger customer relationships drive scale, improved unit economics and operating leverage in our business model, which improves our solutions and thereby increases our value proposition to all of our customers. To measure our ability to scale with our customers and attract large enterprises to our platform, we count the number of customers that contributed more than $100,000 in revenue in the trailing 12 months. As of December 31, 2019 and 2020 and March 31, 2021, we had 189, 291 and 292 of these customers, respectively, and we focus on them as they represent the majority of our revenue, the largest component of our dataset, and our strongest retention cohort. These customers have grown from representing 91% of our revenue in the trailing 12 months as of December 31, 2019 to 94% in the trailing 12 months as of March 31, 2021 due to their increasing usage of our solutions, our ability to cross-sell a greater proportion of our solutions to them, as well as general growth in the number of new customers that contributed more than $100,000 of revenue. Our sizable base of customers in this group helps diversify our revenue base and offers greater revenue visibility given the sticky nature of our relationships with these customers, as evidenced by their 95% and 99% gross retention rate as of March 31, 2020 and 2021 respectively. Our gross customer retention rate is calculated by comparing two twelve month periods to see how many customers in the previous period remain active customers in the current period. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs and other market activity.

The charts below illustrate the growth in our customers contributing more than $100,000 of annual revenue, and the percentage of annual revenue represented by such customers, as of the end of each of the last eight quarters. Both of these metrics have increased sequentially in each quarter over this period.

Number of Customers Contributing More Than $100,000 of Revenue

Percentage of Revenue Represented by Customers Contributing More Than $100,000 of Revenue

Dollar-Based Net Expansion Rate

We believe the growth in the use of our platform by our existing customers is an important measure of the health of our business and our future growth prospects. We monitor our performance in this area using an indicator we refer to as dollar-based net expansion rate.

We calculate our dollar-based net expansion rate for a period by dividing current period revenue from a set of customers by prior period revenue of the same set of customers. Prior period revenue is the trailing 12-month revenue measured as of such prior period end. Current period revenue is the trailing 12-month revenue from the same customers as of the current period end. Our calculation of our dollar-based net expansion rate includes the effect of any customer renewals, expansion, contraction and churn, but excludes revenue from new customers. The following chart presents our dollar-based net expansion rate for the periods listed below.

Dollar-Based Net Expansion Rate (%)

For the 12 months ended December 31, 2019 and 2020, our dollar-based net expansion rate was 149% and 149%, respectively. For the 12 months ended March 31, 2020 and 2021, our dollar-based net expansion rate was 145% and 176%, respectively. These expansions were primarily driven by the increased usage of our solutions by our existing customers, as well as our increasing focus on cross-selling to large customers.

Our dollar-based net expansion rate may fluctuate for several reasons, including launch of new solutions on our platform, new user growth campaigns or new monetized apps from customers; performance of our customers’ applications; and general industry trends, such as the COVID-19 pandemic’s impact on the gaming industry. We expect this measure to rise in the short term before eventually normalizing as customers that have used our platform for an extended period of time become a larger portion of both our overall customer base and our trailing 12-month total revenue.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as income from continuing operations, net of income taxes as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted for assets impairment, share-based compensation expense, fair value adjustment related to contingent consideration, acquisition-related costs and initial public offering costs. We define Adjusted EBITDA Margin as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of the underlying business.

Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net loss as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBITDA Margin should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA and Adjusted EBITDA Margin are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures. Our measures of Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454
Income from continuing operations, net of income taxes margin(1)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(1)	Calculated as income from continuing operations, net of income taxes divided by revenue.

Our Adjusted EBITDA increased during the three months ended March 31, 2021 primarily as a result of revenue growth across all our solutions. Our Adjusted EBITDA Margin was 33% in the three months ended March 31, 2021 and 2020.

Our Adjusted EBITDA increased from 2019 to 2020 primarily as a result of revenue growth across all of our solutions. Our Adjusted EBITDA Margin decrease from 2019 to 2020 was principally driven by the launch of our Sonic publishing solution in February 2020, which has contributed significantly to our revenue growth, but has yet to fully contribute to the growth of our Adjusted EBITDA.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are income from continuing operations, net of income taxes and Income from continuing operations, net of income taxes margin, respectively:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Financial expense, net	1,029	972	4,381	2,741
Income taxes	3,622	1,794	10,896	7,843
Depreciation and amortization(a)	5,343	4,001	16,858	17,172
Assets impairment(b)	—	—	—	121
Share-based compensation expense(c)	15,559	2,832	12,596	15,329
Fair value adjustment of a contingent consideration(d)	—	—	—	(1,470)
Acquisition-related costs(e)	2,291	—	—	—
Initial public offering costs	1,459	—	—	—

Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454

Revenue	$119,713	$61,206	$331,519	$181,107
Income from continuing operations, net of income taxes margin(f)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(a)

Represents $1,159, $597, $2,387 and $3,112 in intangible assets amortization, $2,375, $2,049, $8,961 and $8,043 in capitalized software amortization and $349, $349, $1,446 and $1,307 in fixed assets depreciation for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively. In addition, we adjusted for $1,460 and $1,006, for the three months ended March 31, 2021 and 2020, respectively, and $4,064 and $4,710 for the years ended December 31, 2020 and 2019, respectively, of amortization of certain incentive payments to customers, which we amortize contra revenue over the term we expect to provide services to these customers.

(b)	Represents impaired capitalized software costs no longer in use.
(c)	Represents non-cash share-based compensation expenses.
(d)	Represents fair value adjustment to contingent consideration liability related to acquisitions.
(e)

Represents costs in connection with the acquisition of Soomla Inc. in January 2021 and Luna Labs Limited in February 2021. These costs include compensation subject to continuing employment and other acquisition-related costs.

(f)	Represents income from continuing operations, net of income taxes divided by revenue.

Key Factors Affecting ironSource’s Performance

Retention and expansion of existing customers

Our revenue growth depends on our ability to retain our existing customers and to expand their use of our solutions.

We continuously seek to develop and reinforce strong, long-standing relationships with our customers by delivering increasing value to them and driving greater use of our solutions. Our dollar-based net expansion rate of 145% and 176% as of March 31, 2020 and 2021, respectively, are a testament to our ability to drive expansion of existing customers by increasing their use of our platform and cross-selling additional solutions. Our solutions can be used individually or in combination, but many of our customers adopt more than one solution over a period of time. We have seen significant success in cross-selling incremental capabilities to existing customers during our operating history. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. These customers also represented 59% of our revenue for 2020.

Measuring the development of spend over time for a given set of customers, driven by the increase in retention and expansion from these existing clients, is another approach to analyze the intrinsic growth of our business. We measure annual revenue for a set of clients, or cohort, that commenced using our solutions in a specific year relative to subsequent periods. The chart below illustrates our successful historical customer expansion by analyzing the revenue from customers over the last four years. For example, the 2018 cohort includes all customers that commenced using our solutions between January 1, 2018 and December 31, 2018. Trailing 12-month revenue contribution from the 2018 cohort increased from $7.9 million as of December 31, 2018 to $38 million as of December 31, 2020, representing an increase of 380%. Similarly, the revenue from each of our cohorts has increased over time.

1 Measured based on all customers.

2 Cohort expansion is calculated as the last trailing 12-month revenue contribution, divided by the first available 12-month revenue contribution.

As customers increase the usage and adoption of our solutions, we become more deeply integrated with their business, thereby increasing our customer retention. We achieved a high gross retention rate of 95% and 99% as of March 31, 2020 and 2021, respectively, for customers who generated over $100,000 revenue over the trailing 12 months. We rely on our growth team to deliver customer satisfaction and help increase the value our solutions create for our customers, helping them further scale their businesses. Our increasingly large base of customers represents a significant opportunity for further growth and adoption of our platform. While we have seen a rapid increase in the number of customers that have contributed more than $100,000 revenue in the trailing 12 months, we believe that there is a substantial opportunity to continue growing this category of customers further. We plan to continue investing in growing our deep partnerships with our customers and providing new solutions to increase our share of wallet. We also intend to expand our global growth team, with a focus on increasing the penetration and usage of all our solutions in customer accounts.

In any given period, our customers’ use of our platform may fluctuate, which could cause fluctuations in our revenue and results of operations. Our ability to increase the use of our platform by and to sell additional solutions to our existing customers, particularly our large enterprise customers, will depend on a number of factors, including our customers’ satisfaction with our platform, the offerings of our competition, the strength of our network, pricing, overall changes in our customers’ spending levels, the effectiveness of our efforts to help our customers realize the benefits of our platform and the extent to which the app economy continues to grow.

Attracting new customers across gaming and app developers

The majority of our growth comes from existing customers who are using more of our products, but our ability to attract new customers to adopt our Sonic solutions is also critical to our future growth. Our solutions provide app developers with easy access to the technology that underlies core business operations, enabling us to attract a wide range of new customers with varying business needs, in both gaming and app categories beyond gaming.

For Sonic, we see an opportunity to increase our engagement with smaller, independent game developers who are large in number but small in revenue contribution, and who we believe could become large revenue contributors over time. Developers benefit significantly by using Sonic solutions earlier in the app development life-cycle to quickly monetize their content and cost-effectively accelerate the growth cycle of reinvestment to reach more users and expand their footprint across the mobile ecosystem. We seek to attract these developers with best-in-class products and by leveraging our industry expertise and reputation in scaling the apps of larger enterprises. For example, through our publishing solution, Supersonic, we offer marketability tools that enable early-stage developers to identify the product-market fit of their content and market value prior to publishing. We launched Supersonic in February 2020 and the 25 games published using our Supersonic solution have reached an average of 13 million daily active users as of March 31, 2021. We plan to develop additional publishing features and capabilities to increase the integration and retention of early-stage developers on our platform, enabling them to grow their business within our ecosystem, and to eventually benefit from all our solutions.

In addition, we see a significant opportunity to grow our penetration among customers in industries beyond gaming. These customers represented 17% of our 292 customers with more than $100,000 in trailing 12-month revenue as of March 31, 2021, and we expect this to be a significant growth driver over time.

We plan to further grow our customer base by continuing to make significant investments in sales and marketing and brand awareness. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization as well as the competitive dynamics and continued success of our gaming and non-gaming target markets.

Adoption of our solutions by telecom operators and OEMs

Our ability to grow our revenue is in part dependent on our ability to continue to attract major global telecom operators and OEMs to adopt our Aura solution suite. Telecom operators globally are facing an increasing commoditization of data and telephony services, and are looking for ways to better differentiate themselves with subscribers. Creating a more engaging device experience will also allow telecom operators and OEMs to drive incremental revenue with their users past the point of device sale and subscription plans.

We believe that our Aura solutions are attractive for telecom operators and OEMs globally, as the solution suite can be customized to natively support a wide variety of engagement and monetization use-cases. We plan to leverage our track-record of customer success with Aura as a compelling proof point to attract other major telecom operators and OEMs worldwide who do not currently use our Aura solutions. We also intend to introduce new touchpoints, solutions and products to our Aura customers to enable richer and more engaging user experiences by investing in our Aura technology, which will enable our customers to engage with more users and better monetize the devices in their network.

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for other connected devices, such as extending our device experience management solution to smart TVs, allowing us to increase integrated engagement touchpoints with various device users. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share. We are investing in product development and other capabilities to achieve this expansion, which may reduce our profitability as we seek further scale.

Continued innovation of our solutions and technology

Our ability to increase the size and engagement of our customer base and increase our revenue depends, in part, on our ability to maintain and enhance our platform’s innovation, features and functionality, and to successfully develop or acquire new capabilities. We constantly improve our solutions to deliver better results to our customers, as well as develop new features and use cases for our solutions. We plan to continue to make significant investments in research and development to ensure that we offer best-in-class solutions and that we are first to market with new solutions that cement our industry leadership. This also includes exploring different areas or domains, such as expanding our Sonic platform to customers in apps beyond gaming, and Aura to non-mobile devices such as smart TVs. These investments in our future growth may reduce our profitability in the near- term.

In addition to our ongoing investment in research and development, we regularly evaluate acquisitions of companies, products, teams and technologies that complement and expand our current solutions, support our industry leadership by gaining access to new customers or markets, or add to our technology expertise. As our historical track record of acquisitions demonstrates, we have managed to execute business integrations to drive and enhance our technological capabilities, business performance and unique culture. We believe both organic development and acquisitions are core competencies for us, and we intend to use both to drive increased value for our customers and improvements to our results of operations.

Ability to attract and retain talent

Our employees drive our innovation, and are therefore the foundational asset for our company. Our business depends on our ability to attract and retain talent to drive innovation and enhance our product development, marketing efforts and management. As of March 31, 2021, we had 859 full- time employees, an increase of 32% compared to March 31, 2020. Our brand, scale, track record of success and culture of innovation have established us as an employer of choice. In 2020, we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We expect to continue to hire talented employees and to provide competitive compensation to our employees, and to grow our headcount in the foreseeable future to drive our growth and market leadership. We will also continue to evaluate strategic acquisitions to enhance our talent-base, particularly in new growth areas for our business.

Impact of COVID-19

While the global crisis resulting from the spread of COVID-19 has not had a negative impact on our business and results of operations so far, the COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we continue to closely monitor how the COVID-19 pandemic is impacting our business. As the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. We believe the global shelter-in-place restrictions provided individuals more time to spend online and higher levels of end-user engagement within the mobile ecosystem. We have seen an increase in the amount of time spent playing games, as well as more engagement with ads. These trends have already resulted in an increase in use of our platform. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the impact of the pandemic on our future growth and our results of operations is unknown, and we are unable to accurately predict the future impact. There can be no assurance that the increase will continue over time whether during or after the COVID-19 pandemic. Further, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending on existing solutions, defer adoption of our new solutions, or seek renegotiations of their contracts, any of which may result in decreased revenue for us. See “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue Our primary sources of revenue are derived from our Sonic and Aura solution suites. Our Sonic solution suite enables mobile game and app developers (which we collectively refer to here as “developers”) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. A developer uses our monetization solution to generate revenue by selling his or her in-app placements inventory to advertisers within the developer’s games and apps. Developers may also use our publishing solution, focused on smaller, third-party game developers, to publish their mobile games. We generate revenue through in-app advertising, and through in-app purchases generated from third-party developed games we publish. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create.

Our Aura solution suite enables our telecom operator and OEM customers to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner)accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer.

Cost of revenue. Cost of revenue consists primarily of expenses associated with the delivery of our platform, including server expenses, personnel-related expenses, including salaries, benefits and share-based compensation for employees on our operations teams and allocated overhead costs. Cost of revenue also includes amounts paid to developers who use our publishing solutions as well as amortization of acquired technology and capitalized software costs.

Research and development. Research and development expenses primarily comprise costs associated with the maintenance and ongoing development of our platform and technology including personnel, allocated costs, allocated overhead and other development-related expenses. Research and development costs are expensed as incurred. We expect these costs to increase as we continue to hire new employees in order to support our anticipated growth. We believe continued investments in research and development are important to attain our strategic objectives and expect research and development costs to increase in absolute dollars, but this expense is expected to decrease as a percentage of total revenue.

Sales and marketing. Sales and marketing expenses primarily comprise costs of our marketing personnel including allocated overhead costs, branding costs, amortization of customer relationships , user acquisition costs and other advertising costs. Sales and marketing expenses are expensed as incurred. We intend to continue to invest in our sales and marketing capabilities in the future to continue to increase our brand awareness and expect these costs to increase on an absolute dollar basis as we grow our business. Sales and marketing expenses in absolute dollars and as a percentage of total revenue may fluctuate from period-to-period based on total revenue levels and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods.

General and administrative. General and administrative expenses primarily comprise costs of personnel-related costs for our executive, finance, legal and other administrative personnel, professional fees for external legal, accounting and other professional services, initial public offering costs and allocated overhead costs. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with maintaining a publicly listed company.

Financial expenses, net. Financial expenses, net includes interest earned on cash equivalents and deposits, gains and losses arising from foreign exchange fluctuations and other financial expenses in connection with bank charges and our long-term loan.

Taxes on income. We account for taxes on income in accordance with ASC 740, “Income Taxes.” We are eligible for certain tax benefits in Israel under the Law for the Encouragement of Capital Investments, 1959, or the Investment Law at a reduced tax rate of 12%. Accordingly, as we generate taxable income in Israel, our effective tax rate is lower than the standard corporate tax rate for Israeli companies, which is 23%. Our taxable income generated outside of Israel or derived from other sources in Israel which is not eligible for tax benefits will be subject to the regular corporate tax rate. For more information about the tax benefits available to us as a Beneficiary Enterprise, see “Certain Material Israeli Tax Considerations.”

Income from discontinued operations, net of income taxes. Income from discontinued operations, net of income taxes consisted of revenue generated from the Desktop business, the assets of which were spun off from our business on December 31, 2020. Please see “Certain Relationships and Related Person Transactions—ironSource—Spin-Off of Desktop Business” for more information.

Net income attributable to non-controlling interest (related to discontinued operations). Net income attributable to non-controlling interest (related to discontinued operations) was $67 thousand for the year ended December 31, 2019.

Results of Operations

The following tables set forth our results of operations in dollars and as a percentage of revenue for the periods indicated:

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2021

	Three Months Ended March 31,
	2021		2020
	(in thousands)	(as % of revenue)	(in thousands)	(as % of revenue)
Revenue	$119,713	100%	$61,206	100%
Cost of revenue	20,140	16.8	11,547	18.9
Gross profit	99,573	83.2	49,659	81.1
Operating expenses:
Research and development	20,410	17.0	10,129	16.6
Sales and marketing	48,721	40.7	19,172	31.3
General and administrative	15,547	13.0	6,702	10.9

Total operating expenses	84,678	70.7	36,003	58.8

Income from operations	14,895	12.5	13,656	22.3
Financial expenses, net	1,029	0.9	972	1.6

Income from continuing operations before income taxes	13,866	11.6	12,684	20.7
Income taxes	3,622	3.0	1,794	2.9

Income from continuing operations, net of income taxes	10,244	8.6%	10,890	17.8%
Income from discontinued operations, net of income taxes	—	—	12,301	20.1

Net income	$10,244	8.6%	$23,191	37.9%

Revenue

Revenue increased by $58.5 million, or 96%, to $119.7 million for the three months ended March 31, 2021 from $61.2 million for the three months ended March 31, 2020. The increase was mainly due to increased revenue from existing customers, which accounted for approximately $44.8 million, or 76.6%, of the total increase in revenue, and revenue from new customers, which accounted for approximately $13.7 million, or 23.4%, of the total increase in revenue. The growth of our total revenue was driven by enhancements made to our platform, the increased use of our existing solutions by our new and existing customers, the increase of the revenue of our Sonic publishing solution, which accounted for $39.7 million and $4.8 million of our revenue for the three months ended March 31, 2021 and March 31, 2020, respectively, as well as general growth in our industry resulting from the increase in time spent and engagement of users with mobile games and apps due to the COVID-19 pandemic.

Cost of revenue

Cost of revenue increased by $8.6 million, or 74%, to $20.1 million for the three months ended March 31, 2021 from $11.5 million for the three months ended March 31, 2020. The increase was mainly due to an increase of $4.9 million in payouts to developers who use our publishing solutions, $1.6 million in hosting and services fees, $0.9 million in employee-related costs and a $0.8 million increase in depreciation and amortization related to technology.

Research and development

Research and development costs increased by $10.3 million to $20.4 million for the three months ended March 31, 2021 from $10.1 million for the three months ended March 31, 2020. The increase was mainly due to an increase of $9.3 million in employee-related costs, mostly driven by an increase in headcount and share-based compensation expense.

Sales and marketing

Sales and marketing costs increased by $29.5 million, to $48.7 million for the three months ended March 31, 2021 from $19.2 million for the three months ended March 31, 2020. The increase was mainly due to an increase in user acquisition costs of our Sonic publishing solution and an increase of $5.4 million in employee-related costs, mostly driven by an increase in headcount and increase in share-based compensation expense.

General and administrative

General and administrative costs increased by $8.8 million, to $15.5 million for the three months ended March 31, 2021 from $6.7 million for the three months ended March 31, 2020. The increase was primarily as a result of an increase of $7.2 million in employee-related costs, mostly driven by an increase in headcount and increase in share-based compensation expense and transaction costs of approximately $1.5 million (mainly legal and accounting fees), related to our original initial public offering.

Financial expenses, net

Financial expenses, net increased by $0.1 million, or 11%, to $1.0 million for the three months ended March 31, 2021 from $0.9 million for the three months ended March 31, 2020. The increase was mainly due to losses of $0.5 million on foreign exchange fluctuations that were partially offset by a decrease in interest expenses charged for our long-term loan of $0.4 million.

Taxes on income

Taxes on income increased by $1.8 million, to $3.6 million for the three months ended March 31, 2021 from $1.8 million for the three months ended March 31, 2020. The increase was mainly due to the increase in taxable income on our operations globally.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2020

	Year Ended December 31,
	2020		2019
	(in thousands)	(as % of revenue)	(in thousands)	(as % of revenue)
Revenue	$331,519	100%	$181,107	100%
Cost of revenue	57,825	17.4	34,651	19.1
Gross profit	273,694	82.6	146,456	81.0
Operating expenses:
Research and development	51,600	15.6	37,547	20.7
Sales and marketing	119,262	36.0	37,155	20.5
General and administrative	28,746	8.7	28,452	15.7
Total operating expenses	199,608	60.2	103,154	57.0

Income from operations	74,086	22.3	43,302	23.9
Financial expenses, net	4,381	1.3	2,741	1.5

Income from continuing operations before income taxes	69,705	21.0	40,561	22.4
Income taxes	10,896	3.3	7,843	4.3

Income from continuing operations, net of income taxes	58,809	17.7	32,718	18.1
Income from discontinued operations, net of income taxes	36,480	11.0	51,244	28.3

Net income	$95,289	28.7%	83,962	46.4%

Net income attributable to non-controlling interest (related to discontinued operations)	—	—	67	—
Net income attributable to ironSource Ltd. Shareholders	95,289	28.7%	83,895	46.3%

Revenue

Revenue increased by $150.4 million, or 83%, to $331.5 million for the year ended December 31, 2020 from $181.1 million for the year ended December 31, 2019. The increase was mainly due to increased revenue from existing customers, which accounted for approximately $89.9 million, or 59.8%, of the total increase in revenue, and revenue from new customers, which accounted for approximately $60.5 million, or 40.2%, of the total increase in revenue. The growth of our total revenue was driven by enhancements made to our platform, the increased use of our existing solutions by our new and existing customers and the launch of our new Sonic publishing solution which accounted for $74.6 million of our 2020 revenue, as well as general growth in our industry resulting from the increase in time spent and engagement of users with mobile games and apps due to the COVID-19 pandemic.

Cost of revenue

Cost of revenue increased by $23.1 million, or 67%, to $57.8 million for the year ended December 31, 2020 from $34.7 million for the year ended December 31, 2019. The increase was primarily due to increases of $11.8 million in payouts to developers who use our publishing solutions, $9.1 million in hosting and services fees and $1.6 million in employee-related costs.

Research and development

Research and development costs increased by $14.1 million, or 38%, to $51.6 million for the year ended December 31, 2020 from $37.5 million for the year ended December 31, 2019. This increase was primarily driven by increases of $9.5 million in employee-related costs, including hiring costs and salaries, and $3.8 million in production services related to ongoing development and maintenance of our platform and technology.

Sales and marketing

Sales and marketing costs increased by $82.1 million to $119.3 million for the year ended December 31, 2020 from $37.2 million for the year ended December 31, 2019. The increase was mainly due to the recent launch of our Sonic publishing solution and an increase of $7.8 million in employee-related costs.

General and administrative

General and administrative costs increased by $0.2 million, or 1%, to $28.7 million for the year ended December 31, 2020 from $28.5 million for the year ended December 31, 2019. The increase was primarily as a result of an increase of $2.6 million in employee-related costs, $1.9 million in legal, finance and professional services expenses and a $0.6 million increase in bad debt expenses, which was partially offset by $2.2 million in savings due to COVID-19, such as a decrease in costs related to travel and events and $2.9 million in savings on shared based payment expenses.

Financial expenses, net

Financial expenses, net increased by $1.7 million, or 63%, to $4.4 million for the year ended December 31, 2020 from $2.7 million for the year ended December 31, 2019. The increase was mainly due to losses of $2.7 million on foreign exchange fluctuations, which were primarily due to the revaluation of our operating lease liabilities pursuant to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), but this was offset by decreases in interest expenses charged for our long-term loan and interest earned on cash equivalents and deposits of $1.1 million.

Taxes on income

Taxes on income increased by $3.1 million, or 40%, to $10.9 million for the year ended December 31, 2020 from $7.8 million for the year ended December 31, 2019. The increase was mainly due to the increase in taxable income on our operations globally.

Income from discontinued operations, net of income taxes

Income from discontinued operations, net of income taxes decreased to $36.5 million for the year ended December 31, 2020 from $51.2 million for the year ended December 31, 2019.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through growth in our operations. We have also funded our recent acquisitions with cash on hand. Our cash, cash equivalents and restricted cash were $129.9 million as of March 31, 2021 compared to $203.1 million as of December 31, 2020 and $91.2 million as of December 31, 2019.

Our primary requirements for liquidity and capital resources are to finance working capital, capital expenditures and general corporate purposes. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for the foreseeable future.

Our capital expenditures consist primarily of internal-use software costs, computers and peripheral equipment and leasehold improvements. In the three months ended March 31, 2021, we completed a number of business acquisitions, which reduced our cash balance as of March 31, 2021 by $90.2 million.

We assess our liquidity, in part, through an analysis of our working capital, together with other sources of liquidity. We had working capital of $103.0 million as of March 31, 2021, compared to $178.9 million as of December 31, 2020 and $93.3 million as of December 31, 2019. The decrease from December 2020 to March 2021 was mainly due to cash used for business acquisitions, and the increase from December 2019 to December 2020 was mainly due to $114.6 million of cash received in connection with our operations.

The following table presents the summary consolidated cash flow information for the periods presented:

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash provided by continuing operating activities	$11,997	$17,269	$91,656	$66,165
Net cash used in continuing investing activities	(78,032)	(369)	(22,563)	(11,403)
Net cash used in continuing financing activities	(3,263)	(861)	(6,309)	(104,333)

Net Cash Provided by Continuing Operating Activities

During the three months ended March 31, 2021, net cash provided by continuing operating activities was approximately $12.0 million, consisting of net income from continuing operations of approximately $10.2 million, adjusted by non-cash charges of 20.4 million and net cash outflows from the change in net operating assets and liabilities of $18.6 million. The non-cash charges were primarily comprised of depreciation and amortization of $5.3 million and share-based compensation expenses of $16.8 million. The net cash outflows from the change in net operating assets and liabilities were primarily comprised of an increase in other current assets of $14.7 million, a decrease in accounts payables of $6.7 million, an increase in other non-current assets of $3.3 million and an increase in other current liabilities of $5.9 million.

During the three months ended March 31, 2020, net cash provided by continuing operating activities was approximately $17.3 million, consisting of net income from continuing operations of approximately $10.9 million, adjusted by non-cash charges of $8.2 million and net cash outflows from the change in net operating assets and liabilities of $1.8 million. The non-cash charges were primarily comprised of depreciation and amortization of $4.0 million and share-based compensation expenses of $2.8 million. The net cash outflows from the change in net operating assets and liabilities were primarily comprised of an increase in other current assets of $1.9 million, an increase in accounts payables of $2.9 million, a decrease in accounts receivable of $3.1 million and a decrease in other current liabilities of $6.0 million.

Net cash provided by operating activities increased by $25.5 million, or 39%, to $91.7 million for the year ended December 31, 2020 from $66.2 million for the year ended December 31, 2019. The increase was mainly due to growth of our operations.

Net Cash Used in Continuing Investing Activities

During the three months ended March 31, 2021, net cash used in continuing investing activities was $78.0 million, primarily consisting of cash used in acquisitions of $90.2 million partially offset by maturities of short-term deposits of $17.6 million.

During the three months ended March 31, 2020, net cash used in continuing investing activities was $0.4 million, primarily consisting of investments in short-term deposits of $5.0 million and purchase of property, plant and equipment and capitalized software development costs of $3.5 million partially offset by maturities of short-term deposits of $8.1 million.

Net cash used in investing activities increased by $11.2 million, or 98%, to $22.6 million for the year ended December 31, 2020 from $11.4 million for the year ended December 31, 2019. The increase was primarily the result of additional investment in short-term deposits.

Net Cash Used in Continuing Financing Activities

During the three months ended March 31, 2021, net cash used in continuing financing activities was $3.3 million, primarily consisting of repayment of long-term loan of $2.5 million.

During the three months ended March 31, 2020, net cash used in continuing financing activities was $0.9 million, primarily consisting of repayment of long-term loan of $1.25 million.

Net cash used in financing activities decreased by $98.0 million to $6.3 million for the year ended December 31, 2020 from $104.3 million for the year ended December 31, 2019. The decrease was primarily due to dividends paid to shareholders in the amount of $100 million in 2019.

SVB Credit Agreement

On March 29, 2018, we entered into a credit agreement (the “SVB Credit Agreement”) with Silicon Valley Bank, a syndicate of banks and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”), which matures on March 28, 2023 (the “Maturity Date”) and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis. In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). The Revolver can be accessed at any time at our discretion and borrowings under the Revolver may be used, repaid and reborrowed in different amounts and at different intervals. The Revolver expires on the Maturity Date, and we are required to pay a commitment fee at a rate of 0.30% to 0.45% per annum, based on the average daily non-use of available funds. ironSource Ltd. and certain other subsidiaries of ironSource Ltd. provided guarantees in connection with the SVB Credit Agreement, which is secured by all of the property owned at the time of the SVB Credit Agreement of, and thereafter acquired by, ironSource Ltd. and these certain subsidiaries of ironSource pursuant to a separate guarantee and collateral agreement entered into simultaneously with the SVB Credit Agreement. As more fully described below, on May 4, 2021, we and certain of our subsidiaries entered into an Escrow Agreement with lenders from time to time party thereto, Silicon Valley Bank, as administrative agent and Morrison & Foerster LLP, as escrow agent, pursuant to which we deposited a revolving facility credit agreement (the “RCF”), providing for a $350.0 million revolving commitment and related loan documents into escrow, to be released upon the consummation of the Transactions, payment of fees under the RCF, and the completion of certain ministerial closing conditions. As a condition to the effectiveness of the RCF, the Company will repay the obligations owed under the SVB Credit Agreement.

There were no outstanding borrowings under the Revolver as of March 31, 2021, December 31, 2020 and 2019.

New SVB Revolving Credit Facility

On May 4, 2021, we entered into an Escrow Agreement by and among us, certain of our subsidiaries party thereto (the “Guarantors”), the several lenders from time to time party thereto (the “Lenders”), Silicon Valley Bank, as administrative agent (in such capacity, the “Agent”), and Morrison & Foerster LLP, as escrow agent (“Escrow Agent”), pursuant to which the Company, the Guarantors, the Lenders and the Agent party thereto submitted the RCF, agreed forms of certain of the Loan Documents (as defined in the RCF) and their signature pages to such documents (as applicable) to the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the Credit Agreement and the aforementioned Loan Documents shall be automatically released and effective upon the consummation of the Transactions, payment of fees under the RCF, repayment of the SVB Credit Agreement and the completion of other ministerial closing conditions.

Pursuant to the Escrow Agreement and subject to the release conditions specified above, we and the Guarantors will enter into that RCF with the Lenders, the Agent, and Silicon Valley Bank, as L/C issuer, lead arranger and bookrunner, pursuant to which the Lenders would extend to us a five-year revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the our option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in The Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. The applicable margin for Eurodollar rate revolving loans ranges, based on the applicable consolidated net leverage ratio, from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges, based on the applicable consolidated net leverage ratio, from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by us in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the RCF, we will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. We will also be required to pay customary letter of credit fees, as necessary, and agent and lender fees customary for credit facilities of this size and type.

Our obligations under the RCF will be guaranteed by the majority of our subsidiaries, subject to certain exceptions. The obligations under the RCF and the guarantees are secured by a lien on substantially all of our tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the our subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and cash equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. The RCF also contains customary representations, warranties, and covenants, including covenants that restrict us and our subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the RCF becoming immediately due and payable.

The RCF includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants,

cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF.

Contractual Obligations

Our significant contractual obligations as of December 31, 2020 are summarized in the following table:

	Payments Due by Period(1)
	Total	2021	2022	2023	2024	Thereafter
	(in thousands)
Long-term debt(2)	$85,000	$10,000	$10,000	$65,000	—	—
Operating lease obligations(3)	$42,108	$6,025	$7,296	$6,397	$6,397	$15,993
Other contractual commitments(4)	$58,872	$16,204	$15,313	$15,000	$12,355	—

(1)	Does not include short-term obligations that accrue monthly.
(2)	Consists of the Credit Agreement, as described above.
(3)	Consists of future lease payments for our rented office facilities.
(4)	Substantial majority of our other contractual commitments are related to agreements with our servers and hosting services providers.

Off-Balance Sheet Arrangements

During the periods presented, we did not engage in any off-balance sheet financing activities other than those reflected in the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Application of Critical Accounting Policies and Estimates

Our significant accounting policies and their effect on our financial condition and results of operations are more fully described in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. We have prepared our financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third- parties. Actual results may differ from these estimates. See “Risk Factors” for a discussion of the possible risks that may affect these estimates.

We believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Update (ASU) No. 2014- 09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy its performance obligations.

Our platform consists of revenue from two solution suites: Sonic and Aura. Sonic for game and app developers, and Aura for telecom operators and OEMs.

For both Sonic and Aura, we evaluate whether we act as the principal (i.e., report revenue on a gross basis) or the agent (i.e., report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to the different advertisers.

This conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the in-app placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due to the fact that we are the publisher and have control of the in-app placement inventory (and as a result bear the risk of inventory), and we have the latitude in determining the price.

Valuation of share-based compensation

We measure all share-based awards, including share options and RSUs, based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

Ordinary Share Valuations

Given the absence of a public trading market for our ordinary shares, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation, we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our ordinary shares, including:

•	the prices at which we or other holders sold our ordinary shares to outside investors in arms- length transactions;

•	third-party valuations of our ordinary shares performed near the date of grant;

•	the fact that the option and RSU grants have involved rights in illiquid securities in a private company;

•	the likelihood of achieving a liquidity event, such as a sale of our company given prevailing market conditions; and

•	the history and nature of our business, industry trends and competitive environment.

Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determine, based on the qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

We did not record any impairment of goodwill for any of the periods presented. Our forecasts and estimates are based on assumptions that are consistent with the plans and estimates used to manage the business. Changes in these estimates could change the conclusion regarding an impairment of goodwill.

Taxes on Income

We account for taxes on income in accordance with ASC 740, “Income Taxes.” ASC 740 prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We account for our uncertain tax positions in accordance with ASC 740, which contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

We classify interest and penalties recognized related to its uncertain tax positions within income taxes on the consolidated statements of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates and interest rates, which are discussed in detail below.

Foreign Currency Risk

The U.S. dollar is our functional currency. Substantially all of our revenue was denominated in U.S. dollars for the years ended December 31, 2019 and 2020, however certain expenses comprising our cost of revenue and operating expenses were denominated in NIS, mainly payroll. We also have expenses in other currencies, in particular the Euro and GBP, although to a much lesser extent.

A decrease of 5% in the U.S. dollar/NIS exchange rate would have increased our cost of revenue and operating expenses by approximately 2.0% and 1.4% during the years ended December 31, 2019 and 2020, respectively. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations.

Seasonality

Our quarterly results of operations may vary significantly as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period, which allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of ironSource and TBA, adjusted to give effect to the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the unaudited historical balance sheet of TBA as of March 31, 2021 with the unaudited historical balance sheet of ironSource as of March 31, 2021, giving effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, ironSource’s and TBA’s audited financial statements and related notes, the sections titled “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Thoma Bravo Advantage’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes (i) that no public shareholders of TBA exercise redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and (ii) an aggregate of $200.0 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) are used by TBA to acquire shares from certain of ironSource’s shareholders prior to the merger and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that (i) public shareholders of TBA holding 100,000,000 Class A Shares will exercise their redemption rights for approximately $1 billion of funds in TBA’s trust account (ii) $500.0 million of cash funds from the PIPE (assumed a total PIPE of $1.3 billion), will be invested in ironSource against 50 million newly-issued ironSource Class A ordinary shares and the remaining PIPE Shares will be sold by one or more existing holders of ironSource Class A Ordinary Shares and (iii) that TBA will elect pursuant to the Sponsor Support Agreement to surrender for no consideration a number of Class B shares of TBA (founder shares) having a value up to $250.0 million rather than procure that affiliates of Thoma Bravo commit to fund up to $250.0 million in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement.

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2021

(in thousands)

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Cash and cash equivalents	127,535	2,186	800,000	(A)	929,721	500,000	(A)	629,721
Accounts, receivable, net	148,829	—	—		148,829	—		148,829
Other current assets	31,192	2,021	—		33,213	—		33,213

Total current assets	307,556	4,207	800,000		1,111,763	500,000		811,763
Long-term restricted cash	2,332	—	—		2,332	—		2,332
Deferred tax assets	828	—	—		828	—		828
Operating lease right-of-use asset	35,139	—	—		35,139	—		35,139
Property, equipment and software, net	24,358	—	—		24,358	—		24,358
Goodwill	205,842	—	—		205,842	—		205,842
Intangible assets, net	33,010	—	—		33,010	—		33,010
Cash held in Trust Account	—	1,000,011	(1,000,011)	(B)	—	(1,000,011)	(B)	—
Other non-current assets	8,593	—	(6,700)	(H)	1,893	(6,700)	(H)	1,893

Total assets	617,658	1,004,218	(206,711)		1,415,165	(506,711)		1,115,165

Liabilities and shareholders’ equity
Accounts payable	148,419	3,059	—		151,478	—		151,478
Current maturities of long-term loan	9,731	—	—		9,731	—		9,731
Operating lease liabilities	7,221	—	—		7,221	—		7,221
Other current liabilities	39,175	—	81,900	(E)	121,075	81,900	(E)	121,075

Total current liabilities	204,546	3,059	81,900		289,505	81,900		289,505
Long-term loan, net of current maturities	72,248	—	—		72,248	—		72,248
Deferred tax liabilities	3,582	—	—		3,582	—		3,582
Long-term operating lease liabilities	31,035	—	—		31,035	—		31,035
Deferred underwriting commissions	—	35,000	(35,000)	(G)	—	(35,000)	(G)	—
Other non-current liabilities	1,323	—	—		1,323	—		1,323

Total liabilities	312,734	38,059	46,900		397,693	46,900		397,693
Commitments and Contingencies

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Class A ordinary shares subject to possible redemption	—	961,159	(961,159)	(I)	—	(961,159)	(I)	—
Ordinary shares	166	—	(166)	(L)	—	(166)	(L)	—
2019 ordinary shares	72	—	(72)	(L)	—	(72)	(L)	—
Preference shares	—	—	—		—	—		—
Class A ordinary shares	—	1	(1)	(M)	—	(1)	(M)	—
Class B ordinary shares	—	3	(3)	(M)	—	(3)	(M)	—
Additional paid-in capital	227,319	8,332	704,454	(J)	940,105	404,454	(J)	640,105
Retained earnings (accumulated deficit)	77,367	(3,336)	3,336	(K)	77,367	3,336	(K)	77,367

Total shareholders’ equity	304,924	5,000	707,548		1,017,472	407,548		717,472

Total liabilities and shareholders’ equity	617,658	1,004,218	(206,711)		1,415,165	(506,711)		1,115,165

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED

March 31, 2021

(in thousands)

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Revenue	119,713	—			119,713			119,713
Cost of revenue	20,140	—			20,140			20,140

Gross profit	99,573	—			99,573			99,573
Operating expenses:
Research and development	20,410	—			20,410			20,410
Sales and marketing	48,721	—			48,721			48,721
General and administrative	15,547	3,323			18,870			18,870

Total Operating Expenses	84,678	3,323			88,001			88,001
Income (loss) from operations	14,895	(3,323)			11,572			11,572
Financial expenses (income), net	1,029	(11)	11	(AAA)	1,029	11	(AAA)	1,029

Income (loss) from continuing operations before income taxes	13,866	(3,312)	(11)		10,543	(11)		10,543
Income taxes	3,622	—			3,622			3,622
Income from continuing operations, net of income taxes	10,244	(3,312)	(11)		6,921	(11)		6,921

Basic net income (loss) per share:
Weighted average of ironSource shares outstanding - basic	645,251,683		357,028,954		1,002,280,637	302,028,954		947,280,637
Weighted average of ironSource shares outstanding - diluted	711,637,225		357,028,954		1,068,666,179	302,028,954		1,013,666,179

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Basic net income per ironSource share	$0.01		$(0.00)		$0.01	$(0.00)		$0.01
Diluted net income per ironSource share	$0.01		$(0.00)		$0.01	$(0.00)		$0.01
Weighted average number of TBA redeemable shares outstanding - basic & diluted		100,000,000
Weighted average number of TBA non-redeemable shares outstanding - basic & diluted		26,365,556
Basic & diluted net income per TBA redeemable share		$0.00
Basic & diluted net loss per TBA non-redeemable share		$(0.13)

Refer to Note 5 below “ Pro forma Share and Earning per share information”

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED

December 31, 2020

(in thousands)

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Revenue	331,519	—			331,519			331,519
Cost of revenue	57,825	—			57,825			57,825

Gross profit	273,694	—	—		273,694	—		273,694
Operating expenses:
Research and development	51,600	—			51,600			51,600
Sales and marketing	119,262	—			119,262			119,262
General and administrative	28,746	25			28,771			28,771

Total Operating Expenses	199,608	25	—		199,633	—		199,633
Income (loss) from operations	74,086	(25)	—		74,061	—		74,061
Financial expenses, net	4,381	—			4,381			4,381

Income (loss) from continuing operations before income taxes	69,705	(25)	—		69,680	—		69,680
Income taxes	10,896	—			10,896			10,896
Income from continuing operations, net of income taxes	58,809	(25)	—		58,784	—		58,784

			Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Basic net income (loss) per share:
Weighted average number of ironSource shares outstanding -basic	636,407,699		357,028,955		993,436,654	302,028,955		938,436,654
Weighted average number of ironSource shares outstanding -diluted	681,854,322		357,028,955		1,038,883,277	302,028,955		983,883,277
Basic net income per ironSource share	$0.07		$(0.01)		$0.06	$(0.00)		$0.06
Diluted net income per ironSource share	$0.06		$(0.01)		$0.06	$(0.00)		$0.06
Weighted average number of TBA redeemable shares outstanding - basic & diluted		—
Weighted average number of TBA non-redeemable shares outstanding - basic & diluted		22,500,000
Basic & diluted net loss per TBA redeemable share		—
Basic & diluted net loss per TBA non-redeemable share		$(0.00)

Refer to Note 5 below “ Pro forma Share and Earning per share information”

Note 1—Description of the Business Combination

On March 20, 2021, ironSource entered into the Merger Agreement, by and among ironSource, TBA, Merger Sub and Merger Sub II, pursuant to which: (a) Merger Sub will merge with and into TBA, with TBA surviving the First Merger as the Surviving Entity, a wholly owned subsidiary of ironSource and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a the Surviving Company, a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by TBA’s Amended and Restated Memorandum and Articles of Association.

On the Closing Date and immediately prior to the consummation of the Mergers and the sale of the PIPE shares, the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (ii) each ordinary share of the Company that is issued and outstanding immediately prior to the Effective Time will be renamed and become a Company Class A Ordinary Share, (iii) the Company will declare and effect a distribution on each Company Class A Ordinary Share then outstanding by distributing to each holder thereof one Company Class B Ordinary Share for each Company Class A Ordinary Share held by such holder, (iv) each Company Class A Ordinary Share and each Company Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, respectively, in order to cause the value of the outstanding Company Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the Stock Split, and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the First Effective Time shall be adjusted to give effect to the foregoing transactions (including both the distribution and the Stock Split) and remain outstanding. The Share amounts in this document do not give retrospective effect to the issuance of the Class B Ordinary Shares nor to the Stock Split, unless specifically stated.

Following such recapitalization (but before the Mergers), if the Company determines, after consulting with TBA, that the amount of freely usable cash proceeds to be released to TBA from TBA’s trust account is greater than the Company’s capital needs (such amount of freely usable cash to be no less than $500 million), TBA agrees to purchase from one or more Company shareholders, as determined by the Company in its sole discretion, an amount of Company Class A Ordinary Shares, at a price per share of $10.00, for an aggregate purchase price equal to such excess amount.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of TBA will be cancelled automatically and converted into one Class A ordinary share of TBA and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of TBA issued and outstanding will be converted automatically into one Company Class A Ordinary Share.

PIPE

On March 20, 2021, the Company entered into Investment Agreements with the PIPE Investors pursuant to which, among other things, the investors have agreed to purchase an aggregate of 130,000,000 Class A Ordinary Shares in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. At the discretion of the Company, the Class A Ordinary Shares will either be newly issued by the Company or sold by one or more Selling Shareholders. The Investment Agreements contain customary representations and warranties of the Company, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. To the extent the

Company elects for the secondary sale of shares, the PIPE Investors agrees to enter into a Secondary Purchase Agreement with one or more Selling Shareholders in the form attached to the Investment Agreement. The Secondary Purchase Agreements contain customary representations and warranties of the Selling Shareholders party thereto, on the one hand, and the applicable PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions.

Thoma Bravo Ascension Fund, L.P., an affiliate of Thoma Bravo, L.P., has agreed to purchase $300 million of ironSource Class A ordinary shares pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors.

Sponsor Support Agreement

In the event redemptions by TBA’s shareholders in connection with the Transactions exceed $150 million, the Sponsor, at its election, must either (i) procure that affiliates of Thoma Bravo commit to fund the amount of the Excess Redemptions in cash at closing by purchasing additional Company Ordinary Shares pursuant to an Investment Agreement, (ii) surrender for no consideration a number of Class B shares of TBA (founder shares) having a value equal to the Excess Redemptions or (iii) a combination of the foregoing; provided that in no event will Sponsor be required to fund cash in an amount in excess of, or forfeit Class B shares of TBA having a value in excess of, $250 million.

Consideration

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios (excluding any secondary acquisition of shares):

	Assuming No Redemption		Assuming Maximum Redemption
	Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share Consideration to TBA(a)	$10	127,400,000	$10	2,400,000
PIPE subscription(a)	$10	—	$10	50,000,000

(a)

The value of ordinary shares is reflected at $10.00 per share, assuming the Class A Renaming and Class B Distribution (as defined below) and the expected Stock Split (with an assumed ratio of 1:4.99 as calculated as of the date of filing, which is subject to change until the closing of the Business Combination).

The following summarizes the unaudited pro forma ironSource ordinary shares outstanding, as of March 31, 2021, under the no redemption and maximum redemption scenarios:

Ownership

	Assuming No Redemption					Assuming Maximum Redemption
	Class A Ordinary Shares		Class B Ordinary Shares	% Outstanding	% Voting Power(1)(2)	Class A Ordinary Shares	Class B Ordinary Shares	% Outstanding	% Voting Power(1)(2)
TBA Shareholders	127,400,000		0	12.51%	5.02%	2,400,000	0	0.25%	0.09%
Existing ironSource Shareholders	380,456,163		380,456,163	74.72%	89.86%	413,032,323	413,032,323	86.19%	94.93%
PIPE Investors	130,000,000		0	12.77%	5.12%	130,000,000	0	13.56%	4.98%

Total ironSource shares Outstanding at Closing	637,856,163	*	380,456,163	100%	100%	545,432,323	413,032,323	100%	100%

(1)

Percentage voting power has been calculated based on a ratio of five votes per Class B ordinary share to one vote per Class A ordinary share. Only existing ironSource shareholders will hold Class B ordinary shares (subject to the proportional sale of some of those Class B ordinary shares together with Class A ordinary shares in secondary sales pursuant to the PIPE and to TBA pursuant to the Merger Agreement, which will result in the automatic conversion of those Class B ordinary shares into Class A ordinary shares upon those sales, as described in the assumptions set forth below).

(2)

Holders of ironSource’s Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders except under certain circumstances under which holders of Class B ordinary shares will vote as a separate class, including:

•

a proposal to convert the entire class of those shares into Class A ordinary shares on a one-for-one basis, which requires the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares for approval;

•	amendment of the rights of the Class B ordinary shares;

•	disproportionate distributions or recapitalizations that adversely impact the Class B ordinary shares; or

•	differing treatment to the Class B ordinary shares in a merger or similar transaction.

Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than transfers to certain permitted transferees).

(*) Excluding 20 million treasury shares purchased by TBA under the “No Redemption” scenario.

The above share amounts and ownership percentages have been calculated based on the following assumptions:

Both Scenarios:

•

Each pre-Business Combination ironSource ordinary share is renamed a Class A ordinary share and receives one is Class B ordinary share via distribution (referred to as the Class A Renaming and Class B Distribution).

•

Each ironSource Class A ordinary share and each ironSource Class B ordinary share outstanding following the Class A Renaming and Class B Distribution undergoes a 1:4.99 stock split, such that for each such share outstanding pre-stock split, there are 4.99 such shares outstanding post-stock split.

•

Secondary shares sold in the PIPE consist equally of ironSource Class A ordinary shares and ironSource Class B ordinary shares. Upon sale, the PIPE investors receive all ironSource Class A ordinary shares only (since ironSource Class B ordinary shares convert automatically into Class A ordinary shares upon sale).

•

All holders of ironSource options exercise their options on a cashless basis and sell the full pro rata amount (equally from ironSource Class A ordinary shares and ironSource Class B ordinary shares issuable upon exercise) that they can sell in the secondary offering to the PIPE investors (subject to the limit that they can actually sell only the total amount which will be vested and released from the two year lock-up under Section 102 of the Israeli Tax Ordinance as of June 1, 2021).

Each of the share amounts and ownership percentages for the “No Redemption” and “Maximum Redemption” scenarios reflected in the above table has furthermore been calculated based on certain additional assumptions, which are described below in “Note 2. Basis of Presentation” under “Scenario 1—Assuming No Redemptions” and “Scenario 2—Assuming Maximum Redemptions”.

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of ironSource and TBA. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

ironSource and TBA did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020, presents pro forma effect to the Transactions as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s unaudited balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus; and

•	ironSource unaudited consolidated balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	ironSource unaudited consolidated statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	ironSource audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that ironSource believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ironSource believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

•

Scenario 1—Assuming No Redemptions: This presentation assumes (i) that no public shareholders of TBA exercise redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and (ii) an aggregate of $200.0 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) are used by TBA to acquire shares from certain of ironSource’s shareholders prior to the merger and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that (i) public shareholders of TBA holding 100,000,000 Class A Shares will exercise their redemption rights for approximately $1 billion of funds in TBA’s trust account (ii) $500.0 million of cash funds from the PIPE (assumed a total PIPE of $1.3 billion), will be invested in ironSource against 50 million newly-issued ironSource Class A ordinary shares and the remaining PIPE Shares will be sold to PIPE investors by one or more existing holders of ironSource Class A Ordinary Shares and (iii) that TBA will elect pursuant to the Sponsor Support Agreement to surrender for no consideration a number of Class B shares of TBA (founder shares) having a value up to $250.0 million rather than procure that affiliates of Thoma Bravo commit to fund up to $250.0 million in cash at closing by purchasing additional ironSource Class A ordinary shares pursuant to an Investment Agreement.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of ironSource and TBA.

Note 3—Accounting Policies

Upon consummation of the recapitalization, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of TBA Ordinary Shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

Represents pro forma adjustments to the cash balance to reflect in case of no redemption the following:

Note (A)

Reclassification of Cash held in Trust Account	1,000,000	(B	)
Shares acquired by TBA from certain of ironSource’s shareholders and option holders	(200,000)	(C	)

Total	800,000	(A	)

Or the following in case of maximum redemption, assuming at least $500.0 million Minimum Cash Amount:

PIPE Shares issued by ironSource to PIPE Investors	500,000	(D	)

	500,000	(A	)

Note (B)	Reflects the reclassification of approximately $1 billion of Cash held in Trust Account that becomes available following the Business Combination or redeemed in case of maximum redemption.

Note (C)	Represent the $200 million acquisition of shares from the ironSource shareholders in the case of no redemption and maximum redemption. These acquired shares will be held by the Surviving Company accounted for as treasury stock post merger.

Note (D)	Reflects the proceeds of $500 million from the issuance and sale of 50 million shares of common stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

Note (E)	Represents estimated transaction costs of approximately $81.9 million dollars consisting of $46.9 million (See F) incurred by Legacy ironSource in consummating the transaction and approximately $35 million of Deferred underwriting commissions (see G) classified to short term liability.

Note (F)	Represents transaction costs of approximately $46.9 million incurred by Legacy ironSource in consummating the transaction.

Note (G)	Represents the re classification of $35.0 million of Deferred Underwriting Fee Payable (see E) to short term liability.

Note (H)	Reflects the reclassification of $6.7 million of transaction costs accrued by Legacy ironSource. The transaction costs are recorded as a reduction of the net assets and offset against additional paid-in capital.

Note (I)	Reflects the reclassification of $961.2 million related to common stock subject to possible redemption to permanent equity, in case of no redemption, or the redeemed value in case of maximum redemption.

Note (J)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following case of maximum redemption:

Payment of transaction fees for Legacy ironSource	(53,600)	Note (F), (H)
Decrease of additional paid-in capital due to maximum redemption	(38,841)
Issuance of ordinary shares to PIPE investors	500,000	Note (D)
Reclassification of Thoma Bravo Advantage accumulated deficit	(3,347)	Note (K), (AAA)
Recapitalization of ordinary shares	238	Note (L)
Adjustment of Par value of shares	4	Note (M)

	404,454

Represents pro forma adjustments to additional paid-in capital to reflect in case of no redemption the following:

Payment of transaction fees for Legacy ironSource	(53,600)	Note (F), (H)
Reclassification of ordinary shares subject to redemption	961,159	Note (I)
Secondary acquisition of shares	(200,000)	Note (C)
Reclassification of Thoma Bravo Advantage accumulated deficit	(3,347)	Note (K), (AAA)
Recapitalization of ordinary shares	238	Note (L)
Adjustment of Par value of shares	4	Note (M)

	704,454

Note (K)	Represents the amount of the formation and operating costs	(3,336)

Note (L)	Represents the recapitalization of ordinary shares between ironSource ordinary shares together with ironSource 2019 ordinary shares and Thoma Bravo Advantage shares	238

Note (M)	Represents the recapitalization of Thoma Bravo Advantage shares into no-par-value Class A ordinary shares and Class B ordinary shares	4

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Note (AAA) Represents $11 thousand of interest earned on money in trust account that has been cancelled.

Note 5—Pro forma Share and Earning per share information

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data are reflected assuming the Class A Renaming and Class B Distribution (effective bonus share distribution) and the following expected Stock Split of 1:4.99 (as calculated as of the date of filing, subject to changes until closing of the Business Combination). In addition, the ironSource number of shares under the proforma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

Adjustments made to weighted average number of outstanding ironSource shares for pro forma net income per share of the three months ended March 31, 2021:

	Assuming No Redemption	Assuming Maximum Redemption
Historical
Assumed conversion of 2019 Ordinary Shares	645,251,682	645,251,682
Share Issuance to TBA Shareholders	249,628,955	249,628,955
Treasury shares	127,400,000	2,400,000
PIPE – primary	(20,000,000)	50,000,000

Weighted average number of outstanding ironSource shares – basic	1,002,280,637	947,280,637
Dilutive effect of options and RSUs	66,385,542	66,385,542

Weighted average number of outstanding ironSource shares – diluted	1,068,666,179	1,013,666,179

Adjustments made to weighted average number of outstanding ironSource shares for pro forma net income per share of the year ended December 31, 2020.

	Assuming No Redemption	Assuming Maximum Redemption
Historical	636,407,699	636,407,699
Assumed conversion of 2019 Ordinary Shares	249,628,955	249,628,955
Share Issuance to TBA Shareholders	127,400,000	2,400,000
Treasury shares	(20,000,000)	—
PIPE - primary	—	50,000,000

Weighted average number of outstanding ironSource shares - basic	993,436,654	938,436,654
Dilutive effect of options and RSUs	45,446,623	45,446,623

Weighted average number of outstanding ironSource shares - diluted	1,038,883,277	983,883,277

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, as follows:

•

at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•

the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer (who is not a director) that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an executive officer requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the original arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an executive officer (who is not a director) who is subordinate to the chief executive officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of such an executive officer may be approved by the chief executive officer and (iii) the compensation terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors set forth a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation).

The compensation committee may waive the shareholder approval requirement with regards to the approval of the compensation terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the compensation to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. In the event that the chief executive officer candidate also serves as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors for the year ended December 31, 2020 was approximately $11.15 million. This amount includes approximately $0.2 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to our executive officers and directors, and other benefits commonly reimbursed or paid by companies in Israel.

For the year ended December 31, 2020, certain executive officers were eligible to receive annual discretionary bonuses, subject to the executive’s successful fulfillment of the executive’s personal business objectives, as determined by the board of directors, a committee thereof or the shareholders, as applicable. The objectives and level of fulfillment are determined by us in our sole discretion.

As of December 31, 2020, options to purchase 1,068,882 ordinary shares, granted to our executive officers and directors were outstanding under our equity incentive plans at a weighted average exercise price of $5.17 per ordinary share. As of December 31, 2020, RSUs that can be settled for 100,000 ordinary shares, had been granted and were outstanding. In addition, in January 2021, we approved the grant of additional equity, consisting of options to purchase 2,495,000 ordinary shares, each at an exercise price of $31.30 per ordinary share, and additional RSUs that can be settled for 7,803 ordinary shares in the aggregate, to our executive officers and directors.

We intend to approve a non-employee director compensation scheme that will be in effect upon the closing of the Transactions.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The following table provides information about those persons who are expected to serve as directors and executive officers of the combined company following completion of the Business Combination.

Name	Age	Position
Executive Officers
Tomer Bar-Zeev	45	Co-Founder, Chief Executive Officer, Director
Assaf Ben Ami	45	Chief Financial Officer
Tamir Carmi*	42	Co-Founder, Chief Operating Officer
Arnon Harish	44	Co-Founder, President, Director
Omer Kaplan	40	Co-Founder, Chief Revenue Officer
Dalia Litay	49	General Counsel
Eyal Milrad	44	Co-Founder, Chief Strategy Officer, Director

Directors and Director Nominees
Orlando Bravo	50	Director Nominee
Shlomo Dovrat	61	Director
David Kostman	56	Director
Yehoshua Nir (Shuki)	51	Director Nominee
Tal Payne	49	Director
Daniel Pindur	43	Director
Marni Walden.	54	Director Nominee

*	Tamir Carmi has indicated that he will resign as a director contingent and effective immediately upon the closing of the Business Combination.

The current business address for the combined company’s (currently, ironSource) (which we refer to as “we,” “our” and with similar such terms in this section of the proxy statement/prospectus) executive officers and board of directors is 121 Menachem Begin Street, Tel Aviv 6701203, Israel.

Executive Officers

Tomer Bar-Zeev. Mr. Bar-Zeev is one of our co-founders and has served as our Chief Executive Officer since our founding in 2010. Mr. Bar-Zeev has also served as a member of our board of directors since July 2011. Mr. Bar-Zeev previously served on the board of directors of Partner Communications, a public company listed on Nasdaq and Tel Aviv Stock Exchange from 2017 to 2019. Prior to founding ironSource, Mr. Bar-Zeev served as a Vice President at Payoneer. Mr. Bar-Zeev currently serves on the boards of the Israel Advanced Technology Industries, which is an organization that connects Israel’s tech and life sciences industries, and HaGal Sheli, a non-profit organization that serves at-risk youth. Mr. Bar-Zeev has been named one of the 100 Most Intriguing Entrepreneurs by Goldman Sachs. Mr. Bar-Zeev holds a BSc in Computer Science from IDC Herzliya.

Assaf Ben Ami. Mr. Ben Ami has served as our Chief Financial Officer since 2012. Mr. Ben Ami currently serves on the board of directors of Noga Capital Partners SA. Mr. Ben Ami previously served as Chief Financial Officer of Volonet from 2011, which merged into ironSource in 2012. Previously, he served as the Director of Finance at Viola Ventures, an affiliate of the Viola Group, from 2007 to 2011, and as an Audit Manager at Deloitte Israel from 2002 to 2007. Mr. Ben Ami holds a B.A. in Economics and Accounting from the Hebrew University of Jerusalem and an M.B.A. in Financial Management from Tel Aviv University. Mr. Ben Ami is also a Certified Public Accountant.

Tamir Carmi. Mr. Carmi is one of our co-founders and has served as our Chief Operating Officer since 2012. Mr. Carmi has served as a member of our board of directors since 2012. Mr. Carmi currently serves as a member of the board of directors for several private companies. Mr. Carmi previously co-founded and served as the Chief Executive Officer at Volonet, which merged into ironSource in 2012. Mr. Carmi co-founded the interactive media company, Web3.0. Mr. Carmi holds a B.A. from Haifa University and an E.M.B.A. from Tel Aviv University. Upon the effectiveness of the Business Combination, it is expected that Mr. Carmi will resign from our board of directors.

Arnon Harish. Mr. Harish is one of our co-founders and has served as our President since 2012. Mr. Harish has served as a member of our board of directors since 2012. Mr. Harish currently serves on the board of directors for several private companies. Mr. Harish previously co-founded and served as Chief Marketing Officer of Volonet, which merged into ironSource in 2012. From 2006 to 2007, Mr. Harish was the Vice President of Business Development at Interlogic, an internet gaming company. Mr. Harish studied Computer Science and completed the Zell entrepreneurship program at IDC Herzliya and is a member of the China-Israel Innovation Fellowship (linked to the Aspen Institute).

Omer Kaplan. Mr. Kaplan is one of our co-founders and has served as our Chief Revenue Officer since 2018. Previously, he served as our Chief Marketing Officer from 2015 to 2018 and as our Deputy Chief Executive Officer from 2013 to 2015. Mr. Kaplan founded and previously served from 2010 to 2013 as the Chief Executive Officer of AfterDownload, a provider of display advertising technology, which we acquired in 2013. Mr. Kaplan has also served as a director for The Rett Syndrome Research and Treatment Association since 2009. Mr. Kaplan currently serves on the board of directors for a privately held company. Mr. Kaplan holds a degree in Law from the Tel Aviv University School of Law.

Dalia Litay. Ms. Litay has served as our General Counsel since 2015. Ms. Litay previously worked as an attorney at Meitar Liquornik Geva Leshem Tal from 2013 to 2015, and from 2004 to 2007, she worked as an attorney at Herzog Fox and Neeman. From 2001 to 2004, Ms. Litay worked at Time Inc. and at Paul, Weiss Rifkind Wharton and Garrison from 1997 to 2001. Ms. Litay holds an LL.M. in Corporate Law from NYU School of Law and an LL.B. from University of Warwick School of Law. Ms. Litay is a member of both the New York Bar and the Israeli Bar.

Eyal Milrad. Mr. Milrad is one of our co-founders and has served as our Chief Strategy Officer since 2019. Previously, he served as the CTO of ironSource Mobile Ltd. from 2016 to 2019. Prior to that, he held a number of technical and business leadership roles throughout the Company’s early stages of growth. Mr. Milrad has served as a member of our board of directors since 2011. Mr. Milrad began his career as an engineer during the establishment of the Orange cellular service in Israel (Partner Communications Company) and as an IT Architect for a number of recognizable enterprise tech companies, particularly within the telecom industry. Mr. Milrad holds a B.S. degree in Computer Science with honors from The Open University of Israel.

Directors and Director Nominees

Orlando Bravo. Mr. Bravo is the Chairman of the board of directors of TBA. Mr. Bravo is also a Founder and Managing Partner of Thoma Bravo. He led Thoma Bravo’s early entry into software buyouts and built Thoma Bravo into one of the top private equity firms in the world. Mr. Bravo has overseen over 270 software acquisitions conducted by Thoma Bravo, representing more than $79 billion in transaction value. Forbes named him “Wall Street’s best dealmaker” in 2019, and he was part of Thomson Reuters “Eight Buyout Pros to Watch” in 2009. Mr. Bravo was born in Mayaguez, Puerto Rico. He graduated Phi Beta Kappa with a bachelor’s degree in economics and political science from Brown University in 1992 and earned a JD degree from Stanford Law School and an MBA degree from the Stanford Graduate School of Business in 1998.

Shlomo Dovrat. Mr. Dovrat has served as a member of our board of directors since 2011. Mr. Dovrat is a co-founder of the Viola Group, a technology investment group, and co-founder and General Partner of Viola Ventures, a venture capital firm, both of which were founded in 2000. Mr. Dovrat currently serves as a member of the board of directors of Outbrain, ProteanTecs, Worthy, Cellwise and other early stage tech companies. Mr. Dovrat served as Chairman of ECI Telecom from 2002-2007. Prior to founding Viola, Mr. Dovrat founded and served as CEO of Oshap Technologies and Teconmatix, Israeli technology companies that were traded on Nasdaq and subsequently sold in 1998 and 2005 respectively. Mr. Dovrat has been and continues to be active in various NGOs and serves as the Chairman of the Aaron Institute for Economic Policy and as chairman of “Pnima,” an Israeli social movement. Mr. Dovrat served as the Chairman of the Israel Democracy Institute from 2008 to 2012 and as the Chairman of the National Taskforce for the Advancement of Education in Israel from 2003 to 2005.

David Kostman. Mr. Kostman has served on our board since October 2014. Mr. Kostman currently serves as Chairman of the Board of Nasdaq listed Nice Ltd. Mr. Kostman currently serves as the Co-Chief Executive Officer and a member of the board of directors of Outbrain, Inc. Mr. Kostman currently serves as a member of the board of directors of Tivit S.A. and is Chairman of the Board of the non-profit organization AFNatal. Previously, he served as a member of the board of directors of publicly traded Retalix Ltd., which was acquired by NCR. From 2006 until 2008, Mr. Kostman was a Managing Director of Lehman Brothers, heading the Global Internet Group. From April 2003 until July 2006, Mr. Kostman was Chief Operating Officer and then Chief Executive Officer of Delta Galil USA, a subsidiary of the publicly traded Delta Galil Industries Ltd. From 2000 to 2002, Mr. Kostman was President of the International Division and Chief Operating Officer of publicly traded VerticalNet Inc. Prior to that, Mr. Kostman worked in the Investment Banking Divisions of Lehman Brothers from 1994 to 2000, focusing on the technology and Internet sectors, and NM Rothschild & Sons from 1992 to 1993. Mr. Kostman holds a B.A. in Law from Tel Aviv University and an M.B.A. in Business Administration from INSEAD.

Yehoshua Nir (Shuki). Mr. Nir will serve as a member of our board of directors effective upon the Business Combination. Since July 2018, Mr. Nir has served as a director of Kornit Digital Ltd., which develops, manufactures and markets industrial digital printing technologies for the garment, apparel and textile industries. He also serves as a director at EarlySense Ltd., a company that provides contact-free, continuous monitoring solutions for the medical and consumer digital health markets, since March 2017. From December 2012 to May 2016, Mr. Nir served as Senior Vice President, Corporate Marketing, and General Manager, Retail of SanDisk Corp., or SanDisk. From March 2008 to November 2012, Mr. Nir served as Senior Vice President and General Manager, Retail of SanDisk. From November 2006 through March 2008, he served in various other sales and marketing roles as a Vice President of SanDisk. Mr. Nir also served in various sales and marketing roles as a Vice President at msystems Ltd. from February 2003 until November 2006, when it was acquired by SanDisk. Prior to that, Mr. Nir held sales and marketing positions at Destinator Ltd. and also co-founded and served as Chief Executive Officer of MindEcho, Inc. Mr. Nir has a B.A. in Law and Accounting and an M.B.A. from Tel Aviv University.

Tal Payne. Ms. Payne has served as a member of our board of directors since 2021. Ms. Payne has served as Chief Financial Officer at Check Point Software Technologies Ltd. since 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks, Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a certified public accountant at PricewaterhouseCoopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A. from Tel Aviv University. Ms. Payne is a Certified Public Accountant. Ms. Payne is a board member of SolarEdge Technologies, Inc.

Marni Walden. Ms. Walden will serve as a member of our board of directors effective upon the Business Combination. Ms. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access, global enterprise solutions and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden led multiple acquisitions and integrations including Yahoo, AOL, Fleetmatics, Telogis, Altel and RCC. Ms. Walden served as a director at Draft Kings from October 2018 to the present. She is a member of the compliance and governance committee as well as the chair of the transaction committee. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018),which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to Goldman Sachs and New Mountain Capital, as well as various private companies, including Transformco, Opensignal Limited. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.

Daniel Pindur. Dr. Pindur has served as a member of our board of directors since 2019. Dr. Pindur is a partner at CVC Capital Partners and currently serves also as a member of the board of directors of Breitling, DKV Mobility, Douglas, Messer Industries, and Tipico. Previously, he worked as an Analyst in the Investment Banking Division at Goldman, Sachs & Co. from 2002 to 2004. Dr. Pindur holds a degree in business administration from the WHU Graduate School of Management, a master in finance from the Stockholm School of Economics and a doctoral degree from the University of Ulm, Germany.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we elected to “opt out” from those requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of the NYSE) applicable to U.S. domestic issuers.

After the closing of the Transactions, we will be a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the NYSE, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to shareholder approval requirements. As permitted under the Companies Law, pursuant to our amended and restated articles of association to be effective upon the closing of the Transactions, the quorum required for an ordinary meeting of shareholders will generally consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold at least 33 1⁄3% of the voting power of our shares. However, for so long as we qualify to use the forms and rules of a “foreign private issuer” under the rules of the SEC at the time of a general meeting of shareholders, if the meeting is initiated by and convened by our board of directors, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent 25% of the outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). This quorum standard takes the place of the hard-and-fast 33 1⁄3% of the issued share capital required under the corporate governance rules of the NYSE. As to shareholder approval, we will seek shareholder approval whenever required under the Companies Law rather than when required for a domestic U.S. issuer under the NYSE rules. We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and our amended and restated articles of association to be effective upon the closing of the Transactions, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our amended and restated articles of association to be effective upon the closing of the Transactions, the number of directors on our board of directors will be no less than three and no more than eleven directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors will be divided among the three classes as follows:

•	the Class I directors will be Marni Walden, Shuki Nir and Arnon Harish, and their term will expire at our annual general meeting of shareholders to be held in 2022;

•	the Class II directors, will be Tal Payne, David Kostman, Eyal Milrad and Daniel Pindur and their term will expire at our annual meeting of shareholders to be held in 2023; and

•	the Class III directors will be Tomer Bar-Zeev, Orlando Bravo and Shlomo Dovrat, and their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on the election of directors, with each Class A ordinary share entitled to one vote per share, and each Class B ordinary share entitled to five votes per share. However, in the event of a contested election, the following rules will apply instead:

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the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion; and

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in the event that our board of directors does not, or is unable to, make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors (which shall mean that the nominees receiving the most “for” votes, up to the number of board seats being filled in such election, will be elected to the board of directors).

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our amended and restated articles of association to be effective upon the closing of the Transactions, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created.

Chairperson of the Board

Our amended and restated articles of association to be effective upon the closing of the Transactions provide that the Chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following the Transactions, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors. Our exemption from compliance with the external director requirement can be reversed at any time at the election of our board of directors or in the event that any of the conditions under “—Corporate Governance Practices” above cease to be satisfied.

Appointment Rights

Pursuant to our amended and restated articles of association in effect prior to the Transactions, certain of our shareholders had rights to appoint members of our board of directors. Generally, all rights to appoint directors will terminate upon the closing of the Transactions. Currently serving directors who were appointed prior to the Transactions will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of directors expires. Under an amended and restated shareholders’ rights agreement (described below under “Certain Relationships and Related Person Transactions—ironSource—Second Amended and Restated Shareholders Rights Agreement”), our shareholders who are party to the agreement have agreed to exercise their voting rights as shareholders to ensure that at least one nominee designated by the CVC Vehicle will be elected to serve as a board member immediately following the Transactions. Under that agreement, the CVC Vehicle’s right expires following that initial election of the CVC Vehicle designee and is furthermore conditioned on the CVC Vehicle and certain of its affiliates holding at least 15% of our issued and outstanding share capital immediately prior to the Transactions. Pursuant to the Sponsor Support Agreement, the Sponsor has the right to designate one individual (the identity of such designee is generally subject to the prior consent of ironSource, and ironSource has consented in advance to the designation of Mr. Bravo, who is the Chairman of the board of directors of TBA) to be appointed to ironSource’s board of directors as of the closing of the Transactions.

Our currently serving directors (as of the time of the Transactions) were appointed as follows:

•	Tomer Bar-Zeev, Eyal Milrad, Tamir Carmi and Arnon Harish were appointed by certain founders;

•	David Kostman was appointed as an industry expert in accordance with our existing articles of association;

•	Shlomo Dovrat was appointed by Viola;

•	Alexander Dibelius and Daniel Pindur were appointed by the CVC Vehicle; and

•	Tal Payne was appointed by a majority of the existing board.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the listing of our Class A ordinary shares on the NYSE, our audit committee will consist David Kostman, Tal Payne, Shuki Nir and Shlomo Dovrat. Mr. Kostman will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the NYSE. Our board of directors has determined that Mr. Kostman is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of the NYSE.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules and the corporate governance rules of the NYSE and include:

•	recommending the appointment and termination of our independent auditors, subject to approval of the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

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overseeing the accounting and financial reporting processes of our company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•	reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the listing of our Class A ordinary shares on the NYSE, our compensation committee will consist of Shlomo Dovrat, Daniel Pindur and Shuki Nir. Mr. Dovrat will serve as chairperson of the committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of the NYSE, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

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making recommendations to the board of directors with respect to the approval of the compensation policy for office holders (as defined below under “Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers”) and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;

•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of the NYSE and include among others:

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recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive- based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

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reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

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administering our equity-based compensation plans, including without limitation, making awards to eligible persons under the plans and determining the terms of such awards, and recommending for approval by the board: (i) the adoption of such plans, and (ii) the amendment and interpretation of such plans and the awards and agreements issued pursuant thereto.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must generally be approved at least once every three years, first, by the board of directors, upon recommendation of our compensation committee, and second, by a simple majority of the votes of ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•	such majority includes at least a majority of the votes cast by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

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the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of becoming a U.S. public company and describes it in its proxy statement/prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect (without required re-approval) for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position and responsibilities;

•	prior compensation agreements with the office holder;

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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

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if the terms of employment include variable components—the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation—the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company’s goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regards to variable components:

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with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;

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the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

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a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of the Transactions, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation, although we do not intend to rely on this allowance and instead expect to evaluate based on the foregoing performance objectives. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change to the terms of employment of an executive officer who reports directly to him or her (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules

Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by our board of directors and shareholders prior to the closing of the Transactions, will become effective immediately prior to the closing of the Transactions and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating and Governance Committee

Following the listing of our Class A ordinary shares on NYSE, our nominating and governance committee will consist of Marni Walden, Shlomo Dovrat and David Kostman. Ms. Walden will serve as chairperson of the committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

•	overseeing and assisting our board of directors in reviewing and recommending nominees for election as directors;

•	assessing the performance of the members of our board of directors;

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our business; and

•	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as chief executive officer of the company. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor following the closing of the Transactions.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

•	all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms and that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter, unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in the deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for the purpose of computing such threshold.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages caused as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of the Transactions include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

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a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

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reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such

•

as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a

•	third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exculpate, indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association to be effective upon the closing of the Transactions allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability for damages caused as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the highest of $1.2 billion, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market cap calculated based on the average closing price our Class A ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Employment and Consulting Agreements with Executive Officers

We have entered into written employment agreements with our executive officers. These agreements provide for prior notice periods with respect to termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide continued payment of base salary in lieu of all or a portion of the notice period.

These employment agreements also contain customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.

Equity Incentive Plans and Employee Share Purchase Plan

2013 Share Incentive Plan

The 2013 Share Incentive Plan (the “2013 Plan”) was adopted by our board of directors on August 11, 2013 and most recently amended and restated on April 15, 2019. The 2013 Plan provides for the grant of equity-based incentive awards to our employees, directors, officers, service providers and consultants in order to incentivize them to increase their efforts on behalf of our company and to promote the success of our business.

Authorized Shares. We no longer grant any awards under the 2013 Plan and currently grant awards under our 2021 Plan (described below), although previously granted awards under the 2013 Plan remain outstanding. As of March 31, 2021, a total of 7,876,221 ordinary shares are issuable upon exercise or settlement of outstanding awards under the 2013 Plan. Following the Class A Renaming, Class B Distribution and Stock Split, an adjusted equal number of Class A ordinary shares and Class B ordinary shares will be issuable under these awards. Shares underlying an award granted under the 2013 Plan that have expired, or were cancelled, terminated or forfeited for any reason, without having been exercised, are available for issuance in the form of ordinary shares under the 2021 Plan in accordance with the terms of the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, referred to as the administrator, administers the 2013 Plan. Under the 2013 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2013 Plan and any award agreements or awards granted thereunder and take all actions and make all other determinations necessary for the administration of the 2013 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2013 Plan or terminate the 2013 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2013 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance” and “102 Awards,” respectively), and Section 3(i) of the Ordinance and for awards granted to our and our affiliates’ United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, in compliance with Section 422 of the United States Internal Revenue Code of 1986 (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Awards. The 2013 Plan provided for the grant of share options (including options that qualify as incentive stock options under Section 422 of the Code (“Incentive Stock Options”) and nonqualified stock options), restricted shares, restricted share units and other share-based awards. Options granted under the 2013 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code or may be non-qualified stock options.

Grant and Exercise. All awards granted pursuant to the 2013 Plan are evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. Awards may be exercised by providing us with a written notice of exercise, specifying the number of shares with respect to which the award is being exercised and full payment of the exercise price for such shares, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. The exercise period of an award under the 2013 Plan is seven years from the date of the grant thereof, unless otherwise determined by the administrator, but in no event shall exceed ten years from the date of grant. In the case of an Incentive Stock Option granted to a ten percent shareholder, within the meaning of Section 422(b)(6) of the Code, the exercise period shall not exceed five years from the effective date of grant of such Incentive Stock Option.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2013 Plan or determined by the administrator, neither the awards nor any right in connection with such awards are assignable or transferable.

Termination of Employment. Unless otherwise determined by the administrator and subject to the conditions of the 2013 Plan, an award may only vest for as long as the grantee is an employee with, or provides services to, us. In the event of termination of a grantee’s employment or service with us or any of our affiliates (other than by reason of death, disability or retirement), all vested and exercisable awards held by such grantee as of the date of termination may be exercised within ninety (90) days after such date of termination, unless otherwise determined by the administrator and subject to the conditions of the 2013 Plan and in no event later than the expiration of the term of such award. After such ninety (90) day period, all such unexercised awards will terminate and the shares covered by such awards shall become available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with us or any of our affiliates due to such grantee’s death or permanent disability all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator and in the event of termination due to such grantee’s retirement, within three months of such termination. Any awards which are unvested as of the date of such termination, or which are vested but not then exercised within the one year or three month period following such date, will terminate, and the shares covered by such options shall become available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2013 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall become available for issuance under the 2021 Plan, unless otherwise determined by the administrator.

Adjustments due to Transactions. The 2013 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a subdivision of our outstanding share capital, share split, reverse share split, share dividend, distribution, recapitalization, reclassification of our shares, consolidation, reorganization, spin-off or other corporate divestiture or other similar occurrence.

In the event of a sale of all, or substantially all, of the company’s shares or assets; an acquisition by a shareholder (or an affiliate of a shareholder) of all the shares of the company held by other shareholders or by other shareholders who are affiliated with such acquiring party; a merger, consolidation, amalgamation or like transaction; a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or such other transaction or set of circumstances that is determined by the administrator to be a transaction having a similar or comparable effect, then without the consent of any grantee, the administrator may make any determination as to the treatment of outstanding awards as follows: (i) provide for the assumption or substitution of outstanding awards by the successor corporation; (ii) if outstanding awards are not assumed or substituted, provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards; (iii) provide for the cancellation of outstanding awards and payment in cash in an amount determined by the administrator to be fair in the circumstances; and/or (iv) amend, modify or terminate the terms of any award as it shall determine to be appropriate.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2013 Plan at any time; provided that no termination or amendment of the 2013 Plan may adversely affect any outstanding award without the written consent of grantees holding a majority in interest of the awards so affected. Shareholder approval of any amendment to the 2013 Plan will be obtained to the extent necessary to comply with applicable law.

2021 Share Incentive Plan

We have adopted a new share incentive plan, the 2021 Share Incentive Plan (the “2021 Plan”), on December 14, 2020, under which we have granted and may grant equity-based incentive awards to attract, motivate and retain the talent for which we compete. Following the adoption of the 2021 Plan, we have not granted and will no longer grant any awards under the 2013 Plan, though previously granted awards under the 2013 Plan remain outstanding and are governed by the 2013 Plan.

Authorized Shares. As of the date of this proxy statement/prospectus, there are 7,300,000 ordinary shares reserved and available for issuance under the 2021 Plan subject to an annual increase on the first day of each year beginning in 2022, equal to the lesser of (A) 5% of the outstanding shares on the last day of the immediately preceding calendar year on a fully diluted basis and (B) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year. Our board of directors may also increase or reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion; provided, however, that no more than 52,000,000 ordinary shares may be issued upon the exercise of incentive stock options. Following the Class A Renaming, Class B Distribution and Stock Split, an adjusted, equal number of Class A ordinary shares and Class B ordinary shares will be issuable under awards that are already outstanding under the 2021 Plan, while new awards will be exercisable, or will settle, solely for Class A ordinary shares.

Shares underlying an award granted under the 2021 Plan or an award granted under the 2013 Plan, that has expired, or was cancelled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, and if permitted by us, shares tendered to pay the exercise price or withholding tax obligations, will become or again be available for issuance under the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, or an administrator will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards and take all actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2021 Plan of any or all option awards or Class A ordinary shares. The administrator also has the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom in order to effectuate the purposes of the 2021 Plan but without amending the 2021 Plan. The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Awards. The 2021 Plan provides for the grant of share options (including Incentive Stock Options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, officers, consultants, advisors and any other persons or entities who provides services to the company or any parent, subsidiary or affiliate thereof, subject to the terms and conditions of the 2021 Plan. Options granted under the 2021 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code, or may be non-qualified stock options.

Grant and Exercise. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement in a form approved, from time to time, by the administrator in its sole discretion. An award may be exercised by providing the company with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable, and other terms and conditions not inconsistent with the 2021 Plan as the administrator may determine. Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2021 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award, on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted), and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates. The exercise period of an award will be ten years from the date of grant of the award, unless otherwise determined by the administrator and stated in the award agreement.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan or determined by the administrator, neither the awards nor any right in connection with such awards are assignable or transferable

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates (other than by reason of death, disability or retirement), all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination unless otherwise determined by the administrator, but in no event later than the expiration of the term of such award. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with us or any of our affiliates due to such grantee’s death, permanent disability or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, if such termination is due to death or permanent disability or within three months after such date of termination if such termination is due to retirement, in each case, unless otherwise provided by the administrator, but in no event later than the expiration of the term of such award. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one-year or three-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with us or any of our affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan. Any shares issued upon exercise or (if applicable) vesting of awards, shall be deemed to be irrevocably offered for sale to us.

Adjustments due to Transactions. The 2021 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a share split, reverse share split, share dividend, distribution, recapitalization, combination, reclassification of our shares, consolidation, reorganization, extraordinary cash dividend or other similar occurrences.

In the event of a sale of all, or substantially all, of our ordinary shares or assets, a merger, consolidation amalgamation or similar transaction, or certain changes in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may make any determination as to the treatment of outstanding awards, including the following: (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the company, the acquirer or other corporation which is a party to such transaction or other property or rights as determined by the administrator as fair in the circumstances and/or (c) amend, modify or terminate the terms of any award as it shall determine to be fair in the circumstances.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2021 Plan at any time; provided that no termination or amendment of the 2021 Plan shall affect any then outstanding award unless expressly provided by the board. Shareholder approval of any amendment to the 2021 Plan will be obtained to the extent necessary to comply with applicable law. The administrator at any time and from time to time may modify or amend any award theretofore granted under the 2021 Plan, including any award agreement, whether retroactively or prospectively.

Employee Share Purchase Plan

We expect to adopt a new 2021 Employee Share Purchase Plan (the “ESPP”) effective upon the consummation of the Transactions. We believe that allowing our employees to participate in our ESPP will provide them with a further incentive towards promoting our success and accomplishing our corporate goals.

Authorized Shares. A total of 1,352,460 of our ordinary shares will be available for sale under our ESPP, which number and type of shares will be adjusted as a result of the Class A Renaming, Class B Distribution and Stock Split. The number of our ordinary shares that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year, equal to the least of:

•	1% of the outstanding shares as of the last day of the immediately preceding fiscal year, determined on a fully diluted basis; or

•	such lesser amount as the our board of directors may determine.

ESPP Administration. We expect that the compensation committee of our board of directors will administer our ESPP and will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP, including, but not limited to, adopting such procedures and sub-plans as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility. Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for an offering period, for all options to be granted on such enrollment date, restrict participation in that offering period for an employee who:

(i)	has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date;

(ii)	customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator);

(iii)	customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator);

(iv)	is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; or

(v)

is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction, or the grant of a right to purchase shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code;

provided that that any exclusion under the above clauses (i), (ii), (iii), (iv) or (v) must be applied in an identical manner in a given offering period to all employees.

An employee may not be granted rights to purchase our ordinary shares under our ESPP if such employee:

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immediately after the grant would own capital shares and/or hold outstanding options to purchase such shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of ours or of any parent or subsidiary of ours (an employee who participates in the component of the ESPP that is not intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code is not limited in this way, unless otherwise required by applicable law); or

•

holds rights to purchase ordinary shares under all employee share purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of our ordinary shares for each calendar year in which such rights are outstanding at any time.

Offering Periods. Our ESPP will provide for offering periods, not to exceed 27 months each, during which we will grant options to purchase our ordinary shares to our employees. The timing of the offering periods will be selected by the administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the administrator for the particular offering period. The provisions of offerings during separate offering periods under the ESPP need not be identical. Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code, and a component that allows us to make offerings that are not intended to qualify under Section 423 of the Code.

Contributions. Our ESPP will permit participants to purchase our ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase our ordinary shares at the end of each offering. A participant may purchase a maximum of our ordinary shares during an offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our ordinary shares. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant may not transfer contributions credited to his or her account nor any rights granted under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Merger or Change in Control. Our ESPP provides that in the event of a merger or change in control, the administrator may take one of a number of actions, including, among other things, providing that a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right, or adjusting the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future. The administrator may, alternatively, shorten the then-current offering period, and set a new purchase date that will be before the date of the proposed merger or change in control.

Amendment; Termination. The administrator will have the authority to amend, suspend or terminate our ESPP. Our ESPP is not subject to a specific termination date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—TBA

On November 11, 2020, the Sponsor paid $25,000 to cover for certain TBA IPO costs in consideration for 28,750,000 Founder Shares. On November 18, 2020, the Sponsor surrendered 25,875,000 Founder Shares for no value. On December 22, 2020, TBA effected a share capitalization of 22,125,000 Founder Shares to the Sponsor. On January 6, 2021, TBA’s independent directors, Les Brun, Cam McMartin and Pierre Naudé, each purchased 75,000 Founder Shares from the Sponsor at a price of $0.001 per founder share. The number of Founder Shares to be held by TBA’s initial shareholders was determined based on the expectation that such Founder Shares would represent 20% of the issued and outstanding TBA Ordinary Shares upon completion of the TBA IPO. The Founder Shares (including the Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor, pursuant to a written agreement, purchased 2,400,000 private placement shares, at a price of $10.00 per share, in a private placement occurring concurrently with the closing of the TBA IPO for an aggregate purchase price of $24,000,000 that closed simultaneously with the closing of the TBA IPO. The private placement shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor or TBA’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TBA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. TBA’s audit committee will review on a quarterly basis all payments that were made by TBA to the Sponsor or TBA’s officers or directors or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on TBA’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of TBA’s officers and directors may, but are not obligated to, loan TBA funds as may be required. If TBA completes an initial business combination (including the Business Combination), TBA may repay such loaned amounts out of the proceeds of the Trust Account released to TBA. In the event that the initial business combination does not close, TBA may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into shares of the post-combination company at a price of $10.00 per share at the option of the lender. Such shares would be identical to the private placement shares, including as to exercise price, exercisability and exercise period. The terms of such loans by TBA’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. TBA does not expect to seek loans from parties other than the Sponsor, members of TBA’s founding team or any of their affiliates as TBA does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

TBA has entered into a registration rights agreement pursuant to which its initial shareholders, and their permitted transferees, if any, will be entitled to certain registration rights with respect to the private placement shares, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon conversion of the founder shares.

Certain Relationships and Related Person Transactions—ironSource

In this section “we,” “us” and “our” refer to ironSource.

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. We also describe below certain other transactions and relationships with our directors, executive officers and shareholders.

Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Spin-Off of Desktop Business

On December 31, 2020, we completed the Spin-Off by entering into an asset transfer agreement between ironSource Ltd. and TypeA Holdings Ltd., a company owned by the shareholders of ironSource Ltd. (“TypeA”) (the “Asset Transfer Agreement”), whereby we transferred all of the assets related to the Desktop business to TypeA. We also entered into a transition services agreement dated December 31, 2020 (the “Transition Services Agreement”), whereby we agreed to assist with the formal transition of the operations of the Desktop business to TypeA. Pursuant to the Transition Services Agreement, ironSource will receive up to approximately $120,000 in payments for services from TypeA over the four month term of the Transition Services Agreement. The Transition Services Agreement terminates on April 30, 2021. We also entered into a Sub-Lease Agreement with TypeA (the “Sub-Lease Agreement”), whereby we agreed to sub-lease one floor and provide related facility services to TypeA for a term of twelve months. Pursuant to the Sub-Lease Agreement, ironSource will receive approximately $1.4 million in payments for the lease and related services from TypeA over the 12-month period. The initial term of the Sub-Lease Agreement is until December 31, 2021, and TypeA has an option to extend by an additional twelve months.

Spin-Off Lock-up Agreement

In connection with the Spin-Off, we obtained a favorable tax ruling from the Israel Tax Authority (the “ITA”), pursuant to which the shareholders of ironSource Ltd. as of the date of the Spin-Off are required to maintain at least 25% of the share capital of each of ironSource Ltd. and TypeA for a period of two years after the Spin-Off. Should that 25% share capital requirement be breached with respect to either ironSource Ltd. or TypeA, we would be subject to additional taxes.

In connection with the foregoing tax ruling, certain of our shareholders, including the CVC Vehicle, Viola, Tomer Bar-Zeev, Eyal Milrad, Itay Milrad, Roi Milrad, Tamir Carmi, Arnon Harish, Omer Kaplan, Assaf Ben Ami and another shareholder entered into a lock-up agreement (the “Spin-Off Lock-up”), whereby each such shareholder has agreed until December 31, 2022, not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares that constitute more than 50% of his, her or its respective shareholding in ironSource Ltd. or TypeA. The CVC Vehicle, Viola, Tomer Bar-Zeev, Itay Milrad, Eyal Milrad and Roi Milrad each currently hold more than 5% of our outstanding ordinary shares and more than 5% of the ordinary shares of TypeA. There are certain exceptions to the Spin-Off Lock-up, including the transfer of ordinary shares in connection with a merger or similar transaction, a transfer by way of “involuntary sale”, as such term is defined in the Ordinance, a transfer to another shareholder who is bound by the terms of the Spin-Off Lock-up and any transfers that are approved in writing by the CVC Vehicle and Tomer Bar-Zeev, in his capacity as a shareholder. ironSource Ltd. is not a party to the Spin-Off Lock-up but should any shareholder party to the Spin-Off Lock-up obtain consent to transfer shares that exceed the 50% restriction, this could subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability. For more information, please see “Risk Factors—Risks Related to ironSource’s Business and Industry—The Spin-Off of the assets of our Desktop business from ironSource Ltd. prior to the Transactions may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”

Relationship with CVC

In November 2019, we completed a transaction pursuant to which certain of our shareholders sold 25,006,298 of our 2019 ordinary shares to App Investments S.á.r.l, being the CVC Vehicle (the “CVC Investment”), an entity indirectly owned by certain funds advised and/or managed by CVC Capital Partners (which we refer to as CVC for purposes hereof), for a price per share of approximately $14.95 and an aggregate purchase price of $374.0 million. The CVC Vehicle currently holds more than 5% of our outstanding ordinary shares. As part of this transaction, we entered into various arrangements with the CVC Vehicle that provided certain rights to the CVC Vehicle, including: a side letter agreement that included certain rights on our part; a framework loan agreement; and an amendment to our articles of association that were in effect at the time. All of those arrangements to which we are party with the CVC Vehicle will terminate immediately prior to the consummation of the Transactions.

Rights of Appointment

Our current board of directors consists of nine directors. Pursuant to our amended and restated articles of association in effect prior to the Transactions, certain of our shareholders had rights to appoint members of our board of directors.

Generally, all rights to appoint directors will terminate upon the closing of the Transactions. Currently serving directors who were appointed prior to the Transactions will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of directors expires. Under an amended and restated shareholders’ rights agreement (described below under “Certain Relationships and Related Person Transactions—ironSource—Second Amended and Restated Shareholders Rights Agreement”), our shareholders who are party to the agreement have agreed to exercise their voting rights as shareholders to ensure that at least one nominee designated by the CVC Vehicle will be elected to serve as a board member immediately following the Transactions. Under that agreement, the CVC Vehicle’s right expires following that initial election of the CVC Vehicle designee and is furthermore conditioned on the CVC Vehicle and certain of its affiliates holding at least 15% of our issued and outstanding share capital immediately prior to the Transactions. Pursuant to the Sponsor Support Agreement, the Sponsor has the right to designate one individual (the identity of such designee is generally subject to the prior consent of ironSource, and ironSource has consented in advance to the designation of Mr. Bravo, who is the Chairman of the board of directors of TBA) to be appointed to ironSource’s board of directors as of the closing of the Transactions.

Other than the foregoing voting undertaking under the amended and restated shareholders’ rights agreement, we are not a party to, and are not aware of, any voting agreements among our shareholders.

Agreements with Directors and Officers

Employment Agreements

We have entered into written employment agreements with each of our executive officers who works for us as an employee. These agreements each contain provisions regarding non-competition,

non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations.

With respect to certain executive officers, either we or the executive officer may terminate such executive officer’s employment by giving advance written notice to the other party. We may also terminate an executive officer’s employment agreement for cause (as defined in the applicable employment agreement).

Awards

We have granted options to purchase our ordinary shares and RSUs to our executive officers and certain of our directors. We describe our option plans under “Management Following the Business Combination—ironSource Equity Incentive Plans and Employee Share Purchase Plan.”

Exculpation, Indemnification and Insurance

Our amended and restated articles of association to be effective upon the closing of the Transactions permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with certain office holders, exculpating them from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the Transactions to the extent that these liabilities are not covered by insurance. See “Management Following the Business Combination —Exculpation, Insurance and Indemnification of Office Holders.”

Second Amended and Restated Shareholders Rights Agreement

We are party to a second amended and restated shareholders’ rights agreement (the “Shareholders Rights Agreement”), dated as of March 20, 2021, which provides, among other things, that certain holders of our ordinary shares, including Viola and the CVC Vehicle and other named investors (the “Investors”) and our founders (the ordinary shares of those holders referred to in the Shareholders Rights Agreement are collectively referred to hereinafter as the “Registrable Securities”), have the right to demand that we file a registration statement, or to request that their shares be covered by a registration statement that we are otherwise filing. Members of our board of directors (prior to the Transactions) and certain entities with which they are associated are affiliated with Viola, CVC and our founders, respectively.

Form F-1 Demand Rights. At any time after the closing of the Transactions and until the seventh anniversary thereof, the Investors holding a majority of the Registrable Securities then held by the Investors or other holders of a majority of the Registrable Securities, can provide us with written request to file a registration statement in respect of the Registrable Securities. Within 10 business days of the receipt of a request to effect such registration, we must give written notice of the request to the other holders of the Registrable Securities, and use all commercially reasonable best efforts to effect the registration together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to effect more than two registrations on Form F-1. We are only required to effect any such registration if the anticipated aggregate proceeds will be at least $5.0 million (net of underwriting discounts and commissions) and if such registration could not be effected on Form F-3. Furthermore, we are not required to effect such registration within a period of 180 days following the effective date of a previous registration on Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of such Form F-1 request, in which the holder may include its Registrable Securities.

Form F-3 Demand Rights. Any holder of Registrable Securities can provide us with written request to effect a registration on Form F-3, and we must give written notice of the proposed registration within 15 business days, and any related qualification or compliance, to all other holders of the Registrable Securities. As soon as practicable, and in any event within 60 business days after the receipt of any such Form F-3 request notice, we are required to file such Form F-3 registration statement, which is also required to cover all or such portion of the Registrable Securities of any other holders joining in such request. We are not required to file such Form F-3 if we have, within a 90-day period preceding the date of such request, already effected a registration on a Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us.

A holder of Registrable Securities may choose to effect the offering promptly following effectiveness of such registration statement or to effect the offering on a delayed basis. If a holder chooses to effect the offering on a delayed basis, any holder of Registrable Securities that is entitled to sell securities pursuant to such Form F-3 without filing a post-effective amendment can provide us with written request to effect the offering in respect of the Registrable Securities. Upon receipt of a request to effect such offering, we must, as soon as practicable, give written notice of the request to the other holders of the Registrable Securities who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto. Promptly and in any event within 20 business days after the receipt of such request we must supplement such registration statement to permit the sale and distribution of all or such portion of the holders’ Registrable Securities as are specified in such request, together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to file such prospectus supplement if within the 12 month period preceding the date of such request we have already effected 4 such prospectus supplements in which the requesting holder was actually entitled to sell ordinary shares or if within 90 days we have effected such an offering or a registration statement on Form F-1, initiated by holders of Registrable Securities.

Furthermore, we are not required to file such registration statement on a Form F-3 or effect an offering with a prospectus supplement if the anticipated aggregate proceeds are less than $1.0 million (net of underwriting discounts and commissions) and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of the such request, in which the holder may include its Registrable Securities.

Piggyback Offerings. Following the Transactions, holders of Registrable Securities will also have the right to request to participate in any offering initiated by us, subject to specified exceptions. Holders of Registrable Securities continue to have the right to participate in subsequent piggyback offerings regardless of whether the holder has opted out of prior offerings.

Cutback. In the event that the underwriter advises us that marketing factors require a limitation on the number of shares that can be included in a demand registered offering on a Form F-1, the shares that are to be excluded from the registration statement, to the extent necessary to satisfy such limitation, shall be first shares held by shareholders other than holders of Registrable Securities (if any), then shares which we wish to register for our own account, and thereafter, shares held by the holders of Registrable Securities (on a pro rata basis).

In the case of a piggyback offering, we are required to include in the offering only that number of shares that the underwriters determine in their sole discretion will not jeopardize the success of the offering, and the shares will be apportioned among the selling holders according to the total amount of Registrable Securities entitled to be included in the offering owned by each selling holder or in such other proportions as mutually agreed to by holders of 75% in interest of such selling holders, provided, however, that the number of Registrable Securities in the offering may be reduced only if all other shareholders’ securities are first entirely excluded from the offering.

Termination. Rights granted to holders of Registrable Securities pursuant to the Shareholders Rights Agreement, terminate on the seventh anniversary of the closing of the Transactions. With respect to any holders, such rights terminate with respect to any shares that could be sold pursuant to Rule 144(b)(1) promulgated under the Securities Act if the holder holds less than five percent (5%) of the issued and outstanding shares of the Company. We have the right to terminate or withdraw any registration or offering which is subject to piggyback rights.

Expenses. We will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting discounts and commissions.

Share Repurchase Transaction

In July 2018, we repurchased an aggregate of approximately 1.6 million of our then-outstanding vested options and ordinary shares issued upon exercise or conversion of options and RSUs from our employees, including certain executive officers (Assaf Ben Ami, Omer Kaplan and Dalia Litay), at a price per share of $12.55 which was equal to the fair market value of the ordinary shares as valued by an independent third party, for a total aggregate amount of $14.8 million.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of TBA Ordinary Shares. The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of TBA Ordinary Shares that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of ironSource Class A ordinary shares following the Business Combination. This discussion applies only to the TBA Ordinary Shares and ironSource Class A ordinary shares, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of TBA Ordinary Shares or the ownership and disposal of ironSource Class A ordinary shares. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither TBA nor ironSource has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding TBA Ordinary Shares or ironSource Class A ordinary shares, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to TBA Ordinary Shares or ironSource Class A ordinary shares, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding TBA Ordinary Shares or, after the Business Combination, the issued ironSource Class A ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received TBA Ordinary Shares or ironSource Class A ordinary shares, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of TBA Ordinary Shares and ironSource Class A ordinary shares, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TBA Ordinary Shares or ironSource Class A ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF TBA ORDINARY SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING IRONSOURCE CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TBA ORDINARY SHARES, IRONSOURCE CLASS A ORDINARY SHARES.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is the opinion of Kirkland & Ellis LLP that the Business Combination is more likely than not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Although this disclosure assumes that the Business Combination will so qualify, this treatment is not entirely free from doubt, and the IRS or a court could take a different position. U.S. Holders of TBA Ordinary Shares are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business

Combination, including with respect to its qualification as a “reorganization” under Section 368 of the U.S. Tax Code. Moreover the qualification of the reorganization will be based on facts and representations which cannot be confirmed until the time of closing or following the closing. The parties to the Business Combination Agreement have agreed to report the Business Combination for all applicable tax purposes in a manner consistent with such tax treatment.

To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as TBA, the qualification of the Business Combination as a reorganization is not free from doubt. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither TBA nor ironSource intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met, a U.S. Holder of TBA Ordinary Shares may recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of ironSource Class A ordinary shares received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the TBA Ordinary Shares surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the TBA Ordinary Shares for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose and accordingly Kirkland & Ellis LLP is unable to opine as to whether the holding period of TBA Ordinary Shares has been suspended by virtue of the redemption rights described herein. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the ironSource Class A ordinary shares received in the Business Combination, if any, would not include the holding period for the TBA Ordinary Shares surrendered in exchange therefore.

U.S. Holders Exchanging TBA Ordinary Shares for ironSource Class A Ordinary Shares

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code, subject to the discussion below under the heading “ —Application of the PFIC Rules to the Business Combination,” a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder exchanges only TBA Ordinary Shares for ironSource Class A ordinary shares.

In such a case, the aggregate tax basis of the ironSource Class A ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the TBA Ordinary Shares surrendered in exchange therefore. The holding period of the ironSource Class A ordinary shares received by a U.S. Holder in the Business Combination should include the period during which the TBA Ordinary Shares exchanged therefore were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the TBA Ordinary Shares have suspended the running of the applicable holding period for this purpose, and accordingly Kirkland & Ellis LLP is unable to opine as to whether the holding period of TBA Ordinary Shares has been suspended by virtue of the redemption rights described herein.

Notwithstanding the discussion below under “—U.S. Holders Exercising Redemption Rights with Respect to TBA Ordinary Shares”, if a U.S. Holder exercises its redemption rights to receive cash from the trust account in exchange for a portion of its TBA Ordinary Shares, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization”. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of Class A Shares was treated as a separate transaction from the exchange pursuant to the Business Combination, and would not be entitled to recognize any loss with respect to its redeemed TBA Ordinary Shares.

Application of the PFIC Rules to the Business Combination

Because TBA is a blank check company with no current active business (as determined for purposes of the PFIC rules), based upon the composition of its income and assets, TBA believes that that it will likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of TBA Ordinary Shares in connection with the Business Combination if:

(i)    TBA were classified as a PFIC at any time during such U.S. Holder’s holding period for such TBA Ordinary Shares; and

(ii)    the U.S. Holder had not timely made (a) a QEF election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which TBA was a PFIC, whichever is later, or (b) a mark-to-market election (as discussed below) with respect to such TBA Ordinary Shares. The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “—Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of TBA Ordinary Shares that have not made a timely QEF election or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their TBA Ordinary Shares have a fair market value in excess of their tax basis therein.

The impact of the PFIC rules on a U.S. Holder of TBA Ordinary Shares will depend on whether the U.S. Holder makes a timely and effective election to treat TBA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of TBA Ordinary Shares during which TBA qualified as a PFIC (a “QEF election”) as described below under “—Passive Foreign Investment Company Rules.” The impact of the PFIC rules on a U.S. Holder of TBA Ordinary Shares may also depend on whether the U.S. Holder has made a valid “mark-to-market election” with respect to its TBA Ordinary Shares as described below under “—Passive Foreign Investment Company Rules.” If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a U.S. Holder who has not made a valid QEF election after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to TBA Ordinary Shares.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to ironSource in connection with the Business Combination. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to ironSource Class A Ordinary Shares, subject to certain exceptions, by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold ironSource Class A Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of ironSource Class A Ordinary Shares.

U.S. Holders Exercising Redemption Rights with Respect to TBA Ordinary Shares

In the event that a U.S. Holder’s shares of TBA Ordinary Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of TBA Ordinary Shares treated as held by the U.S. Holder relative to all of the shares of TBA Ordinary Shares outstanding, both before and after the redemption.

The redemption of TBA Ordinary Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in TBA, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only TBA Ordinary Shares actually owned by such U.S. Holder but also TBA Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the TBA Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the TBA Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of TBA Ordinary Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the TBA Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.

The redemption of the TBA Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TBA. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TBA will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of TBA Ordinary Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s TBA Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s TBA Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the TBA Ordinary Shares.

Ownership and Disposition of ironSource Class A Ordinary Shares by U.S. Holders

Distributions on ironSource Class A ordinary shares

If ironSource makes distributions of cash or property on the ironSource Class A ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of ironSource’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. ironSource does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) ironSource is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

ironSource is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for ironSource in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that ironSource will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that ironSource Class A ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, ironSource will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ironSource Class A ordinary shares. Subject to certain exceptions, dividends on ironSource Class A ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by ironSource with respect to the ironSource Class A ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of ironSource Class A Ordinary Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ironSource Class A ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ironSource Class A ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ironSource Class A ordinary shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ironSource Class A ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ironSource Class A ordinary shares could be materially different from that described above, if ironSource is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, ironSource will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which ironSource owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the fiscal year 2020 composition of the income, assets and operations of ironSource and its subsidiaries, ironSource does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that ironSource will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and ironSource can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether ironSource or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether ironSource or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of ironSource’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of ironSource’s or any of its subsidiaries’ income or composition of ironSource’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if ironSource were considered a PFIC at any time that a U.S. Holder owns ironSource Class A ordinary shares, ironSource would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ironSource Class A ordinary shares at their fair market value on the last day of the last taxable year in which ironSource is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ironSource Class A ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless ironSource subsequently becomes a PFIC.

For each taxable year that ironSource is treated as a PFIC with respect to a U.S. Holder’s ironSource Class A ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ironSource Class A ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ironSource Class A ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ironSource Class A ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which ironSource is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ironSource Class A ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the ironSource Class A ordinary shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which ironSource may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that ironSource does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of ironSource’s subsidiaries.

If ironSource is a PFIC, a U.S. Holder of ironSource Class A ordinary shares may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ironSource Class A ordinary shares only if ironSource provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. ironSource does not intend to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the ironSource Class A ordinary shares in the event ironSource is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

In the event ironSource is a PFIC, a U.S. Holder that makes a QEF election with respect to its ironSource Class A ordinary shares would generally be required to include in income for each year that ironSource is treated as a PFIC the U.S. Holder’s pro rata share of ironSource’s Class A ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ironSource Class A ordinary shares. Any net deficits or net capital losses of ironSource for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ironSource Class A ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ironSource Class A ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ironSource Class A ordinary shares by a corresponding amount.

If ironSource owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to ironSource providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ironSource Class A ordinary shares in which ironSource is a PFIC, then the ironSource Class A ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its ironSource Class A ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ironSource Class A ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ironSource Class A ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ironSource Class A ordinary shares to elect out of the Excess Distribution Rules discussed above if ironSource is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ironSource Class A ordinary shares, such U.S. Holder will include in income for each year that ironSource is treated as a PFIC with respect to such ironSource Class A ordinary shares an amount equal to the excess, if any, of the fair market value of the ironSource Class A ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ironSource Class A ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ironSource Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ironSource Class A ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ironSource Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ironSource Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ironSource Class A ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ironSource Class A ordinary shares previously included in income. A U.S. Holder’s basis in the ironSource Class A ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions ironSource makes would generally be subject to the rules discussed above under “—Distributions on ironSource Class A ordinary shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ironSource Class A ordinary shares, which are expected to be listed on NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that ironSource Class A ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for ironSource.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the ironSource Class A ordinary shares in which ironSource is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ironSource Class A ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market election with respect to its ironSource Class A ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if ironSource is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of TBA Ordinary Shares and ironSource Class A ordinary shares. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of TBA Ordinary Shares or ironSource Class A ordinary shares that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

Non-U.S. Holders Exercising Redemption Rights with Respect to TBA Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s TBA Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s TBA Ordinary Shares, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to TBA Ordinary Shares.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of ironSource Class A Ordinary Shares to Non-U.S. Holders” applies in respect of gain from the disposition of TBA Ordinary Shares.

Tax Consequences to Non-U.S. Holders of the Business Combination

The U.S. federal income tax consequences of the Business Combination to Non-U.S. Holder generally will correspond to the U.S. federal income tax consequences of the Business Combination to U.S. Holders, as described under “—U.S. Holders Exchanging TBA Ordinary Shares for ironSource Class A Ordinary Shares” above. In the event the Business Combination does not qualify for the Intended Tax Treatment, any gain recognized by a Non-U.S. Holder may not be subject to U.S. federal income tax unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of ironSource Class A Ordinary Shares to Non-U.S. Holders” applies in respect of gain from the disposition of TBA Ordinary Shares.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ironSource Class A Ordinary Shares to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of ironSource Class A ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ironSource Class A ordinary shares generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of TBA Ordinary Shares, distributions received by U.S. Holders of ironSource Class A ordinary shares, and the proceeds received on sale or other taxable the disposition of ironSource Class A ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to TBA Ordinary Shares and ironSource Class A ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ironSource Class A ordinary shares or TBA Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of TBA Ordinary Shares or their ironSource Class A ordinary shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to ironSource Class A ordinary shares and proceeds from the sale of other disposition of ironSource Class A ordinary shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the ironSource Class A ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to ironSource, and certain Israeli Government programs that benefit ironSource. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of ironSource Class A ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, ironSource cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Real capital gains (meaning capital gains minus the change in index) derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” ironSource may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•

Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations–0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the distribution or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Taxation of our shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel, or the purchase of the shares was not from a related party, and was not subject to part E2 of the ITO. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is claiming deduction of interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021 plus 3% Surtax). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations—Law for the Encouragement of Capital Investments, 5719-1959—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Approved Enterprise or Beneficiary Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations—Law for the Encouragement of Capital Investments, 5719-1959—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

DESCRIPTION OF IRONSOURCE’S SHARE CAPITAL AND ARTICLES OF ASSOCIATION

A summary of the material provisions governing the combined company’s share capital immediately following the completion of the Business Combination is provided below. This summary is not complete and should be read together with the ironSource Articles, a copy of which is appended to this proxy statement/prospectus as Annex B. In this section “we,” “us” and “our” refer to ironSource.

The following is a description of the material terms of our amended and restated articles of association as they will be in effect upon the closing of the Transactions. The following descriptions of share capital and provisions of our amended and restated articles of association to be effective upon the closing of the Transactions are summaries and are qualified by reference to our amended and restated articles of association to be effective upon the closing of the Transactions, a copy of which is filed with the SEC as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The description of the ordinary shares reflects changes to our capital structure that will occur upon the closing of the Transactions.

Share Capital

Immediately prior to the consummation of the Transactions, ironSource will affect the renaming of each of its issued and outstanding ordinary shares as a Class A ordinary share, followed immediately by the distribution of one Class B ordinary share to the holders of each such issued and outstanding Class A ordinary share (we refer to these adjustments to ironSource’s share capital as the “Class A Renaming” and “Class B Distribution”).

Also at that time, the par value of all ironSource ordinary shares will be cancelled.

In addition, each outstanding Class A ordinary share and Class B ordinary share will be split into such number of Class A ordinary shares or Class B ordinary shares, respectively, as shall cause the value of the outstanding Class A ordinary shares and Class B ordinary shares to equal $10.00 per share upon the closing of the Transactions. The assumed ratio is currently 1:4.99. We refer to this as the “Stock Split.”

As a result of the Class A Renaming, Class B Distribution and Stock Split, the number of shares issuable upon exercise or settlement of ironSource options and RSUs outstanding as of immediately prior to the Class A Renaming, Class B Distribution and Stock Split will be adjusted accordingly. Under ironSource’s 2013 Share Incentive Plan and 2021 Share Incentive Plan, an estimated 4.99 Class A ordinary shares and 4.99 Class B ordinary shares will be issuable in place of one ordinary share for each ordinary share previously issuable upon the exercise or settlement of options and RSUs.

Following the Class A Renaming, Class B Distribution and Stock Split, our authorized share capital upon the closing of the Transactions will consist of 11,500,000,000 ordinary shares, consisting of 10,000,000,000 Class A ordinary shares, no par value, of which 637,856,163 (excluding 20,000,000 to be held by TBA and deemed treasury shares) or 545,432,323 shares will be issued and outstanding assuming no redemption, or full redemption of TBA Class A Shares, respectively, and 1,500,000,000 Class B ordinary shares, no par value, of which 380,456,163 or 413,032,323 shares will be issued and outstanding assuming no redemption, or full redemption, of TBA Class A Shares, respectively.

The rights of the holders of Class A ordinary shares and Class B ordinary shares will be identical, except with respect to voting rights (as described below under “Voting Rights”) and conversion rights. Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder, referred to as permitted transferees) and may be converted into a Class A ordinary share upon the election of the holder thereof at any time. In addition, each Class B ordinary share held by a natural person or his or her permitted transferee will convert automatically on a one-for-one basis into a Class A ordinary share upon the death or incapacity of that natural person.

All outstanding Class B ordinary shares will convert automatically into Class A ordinary shares on a one-for-one basis upon the earliest of:

(i)	the date specified by the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares, voting as a single class;

(ii)	such time as which the total issued and outstanding Class B ordinary shares constitute less than 5% of our total issued and outstanding shares; or

(iii)	the 10th anniversary of the closing of the Transactions.

Only the Class A ordinary shares will be listed for trading on the NYSE.

Our board of directors may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

As of December 31, 2020, we had approximately 80 holders of record of our ordinary shares (prior to the Distribution).

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and are not subject to any preemptive rights.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-464362-6. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and the Companies Law. Our purpose as set forth in our amended and restated articles of association to be effective upon the closing of the Transactions is to engage in any lawful act or activity.

Voting Rights

Each Class A ordinary share will be entitled to one vote per share. Each Class B ordinary share will be entitled to five votes per share. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders except as otherwise provided in our amended and restated articles of association or as required by applicable law. Under our amended and restated articles of association and the Companies Law, the holders of our Class B ordinary shares will only vote as a separate class under certain circumstances, including:

•

on a proposal to convert the entire class of those shares into Class A ordinary shares on a one-for-one basis, which requires the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares for approval;

•	amendment of the rights of the Class B ordinary shares;

•	disproportionate distributions or recapitalizations that adversely impact the Class B ordinary shares; or

•	differing treatment to the Class B ordinary shares in a merger or similar transaction.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association to be effective upon the closing of the Transactions, unless the transfer is restricted or prohibited by another instrument, applicable law or, with respect to our Class A ordinary shares, the rules of the NYSE.

Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than transfers to certain permitted transferees).

The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association to be effective upon the closing of the Transactions, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to our amended and restated articles of association to be effective upon the closing of the Transactions, each of our directors will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on the election of directors, with each Class A ordinary share entitled to one vote per share, and each Class B ordinary share entitled to five votes per share. However, in the event of a contested election: (i) the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion; and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors; , such that those nominees (equal in number to the number of board seats being filled) receiving the largest number of “for” votes will be elected.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our amended and restated articles of association to be effective upon the closing of the Transactions. Our amended and restated articles of association to be effective upon the closing of the Transactions also provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office and, if so determined by our board of directors, by a simple majority vote of our shareholders. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association to be effective upon the closing of the Transactions do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

Registration Rights

Following the Transactions, certain of our shareholders will be entitled to certain registration rights under the terms of our Shareholders Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Person Transactions—ironSource Second Amended and Restated Shareholders Rights Agreement.”

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association to be effective upon the closing of the Transactions as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association to be effective upon the closing of the Transactions contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our articles of association;

•	appointment, terms of service or and termination of service of our auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•

the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association to be effective upon the closing of the Transactions, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association to be effective upon the closing of the Transactions, holders of our Class A ordinary shares have one vote for each Class A ordinary share held and holders of our Class B ordinary shares have five votes for each Class B ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders generally consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 33 1⁄3% of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the general meeting. However, for so long as we are qualified to use the forms and rules of a “foreign private issuer” under the rules of the SEC at the time of a general meeting of shareholders, if the meeting is initiated by and convened by our board of directors, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent 25% of the total outstanding voting rights. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. For so long as we are qualified to use the forms and rules of a “foreign private issuer” under the rules of the SEC, at the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

Our amended and restated articles of association to be effective upon the closing of the Transactions provide that all resolutions of our shareholders require a simple majority vote (based on the number of votes cast, with each Class B ordinary share entitled to five votes and each Class A ordinary share entitled to one vote), unless otherwise required by the Companies Law or by our amended and restated articles of association to be effective upon the closing of the Transactions. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and

(iii) certain compensation-related matters described above under “Management Following the Business Combination —Compensation Committee— Compensation Policy under the Companies Law.” Under our amended and restated articles of association to be effective upon the closing of the Transactions, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires the approval by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares, except that any amendment to the rights, privileges, preferences or obligations of the Class B ordinary shares requires, in addition, a resolution adopted at a separate class meeting of the Class B ordinary shares by 65% of the total voting power of the then issued and outstanding Class B ordinary shares.

Under our amended and restated articles of association to be effective upon the closing of the Transactions, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to: (i) remove any of our directors from office, (ii) to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or (iii) to amend certain other provisions regarding our staggered board, shareholder proposals, altering the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up of the company, which requires the approval of at least 75% of the voting rights represented at the meeting and voting on the resolution, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a simple majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our amended and restated articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding voting rights of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy its obligations, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of the Transactions, no preferred shares will be authorized under our amended and restated articles of association to be effective upon the closing of the Transactions. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended and restated articles of association, as described above in “—Shareholder Meetings.” In addition, as disclosed under “—Election of Directors,” we will have a classified board structure upon the closing of the Transactions, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association to be effective upon the closing of the Transactions, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association to be effective upon the closing of the Transactions enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association to be effective upon the closing of the Transactions provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants or underwriters (who, in each case shall be deemed third party beneficiaries). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities

Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association to be effective upon the closing of the Transactions described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated articles of association to be effective upon the closing of the Transactions also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

COMPARISON OF RIGHTS OF IRONSOURCE SHAREHOLDERS AND TBA SHAREHOLDERS

The rights of the shareholders of ironSource and the relative powers of the ironSource board of directors are governed by the laws of the State of Israel and the ironSource Articles. As a result of the Transactions, securities held by the TBA shareholders will be canceled and automatically converted into the right to receive ironSource Class A ordinary shares. Each ironSource Class A ordinary share will be issued in accordance with, and subject to the rights and obligations of, the ironSource Articles that will be effective upon the consummation of the Transactions, in substantially the form attached hereto as Annex B. Because ironSource will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the shareholders of TBA will be governed by Israeli law and the ironSource Articles.

Many of the principal attributes of ironSource Class A ordinary shares and TBA Ordinary Shares will be similar. However, there are differences between the rights of shareholders of ironSource under Israeli law and the rights of shareholders of TBA, as in effect prior to the consummation of the Transactions under the Cayman Companies Law. In addition, there are differences between the ironSource Articles as such will be in effect from and after the consummation of the Transactions and the TBA Articles and bylaws of TBA.

The following is a summary comparison of the material differences between the rights of TBA shareholders under the TBA Articles, TBA bylaws and the Cayman Companies Law, and the rights of ironSource shareholders under Israeli law and the ironSource Articles to be effective upon consummation of the Transactions. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE listing requirements or of ironSource’s or TBA’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the ironSource Articles, the Cayman Companies Law and the TBA Articles and bylaws of TBA. You are also urged to carefully read the relevant provisions of the Companies Law and the Cayman Companies Law for a more complete understanding of the differences between being a shareholder of ironSource and a shareholder of TBA.

	ironSource	TBA
Authorized and Outstanding Share Capital	Upon the closing of the Transactions, ironSource’s authorized capital shall consist of 10,000,000,000 Class A ordinary shares, no par value, and 1,500,000,000 Class B ordinary shares, no par value.	TBA’s authorized share capital is $55,100 divided into 500,000,000 Class A ordinary shares of a par value of $0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

Extraordinary General Meetings of Shareholders	Pursuant to the Companies Law, the ironSource board of directors may whenever it thinks fit convene a special general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the demand of two directors or one	The Cayman Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association. Our articles of association allow the Directors, the chief executive officer or the

	ironSource	TBA
	quarter of the serving directors; (ii) the demand of one or more shareholders holding at least five percent of ironSource’s issued and outstanding share capital and one percent or more of ironSource’s voting rights; or (iii) the demand of one or more shareholders holding at least five percent of ironSource’s voting rights.	chairman of the board of Directors to call general meetings and do not allow shareholders to call general meetings.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in lieu of a meeting in public companies such as ironSource.	The Cayman Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association. Our articles of association authorize such written consents.

Quorum

Board of Directors. At all meetings of ironSource’s board of directors, a quorum shall be deemed to exist when at least a majority of the directors then in office are present.

Shareholders. The quorum required for either an annual (regular) or a special general meeting of ironSource’s shareholders consists of at least two ironSource shareholders present in person or by proxy holding shares conferring in the aggregate at least thirty-three (33 1⁄3%) of the voting power of the ironSource, provided, however, that with respect to any general meeting that was initiated by and convened pursuant to a resolution adopted by the board of directors (and not pursuant to the request of any other person) of ironSource, and, at such time of the general meeting, ironSource is a “foreign private issuer” under the U.S. securities laws, the requisite quorum shall be two or more shareholders present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of ironSource.

Board of Directors.    The quorum for the transaction of the business of the Directors of TBA may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

Shareholders. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of TBA.

	ironSource	TBA
Notice of Meetings	Unless otherwise required by the Companies Law and the ironSource Articles, ironSource is not required to give notice under Section 69 of the Companies Law. A notice of general meeting shall be published by ironSource pursuant to a report or schedule filed with, or furnished to, the United States Securities and Exchange Commission pursuant to the Exchange Act or on its website, at least 21 days prior to the general meeting (or earlier if so permitted under the Companies Law) and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder. If the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the general meeting.	TBA’s memorandum and articles of association provide that at least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

Advance Notice Provisions	Pursuant to the Companies Law and the regulations thereunder, the holder(s) of at least one percent of ironSource’s voting rights may propose any matter appropriate for deliberation at a general shareholder meeting to be included on the agenda of a general shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven (7) days of publicizing the convening of an ironSource shareholder meeting, or, if ironSource publishes a preliminary notice at least twenty one (21) days prior to publicizing the convening of a general shareholder meeting stating its intention to convene such meeting and the agenda thereof,	Members seeking to bring business before the annual general meeting of TBA or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by

	ironSource	TBA
	within fourteen (14) days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the ironSource Articles.	the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

Articles Amendments	According to the ironSource Articles, all ironSource shareholder resolutions, including amendments to the ironSource Articles, generally require a majority of the voting power represented at the meeting and voting thereon. An amendment to the ironSource Articles also requires Board approval. In addition, the affirmative vote of the holders of sixty-five percent (65%) or more of the total voting power in ironSource shall be required to amend or alter certain articles including with respect to the election and removal of directors.	Pursuant to the Cayman Companies Law, the memorandum and articles of association may only be amended by a special resolution of the shareholders.

Size of Board, Election of Directors

Size of Board. ironSource’s board of directors shall consist of no less than three (3) but no more than eleven (11) members, including any external directors required (if so required) to be appointed by the Companies Law (as discussed below).

Election of Directors. Under ironSource’s Articles, the directors of ironSource (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law as discussed below) are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors

Pursuant to TBA’s memorandum and articles of association, there shall be a board of directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of directors. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the first succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that

	ironSource	TBA

following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2022 and after, each year the term of office of only one class of directors will expire.

Under the Companies Law, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, ironSource may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including NYSE, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, ironSource has elected to “opt out” from the Companies Law requirement to appoint external directors.

connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Pursuant to TBA’s memorandum and articles of association, after the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

Removal of Directors	The ironSource shareholders may, by a vote of sixty-five percent (65%) or more of total voting power of ironSource remove any director from office.	Pursuant to TBA’s memorandum and articles of association, after the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

Board Vacancies and Newly Created Directorships	In the event that one or more vacancies are created on the board of directors, however arising, including a situation in which the number of directors is	Pursuant to TBA’s memorandum and articles of association, the directors may appoint any person to be a director, either to fill a vacancy or as an additional

	ironSource	TBA

less than the maximum number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If determined by the board of directors, any vacancy may instead be filled by a shareholder resolution.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the ironSource shareholders for the purpose of electing directors to fill any and all vacancies. Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles as the maximum number of directors.

Corporate Opportunity	Under the Companies Law, the duty of loyalty requires that a director (and officer) act in good faith and in the best interests of the company, and includes, among other things, the duty to refrain from any activity that is competitive with the business of the company and the duty to refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself, itself or others.	TBA’s memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same of similar business activities or lines of business as TBA; and (ii) TBA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director of officer, on the one hand, and TBA, on the other.

	ironSource	TBA
Exclusive Forum

The ironSource Articles provide that unless ironSource consents in writing to the selection of an alternative forum:

(a) the federal district courts of the United States of America shall be the forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended.

(b) the competent courts in Tel Aviv shall be the exclusive forum for (A) any derivative action or proceeding brought on behalf of ironSource, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ironSource to ironSource or the ironSource’s shareholders, or (C) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law and providing that any person or entity purchasing or otherwise acquiring or holding any interest in shares of ironSource shall be deemed to have notice of and consented to these provisions.

No equivalent provision.

Limitation of Liability of Directors and Officers	The ironSource Articles provide that ironSource may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt ironSource’s directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care. However, ironSource may not exempt a director in advance from his liability toward ironSource due to the breach of his/her duty of care in a dividend distribution.	No equivalent provisions.

	ironSource	TBA
Indemnification and Advancement Directors, Officers, Employees and Agents	The ironSource Articles provide that ironSource may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Law, the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of ironSource for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of ironSource and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts. An undertaking in relation to exemption, indemnification and insurance of a director or officer as aforesaid will continue following the director or officer ceasing to act as such.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own actual fraud, willful deceit, or dishonesty.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of TBA Ordinary Shares as of March 1, 2021, by:

•	each person known by TBA to be the beneficial owner of 5% or more of TBA Ordinary Shares either on March 1, 2021;

•	each of TBA’s current executive officers, directors and director nominees; and

•	all of TBA’s current directors and executive officers, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of TBA in the table below is calculated based on 127,400,000 ordinary shares, consisting of (i) 100,000,000 Class A ordinary shares, (ii) 2,400,000 private placement shares (Class A ordinary shares) and (iii) 25,000,000 Class B ordinary shares, issued and outstanding after TBA’s initial public offering.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Ordinary Shares
TBA 5% or Greater Shareholders:
Thoma Bravo Advantage Sponsor, LLC(2)	27,175,000	21.3%
TBA Current Directors, Director Nominees and Executive Officers:
Orlando Bravo	0	—
Robert Sayle	0	—
Amy Coleman Redenbaugh	0	—
Steven Schwab	0	—
Les Brun	75,000	*
Cam McMartin	75,000	*
Pierre Naudé	75,000	*
All officers, directors and director nominees as s group (7 persons)	27,400,000	21.5%

*	Less than one percent (1%) of ironSource’s outstanding ordinary shares.
(1)	The business address of each of the following entities and individuals is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606 or 312-254-3300.
(2)

The Sponsor is the record holder of such shares. The Sponsor is governed by a board of managers consisting of six individuals who are affiliated with Thoma Bravo L.P., including Orlando Bravo. None of the members of the board of managers exercise voting or dispositive power with respect to the TBA Class B ordinary shares alone or are deemed to have beneficial ownership of such shares.

The following table sets forth information regarding the beneficial ownership of ironSource ordinary shares as of March 1, 2021, by:

•	each person known by ironSource to be the beneficial owner of 5% or more of the outstanding ironSource ordinary shares on the March 1, 2021;

•	each of ironSource’s current directors and named executive officers;

•	and all of ironSource’s directors and named executive officers, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of ironSource in the table below is calculated based on 90,135,831 ordinary shares of ironSource outstanding as of March 1, 2021. Immediately prior to the consummation of the Business Combination, as of March 1, 2021, ironSource had 31 record holders in the United States, which reflects approximately 4.2% of ironSource’s share capital on a fully diluted basis. Certain ironSource shareholders have entered into proxy agreements granting full power of substitution to a designee of the ironSource board of directors. The information in the table below does not reflect such proxy agreements.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
ironSource Directors and Named Executive Officers:
Tomer Bar-Zeev(2)	6,885,091	7.6%
Assaf Ben Ami	*	*
Tamir Carmi(3)	2,808,832	3.1%
Shlomo Dovrat(4)	8,592,331	9.4%
Arnon Harish(5)	2,941,766	3.2%
Omer Kaplan	*	*
David Kostman	*	*
Dalia Litay	*	*
Eyal Milrad(6)	6,885,091	7.6%
Tal Payne	0	0%
Daniel Pindur	0	0%
All executive officers and directors as a group (11 persons)(7)	29,151,788	32.0%
ironSource 5% or Greater Shareholders:
App Investments S.á.r.l.(8)	29,230,696	32.1%
Viola Ventures, III L.P.(9)	8,592,331	9.4%
Itay Milrad(10)	6,885,091	7.6%
Roi Milrad(11)	6,885,091	7.6%

*	Less than one percent (1%) of ironSource’s outstanding ordinary shares.
(1)	Unless otherwise noted, the business address of each of the following individuals is 121 Menachem Begin Street Tel Aviv 6701203, Israel.
(2)	Mr. Bar-Zeev holds 6,885,091 ironSource ordinary shares directly.
(3)	Mr. Carmi holds 2,517,383 ironSource ordinary shares and options to purchase an additional 291,449 ironSource ordinary shares directly.
(4)

The 8,592,331 ironSource ordinary shares deemed beneficially owned by Mr. Dovrat are held by Viola Ventures, III L.P. Mr. Dovrat may be deemed to share voting and dispositive power with respect to these shares by virtue of his serving as a director of the sole general partner of Viola Ventures, III L.P. Mr. Dovrat disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Mr. Harish holds 2,648,874 ironSource ordinary shares and options to purchase an additional 292,892 ironSource ordinary shares directly.
(6)	Mr. Eyal Milrad holds 6,885,091 ironSource ordinary shares directly.

(7)

Consists of 19,518,075 ironSource ordinary shares, options to purchase an additional 1,016,382 ironSource ordinary shares and 25,000 ironSource RSUs held by all of ironSource’s current directors and executive officers as a group, as well as the 8,592,331 ironSource ordinary shares held by Viola Ventures, III L.P., which are deemed to be beneficially owned by the ironSource director, Mr. Dovrat.

(8)

Represents 29,230,696 ironSource ordinary shares held by App Investments S.á.r.l. (“App Investments”). The majority owner of App Investments is App Holdings S.á.r.l., which is wholly owned by Appsource Holdings Jersey Limited, which is wholly owned by CVC Capital Partners VII Associates L.P., CVC Capital Partners Investment Europe VII L.P., CVC Capital Partners VII (A), L.P. (together, “CVC Fund VII ”), CVC Growth Partners Associates L.P. and CVC Growth Partners L.P. (together, “CVC Growth Fund I”). CVC Capital Partners VII Limited is the sole general partner of each of the limited partnerships comprising CVC Fund VII, and CVC Growth Partners GP Limited is the general partner of each of the limited partnerships comprising CVC Growth Fund I. As a result, each of the foregoing entities may be deemed to share beneficial ownership of the securities held by App Investments. The board of directors of App Investments, composed of Stefan Moosmann, Carmen André and Thomas Morana, exercises voting and investment authority with respect to the subject ordinary shares. CVC Capital Partners VII Limited is managed by a six member board of directors. CVC Growth Partners GP Limited is managed by a four member board of directors. Each of the foregoing individuals disclaims beneficial ownership of the securities beneficially owned by CVC Capital Partners VII Limited and CVC Growth Partners GP Limited. CVC Capital Partners VII Limited and CVC Growth Partners GP Limited each have their registered address at 27 Esplanade, St Helier, Jersey JE1 1SG.

(9)

Represents 8,592,331 ironSource ordinary shares held by Viola Ventures, III L.P. (“Viola Ventures, III”). Viola Ventures GP 3 Ltd. serves as the sole general partner of Viola Ventures, III. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are the directors of Viola Ventures GP 3 Ltd. and in such capacity possess the voting power and dispositive power on behalf of Viola Ventures, III with respect to these shares. The address for these Viola entities is 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

(10)	Mr. Itay Milrad holds 6,885,091 ironSource ordinary shares directly.
(11)	Mr. Roi Milrad holds 6,885,091 ironSource ordinary shares directly.

The following table sets forth information regarding the beneficial ownership of ironSource ordinary shares immediately following the consummation of the Business Combination by:

•	each person known by ironSource who will be the beneficial owner of 5% or more of the outstanding ironSource Class A ordinary shares immediately following the consummation of the Business Combination;

•	each person who will become an executive officer or a director of ironSource upon consummation of the Business Combination; and

•	all of the executive officers and directors of ironSource as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of ironSource Class A ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ironSource Class A ordinary shares as to which the holder has sole or shared voting power or investment power and also any ironSource Class A ordinary shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. The number and percentage of ironSource Class A ordinary shares shown also includes ironSource Class A ordinary shares issuable upon conversion, on a one-for-one basis, of ironSource Class B ordinary shares. Because ironSource Class B ordinary shares are entitled to five votes each, as compared to one vote each for ironSource Class A ordinary shares, the column entitled “Percentage of Voting Power” reflects the overall voting power of a given shareholder based on the composition of his, her or its share ownership.

The expected beneficial ownership of ironSource Class A ordinary shares immediately following the consummation of the Business Combination assuming no redemptions have occurred has been determined based on the following additional assumptions: (i) the Stock Split has been effected, (ii) the Selling Shareholders have sold an aggregate of 130,000,000 ironSource Class A ordinary shares to the PIPE Investors, and 20,000,000 ironSource Class A ordinary shares to TBA, (iii) 102,400,000 ironSource Class A ordinary shares are issued to holders of TBA Class A Shares, (iv) 25,000,000 ironSource Class A ordinary shares are issued to holders of TBA Class B Shares, and (v) there will be an aggregate of 637,856,163 ironSource Class A ordinary shares and 380,456,163 ironSource Class B ordinary shares issued and outstanding, immediately following the consummation of the Transactions, which excludes the 20,000,000 ironSource Class A ordinary shares being sold to TBA, which will be considered treasury shares and therefore excluded in determining beneficial ownership.

The expected beneficial ownership of ironSource Class A ordinary shares immediately following consummation of the Business Combination assuming the maximum redemptions have occurred has been determined based on the following assumptions: (i) holders of 100,000,000 TBA Class A Shares have redeemed their shares and 25,000,000 TBA Class B shares have been forfeited by the TBA sponsor (maximum redemption scenario), (ii) the Stock Split has been effected, (iii) 50,000,000 ironSource Class A ordinary shares are issued to the PIPE Investors, (iv) the Selling Shareholders have sold an aggregate of 80,000,000 ironSource Class A ordinary shares to the PIPE Investors, (v) 2,400,000 ironSource Class A ordinary shares are issued to TBA holders of Class A Shares, (vi) no ironSource Class A ordinary shares are issued to TBA holders of Class B Shares, and (vii) there will be an aggregate of 545,432,323 ironSource Class A ordinary shares and 413,032,323 ironSource Class B ordinary shares issued and outstanding immediately following the consummation of the Transactions.

Unless otherwise noted, the business address of each of the following beneficial owners is 121 Menachem Begin Street Tel Aviv 6701203, Israel. Certain ironSource shareholders have entered into proxy agreements granting full power of substitution to a designee of the ironSource board of directors. The information in the table below does not reflect such proxy agreements.

	Post- Business Combination (Assuming No Redemption)(1)			Post- Business Combination (Assuming Full Redemption of Class A Shares)(2)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares	Percentage of Voting Power (3)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares	Percentage of Voting Power(3)
All 5% or Greater Shareholders
Directors and Named Executive Officers Post-Business Combination
Tomer Bar-Zeev(4)	58,228,306	5.72%	6.88%	63,134,486	6.59%	7.26%
Orlando Bravo	*	*	*	*	*	*
Assaf Ben Ami	*	*	*	*	*	*
Tamir Carmi(5)	21,289,906	2.09%	2.51%	23,083,744	2.41%	2.65%
Shlomo Dovrat(6)	72,666,704	7.14%	8.58%	78,789,432	8.22%	9.05%
Arnon Harish(7)	22,401,946	2.20%	2.65%	24,289,482	2.53%	2.79%
Omer Kaplan	*	*	*	*	*	*
David Kostman	*	*	*	*	*	*
Dalia Litay	*	*	*	*	*	*
Eyal Milrad(8)	58,228,306	5.72%	6.88%	63,134,486	6.59%	7.26%
Yehoshua (Shuki) Nir	*	*	*	*	*	*
Tal Payne	*	*	*	*	*	*
Daniel Pindur	*	*	*	*	*	*
Marni Walden	*	*	*	*	*	*

	Post- Business Combination (Assuming No Redemption)(1)			Post- Business Combination (Assuming Full Redemption of Class A Shares)(2)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares	Percentage of Voting Power (3)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares	Percentage of Voting Power(3)
All executive officers and directors as a group (14 persons)(9)	236,798,238	23.25%	27.96%	257,527,570	26.87%	29.58%
5% or Greater Shareholders
App Investments Sárl(10)	247,208,630	24.28%	29.20%	268,037,854	27.97%	30.80%
Viola Ventures, III L.P.(11)	72,666,704	7.14%	8.58%	78,789,432	8.22%	9.05%
Itay Milrad(12)	58,228,306	5.72%	6.88%	63,134,486	6.59%	7.26%
Roi Milrad(13)	58,228,306	5.72%	6.88%	63,134,486	6.59%	7.26%

*	Less than one percent (1%) of ironSource’s outstanding ordinary shares.
(1)

Except as otherwise indicated, and subject to applicable community property laws, ironSource believes based on the information provided to ironSource that the persons named in the table have sole voting and investment power with respect to all ironSource Class A ordinary shares and ironSource Class B ordinary shares shown as beneficially owned by such person.

(2)

This amount of outstanding shares assumes aggregate redemption payments of approximately $1,000,000,000, so that following payment by TBA to its shareholders who have validly elected to have their Class A Shares redeemed for cash pursuant to the TBA governing documents as part of a SPAC Redemption, the amount of immediately available cash in the Trust Account shall be zero.

(3)

Because the ironSource Class B ordinary shares possess five votes per share, whereas ironSource Class A ordinary shares possess only one vote per share, we have provided above the percentage of voting power alongside the percentage of outstanding shares held by each post-Business Combination shareholder.

(4)

Assuming no redemption, or full redemption, Mr. Bar Zeev holds 29,114,153 or 31,567,243 ironSource Class A ordinary shares, and 29,114,153 or 31,567,243 ironSource Class B ordinary shares, respectively.

(5)	Assuming no redemption, or full redemption, Mr. Carmi holds 10,644,953 or 11,541,872 ironSource Class A ordinary shares, and 10,644,953 or 11,541,872 ironSource Class B ordinary shares, respectively.
(6)

The ironSource Class A ordinary shares and ironSource Class B ordinary shares reported in this row are held by Viola Ventures, III L.P. Mr. Dovrat may be deemed to share voting and dispositive power with respect to these shares by virtue of his serving as a director of the sole general partner of Viola Ventures, III L.P. Mr. Dovrat disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(7)	Assuming no redemption, or full redemption, Mr. Harish holds 11,200,973 or 12,144,741 ironSource Class A ordinary shares, and 11,200,973 or 12,144,741 ironSource Class B ordinary shares, respectively.
(8)	Assuming no redemption, or full redemption, Mr. Milrad holds 29,114,153 or 31,567,243 ironSource Class A ordinary shares, and 29,114,153 or 31,567,243 ironSource Class B ordinary shares, respectively.
(9)

Includes 31,196 ironSource Class A ordinary shares and 31,196 ironSource Class B ordinary shares, in the aggregate, underlying options, and 124,783 ironSource Class A ordinary shares and 124,783 ironSource Class B ordinary shares, in the aggregate, underlying RSUs, held by executive officers and directors that vest within 60 days of June 1, 2021, the assumed date for the consummation of the Transactions for purposes of this table, both in the case of no redemptions and in the case of maximum redemptions of TBA Class A shares. Please see footnotes (4) through (8) above for details concerning the beneficial ownership of those individual executive officers and directors who will beneficially own more than one percent (1%) of ironSource’s ordinary shares following consummation of the Business Combination.

(10)

Assuming no redemption, or full redemption, this represents 123,604,315 or 134,018,927 ironSource Class A ordinary shares, and 123,604,315 or 134,018,927 ironSource Class B ordinary shares held by App Investments S.a´.r.l. (“App Investments”). The majority owner of App Investments is App Holdings S.a´.r.l., which is wholly owned by Appsource Holdings Jersey Limited, which is wholly owned by CVC

Capital Partners VII Associates L.P., CVC Capital Partners Investment Europe VII L.P., CVC Capital Partners VII (A), L.P. (together, “CVC Fund VII “), CVC Growth Partners Associates L.P. and CVC Growth Partners L.P. (together, “CVC Growth Fund I”). CVC Capital Partners VII Limited is the sole general partner of each of the limited partnerships comprising CVC Fund VII, and CVC Growth Partners GP Limited is the general partner of each of the limited partnerships comprising CVC Growth Fund I. As a result, each of the foregoing entities may be deemed to share beneficial ownership of the securities held by App Investments. The board of directors of App Investments, composed of Stefan Moosmann, Carmen Andre´ and Thomas Morana, exercises voting and investment authority with respect to the subject ordinary shares. CVC Capital Partners VII Limited is managed by a six member board of directors. CVC Growth Partners GP Limited is managed by a four member board of directors. Each of the foregoing individuals disclaims beneficial ownership of the securities beneficially owned by CVC Capital Partners VII Limited and CVC Growth Partners GP Limited. CVC Capital Partners VII Limited and CVC Growth Partners GP Limited each have their registered address at 27 Esplanade, St Helier, Jersey JE1 1SG.
(11)

Assuming no redemption, or full redemption, this represents 36,333,352 or 39,394,716 ironSource Class A ordinary shares, and 36,333,352 or 39,394,716 ironSource Class A ordinary shares held by Viola Ventures, III L.P. (“Viola Ventures, III”). Viola Ventures GP 3 Ltd. serves as the sole general partner of Viola Ventures, III. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are the directors of Viola Ventures GP 3 Ltd. and in such capacity possess the voting power and dispositive power on behalf of Viola Ventures, III with respect to these shares. The address for these Viola entities is 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

(12)	Assuming no redemption, or full redemption, Mr. Milrad holds 29,114,153 or 31,567,243 ironSource Class A ordinary shares, and 29,114,153 or 31,567,243 ironSource Class B ordinary shares, respectively.
(13)	Assuming no redemption, or full redemption, Mr. Milrad holds 29,114,153 or 31,567,243 ironSource Class A ordinary shares, and 29,114,153 or 31,567,243 ironSource Class B ordinary shares, respectively.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, ironSource shareholders will be entitled to attend and participate in ironSource’s annual general meetings of shareholders. ironSource will provide notice of the date on which its annual general meeting will be held in accordance with the ironSource Articles and the Companies Law. In accordance with the Companies Law and regulations promulgated thereunder, any shareholder of ironSource holding at least one percent of the outstanding voting rights of ironSource may submit to ironSource a proposed additional agenda item to ironSource’s annual general meeting of shareholders up to seven days after the publication of the notice of the meeting.

APPRAISAL RIGHTS

Under Section 239 of the Cayman Companies Law, the holders of TBA Ordinary Shares will not have appraisal or dissenter rights in connection with the Business Combination. Holders of public shares should consult their Cayman Islands legal counsel regarding their rights under the Cayman Companies Law.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with TBA’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TBA, 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606 or 312-254-3300. Following the Business Combination, such communications should be sent in care of ironSource, 121 Menachem Begin Street, Tel Aviv 6701203, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the ironSource Class A ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for ironSource by Meitar | Law Offices. Certain legal matters relating to U.S. law will be passed upon for ironSource by Latham & Watkins LLP. Certain Cayman Islands matters will be passed upon for ironSource by Walkers, Cayman Islands. Certain Israeli legal matters will be passed upon for TBA by Goldfarb Seligman & Co. Certain legal matters will be passed upon for TBA by Kirkland & Ellis LLP. Certain Cayman Islands matters will be passed upon for TBA by Maples and Calder (Cayman) LLP.

EXPERTS

The consolidated financial statements of ironSource Ltd. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus, have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of TBA as of December 31, 2020, and for the period from November 6, 2020 (inception) through November 11, 2020, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, TBA and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of TBA’s proxy statement. Upon written or oral request, TBA will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that TBA delivers single copies of such document in the future. Shareholders may notify TBA of their requests by writing or calling TBA at its principal executive offices at 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606 or 312-254-3300.

ENFORCEABILITY OF CIVIL LIABILITY

ironSource is incorporated under the laws of the State of Israel. Service of process upon ironSource and upon its directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of ironSource’s assets and substantially all of ironSource’s directors and officers are located outside the United States, any judgment obtained in the United States against ironSource or any of its directors and officers may not be collectible within the United States.

ironSource has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against ironSource in any U.S. federal or state court arising out of the Transactions. The address of ironSource’s agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ironSource’s securities will be American Stock Transfer & Trust Company, LLC.

WHERE YOU CAN FIND MORE INFORMATION

ironSource has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

TBA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TBA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, TBA’s corporate website at https://www.thomabravoadvantage.com. TBA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than June 15, 2021.

All information contained in this proxy statement/prospectus relating to ironSource has been supplied by ironSource, and all such information relating to TBA has been supplied by TBA. Information provided by one another does not constitute any representation, estimate or projection of the other.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$127,535	$200,672
Short-term deposits	—	17,627
Accounts receivable, net of allowances of $787 and $724 as of March 31, 2021 and December 31, 2020, respectively	148,829	151,503
Other current assets	31,192	15,711

Total current assets	307,556	385,513
Long-term restricted cash	2,332	2,415
Deferred tax assets	828	161
Operating lease right-of-use asset	35,139	36,780
Property, equipment and software, net	24,358	23,077
Goodwill	205,842	79,156
Intangible assets, net	33,010	8,084
Other non-current assets	8,593	650

Total assets	$617,658	$535,836

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	March 31,	December 31,
	2021	2020
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$148,419	$155,476
Current maturities of long-term loan	9,731	9,725
Operating lease liabilities	7,221	7,429
Other current liabilities	39,175	34,034

Total current liabilities	204,546	206,664
Long-term loan, net of current maturities	72,248	74,684
Deferred tax liabilities	3,582	2,521
Long-term operating lease liabilities	31,035	32,241
Other non-current liabilities	1,323	280

Total liabilities	$312,734	$316,390

Commitments and contingencies (Note 7)
Shareholders’ equity:
Ordinary shares, NIS 0.01 par value; 84,993,702 shares authorized at March 31, 2021 and December 31, 2020; 65,160,566 and 64,133,599 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	166	163
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at March 31, 2021 and December 31, 2020	72	72
Additional paid-in capital	227,319	152,088
Retained earnings	77,367	67,123

Total shareholders’ equity	304,924	219,446

Total liabilities and shareholders’ equity	$617,658	$535,836

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$119,713	$61,206
Cost of revenue	20,140	11,547

Gross profit	99,573	49,659

Operating expenses:
Research and development	20,410	10,129
Sales and marketing	48,721	19,172
General and administrative	15,547	6,702

Total operating expenses	84,678	36,003

Income from operations	14,895	13,656
Financial expenses, net	1,029	972

Income from continuing operations before income taxes	13,866	12,684
Income taxes	3,622	1,794

Income from continuing operations, net of income taxes	10,244	10,890

Income from discontinued operations, net of income taxes	—	12,301

Net income	$10,244	$23,191

Basic net income per ordinary share:
Continuing operations	0.11	0.12
Discontinued operations	—	0.14

Basic net income per ordinary share	$0.11	$0.26

Weighted-average ordinary shares outstanding—basic	64,637,357	63,487,221

Diluted net income per ordinary share:
Continuing operations	0.10	0.12
Discontinued operations	—	0.13

Diluted net income per ordinary share	$0.10	$0.25

Weighted-average ordinary shares outstanding—diluted	71,287,454	66,945,012

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share data)

(Unaudited)

	2019 Ordinary Shares		Ordinary Shares		Additional Paid-In Capital	Reciprocal Shareholding	Retained Earnings	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2019	25,006,298	$72	63,447,529	$160	$136,045	$(1,274)	$28,263	$163,266
Exercise of options	—	—	69,175	*	389	—	—	389
Vested restricted share units	—	—	89,813	1	(1)	—	—	—
Share-based compensation expense	—	—	—	—	3,448	—	—	3,448
Net income	—	—	—	—	—	—	23,191	23,191

Balance at March 31, 2020	25,006,298	$72	63,606,517	$161	$139,881	$(1,274)	$51,454	$190,294

	2019 Ordinary Shares		Ordinary Shares		Additional Paid-In Capital		Retained Earnings	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2020	25,006,298	$72	64,133,599	$163	$152,088		$67,123	$219,446
Exercise of options	—	—	40,228	*	297		—	297
Vested restricted share units	—	—	34,811	*	(*	)	—	—
Shares issued related to business combination	—	—	951,928	3	57,712		—	57,715
Share-based compensation expense	—	—	—	—	17,222		—	17,222
Net income	—	—	—	—	—		10,244	10,244

Balance at March 31, 2021	25,006,298	$72	65,160,566	$166	$227,319		$77,367	$304,924

*	less than 1 thousand.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income from continuing operations	$10,244	$10,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,343	4,001
Share-based compensation expenses	16,810	2,832
Non-cash lease expense	227	359
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,246)	1,171
Interest accrued and other financial expenses	107	130
Deferred income taxes, net	(827)	(282)
Changes in operating assets and liabilities:
Accounts receivable	(851)	3,148
Other current assets	(14,750)	(1,920)
Other non-current assets	(3,297)	21
Accounts payable	(6,657)	2,931
Other current liabilities	5,851	(6,020)
Other long-term liabilities	1,043	8

Net cash provided by continuing operating activities	11,997	17,269
Net cash provided by (used in) discontinued operating activities	(5,168)	16,487

Net cash provided by operating activities	6,829	33,756

Cash flows from investing activities
Purchase of property, plant and equipment	(473)	(540)
Capitalized software development costs	(3,015)	(2,929)
Purchase of intangible assets	(1,950)	—
Acquisitions, net of cash acquired	(90,184)	—
Investments in short-term deposits	—	(5,000)
Maturities of short-term deposits	17,590	8,100

Net cash used in continuing investing activities	(78,032)	(369)
Net cash used in discontinued investing activities	—	(1,452)

Net cash used in investing activities	(78,032)	(1,821)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from financing activities
Repayment of long-term loan	(2,500)	(1,250)
Payments of deferred offering costs	(1,060)	—
Exercise of options	297	389

Net cash used in continuing financing activities	(3,263)	(861)
Net cash used in discontinued financing activities	—	—

Net cash used in financing activities	(3,263)	(861)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,246	(1,171)
Net change in cash and cash equivalents and restricted cash	(74,466)	31,074
Cash and cash equivalents and restricted cash at beginning of the period	203,087	91,219

Cash and cash equivalents and restricted cash at end of the period	$129,867	$121,122

Supplemental disclosure of cash flows information:
Cash paid for taxes	$13,293	$3,839

Cash paid for interest	$449	$797

Supplemental disclosure of non-cash investing and financing activities:
Fair value of ordinary shares issued as consideration for business combination	$57,197	$—

Fair value of share options assumed in a business combination	$518	$—

Fair value of contingent consideration assumed in a business combination	$844	$—

Share-based compensation capitalized to software costs	$412	$209

Deferred offering costs incurred during the period included in accounts payable	$5,640	$—

The below table provides a reconciliation of cash and cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same amounts shown on the condensed consolidated statements of cash flows:

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$127,535	$200,672
Long-term restricted cash	2,332	2,415

Total cash and cash equivalents and restricted cash	$129,867	$203,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—DESCRIPTION OF THE BUSINESS:

ironSource Ltd. (collectively referred to with its wholly-owned subsidiaries as “ironSource”, “we”, “our”, “us” or the “Company”) is a leading business platform that enables mobile content creators to prosper within the app economy.

Since our founding in 2010, we have focused on empowering our customers to grow, engage, monetize and analyze their users to create scaled and sustainable businesses. Today, we provide core business infrastructure to mobile game and app developers and enhance telecom operators’ relationship with their users.

We are headquartered in Tel-Aviv, Israel, and have offices in various cities in North America, Europe and Asia.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation and Consolidation

We prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In our opinion, the information contained herein reflects all adjustments necessary for a fair statement of our results of operations, financial position, cash flows, and shareholders’ equity. All such adjustments are of a normal, recurring nature.

The results of operations for the three months ended March 31, 2021 shown in this report are not necessarily indicative of the results to be expected for the full year ending December 31, 2021. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.

The condensed consolidated financial statements include the accounts of ironSource Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

There have been no material changes in our significant accounting policies as described in our consolidated financial statements for the year ended December 31, 2020, other than described in Note 2(c) and Note 2(d) below.

b.	New Accounting Pronouncements

Accounting Pronouncements Adopted in the Current Period:

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update are effective for us for annual

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	New Accounting Pronouncements (continued)

reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. There was no financial impact on our condensed consolidated financial statements as a result of the adoption.

Recently issued accounting pronouncements, not yet adopted:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for us for the annual period beginning after December 15, 2022, including interim periods within that reporting period. We are evaluating the impact of adoption of the new standard on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of adoption of the new standard on our condensed consolidated financial statements.

c.	Business Combinations

We include the results of operations of businesses that we acquire in our condensed consolidated financial statements beginning on their respective acquisition dates. We allocate the fair value of purchase consideration to the assets acquired and liabilities assumed. When the fair value of the purchase consideration exceeds the fair values of the identifiable assets and liabilities acquired, we record the excess as goodwill.

The fair value of contingent consideration liabilities assumed from an acquisition are remeasured each reporting period and the changes in the fair value, if any, is recorded within operating expenses in our condensed consolidated statement of operations.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. Acquired intangible assets with definite lives are amortized over their estimated useful lives generally on a straight-line basis, unless evidence indicates a more appropriate method.

Acquisition-related expenses are expensed as incurred. During the one-year period beginning with the acquisition date, we may record certain purchase accounting adjustments related to the fair value of assets acquired and liabilities assumed against goodwill. Refer to Note 11 for further information.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the proposed public offering and that will be charged to shareholders’ equity upon the completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. We capitalized $6.7 million of deferred offering costs within other assets, noncurrent in the condensed consolidated balance sheets as of March 31, 2021. Transaction costs of approximately $1.5 million (mainly legal and accounting fees), related to the Company’s original initial public offering, are recorded under general and administrative expenses in the fiscal quarter ended March 31, 2021.

NOTE 3—DISAGGREGATION OF REVENUE:

Revenue by Source

The following table presents our revenue disaggregated by source (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Sonic	$104,141	$53,877
Aura	15,572	7,329

Total revenue	$119,713	$61,206

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of the customers (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$42,657	$17,518
EMEA	26,557	22,171
Ireland	23,998	3,605
APAC	19,465	13,430
Israel	4,004	2,727
Other	3,032	1,755

Total revenue	$119,713	$61,206

For the three months ended March 31, 2021 and 2020, no individual country, other than those disclosed above, exceeded 10% of our total revenue.

For the three months ended March 31, 2021, we have one individual customer representing 13% of total revenue.

NOTE 4—DISCONTINUED OPERATIONS:

On December 31, 2020, we completed the spin-off of our Desktop business (a former operating segment) through a tax-free dividend to TypeA Holdings Ltd. (“TypeA”), a newly formed Israeli

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

company, which is owned by our shareholders on a pro-rata basis as of the date of the spin-off. We transferred all contracts along with employees and the employee related liabilities, goodwill and intangibles related to the Desktop business, as well as the shares of four of our wholly owned subsidiaries. Our Desktop business was focused on distribution and monetization solutions for web developers for personal computers and desktops. The spin-off was accounted for as a dividend at historical book value to our shareholders. The spin-off enables us to benefit from a streamlined business model, simplified operating structure, and enhanced management focus.

We retrospectively reclassified the results of the Desktop business as discontinued operations and reclassified the related assets and liabilities to current and non-current assets of discontinued operations and current and non-current liabilities of discontinued operations.

In the three months period ended March 31, 2021, the remaining balances as of December 31, 2020 resulting from the discontinued operations were collected or settled by us, as follows: accounts receivable of $3,944 thousand, accounts payable of $7,666 thousand and other current liabilities of $1,446 thousand.

The following tables summarizes the financial results and cash flows information of our discontinued operations for the three months ended March 31, 2020 (U.S. dollars in thousands):

Three Months Ended March 31,
2020
Revenue	$35,350
Cost of revenue	2,576

Gross profit	32,774

Operating expenses:
Research and development	4,914
Sales and marketing	13,465
General and administrative	321

Total operating expenses	18,700

Income from operations	14,074
Financial expenses, net	17

Income from discontinued operations before income taxes	14,057
Income taxes	1,746
Share in losses of affiliated company	10

Income from discontinued operations, net of income taxes	$12,301

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

Three Months Ended March 31,
2020
Cash flows from operating activities
Net income from discontinued operations	$12,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,058
Share-based compensation expenses	407
Deferred income taxes, net	(30)
Share in affiliated company	1,052
Changes in operating assets and liabilities:
Accounts receivable	3,486
Other current assets	(1,721)
Accounts payable	833
Other current liabilities	(878)
Other long-term liabilities	(21)

Net cash provided by operating activities	16,487

Cash flows from investing activities
Capitalized software development costs	(1,452)

Net cash used in investing activities	(1,452)

Cash provided by discontinued operations	$15,035

NOTE 5—GOODWILL & INTANGIBLE ASSETS, NET:

Goodwill

The following table presents the changes in the carrying amount of goodwill for the three months ended March 31, 2021 (U.S. dollars in thousands):

Balance as of December 31, 2020	$79,156
Goodwill from acquisition of Soomla	10,379
Goodwill from acquisition of Luna	116,307

Balance as of March 31, 2021	$205,842

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 5—GOODWILL & INTANGIBLE ASSETS, NET (continued):

Intangible Assets

The following tables present details of our intangible assets (U.S. dollars in thousands):

		March 31,
		2021
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	5.4	$33,753	$(8,809)	$24,944
Customer relationships	4.6	11,082	(4,930)	6,152
Domain	7.9	1,950	(36)	1,914

Total intangible assets		$46,785	$(13,775)	$33,010

		December 31,
		2020
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	3.0	$13,300	$(7,991)	$5,309
Customer relationships	3.0	7,400	(4,625)	2,775

Total intangible assets		$20,700	$(12,616)	$8,084

Amortization expenses of intangible assets were $1,159 thousand and $597 thousand for the three months ended March 31, 2021 and 2020, respectively.

The following table presents the estimated future amortization of intangible assets as of March 31, 2021 (U.S. dollars in thousands):

Year ending December 31,
Remainder of 2021	$5,094
2022	6,654
2023	6,654
2024	5,188
2025	4,266
Thereafter	5,154

Total	$33,010

NOTE 6—LONG-TERM LOAN:

On March 29, 2018, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023 (the “Maturity Date”) and bears

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 6—LONG-TERM LOAN (continued):

interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis. In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). There were no outstanding borrowings under the Revolver as of March 31, 2021 and December 31, 2020. The Term Loan is payable in quarterly installments, with the remaining outstanding principal amount of the Term Loan being due and payable on the Maturity Date. We may prepay the Term Loan, in whole or in part at any time during the term of the Term Loan. The Credit Agreement contains certain customary affirmative and negative covenants, a Consolidated Total Leverage Ratio covenant and Fixed Charge Coverage Ratio, a limit on our ability to incur additional indebtedness, pay dividends (other than specified in the Credit Agreement), Minimum Liquidity and certain other restrictions, each defined in the Credit Agreement. As of March 31, 2021 and December 31, 2020, we were in compliance with all covenants as defined in the Credit Agreement.

The following table present details of our long-term loan (U.S. dollars in thousands):

March 31,
2021
Principal	$100,000
Principal paid	(17,500)

Outstanding amount	82,500
Unamortized deferred financing costs	(521)

Total debt	81,979
Less current maturities of long-term loan	9,731

Long-term loan, net of current maturities	$72,248

The expected future principal payments for the Term-Loan as of March 31, 2021 are as follows (U.S. dollars in thousands):

Year ending December 31,
Remainder of 2021	$7,500
2022	10,000
2023	65,000

Total	$82,500

Interest and financial expenses related to the Term Loan and the Revolver were $689 thousand and $1,098 thousand for the three months ended March 31, 2021 and 2020, respectively.

NOTE 7—COMMITMENTS AND CONTINGENCIES:

Legal Proceedings

From time to time, we are subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. We accrue a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we believe that any of these proceedings or other claims are neither probable to result in a liability nor can result in a material adverse effect on our business, financial condition,

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 7—COMMITMENTS AND CONTINGENCIES (continued):

results of operations or cash flows. As of March 31, 2021 and to date, the aggregate amount of claims pending against the Company amounts to approximately $8 million. Based on our assessment, none have been recorded as a liability based on these claims not being probable.

NOTE 8—SHARE-BASED COMPENSATION:

a.	Share-based compensation expense for the periods ended March 31, 2021 and 2020 was as follows (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$265	$45
Research and development	4,805	825
Sales and marketing	3,860	807
General and administrative	7,880	1,155

Total share-based compensation expenses	$16,810	$2,832

In addition, for the three months ended March 31, 2020, we recorded share-based compensation expense relating to our discontinued operations of $407 thousand.

As of March 31, 2021, there is an unrecognized share-based compensation expense of $96,403 thousand to be recognized over the average remaining vesting period of 3.2 years.

b.	A summary of our share option activity for the three months ended March 31, 2021 is as follows:

	Number of Options	Weighted- Average Exercise Price (U.S. dollars)	Weighted- Average Remaining Contractual Term In Years	Aggregate Intrinsic Value (U.S. dollars in thousands)
Balance as of December 31, 2020	7,816,105	$7.94	4.77	$188,342
Granted	3,994,511	31.07
Exercised	(40,228)	7.57
Forfeited	(19,163)	16.3

Balance as of March 31, 2021	11,751,225	$15.79	6.32	$684,385

Exercisable as of March 31, 2021	4,460,377	$6.14	3.77	$302,818

For the three months ended March 31, 2021, the aggregate intrinsic values of share options exercised were $2,347 thousand.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 8—SHARE-BASED COMPENSATION (continued):

The calculated fair value of option grants was estimated using the Black-Scholes option-pricing model with the following assumptions:

Three Months Ended March 31,
2021
Risk-free interest rate	0.60%-0.77%
Expected option term (in years)	5.61-6.11
Expected price volatility	37.79%-37.89%
Fair value of an ordinary share	$44.40-$74.03
Dividend yield	0%

The risk-free interest rate is based on U.S. Treasury rates in effect at the time of grant with maturities equal to the grant’s expected term. The expected term is calculated using the simplified method, as we conclude that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The expected volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. Dividend yield is zero since we have a mandatory adjustment to the options exercise price in our original option plan following any cash dividends.

c.	A summary of our RSUs activity for the three months ended March 31, 2021 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Price (U.S. dollars)
Unvested RSUs outstanding as of December 31, 2020	148,625	$12.37
Granted	7,803	44.4
Vested	(34,811)	12.34

Unvested RSUs outstanding as of March 31, 2021	121,617	$14.44

NOTE 9—TAXES ON INCOME:

The Company’s quarterly tax provision, and estimates of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income, the mix of jurisdictions to which such income relates, tax law developments, as well as non-deductible expenses, such as share-based compensation.

For the three months period ended March 31, 2021, the provision for income taxes was $3.6 million on a pretax income of $13.9 million which resulted in an effective tax rate of 26%. The Company’s effective tax rate differs from the Israeli statutory rate of 23% primarily due to tax benefits arising from reduced tax rates under benefit programs, offset by non-deductible expenses mainly related to share-based compensation.

For the three months period ended March 31, 2020, the provision for income taxes was $1.8 million on a pretax income of a pretax income of $12.7 million which resulted in an effective tax rate of 14%. The Company’s effective tax rate differs from the Israeli statutory rate of 23% primarily due to tax benefits arising from reduced tax rates under benefit programs.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 9—TAXES ON INCOME (continued):

The provision for income taxes for the three months ended March 31, 2021 and 2020, consisted primarily of income taxes related to the Israeli jurisdiction.

NOTE 10—RELATED PARTIES:

Type A

On December 31, 2020, we entered into an agreement with TypeA to provide certain administrative services over a four-month period ended on April 30, 2021. On the same date, we also entered into a sub-lease agreement with TypeA for a term of twelve months ended on December 31, 2021. TypeA has an option to extend the sub-lease agreement by additional twelve months. For the three months ended March 31, 2021, we recorded an amount of $918 thousand as a deduction in the general and administrative expense.

As of March 31, 2021, we recorded receivables of $375 thousand, included as other current assets on the condensed consolidated balance sheet. The receivables were collected in the ordinary course of business.

Options Granted to Executive Officers and Directors

On January 17, 2021, we granted 2,495,000 options and 7,803 RSUs to our executive officers and directors, which will become exercisable over a three-year or a four-year period. The options have an exercise price of $31.3.

NOTE 11—BUSINESS COMBINATIONS:

Acquisition of Soomla

In January 2021, we acquired all outstanding shares of Soomla Inc. (“Soomla”), which provides ad quality analytics to developers. We have included the financial results of Soomla in the condensed consolidated financial statements from the date of acquisition, which were not material. The transaction was not material to the Company and the costs associated with the acquisition were not material. The acquisition date fair value of the consideration transferred was $17,448 thousand, which consisted of cash and the fair value of contingent consideration assumed (which is categorized under level 3). In allocating the purchase consideration based on the preliminary fair values, we recorded $6,840 thousand of intangible assets and $10,379 thousand of goodwill. The goodwill balance associated is not deductible for tax purposes. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

Acquisition of Luna

In February 2021, we acquired all outstanding shares of Luna Labs Limited. (“Luna”), which provides a product allowing developers to more easily create, iterate and scale video and playable ads from their existing game code. We have included the financial results of Luna in the condensed consolidated financial statements from the date of acquisition, which were not material. The costs associated with the acquisition were approximately $790 thousand and are recorded in general and administrative expense.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 11—BUSINESS COMBINATIONS (continued):

The acquisition date fair value of the consideration transferred was $132,401 thousand, which consisted of the following (U.S. dollars in thousands):

Consideration:
Cash	$74,686
Fair value of ordinary shares issued	57,197
Fair value of share options assumed	518

Total consideration transferred	$132,401

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (U.S. dollars in thousands):

Cash	$1,672
Accounts receivable	255
Other current assets	90
Property, equipment and software	73
Goodwill	116,307
Technology	14,453
Customer relationships	2,842
Accounts payable	(1,273)
Other current liabilities	(213)
Deferred tax liabilities	(1,805)

Net assets acquired	$132,401

Due to the timing of the transaction closing date, the fair values assigned to assets acquired and liabilities assumed are preliminary, based on management’s estimates and assumptions and may be subject to change as additional information is received. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The estimated useful life of the acquired technology and the customer relationships is six years. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities. The goodwill balance is not deductible for tax purposes.

We issued 951,928 of our ordinary shares with an estimated fair value of $70,471 thousand, representing $74.03 per share. Of the total consideration, $57,197 thousand was allocated to the purchase consideration and $13,274 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods. The fair value of ordinary shares issued by the Company was determined using the OPM and PWERM models.

We assumed unvested share options to Luna’s employees with an estimated fair value of $2,217 thousand. Of the total consideration, $518 thousand was allocated to the purchase consideration and $1,699 thousand was allocated to future services and will be expensed over the remaining service periods. The fair value of the share options assumed by the Company was determined using the Black-Scholes option pricing model.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 11—BUSINESS COMBINATIONS (continued):

Pro forma results of operations for this acquisition have not been presented because they are not material to the condensed consolidated statements of operations.

NOTE 12—NET INCOME PER ORDINARY SHARE:

Basic net income per ordinary share is computed by dividing net income attributable to ironSource Ltd. ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero-exercise price.

Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

Basic and diluted net income per ordinary share takes into account deduction of dividend (including deemed dividend) attributable to other securities including the effect of participating securities—the 2019 ordinary shares—in conformity with the “two-class” method.

Potentially dilutive ordinary shares result from the assumed exercise of options (excluding unexercised vested options with a zero-exercise price) and assumed vesting of RSUs, both using the “treasury stock” method.

Moreover, the 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

The following tables set forth the computation of basic and diluted net income per ordinary share from continuing and discontinued operations, attributable to our ordinary shares (U.S. dollars in thousands, except share and per share data):

	Three Months Ended March 31,
	2021	2020
Basic net income per ordinary share, from continuing operations
Numerator:
Net income from continuing operations	$10,244	$10,890
Amount allocated to participating 2019 shareholders	(2,858)	(3,077)

Net income from continuing operations, attributable to ordinary shares	$7,386	$7,813

Denominator:
Weighted-average number of ordinary shares outstanding	64,637,357	63,487,221

Basic net income from continuing operations, attributable to ordinary shares	$0.11	$0.12

Diluted net income per ordinary share, from continuing operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	6,534,806	3,098,116
RSUs	115,291	359,675

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	71,287,454	66,945,012

Diluted net income from continuing operations, attributable to ordinary shares	$0.10	$0.12

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

	Three Months Ended March 31,
	2021	2020
Basic net income per ordinary share, from discontinued operations
Numerator:
Net income from discontinued operations	$—	$12,301
Amount allocated to participating 2019 shareholders	—	(3,476)

Net income from discontinued operations, attributable to ordinary shares	$—	$8,825

Denominator:
Weighted-average number of ordinary shares outstanding	64,637,357	63,487,221

Basic net income from discontinued operations, attributable to ordinary shares	$—	$0.14

Diluted net income per ordinary share, from discontinued operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	6,534,806	3,098,116
RSUs	115,291	359,675

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	71,287,454	66,945,012

Diluted net income from discontinued operations, attributable to ordinary shares	$—	$0.13

The following weighted-average amounts of securities were excluded from the computation of diluted net income per ordinary share for both continuing and discontinued operations:

Options(1)	130,864	392,499
2019 ordinary shares(2)	25,006,298	25,006,298

(1)	Their effect was antidilutive.
(2)	The 2019 ordinary shares’ contingent conversion was not triggered in either period.

NOTE 13—MERGER AGREEMENT:

On March 20, 2021, we have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), and wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the Second Merger, the “Surviving Company”). The transactions set forth in the Merger Agreement.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 13—MERGER AGREEMENT (continued):

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), TBA will become a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Mergers and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction, the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (ii) each ordinary share of the Company that is issued and outstanding immediately prior to the Effective Time will be renamed and become a Company Class A Ordinary Share, (iii) the Company will declare and effect an in-kind dividend on each Company Class A Ordinary Share then outstanding by distributing to each holder thereof one Company Class B Ordinary Share for each Company Class A Ordinary Share held by such holder, (iv) each Company Class A Ordinary Share and each Company Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, respectively, in order to cause the value of the outstanding Company Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of the Company in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the First Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of TBA will be cancelled automatically and converted into one Class A ordinary share of TBA and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of TBA issued and outstanding will be converted automatically into one Company Class A Ordinary Share.

NOTE 14—SUBSEQUENT EVENTS:

We have evaluated the impact of subsequent events from April 1, 2021 through May 4, 2021, which is the date the condensed consolidated financial statements were available to be issued and have determined that, other than the below, there were no subsequent events requiring adjustment or disclosure in our condensed consolidated financial statements.

Investment in MCE SYS Ltd.

In April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE SYS Ltd. (“MCE”). MCE is a device management solutions provider to telecom operators and retailers. We expect to close the investment in the second quarter of fiscal 2021, subject to customary closing conditions.

New Revolving Credit Facility

On May 4, 2021, the Company entered into an Escrow Agreement by and among the Company, certain of the Company’s subsidiaries from time to time party thereto (the “Guarantors”), the Lenders (as defined below), Silicon Valley Bank, as administrative agent (the “Agent”), and Morrison & Foerster

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 14—SUBSEQUENT EVENTS (continued):

LLP, as escrow agent (“Escrow Agent”), pursuant to which the Company, the Guarantors, the Lenders and the Agent submitted the RCF (as defined below), agreed forms of certain of the Loan Documents (as defined in the RCF) and their signature pages to such documents (as applicable) to the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the RCF and the aforementioned Loan Documents shall be automatically released and effective upon the consummation of the Transactions, payment of fees under the RCF, repayment of the obligations under the Credit Agreement and the completion of other ministerial closing conditions.

Subject to the release conditions specified above, the Company and the Guarantors will enter into that certain credit agreement (the “RCF”) with the several lenders from time to time party thereto (the “Lenders”), Silicon Valley Bank, as L/C issuer, and the Agent. Under the RCF, the Lenders would extend to the Company a five-year revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in the Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. Based on the applicable consolidated net leverage ratio, the applicable margin for Eurodollar rate revolving loans ranges from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the RCF, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The obligations under the RCF and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the equity interests of the Company’s subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and Cash Equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. Further, the RCF contains a number of covenants and restrictions including restrictions on the Company and its subsidiaries’ ability

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 14—SUBSEQUENT EVENTS (continued):

to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.

The RCF also includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ironSource Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ironSource Ltd. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman

Certified Public Accountants (lsr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

February 4, 2021

We have served as the Company’s auditor since 2011.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$200,672	$86,083
Short-term deposits	17,627	8,205
Restricted cash	—	111
Accounts receivable, net of allowances of $724 and $142 as of December 31, 2020 and 2019, respectively	151,503	107,743
Other current assets	15,711	12,388
Current assets of discontinued operations	—	32,535

Total current assets	385,513	247,065
Long-term restricted cash	2,415	2,252
Deferred tax assets	161	109
Operating lease right-of-use asset	36,780	—
Property, equipment and software, net	23,077	19,809
Goodwill	79,156	79,156
Intangible assets, net	8,084	10,471
Other non-current assets	650	293
Non-current assets of discontinued operations	—	49,609

Total assets	$535,836	$408,764

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2020	2019
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$155,476	$107,104
Current maturities of long-term loan	9,725	7,232
Operating lease liabilities	7,429	—
Other current liabilities	34,034	22,219
Current liabilities of discontinued operations	—	17,228

Total current liabilities	206,664	153,783
Long-term loan, net of current maturities	74,684	84,474
Deferred tax liabilities	2,521	2,821
Long-term operating lease liabilities	32,241	—
Other non-current liabilities	280	1,816
Non-current liabilities of discontinued operations	—	2,604

Total liabilities	$316,390	$245,498

Commitments and contingencies (Note 8)
Shareholders’ equity:
Ordinary shares, NIS 0.01 par value; 84,993,702 shares authorized at December 31, 2020 and 2019; 64,133,599 and 63,447,529 issued and outstanding at December 31, 2020 and 2019, respectively	163	160
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at December 31, 2020 and 2019	72	72
Reciprocal shareholding related to discontinued operations—0 and 350,596 shares at December 31, 2020 and 2019, respectively	—	(1,274)
Additional paid-in capital	152,088	136,045
Retained earnings	67,123	28,263

Total shareholders’ equity	219,446	163,266

Total liabilities and shareholders’ equity	$535,836	$408,764

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue	$331,519	$181,107
Cost of revenue	57,825	34,651

Gross profit	273,694	146,456

Operating expenses:
Research and development	51,600	37,547
Sales and marketing	119,262	37,155
General and administrative	28,746	28,452

Total operating expenses	199,608	103,154

Income from operations	74,086	43,302
Financial expenses, net	4,381	2,741

Income from continuing operations before income taxes	69,705	40,561
Income taxes	10,896	7,843

Income from continuing operations, net of income taxes	58,809	32,718

Income from discontinued operations, net of income taxes	36,480	51,244

Net income	$95,289	$83,962

Net income attributable to non-controlling interest (related to discontinued operations)	—	67

Net income attributable to ironSource Ltd. shareholders	95,289	83,895

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders:
Continuing operations	0.66	0.36
Discontinued operations	0.41	0.59

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders	$1.07	$0.95

Weighted-average ordinary shares outstanding—basic	63,751,421	73,146,545

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders:
Continuing operations	0.62	0.35
Discontinued operations	0.38	0.56

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders	$1.00	$0.91

Weighted-average ordinary shares outstanding—diluted	68,303,985	76,545,898

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share data)

	2019 Ordinary Shares		2014 Ordinary Shares		Ordinary Shares		Additional Paid-In Capital	Reciprocal Shareholding	Retained Earnings	Non- Controlling Interest	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2019	—	$—	12,758,524	$37	73,646,589	$192	$115,594	$(1,747)	$44,701	$670	$159,447
Changes during 2019:
Exercise of options	—	—	—	—	1,675,538	2	695	—	—	—	697
Vested restricted share units	—	—	—	—	373,176	1	—	—	—	—	1
2019 Secondary Transaction	25,006,298	72	(12,758,524)	(37)	(12,247,774)	(35)	5,743	473	(884)	—	5,332
Share-based compensation expense	—	—	—	—	—	—	15,276	—	—	—	15,276
Dividend to shareholders	—	—	—	—	—	—	—	—	(99,449)	—	(99,449)
Transaction with non-controlling interest	—	—	—	—	—	—	(1,263)	—	—	(737)	(2,000)
Net income	—	—	—	—	—	—	—	—	83,895	67	83,962

Balance at December 31, 2019	25,006,298	72	—	—	63,447,529	160	136,045	(1,274)	28,263	—	163,266
Changes during 2020:
Exercise of options	—	—	—	—	326,820	2	1,728	—	—	—	1,730
Vested restricted share units	—	—	—	—	359,250	1	—	—	—	—	1
Distribution of the Desktop business	—	—	—	—	—	—	(232)	1,274	(56,429)	—	(55,387)
Share-based compensation expense	—	—	—	—	—	—	14,547	—	—	—	14,547
Net income	—	—	—	—	—	—	—	—	95,289	—	95,289

Balance at December 31, 2020	25,006,298	$72	—	$—	64,133,599	$163	$152,088	$—	$67,123	$—	$219,446

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income from continuing operations	$58,809	$32,718
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,858	17,172
Assets impairment charges	—	121
Fair value adjustment of a contingent consideration	—	(1,470)
Share-based compensation expenses	12,596	15,329
Non-cash lease expense	2,791	—
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,395)	(1,244)
Interest accrued and other financial expenses	271	222
Deferred income taxes, net	(633)	377
Changes in operating assets and liabilities:
Accounts receivable	(39,816)	(37,758)
Other current assets	(5,771)	(2,174)
Other non-current assets	(3,913)	(3,503)
Accounts payable	40,706	38,447
Other current liabilities	11,118	7,783
Other long-term liabilities	35	145

Net cash provided by continuing operating activities	91,656	66,165
Net cash provided by discontinued operating activities	52,771	51,595

Net cash provided by operating activities	144,427	117,760

Cash flows from investing activities
Purchase of property, plant and equipment	(1,049)	(1,351)
Capitalized software development costs	(12,024)	(9,952)
Investments in short-term deposits	(60,180)	(45,600)
Maturities of short-term deposits	50,690	45,500

Net cash used in continuing investing activities	(22,563)	(11,403)
Net cash used in discontinued investing activities	(5,082)	(4,596)

Net cash used in investing activities	$(27,645)	$(15,999)

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from financing activities
Dividend to shareholders	—	(100,000)
Repayment of long-term loan	(7,500)	(5,000)
Exercise of options and restricted share units	1,731	698
Other	(540)	(31)

Net cash used in continuing financing activities	(6,309)	(104,333)
Net cash used in discontinued financing activities	—	(2,000)

Net cash used in financing activities	(6,309)	(106,333)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,395	1,244
Net change in cash and cash equivalents and restricted cash	110,473	(4,572)
Cash and cash equivalents and restricted cash at beginning of the year	91,219	94,547

Cash and cash equivalents and restricted cash at end of the year	$203,087	$91,219

Supplemental disclosure of cash flows information:
Cash paid for taxes	$19,506	$17,389

Cash paid for interest	$2,082	$3,167

Supplemental disclosure of non-cash investing and financing activities:
2019 Secondary Transaction—deemed dividend	$—	$884

Share-based compensation capitalized to software costs	$602	$1,033

Inception of lease transaction	$385	$—

The below table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same amounts shown on the consolidated statements of cash flows:

Cash and cash equivalents	200,672	86,083
Restricted cash	—	111
Long-term restricted cash	2,415	2,252
Cash included in discontinued operations	—	2,773

Total cash and cash equivalents and restricted cash	$203,087	$91,219

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS:

ironSource Ltd. (collectively referred to with its wholly-owned subsidiaries as “ironSource”, “we”, “our”, “us” or the “Company”) is a leading business platform that enables mobile content creators to prosper within the app economy.

Since our founding in 2010, we have focused on empowering our customers to grow, engage, monetize and analyze their users to create scaled and sustainable businesses. Today, we provide core business infrastructure to mobile game and app developers and enhance telecom operators’ relationship with their users.

We are headquartered in Tel-Aviv, Israel, and have offices in various cities in North America, Europe and Asia.

On December 31, 2020, we completed a spin-off of our Desktop business. Refer to Note 4 for further information.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

b.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ironSource Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

c.	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Estimates are primarily used for, but not limited to, revenue recognition, valuation of share-based compensation, valuation of ordinary shares and restricted share units, capitalization of software costs, valuation and impairment of intangible assets and goodwill, useful lives of intangible assets and property, equipment and software, leases and income taxes. Actual results could differ from those estimates, and such differences may have a material impact on our financial position or results of operations.

d.	Functional Currency

A major part of our revenues and costs are denominated in U.S. dollars. The U.S. dollar is the primary currency of the economic environment in which ironSource and each of its subsidiaries operates. Thus, the U.S. dollar is our functional and reporting currency. Gains and losses arising from foreign currency remeasurements of monetary balances denominated in non-functional currencies are included in financial expenses, net on the consolidated statements of operations.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

e.	Segments

As of December 31, 2020, as a result of the spin-off of our Desktop business (previously a separate operating segment) as further described in Note 4 to the consolidated financial statements, we have one operating and reportable segment. The chief operating decision maker is our Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis, accompanied by disaggregated information of our revenue.

f.	Cash and Cash Equivalents

All highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, with maturities of three months or less at the date acquired, are considered to be cash equivalents.

g.	Restricted Cash

Restricted cash consists primarily of bank deposits to secure obligations under our operating lease agreements and our credit cards. Restricted cash is presented at cost, including accrued interest, and is classified as current or non-current based on the remaining term of the restriction.

h.	Short-Term Deposits

Short-term deposits are bank deposits with maturities over three months and of up to one year. As of December 31, 2020, and 2019, short-term deposits were denominated in U.S. dollars and bore interest of 0.6% and 2.6%, respectively. Short-term deposits are presented at their cost, including accrued interest.

i.	Accounts Receivable

Accounts receivable are recorded at invoiced amount less an allowance for any potential uncollectible amounts. We review accounts receivable amounts due from customers which are past due to identify specific customers with known disputes or collectability issues on a monthly basis and make specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider factors such as the age of the balance, the customer’s payment history and its current creditworthiness (i.e. for any change in creditworthiness since the initial assessment at the time of revenue recognition). We write off accounts receivable when they become uncollectible.

j.	Credit Risk and Concentrations

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, cash equivalents, bank deposits, restricted cash and accounts receivable.

We place our cash and cash equivalents, bank deposits and restricted cash in high credit quality financial institutions. In general, our customers are not required to provide collateral or any other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for estimated credit losses. Bad debt expense was immaterial for the years ended December 31, 2020 and 2019.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

k.	Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

Our financial instruments consist of cash, cash equivalents, bank deposits, restricted cash, accounts receivable, accounts payable and long-term debt. The recorded amounts of accounts receivable and accounts payable approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments. The long-term debt also is a reasonable estimate of fair value due to the variable interest rate. Such fair value is categorized under level 3.

l.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and impairments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, or in a case of leasehold improvements, the shorter of the lease term (including any renewal periods, which are reasonably assured) or the estimated useful life of the asset. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of property and equipment, are expensed as incurred.

Depreciation is computed primarily over the following periods:

Useful Life in Years
Computers and purchased software	3
Office furniture and equipment	5 – 14

m.	Capitalized Software Costs

We capitalize costs related to our internal-use software systems that have reached the application development stage. Such capitalized costs include payroll, payroll-related expenses and external direct costs, which are directly associated with creating and enhancing internal use software related to our platform and technology infrastructure. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose. The costs capitalized in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Capitalized Software Costs (continued):

application development stage primarily include the costs of coding and testing of a new system or of a significant upgrade and enhancement. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized software costs are amortized on a straight-line basis over their estimated useful life, which is generally 3 years.

We evaluate the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Refer to Note 2(p) for further information.

Capitalized software costs are included in property, equipment and software, net in the consolidated balance sheets. Amortization of capitalized software costs are recorded under cost of revenue.

n.	Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determined, based on the qualitative assessment, that it is more likely than not that our reporting unit’s fair value is less than its carrying amount. Otherwise, no further impairment testing is required. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test. This would not preclude us from performing the qualitative assessment in any subsequent period.

We performed the annual goodwill impairment assessment of our reporting units during the fourth quarter of 2020 and 2019. The resulting quantitative analysis indicated there was no goodwill impairment for the years ended December 31, 2020 and 2019.

o.	Intangible Assets

Intangible assets consist of technology and customer relationships. Definite-lived intangible assets are amortized using the straight-line basis over their estimated useful life.

Amortization is computed primarily over the following periods:

Useful Life in Years
Technology	3-8
Customer relationships	8

Amortization of acquired technology is recorded within cost of revenues. Amortization of customer relationships is recorded within sales and marketing expenses.

We evaluate the estimated remaining useful life of intangible assets whenever there are significant events or triggering events for impairment. Based on our evaluation, there were no impairment or changes to the useful life of intangible assets for the years ended December 31, 2020 and 2019.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

p.	Impairment of Long-Lived Assets

Long-lived assets, including definite life intangible assets, held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values. Based on our review, we recorded impairment charges of $1,129 thousand for the year ended December 31, 2020, related to capitalized software costs of our discontinued operations, and impairment charge of $121 thousand for the year ended December 31, 2019 related to capitalized software costs of our continuing operations.

q.	Loss Contingencies

We are involved in various lawsuits, claims and proceedings that arise in the ordinary course of business. We record a liability for these when we believe it is probable that we have incurred a loss and can reasonably estimate the loss. We regularly evaluate current information to determine whether we should adjust a recorded liability or record a new one.

r.	Revenue Recognition

Revenue is recognized in accordance with Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606:

(i)	identify the contract with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when, or as, we satisfy a performance obligation.

Our platform consists revenue of two solution suites: ironSource Sonic (“Sonic”) and ironSource Aura (“Aura”). Sonic is for game and app developers and Aura is for telecom operators and Original Equipment Manufacturers (“OEMs”).

Sonic

Our Sonic solution suite enables mobile game and app developers (“developers“) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. Developers use our monetization solutions to generate revenue by selling their In-App placements inventory to advertisers within their games and apps. As the operator of Sonic, our role is to enable developers to monetize their In-App placements inventory with the advertisers based on the bid/ask price from an auction. We enter into contracts with both developers (our customer) and advertisers to participate in an auction to acquire the advertising space and we retain a share of the revenue we facilitate. Developers may also use Sonic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Revenue Recognition

publishing solutions, which is a game publishing and development studio focused on helping smaller, third-party game developers publish their mobile games. We generate revenue through in-app advertising and a small portion through in-app purchases by publishing third-party developer games. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create without bearing the risks and costs of failure. For this publishing activity, we have determined the advertising networks to be the customer. In addition, we generate revenue in usage-based contractual arrangements with customers who leverage some of our other solutions namely in-app bidding and cross promotion.

Revenue is recognized at a point in time when both of the following occur: (i) a purchase of an impression that was facilitated through our platform (i.e. when a bid is won) and (ii) after a user installs an application (when the contract is on a cost-per-install basis) or after a user views an advertisement (when the contract is on a cost-per-impression basis). We have determined that displaying the advertisement is identified as a single performance obligation.

Aura

Our Aura solution suite enables telecom operators and OEMs (our customers) the ability to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner) accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer. Revenue is recognized at the point in time that the app is installed by the user or when the user accepts a service and is considered a single performance obligation.

Principal vs agent

For both Sonic and Aura, we evaluate whether we act as the principal (i.e. report revenue on a gross basis) or the agent (i.e. report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to different advertisers.

Our conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the In-App placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore, bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due to the fact that we are the publisher and have control of the In-App placement inventory (and as a result bear the risk of inventory) and we have the latitude in determining the price.

In all cases, we have the right to unconditional payment and as such, we generally invoice advertisers at the end of each month for the full purchase price monetized in that month.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Revenue Recognition

Regardless if we record revenue on a gross or net basis, accounts receivable are recorded at the amount of gross billings for the amounts we are responsible to collect, and accounts payable are recorded at the net amount payable to customers. Accordingly, both accounts receivable and accounts payable appear larger in relation to revenue reported.

s.	Sales Commissions

Internal sales commissions are considered incremental costs of obtaining contracts with customers. We apply a practical expedient to expense incremental costs incurred if the period of benefit is one year or less. Sales commissions are expensed when incurred when the amortization period is one year or less. These costs are recorded within sales and marketing expenses. Sales commissions for the years ended December 31, 2020 and 2019 were immaterial.

t.	Advertising Costs

Costs for advertising our mobile games are primarily expensed as incurred and are included in sales and marketing expense in our consolidated statement of operations. Such costs primarily consist of user acquisition costs of $76,521 thousand for the year ended December 31, 2020. Advertising costs for the year ended December 31, 2019 were immaterial.

u.	Research and Development

Research and development expenses include costs associated with the maintenance and ongoing development of our platform and its technology, including compensation and employee benefits and allocated costs associated with our research and development department. Research and development expenses are expensed as incurred.

v.	Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax liabilities and assets are classified as non-current.

We implement a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We do not have any material liabilities in any reported periods regarding uncertain tax positions. We classify interest and penalties recognized related to our uncertain tax positions within income taxes on the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

w.	Retirement and Severance Pay

The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

Most of our liability for severance pay is covered by the provisions of Section 14 of the Israeli Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed by us on their behalf to their insurance funds. Payments in accordance with Section 14 release us from any future severance payments in respect of those employees. As a result, we do not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as assets on the consolidated balance sheets.

x.	Net Income per ordinary share

Basic net income per ordinary share is computed by dividing net income attributable to our ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with zeroed exercise prices. Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive. Potentially dilutive ordinary shares result from the assumed exercise of options and assumed vesting of RSUs, both using the “treasury stock” method. Moreover, the 2014 and 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method. Refer to Note 12 for further information.

y.	Share-Based Compensation

We measure all share-based awards, including share options and restricted share units (“RSUs”), based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

We recognize share-based compensation expenses for options and RSUs using the accelerated attribution method, over the requisite service period (primarily a four-year period). We account for forfeitures as they occur. Refer to Note 10 for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

z.	Leases

Lease accounting policy from January 1, 2020, following the adoption of the new lease standard:

We account for leases in accordance with ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. We determine if a contract contains a lease based on whether we have the right to obtain substantially all of the economic benefits from the use of an identified asset and whether we have the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which we do not own. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are recognized as the lease liability, adjusted for lease incentives received and prepayments made. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate (“IBR”) because the interest rate implicit in most of our leases is not readily determinable. The IBR is a hypothetical rate based on our understanding of what our credit rating would be. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in our lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

The ROU asset also includes any initial direct costs and any lease payments made prior to the lease commencement date and is reduced by any lease incentives received. The ROU asset is amortized on a straight-line basis as the operating lease cost over the lease term on the consolidated statements of operations. ROU asset amortization, referred to as non-cash lease expense, along with the change in the operating lease liabilities are separately presented within the cash flows from operating activities on the consolidated statements of cash flows.

Lease accounting policy until December 31, 2019, prior to the adoption of the new lease standard:

We lease real estate for use in our operations, which are classified as operating leases. Refer to Note 13 for further information.

aa.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

We early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) and the subsequent and related amendments (including ASU No. 2015-14, ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12 and ASU No. 2016-20) (collectively, “new revenue standard”) as of January 1, 2019 using the modified retrospective method. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting policies. The core principle is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. There was no material impact on our consolidated financial statements as a result of the adoption of Topic 606.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize operating and financing lease liabilities (“Lease Liabilities”) and corresponding right-of-use assets (“ROU Assets”) on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. ASU No. 2016-02 is effective for us for the annual period beginning after December 15, 2020, including interim periods within annual reporting beginning after December 15, 2021. We early adopted this standard along with all subsequent ASU clarifications and improvements that are applicable to us on January 1, 2020 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. Results and disclosure requirements for reporting periods beginning after January 1, 2020 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting policies. We made a policy election not to separate lease and non-lease components for each of our existing underlying asset classes; therefore, we will account for lease and non-lease components as a single lease component.

ROU Assets represent our right to control the use of an identified asset for a period of time, or term, in exchange for consideration, and Lease Liabilities represent our obligation to make lease payments arising from the aforementioned right.

We determine if an arrangement is, or contains, a lease at the inception date, and we measure and record non-current ROU Assets and corresponding Lease Liabilities, classified as current and non-current, on our consolidated balance sheet at the lease commencement date for all leases except for short-term leases with a term of 12 months or less. ROU Assets and Lease Liabilities are initially recorded based on the present value of lease payments over the lease term, which may include options to extend or terminate the lease when it is reasonably certain at the commencement date that such options will be exercised. As the rate implicit for each of our leases is not readily determinable, we use our incremental borrowing rate, based on the information available at the lease commencement date in determining the present value of its expected lease payments.

We have elected to utilize the available package of practical expedients permitted under the transition guidance within the new standard which does not require it to reassess the prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the hindsight practical expedient in transition.

The adoption of ASU 842 resulted in the recognition of ROU Assets of $41,338 thousand and Lease Liabilities of $41,437 thousand as of January 1, 2020. The impact on our consolidated statements of operations and cash flows was not material.

In February 2016, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Others (“Topic 350”): Simplifying the Test for Goodwill Impairment, to simplify the remeasurement of goodwill when impairment is identified. Under existing guidance, we would have to perform procedures to determine the fair value of our assets and liabilities as of the testing date in a manner similar to the procedures necessary to allocate purchase price to acquired assets and liabilities in a business combination. Under the new standard, the goodwill impairment charge is equal to the excess of the carrying value of the reporting unit to which goodwill is assigned and the fair value of that reporting unit. ASU No. 2017-04 is effective for us for the annual period

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements

beginning after December 15, 2022, including interim periods within that reporting period. We early adopted this guidance on January 1, 2019 and utilize this approach when we perform our annual goodwill impairment test. There was no financial impact on our consolidated financial statements as a result of the adoption.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. Certain disclosures required by this standard must be applied on a retrospective basis and others on a prospective basis. ASU No. 2018-13 is effective for us for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted the provisions of this update as of January 1, 2020 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference the London Interbank Offering Rate (“LIBOR”) or another reference rate expected to be discontinued due to the reference rate reform. ASU No. 2020-04 became effective as of March 12, 2020 and can be applied through December 31, 2022. We have not made any contract modifications as of the date of this report to transition to a different reference rate, however, we will consider this guidance as future modifications are made.

Recently issued accounting pronouncements, not yet adopted:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for us for the annual period beginning after December 15, 2022, including interim periods within that reporting period. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update are effective for us for annual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements

reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

NOTE 3—DISAGGREGATION OF REVENUE:

Revenue by Source

The following table presents our revenue disaggregated by source (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Sonic	290,128	157,797
Aura	41,391	23,310

Total revenue	$331,519	$181,107

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of the customers (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
United States	105,634	52,079
EMEA	90,380	74,868
APAC	67,917	34,548
Ireland	45,521	3,691
Israel	12,752	10,062
Other	9,315	5,859

Total revenue	$331,519	$181,107

For the year ended December 31, 2020 and 2019, no individual country, other than those disclosed above, exceeded 10% of our total revenue.

NOTE 4—DISCONTINUED OPERATIONS:

On December 31, 2020, we completed the spin-off of our Desktop business (a former operating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS:

segment) through a tax-free dividend to TypeA Holdings Ltd. (“TypeA”), a newly formed Israeli company, which is owned by our shareholders on a pro-rata basis as of the date of the spin-off. We transferred all contracts along with employees and the employee related liabilities, goodwill and intangibles related to the Desktop business, as well as the shares of four of our wholly owned subsidiaries, as described in Note 9. Our Desktop business was focused on distribution and monetization solutions for web developers for personal computers and desktops. The spin-off was accounted for as a dividend at historical book value to our shareholders, recorded as “Distribution of the Desktop business” on the consolidated statements of changes in shareholders’ equity.

The spin-off enables us to benefit from a streamlined business model, simplified operating structure, and enhanced management focus. We entered into an agreement with TypeA to provide certain administrative services for a total amount of approximately $120 thousand over a four month period of the agreement. We also entered into a sub-lease agreement with TypeA for a term of twelve months for a total amount of approximately $1,440 thousand for the lease and related services to TypeA. TypeA has an option to extend the sub-lease agreement by additional twelve months. Following the spin-off, these services will be presented under transactions with related parties.

We retrospectively reclassified the results of the Desktop business as discontinued operations and reclassified the related assets and liabilities to current and non-current assets of discontinued operations and current and non-current liabilities of discontinued operations. As of December 31, 2020, the remaining balances resulting from the discontinued operations are presented as part of continued operations, as they were not transferred and will be collected or settled by us, as follows: accounts receivable of $3,944 thousand, accounts payable of $7,666 thousand and other current liabilities of $1,446 thousand.

The following table summarizes the financial results of our discontinued operations (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Revenue	$106,957	$153,660
Cost of revenue	10,344	11,410

Gross profit	96,613	142,250

Operating expenses:
Research and development	17,632	18,024
Sales and marketing	34,887	63,328
General and administrative	1,129	2,248
Assets impairment charges	1,129	—

Total operating expenses	54,777	83,600

Income from discontinued operations	41,836	58,650
Financial expenses, net	37	35

Income from discontinued operations before income taxes	41,799	58,615
Income taxes	5,262	7,322
Share in losses of affiliated company	57	49

Income from discontinued operations, net of income taxes	$36,480	$51,244

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

Details on assets and liabilities classified as discontinued operations in our consolidated balance sheet are presented in the following table (U.S. dollars in thousands):

December 31,
2019
Assets
Current assets:
Cash and cash equivalents	2,773
Accounts receivable, net	29,565
Other current assets	197

Total current assets	32,535
Deferred tax assets	118
Investment in affiliated company	1,726
Property, equipment and software, net	6,370
Goodwill	39,994
Intangible assets, net	1,401

Total assets	$82,144

Liabilities
Current liabilities:
Accounts payable	10,084
Other current liabilities	7,144

Total current liabilities	17,228
Deferred tax liabilities	1,317
Other non-current liabilities	1,287

Total liabilities	$19,832

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

The following table provides reconciling cash flow information for our discontinued operations (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income from discontinued operations	36,480	51,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,471	4,087
Assets impairment charges	1,129	—
Share-based compensation expenses	2,168	2,507
Deferred income taxes, net	80	(617)
Share in affiliated company	1,099	594
Changes in operating assets and liabilities:
Accounts receivable	13,474	(7,617)
Other current assets	(6)	(11)
Accounts payable	(2,331)	3,047
Other current liabilities	(3,471)	(1,729)
Other long-term liabilities	(322)	90

Net cash provided by operating activities	52,771	51,595

Cash flows from investing activities
Purchase of property, plant and equipment	(71)	(108)
Capitalized software development costs	(5,011)	(4,488)

Net cash used in investing activities	(5,082)	(4,596)

Cash flows from financing activities
Transactions with non-controlling interest holders	—	(2,000)

Net cash used in financing activities	—	(2,000)

Cash provided by discontinued operations	$47,689	$44,999

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

The following table represents the carrying value of assets and liabilities of discontinued operations distributed as part of the spin-off of our Desktop business on December 31, 2020 (U.S. dollars in thousands):

December 31,
2020
Assets
Current assets:
Cash and cash equivalents	540
Accounts receivable	12,147
Other current assets	203

Total current assets	12,890
Deferred tax assets	12
Investment in affiliated company	627
Property, equipment and software, net	6,417
Goodwill	39,994
Intangible assets, net	1,059

Total assets	$60,999

Liabilities
Current liabilities:
Accounts payable	87
Other current liabilities	2,227

Total current liabilities	2,314
Deferred tax liabilities	1,291
Other non-current liabilities	965

Total liabilities	$4,570

NOTE 5—PROPERTY, EQUIPMENT AND SOFTWARE, NET:

The following table presents details of our property, equipment and software (U.S. dollars in thousands):

	December 31,
	2020	2019
Gross property, equipment and software:
Capitalized software costs	29,418	25,339
Computers and purchased software	6,646	5,927
Office furniture and equipment	2,641	2,500
Leasehold improvements	3,977	3,887

Total gross property, equipment and software	42,682	37,653
Accumulated depreciation and amortization	(19,605)	(17,844)

Property, equipment and software, net	$23,077	$19,809

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—PROPERTY, EQUIPMENT AND SOFTWARE, NET (continued):

Depreciation and amortization expenses of property, equipment and software were $10,407 thousand and $9,350 thousand for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, over 90% of our property and equipment is located in Israel.

NOTE 6—GOODWILL & INTANGIBLE ASSETS, NET:

Goodwill

There were no changes in goodwill during the years ended December 31, 2020 and 2019.

Intangible Assets

The following tables present details of our intangible assets (U.S. dollars in thousands):

		December 31,
		2020
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	3	13,300	(7,991)	5,309
Customer relationships	3	7,400	(4,625)	2,775

Total intangible assets		$20,700	$(12,616)	$8,084

		December 31,
		2019
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	4	13,300	(6,529)	6,771
Customer relationships	4	7,400	(3,700)	3,700

Total intangible assets		$20,700	$(10,229)	$10,471

Amortization expenses of intangible assets were $2,387 thousand and $3,112 thousand for the years ended December 31, 2020 and 2019, respectively.

The following table presents the estimated future amortization of intangible assets as of December 31, 2020 (U.S. dollars in thousands):

Year ending December 31,
2021	2,694
2022	2,695
2023	2,695

$8,084

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—LONG-TERM LOAN:

On March 29, 2018, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023 (the “Maturity Date”) and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis.

In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). The Revolver can be accessed at any time at our discretion and borrowings under the Revolver may be used, repaid, and reborrowed in different amounts and at different intervals. The Revolver expires on the Maturity Date and we are required to pay a commitment fee at a rate of 0.30% to 0.45% per annum, based on the average daily non-use of available funds. There were no outstanding borrowings under the Revolver as of December 31, 2020 and 2019.

The Term Loan is payable in quarterly installments, with the remaining outstanding principal amount of the Term Loan being due and payable on the Maturity Date. We may prepay the Term Loan, in whole or in part at any time during the term of the Term Loan.

The Credit Agreement contains certain customary affirmative and negative covenants, a Consolidated Total Leverage Ratio covenant and Fixed Charge Coverage Ratio, a limit on our ability to incur additional indebtedness, pay dividends (other than specified in the Credit Agreement), Minimum Liquidity and certain other restrictions, each defined in the Credit Agreement. As of December 31, 2020 and 2019, we were in compliance with all covenants as defined in the Credit Agreement.

The following table present details of our long-term loan (U.S. dollars in thousands):

December 31,
2020
Principal	100,000
Principal paid	(15,000)

Outstanding amount	85,000
Unamortized deferred financing costs	(591)

Total debt	84,409
Less current maturities of long-term loan	(9,725)

Long-term loan, net of current maturities	$74,684

The expected future principal payments for the Term-Loan as of December 31, 2020 are as follows (U.S. dollars in thousands):

Year ending December 31,
2021	10,000
2022	10,000
2023	65,000

Total	$85,000

Interest and financial expenses related to the Term Loan and the Revolver were $3,334 thousand and $5,146 thousand for the years ended 2020 and 2019, respectively.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES

a.	Pledges and Guarantees

As of December, 31, 2019, restricted cash consisted of bank deposits in a total amount of $111 thousand to secure our credit cards.

As of December 31, 2020, and 2019, long-term restricted cash consisted of bank deposits in a total amount of $2,415 thousand and $2,252 thousand, respectively, to secure the obligations under our lease agreements.

In addition, as of December 31, 2020 and 2019, our obligations under the lease agreements are secured by a bank guarantee of $2,752 thousand and $2,596 thousand, respectively.

b.	Legal Proceedings

From time to time, we are subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. We accrue a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we believe that any of these proceedings or other claims are neither probable to result in a liability nor can result in a material adverse effect on our business, financial condition, results of operations or cash flows. As of December 31, 2020 and to date, the aggregate amount of claims pending against the Company amounts to $6.8 million. Based on our assessment, none have been recorded as a liability based on these claims not being probable.

c.	Other Contractual Commitments

As of December 31, 2020 and 2019, we have $58,872 thousand and $9,442 thousand of non-cancelable contractual commitments, respectively, primarily related to servers and hosting services. These commitments are due within 4 years.

d.	Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of December 31, 2020 and 2019, there have been no known events or circumstances that have resulted in a material indemnification liability and we did not incur material costs to defend lawsuits or settle claims related to these indemnifications.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY:

a.	Share Capital

The following table presents the number of authorized and issued and outstanding shares as of each reporting date for each class of shares:

	December 31, 2020		December 31, 2019
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
Ordinary shares	84,993,702	64,133,599	84,993,702	63,447,529
2019 ordinary shares	25,006,298	25,006,298	25,006,298	25,006,298

Total	110,000,000	89,139,897	110,000,000	88,453,827

b.	2019 Secondary Transaction

In the fourth quarter of 2019 the Company and its existing shareholders signed a share purchase agreement (“2019 Secondary Transaction”) with a third-party investor, whereby the investor acquired 25,006,298 shares at a price per share of $14.95 for a total consideration of $374 million.

The acquisition was made through an offer to all holders of outstanding shares and vested options based on their pro-rata holdings. All of the shareholders and certain vested option holders accepted the offer, and the consideration was paid directly to the selling shareholders and option holders.

Since the offer was made on a pro-rata basis and the fair value of all shares immediately prior to the sale was substantially the same, we accounted for the transaction as sale of shares at fair value. For certain shareholders that were allowed to sell an amount of shares in excess of their prorated amount, we determined that this represented an economic benefit to these shareholders, and as a result, we recorded a $483 thousand share-based compensation expense for the year ended December 31, 2019 for employees, founders and ex-employees shareholders as well as an $884 thousand deemed dividend to retained earnings relating to external shareholders that were financial investors.

As it relates to the selling option holders, we determined that it effectively modified the options in conjunction with the sale to the investor, by allowing the option holders to participate in the tender, which increased the options’ value due to the addition of the liquidation preference when the terms of the awards did not legally obligate the Company to do so. We accounted for the incremental value associated with this modification and recorded a $3,110 thousand share-based compensation expense for the year ended December 31, 2019.

At the time issued, the 2014 ordinary shares conferred upon their holders certain liquidation preference rights. As of November 2019, mainly resulting from dividend distributions and secondary sales of shares, the 2014 ordinary shares’ liquidation preference was substantially repaid with an insignificant remainder cancelled as part of the 2019 Secondary Transaction. As a result, the 2014 ordinary shares were reclassified to ordinary shares in the consolidated statement of changes in shareholders’ equity.

c.	Reciprocal Shareholding (included in discontinued operations)

As of December 31, 2019, we held 30% of Neural Logic Ltd. (“Neural Logic”). The investment in Neural Logic was accounted as an equity interest investment. As of December 31, 2019, Neural

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY (continued):

c.	Reciprocal Shareholding (included in discontinued operations) (continued):

Logic owned an approximate 1.32% reciprocal holdings in our shares, after it had sold a prorated share of its holding as a part of the 2019 Secondary Transaction. As a result of Neural Logic’s reciprocal shareholding in our shares, we had an indirect pro-rata interest of 0.4% in our own shares.

Neural Logic records dividends paid by us as dividend income, and we eliminate these dividends from our equity earnings from Neural Logic. We recorded its pro-rata share of dividends paid by us to Neural Logic as a reduction of dividends paid and an increase in our investment in Neural Logic.

As of December 31, 2020, our shares held in Neural Logic were spun-off. Therefore, as of December 31, 2020, no shares were reciprocally held. Refer to Note 4 for further information.

d.	Non-Controlling Interest (included in discontinued operations)

In December 2019, we completed a transaction with the non-controlling interest shareholders and exercised our option to acquire the remaining portion of Reason Software Company Inc. (“Reason”) for $2,000 thousand. Accordingly, as of December 31, 2019, we held 100% of Reason’s shares.

As of December 31, 2020, our investment in Reason was spun-off. Refer to Note 4 for further information.

f.	Dividends

In the fourth quarter of 2019, our board of directors declared and paid a cash dividend of $100 million to our existing shareholders immediately prior to the consummation of the 2019 Secondary Transaction.

e.	Rights Attached to Ordinary Shares and 2019 Ordinary Shares

The following are the rights of the ordinary shares and 2019 ordinary shares as of December 31, 2020 and 2019:

Liquidation Preference

In the event of any liquidation, dissolution, winding up, or other deemed liquidation event, as defined under our articles of association, in which the proceeds to the holders of the 2019 ordinary shares assuming a pro rata distribution of all proceeds, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are less than $374 million, then the proceeds payable to the holders of the 2019 ordinary shares will be in such amount as is required so that the aggregate proceeds payable to them, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are equal to $374 million. To the extent necessary, the deemed liquidation distribution with respect to the other ordinary shares in such deemed liquidation event shall be reduced (on a pari passu pro rata basis among such Shares) in order to supplement the amount available for distribution with respect to the 2019 ordinary shares. Upon the occurrence of an initial public offering (“IPO”), the above liquidation preference rights will be automatically terminated.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY (continued):

e.	Rights Attached to Ordinary Shares and 2019 Ordinary Shares (continued):

Voting

Each shareholder is entitled to a number of votes equal to the number of shares held by such shareholder.

Dividends

All dividends are payable when and if declared by the board of directors, out of funds legally available for distribution. All shareholders are entitled to their pro rata share of dividends, without any priority. In certain circumstances and subject to applicable laws and our articles of association (including having excess cash of over $100 million), the 2019 ordinary shares have a right to request that we distribute dividends (pro rata to all shareholders) and simultaneously extend a loan bearing interest determined at arms-length (at the time the loan is extended), to the 2019 ordinary shareholders. As of the date of these consolidated financial statements, no such dividend or loan were distributed nor extended. Upon the occurrence of an IPO (or deemed liquidation event), these rights will be automatically terminated.

NOTE 10—SHARE-BASED COMPENSATION:

a.	Equity Incentive Plans

2013 and 2021 Share Incentive Plans

In August 2013, our board of directors approved the 2013 Share Incentive Plan (the “2013 Plan”) enabling grants to our employees, service providers and directors of various awards, including options to purchase our ordinary shares, with different exercise prices. The awards generally vest over a four-year period.

In December 2020, our board of directors approved the 2021 Share Incentive Plan (the “2021 Plan”) in succession to the 2013 Plan. The 2021 Plan provides for the grant of options to ordinary shares, RSU, restricted shares and any other share-based awards to employees, service providers and directors. The awards generally vest over a four-year period.

Awards granted under our plans to Israeli grantees are granted either in accordance with the provisions of Section 102 to the Israeli Income Tax Ordinance, or, where applicable, under the provisions of Section 3(i) of the Income Tax Ordinance. Under Section 3(i), grantees are taxed on any gain resulting from the sale of awards as ordinary income. Under Section 102, grantees are taxed at a reduced tax rate of 25% and we are not allowed to deduct the corresponding expense for tax purposes with the exception of the work–income benefit component (as defined), if any, determined on the grant date.

Upon termination of employment, the unvested portion of awards, and any vested portion not exercised within 90 days following termination, expires.

b.	Modification Expenses

Concurrently with the spin-off of our Desktop business as described in Note 4, we determined to adjust the exercise price for the options previously granted to our employees and to grant new options in TypeA to the employees transferred to TypeA in order to compensate for the reduction

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—SHARE-BASED COMPENSATION (continued):

b.	Modification Expenses (continued)

in fair value resulting from such spin-off. The employees transferred to TypeA shall also be able to keep their options in the Company under the same terms as long as they are employed by TypeA. Since the terms of the awards did not legally obligate the Company to do so, we incurred an incremental modification costs associated with this modification in the amount of $1,818 thousand. The modification amount for the vested options of $1,042 thousand is expensed as share-based compensation expenses in the year ended December 31, 2020. The modification amount of $776 thousand relating to the unvested options will be recorded throughout the remaining vesting period of the modified options, relating to those employees that remain employed and provide services to the Company only.

In connection with the 2019 Secondary Transaction, as described in Note 9, we recorded $3,593 thousand in share-based compensation expenses for the year ended December 31, 2019 as a result of the modification of the options.

c.	Share-based compensation expense for the years ended December 31, 2020 and 2019 was as follows (U.S. dollars in thousands):

	Year ended December 31,
	2020	2019
Cost of revenue	316	176
Research and development	3,881	3,862
Sales and marketing	4,692	4,683
General and administrative	3,707	6,608

Total share-based compensation expenses	$12,596	$15,329

In addition, for the years ended December 31, 2020 and 2019, we recorded share-based compensation expense relating to our discontinued operations of $2,168 thousand and $2,507 thousand, respectively.

As of December 31, 2020, there is an unrecognized share-based compensation expense of $23,189 thousand to be recognized over the average remaining vesting period of 3.36 years.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—SHARE-BASED COMPENSATION (continued):

d.	A summary of our share option activity for the years ended December 31, 2020 is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term In Years	Aggregate Intrinsic Value (U.S. dollars in thousands)
Balance as of December 31, 2019	7,177,128	7.00	4.52	41,212
Granted	1,241,200	12.62
Exercised	(326,820)	5.29
Forfeited	(275,403)	7.64

Balance as of December 31, 2020	7,816,105	$7.94	$4.77	$188,342

Exercisable, December 31, 2019	3,386,730	$5.24	$2.71	$26,293

Exercisable, December 31, 2020	4,191,295	$5.97	$3.93	$109,275

For the years ended December 31, 2020 and 2019, the aggregate intrinsic values of share options exercised were $6,988 and $21,366 thousand, respectively.

The calculated fair value of option grants was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2020	2019
Risk-free interest rate	0.24%-1.44%	1.51%-2.53%
Expected option term (in years)	4.27-4.61	4-4.61
Expected price volatility	34%-43%	38%-43%
Fair value of an ordinary share	$13-$32	$11-$13
Dividend yield	0%	0%

The risk-free interest rate is based on U.S. Treasury rates in effect at the time of grant with maturities equal to the grant’s expected term. The expected term is calculated using the simplified method, as we conclude that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The expected volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. The fair value of an ordinary share is estimated based on observable transactions in the secondary market. Dividend yield is zero since we have a mandatory adjustment to the options exercise price in our original option plan following any cash dividends.

e.	A summary of our RSUs activity for the years ended December 31, 2020 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Price (U.S. dollars)
Unvested RSUs outstanding as of December 31, 2019	507,875	12.58
Vested	(359,250)	12.66

Unvested RSUs outstanding as of December 31, 2020	148,625	12.37

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME:

a.	Basis of Taxation

The Company and its subsidiaries are taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

The Company and some of its Israeli subsidiaries, which are taxed on a consolidated basis, elected to compute their taxable income in accordance with Income Tax Regulations (Rules for Accounting for Foreign Investors Companies and Certain Partnerships and Setting their Taxable Income), 1986. Accordingly, the taxable income or loss is calculated in U.S. dollars. Applying these regulations reduces the effect of U.S. dollar—New Israeli Shekels (“NIS”) exchange rate on the Company’s Israeli taxable income.

b.	Tax Rates Applicable to Income

The Company and its Israeli subsidiaries are subject to Preferred Technological Enterprise status and accordingly, eligible for a reduced tax rate of 12%. Taxable income of the Company and its Israeli subsidiaries, other than taxable income from the Preferred Technological Enterprise regime under the Law for the Encouragement of Capital Investments, is subject to a corporate tax rate which is 23% for the years ended December 31, 2020 and 2019.

c.	The Law for the Encouragement of Capital Investment, 1959

An Additional amendment of the Encouragement of Capital Investment Law became effective in January 2017 (the “2017 Amendment”). Under the 2017 Amendment income derived by Preferred Companies from ‘Preferred Technological Enterprises’ (as defined in the 2017 Amendment), would be subject to 12% tax rate in central Israel—on income deriving from Intellectual Property, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual Research and Development expenditures and Research and Development employees, as well as having at least 25% of annual income derived from exports.

Preferred Technological Enterprise is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A Preferred Company distributing dividends from income derived from its Preferred Technological Enterprise, would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty). Such taxes would generally be withheld at source by the distributing company.

The Company is entitled to a deduction for accelerated depreciation on equipment used by Preferred Technological Enterprises at a rate of 200% from the first year of the asset’s operation. The Company and some of its Israeli subsidiaries are subject to the ‘Preferred Technological Enterprises’ regime with respect to their business activities in Israel pursuant to the 2017 Amendment.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME (continued):

d.	Income Before Income Taxes

Income before taxes on income is comprised as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Domestic (Israel)	63,503	33,531
Foreign	6,202	7,030

Income before income taxes	$69,705	$40,561

g.	Taxes on Income

Taxes on income for the years ended December 31, 2020 and 2019 were comprised of the following (U.S. dollars in thousands):

	December 31,
	2020	2019
Current:
Domestic	9,880	6,745
Foreign	1,649	1,376

Total	11,529	8,121

Deferred:
Domestic	(581)	(364)
Foreign	(52)	86

Total	(633)	(278)

Provision for income taxes	$10,896	$7,843

A reconciliation our theoretical income tax expense to actual income tax expense is as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Income before taxes on income	69,705	40,561
Statutory tax rate	23%	23%

Theoretical taxes on income	16,032	9,329
Increase (decrease) in effective tax rate due to:
Tax benefits arising from reduced tax rates under benefit programs	(6,996)	(3,733)
Different tax rates applicable to foreign subsidiaries	51	114
Non-deductible expenses	1,672	1,867
Other	137	266

Provision for income taxes	$10,896	$7,843

h.	Deferred Income Taxes

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME (continued):

h.	Deferred Income Taxes (continued):

Significant components of our deferred tax assets and liabilities are as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Provisions for employee-related obligations	689	417
Provision for doubtful receivables	87	17
Operating lease liabilities	5,303	—
Tax losses carryforwards	—	35

Total deferred tax assets	6,079	469

Deferred tax liabilities:
Acquired intangible assets	971	1,256
Capitalized software costs	1,993	1,578
Operating lease right-of-use assets	4,964	—
Depreciation difference	232	59
Other assets	279	288

Total deferred tax liabilities	8,439	3,181

Net deferred tax liabilities	$2,360	$2,712

i.	Tax Assessments

In accordance with the Israeli Income Tax Ordinance, tax assessments of the Company through tax year 2015 are considered final.

NOTE 12—NET INCOME PER ORDINARY SHARE:

Basic net income per ordinary share is computed by dividing net income attributable to ironSource Ltd. ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero exercise price. Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

Basic and diluted net income per ordinary share takes into account deduction of dividend (including deemed dividend) attributable to other securities including the effect of participating securities—the 2014 and 2019 ordinary shares—in conformity with the “two-class” method.

Potentially dilutive ordinary shares result from the assumed exercise of options (excluding unexercised vested options with a zero exercise price) and assumed vesting of RSUs, both using the “treasury stock” method. Moreover, the 2014 and 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

The following tables set forth the computation of basic and diluted net income per ordinary share from continuing and discontinued operations, attributable to our ordinary shares (U.S. dollars in thousands, except share and per share data):

	Year ended December 31,
	2020	2019
Basic net income per ordinary share, from continuing operations
Numerator:
Net income from continuing operations	58,809	32,718
Amount allocated to participating 2014 shareholders	—	(4,245)
Amount allocated to participating 2019 shareholders	(16,569)	(1,053)
Deemed dividend to 2014 shareholders as part of the 2019 Secondary Transaction	—	(884)

Net income from continuing operations, attributable to ordinary shares	42,240	26,536

Denominator:
Weighted-average number of ordinary shares outstanding	63,751,421	73,146,545

Basic net income from continuing operations, attributable to ordinary shares	$0.66	$0.36

Diluted net income per ordinary share, from continuing operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	4,287,137	3,013,169
RSUs	265,427	386,184

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	68,303,985	76,545,898

Diluted net income from continuing operations, attributable to ordinary shares	$0.62	$0.35

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

	Year ended December 31,
	2020	2019
Basic net income per ordinary share, from discontinued operations
Numerator:
Net income from discontinued operations	$36,480	$51,244
Net income from discontinued operations, attributable to non-controlling interests	—	(67)
Amount allocated to participating 2014 shareholders	—	(6,641)
Amount allocated to participating 2019 shareholders	(10,278)	(1,647)

Net income from discontinued operations attributable to ironSource Ltd. shareholders, attributable to ordinary shares	26,202	42,889

Denominator:
Weighted-average number of ordinary shares outstanding	63,751,421	73,146,545

Basic net income from discontinued operations, attributable to ordinary shares	$0.41	$0.59

Diluted net income per ordinary share, from discontinued operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	4,287,137	3,013,169
RSUs	265,427	386,184

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	68,303,985	76,545,898

Diluted net income from discontinued operations, attributable to ordinary shares	$0.38	$0.56

The following weighted-average amounts of securities were excluded from the computation of diluted net income per ordinary share for both continuing and discontinued operations:

Options(1)	717,006	1,754,815
2014 ordinary shares(1)	—	11,323,190
2019 ordinary shares(2)	25,006,298	2,813,209

(1)	Their effect was antidilutive.
(2)	The 2019 ordinary shares’ contingent conversion was not triggered in either period.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—LEASES:

Leases prior to the adoption of the new lease standard

We lease our offices under various operating lease agreements, which expire through 2027. The future minimum lease commitments under operating leases as of December 31, 2019 were as follows (U.S. dollars in thousands):

Year ending December 31,
2020	7,635
2021	7,517
2022	6,641
2023	5,921
2024	5,921
Thereafter	14,900

Total	$48,535

Total rent expenses for the year ended December 31, 2019 were $7,053 thousand.

Leases following the adoption of the new lease standard

We entered into various non-cancelable operating lease agreements for our offices. Our leases have original lease periods expiring between 2021 and 2027. Many leases include one or more options to renew. We do not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. We record rent expenses for operating leases, some of which have escalating rent payments, on a straight-line basis over the lease term. We do not have any finance leases.

The components of lease expense for the year ended December 31, 2020 were as follows (U.S. dollars in thousands):

December 31,
2020
Operating lease expense	7,046
Short-term lease expense	1,916

Total lease expense	$8,962

Cash flow and other information related to leases as of December 31, 2020 were as follows (U.S. dollars in thousands):

December 31,
2020
Cash paid for amounts included in the measurement of lease liabilities	$6,978

Right-of-use assets obtained in exchange for new operating lease liabilities	$385

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—LEASES:

Maturities of lease commitments as of December 31, 2020 were as follows (U.S. dollars in thousands):

Year
2021	6,025
2022	7,296
2023	6,397
2024	6,397
2025	6,397
Thereafter	9,596

Total undiscounted lease payments	42,108
Less: interest	(2,438)

Present value of lease liabilities	39,670
Less: operating lease liabilities, current	7,429

Operating lease liabilities, non-current	$32,241

As of December 31, 2020, the weighted-average remaining lease term was 3.13 years and the weighted-average discount rate was 2.14%

NOTE 14—OTHER CURRENT LIABILITIES:

Other current liabilities consist of the following (U.S. dollars in thousands):

	December 31,
	2020	2019
Accrued compensation	25,587	18,085
Other current liabilities	8,447	4,134

Total other current liabilities	$34,034	$22,219

NOTE 15—SUBSEQUENT EVENTS:

We have evaluated the impact of subsequent events from January 1, 2021 through February 4, 2021, which is the date the consolidated financial statements were available to be issued and have determined that, other than the below, there were no subsequent events requiring adjustment or disclosure in our consolidated financial statements.

In January 2021, we acquired all outstanding shares of Soomla Inc. (“Soomla”), which provides ad data and analytics to publishers. The consideration for the acquisition was $16,600 thousand paid in cash and an additional $2,000 thousand of escrow and hold back amounts. We will include the financial results of Soomla in the consolidated financial statements from the date of acquisition. The transaction costs associated with the acquisition were immaterial. We expect to finalize the purchase price allocation valuation as soon as practicable, but no later than one year from the acquisition date.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 16—EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company has evaluated subsequent events after February 4, 2021 through May 4, 2021, the date the consolidated financial statements were available for reissuance.

Acquisition of Luna

In February 2021, we acquired all outstanding shares of Luna Labs Limited. (“Luna”) a UK based company which provides scalable technology for game developers to create, manage and optimize their creatives. The consideration for the acquisition was comprised of $74,686 thousand paid in cash and an additional consideration of 951,928 ordinary shares of ironSource with an estimated fair value of 70,471 thousand, representing $74.03 per share. Of the total estimated consideration, $57,197 thousand was allocated to the purchase consideration and $13,274 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods. The fair value of ordinary shares issued by the Company was determined using the OPM and PWERM models. We will include the financial results of Luna in the consolidated financial statements from the date of acquisition. The transaction costs associated with the acquisition were immaterial. Due to the timing of the transaction closing date, the initial accounting for the business combination is incomplete and the purchase price allocation is considered preliminary. As a result, we were unable to provide the amounts recognized as of the acquisition date for the major classes of assets acquired and liabilities assumed, including the information required for valuation of intangible assets and goodwill. We expect to finalize the purchase price allocation valuation as soon as practicable, but no later than one year from the acquisition date.

Merger Agreement with Thoma Bravo Advantage

On March 20, 2021, we have entered into a an Agreement and Plan of Merger (the “Merger Agreement”) with Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), and wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the Second Merger, the “Surviving Company”).

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), TBA will become a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Mergers and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction, the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (ii) each ordinary share of the Company that is issued and outstanding immediately prior to the Effective Time will be renamed and become a Company Class A

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 16—EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Ordinary Share, (iii) the Company will declare and effect an in-kind dividend on each Company Class A Ordinary Share then outstanding by distributing to each holder thereof one Company Class B Ordinary Share for each Company Class A Ordinary Share held by such holder, (iv) each Company Class A Ordinary Share and each Company Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, respectively, in order to cause the value of the outstanding Company Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of the Company in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the effective time of the First Merger shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of TBA will be cancelled automatically and converted into one Class A ordinary share of TBA and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of TBA issued and outstanding will be converted automatically into one Company Class A Ordinary Share.

MCE Investment

In April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE SYS Ltd. (“MCE”). MCE is a device management solutions provider to telecom operators and retailers. We expect to close the investment in the second quarter of fiscal 2021, subject to customary closing conditions.

New Revolving Credit Facility

On May 4, 2021, the Company entered into an Escrow Agreement by and among the Company, certain of the Company’s subsidiaries from time to time party thereto (the “Guarantors”), the Lenders (as defined below), Silicon Valley Bank, as administrative agent (the “Agent”), and Morrison & Foerster LLP, as escrow agent (“Escrow Agent”), pursuant to which the Company, the Guarantors, the Lenders and the Agent submitted the RCF (as defined below), agreed forms of certain of the Loan Documents (as defined in the RCF) and their signature pages to such documents (as applicable) to the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the RCF and the aforementioned Loan Documents shall be automatically released and effective upon the consummation of the Transactions, payment of fees under the RCF, repayment of the obligations under the Credit Agreement and the completion of other ministerial closing conditions.

Subject to the release conditions specified above, the Company and the Guarantors will enter into that certain credit agreement (the “RCF”) with the several lenders from time to time party thereto (the “Lenders”), Silicon Valley Bank, as L/C issuer, and the Agent. Under the RCF, the Lenders would extend to the Company a five-year revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 16—EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in the Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. Based on the applicable consolidated net leverage ratio, the applicable margin for Eurodollar rate revolving loans ranges from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the RCF, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The obligations under the RCF and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the equity interests of the Company’s subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and Cash Equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. Further, the RCF contains a number of covenants and restrictions including restrictions on the Company and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.

The RCF also includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF.

Thoma Bravo Advantage

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$2,185,640	$—
Prepaid expenses	2,021,289	—

Total current assets	4,206,929	—
Investments held in Trust Account	1,000,011,490	—
Deferred offering costs associated with initial public offering	—	1,165,929

Total Assets	$1,004,218,419	$1,165,929

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,755,179	$52,324
Accrued expenses	1,304,107	827,894
Note payable - related party	—	285,919

Total current liabilities	3,059,286	1,166,137
Deferred underwriting commissions	35,000,000	—

Total liabilities	38,059,286	1,166,137
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 96,115,913 and 0 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	961,159,130	—
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,284,087 and 0 shares issued and outstanding (excluding 96,115,913 and 0 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	628	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	2,500	2,500
Additional paid-in capital	8,333,314	22,500
Accumulated deficit	(3,336,439)	(25,208)

Total shareholders’ equity	5,000,003	(208)

Total Liabilities and Shareholders’ Equity	$1,004,218,419	$1,165,929

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2021

General and administrative expenses	$3,322,721

Total operating expenses	(3,322,721)
Other Income
Interest earned on investments held in Trust Account	11,490

Net loss	$(3,311,231)

Basic and diluted weighted average shares outstanding of Class A redeemable ordinary shares	100,000,000

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00

Basic and diluted weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	26,365,556

Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	$(0.13)

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY (UNAUDITED)

For the Three Months Ended March 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance—December 31, 2020	—	$—	25,000,000	$2,500	$22,500	$(25,208)	$(208)
Sale of Class A ordinary shares shares in initial public offering, gross	100,000,000	10,000	—	—	999,990,000	—	1,000,000,000
Offering costs, net of reimbursement from underwriters	—	—	—	—	(54,529,428)	—	(54,529,428)
Sale of private placement shares to Sponsor in private placement	2,400,000	240	—	—	23,999,760	—	24,000,000
Shares subject to possible redemption	(96,115,913)	(9,612)	—	—	(961,149,518)	—	(961,159,130)
Net loss	—	—	—	—	—	(3,311,231)	(3,311,231)

Balance—March 31, 2021 (unaudited)	6,284,087	$628	25,000,000	$2,500	$8,333,314	$(3,336,439)	$5,000,003

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2021

Cash Flows from Operating Activities:
Net loss	$(3,311,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(11,490)
Changes in operating assets and liabilities:
Prepaid expenses	(2,021,289)
Accounts payable	1,702,855
Accrued expenses	391,213

Net cash used in operating activities	(3,249,942)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(1,000,000,000)

Net cash used in investing activities	(1,000,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(285,919)
Proceeds received from initial public offering, gross	1,000,000,000
Proceeds received from private placement	24,000,000
Reimbursement from underwriters	2,000,000
Offering costs paid	(20,278,499)

Net cash provided by financing activities	1,005,435,582

Net increase in cash	2,185,640
Cash—beginning of the period	—

Cash—end of the period	$2,185,640

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$85,000
Deferred underwriting commissions	$35,000,000
Initial value of Class A common stock subject to possible redemption	$964,447,000
Change in value of Class A common stock subject to possible redemption	$(3,287,870)

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Thoma Bravo Advantage (the “Company”) was incorporated as a Cayman Islands exempted company on November 6, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from November 6, 2020 (inception) through January 20, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds from the Company’s Initial Public Offering and private placement held in the Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Thoma Bravo Advantage Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 14, 2021. On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Class A ordinary shares (the “Public Shares”), including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,400,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were held in a trust account (“Trust Account”), located in the United States at Citibank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).

The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 30 months from the closing of the Initial Public Offering, if the Company has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months from the closing of the Initial Public Offering, or January 20, 2023, but has not completed the Business Combination within such 24-month period) (the “Completion Window”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriters agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2021, the Company had approximately $2.2 million in its operating bank account and working capital of approximately $1.1 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $286,000 from the Sponsor pursuant to the Note (as defined see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on January 20, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited balance sheet and the financial statements and notes thereto included in the Form 8-K filed by the Company on January 26, 2021 and the Form 10-K filed with the SEC on March 26, 2021, respectively.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 held outside the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of March 31, 2021 and December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust

Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accrued expenses, and due to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred in connection with the formation and preparation of the Initial Public Offering. These costs were charged to additional paid-in capital upon the completion of the Initial Public Offering in January 2021.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 96,115,913 and 0 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of 2,500,000 Class B ordinary share that were subject to forfeiture if the overallotment option was not fully exercised by the underwriters (See Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares were no longer subject to forfeiture. As of March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

The Company’s statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account of approximately $11,000 for the three months ended March 31, 2021 by the weighted average number of shares of Class A redeemable ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss of approximately $3.3 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class A and Class B non-redeemable ordinary shares outstanding for the period.

Income taxes

ASC 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently adopted accounting standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic

815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Public Shares, including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Sponsor paid $25,000, or approximately $0.0009 per share, to cover certain offering costs in consideration for 28,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares to the Company for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding. On January 6, 2021, each of the Company’s independent directors, Les Brun, Cam McMartin and Pierre Naudé, purchased 75,000 Founder Shares from the Sponsor at a price of $0.001 per Founder Share. Of the 25,000,000 Founder Shares outstanding, up to 2,500,000 of the Class B ordinary shares held by the Sponsor were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 2,400,000 Private Placement Shares, at a price of $10.00 per Private Placement

Share to the Sponsor, generating gross proceeds of $24.0 million. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the Private Placement Shares will expire worthless.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On November 6, 2020, the Sponsor agreed to loan the Company pursuant to a promissory note (the “Note”), which was later amended on December 21, 2020, up to $400,000 to cover expenses related to the Initial Public Offering. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $286,000 under the Note and repaid the Note in full on January 20, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share, which shares will have terms identical to those of the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Termination of Administrative Support Agreement

At the time of the initial public offering, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services pursuant to an administrative support agreement. The parties subsequently determined the arrangement was unnecessary and terminated the administrative support agreement prior to services being provided thereunder.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. As of March 31, 2021, the Sponsor and its affiliates had incurred $22,477 in expenses for due diligence, network expert calls and licensing rights related to the proposed business combination with ironSource. All but $4,795 of these expenses have been reimbursed to their respective parties on March 31, 2021. The remaining $4,795 owed to the Sponsor is currently booked in accounts payable as of March 31. 2021. As of December 31, 2020, no reimbursements had been made or were owed.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 10,000,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on January 20, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriters also reimbursed $2.0 million to the Company for certain offering costs. In addition, $0.35 per share, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 6,284,087 and 0 Class A ordinary shares issued and outstanding, excluding the 96,115,913 and 0 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares to the Company for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares, resulting in 25,000,000 Class B ordinary shares outstanding. Of the 25,000,000 Class B ordinary shares outstanding, an aggregate of up to 2,500,000 shares held by the Sponsor were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture. As of March 31, 2021 and December 31, 2020, there were 25,000,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Initial Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 7. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis by level within the fair value hierarchy:

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
Money Market Funds	$1,000,011,490	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from January 1 through March 31, 2021.

NOTE 8. PROPOSED BUSINESS COMBINATION

On March 20, 2021, the Company entered into the Merger Agreement, by and among the Company, ironSource, Merger Sub, and Merger Sub II, pursuant to which: (a) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s amended and restated memorandum and articles of association. The Merger Agreement and the transactions contemplated thereby have been unanimously approved by the Company’s board and the board of directors of ironSource.

At the Effective Time, assuming none of the Company’s public shareholders exercise redemption rights (“TBA Redemptions”) pursuant to the Company’s amended and restated memorandum and articles of association, (i) the existing shareholders of ironSource, including ironSource Management, will own approximately 77% of the ironSource Class A Ordinary Shares, which includes Class A ordinary shares issuable upon conversion of Class B ordinary shares of ironSource on a one-for-one basis (“ ironSource Class B Ordinary Shares” and, together with the ironSource Class A Ordinary Shares, the “ironSource Ordinary Shares), (ii) the Company’s shareholders, including the Sponsor, will own approximately 11% of the outstanding ironSource Class A Ordinary Shares, and (iii) the PIPE Investors (as defined below) will own the remaining approximately 12% of the outstanding ironSource Class A Ordinary Shares.

On the Closing Date and immediately prior to the consummation of the Mergers and the sale of shares to the PIPE Investors, ironSource shall effect a recapitalization whereby (i) ironSource will adopt amended and restated articles of association, (ii) each ordinary share of ironSource that is issued and outstanding immediately prior to the Effective Time will be renamed and become an ironSource Class A Ordinary Share, (iii) ironSource will declare and effect an in-kind dividend on each ironSource Class A Ordinary Share then outstanding by distributing to each holder thereof one ironSource Class B Ordinary Share for each ironSource Class A Ordinary Share held by such holder, (iv) each ironSource Class A Ordinary Share and each ironSource Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of ironSource Class A Ordinary Shares and ironSource Class B Ordinary Shares, respectively, in order to cause the value of the outstanding ironSource Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of ironSource in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of ironSource issued and outstanding immediately prior to the Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following such recapitalization (but before the Mergers), if ironSource determines, after consulting with the Company, that the amount of freely usable cash proceeds to be released to us from the trust account is greater than ironSource’s capital needs (such amount of freely usable cash to be no less than $500 million), the Company has agreed to purchase from one or more ironSource shareholders, as determined by ironSource in its sole discretion, an amount of ironSource Class A Ordinary Shares, at a price per share of $10.00, in a secondary sale for an aggregate purchase price equal to such excess amount.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of the Company will be cancelled automatically and converted into one Class A ordinary share of the Company and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of the Company issued and outstanding will be converted automatically into one ironSource Class A Ordinary Share.

ironSource Ordinary Shares to be received by the Sponsor and certain of the Company’s directors and officers will be subject to the transfer restrictions.

The consummation of the Transactions is subject to customary closing conditions for special purpose acquisition companies, including the following conditions to each party’s obligations, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	no law or governmental order enjoining, prohibiting or making illegal the Transactions;

•	the Company having at least $5,000,001 of net tangible assets as of the Effective Time;

•	the approval of the Transactions by our shareholders and ironSource’s shareholders;

•	the approval of the listing of ironSource Class A Ordinary Shares to be issued in connection with the closing of the Transactions on the New York Stock Exchange; and

•	the effectiveness of the Registration Statement.

Concurrently with the execution of the Merger Agreement, the Sponsor and certain of its directors entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and the Company. Additionally, on March 20, 2021, ironSource entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130 million ironSourceClass A Ordinary Shares in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. Thoma Bravo Ascension Fund, L.P., an affiliate of our sponsor and Thoma Bravo, L.P., has agreed to purchase $300 million of ironSource Class A Ordinary Shares pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors.

The foregoing description of the Merger Agreement, the transactions, the Sponsor Support Agreement and the Investment Agreement does not purport to be complete. For further information and access to the full agreements refer to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to May 3, 2021, the date that the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Thoma Bravo Advantage

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Thoma Bravo Advantage (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from November 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 26, 2021

THOMA BRAVO ADVANTAGE

BALANCE SHEET

December 31, 2020

Assets
Deferred offering costs associated with initial public offering	$1,165,929

Total Assets	$1,165,929

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$52,324
Accrued expenses	827,894
Note payable—related party	285,919

Total current liabilities	1,166,137

Total liabilities	1,166,137
Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,000,000 shares issued and outstanding(1)(2)	2,500
Additional paid-in capital	22,500
Accumulated deficit	(25,208)

Total shareholder’s equity	(208)

Total Liabilities and Shareholder’s Equity	$1,165,929

(1)

This number includes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF OPERATIONS

For the Period from November 6, 2020 (inception) through December 31, 2020

General and administrative expenses	$25,208

Net loss	$(25,208)

Weighted average Class B ordinary shares outstanding, basic and diluted(1)(2)	22,500,000

Basic and diluted net loss per ordinary share	$(0.00)

(1)

This number excludes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the Period from November 6, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—November 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	25,000,000	2,500	22,500	—	25,000
Net loss	—	—	—	—	—	(25,208)	(25,208)

Balance—December 31, 2020	—	$—	25,000,000	$2,500	$22,500	$(25,208)	$(208)

(1)

This number includes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF CASH FLOWS

For the Period from November 6, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(25,208)
Changes in operating assets and liabilities:
Accounts payable	20,814
Accrued expenses	4,394

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of the period	—

Cash—ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$31,510
Offering costs included in accrued expenses	$823,500
Offering costs included in note payable	$285,919

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Thoma Bravo Advantage (the “Company”) was incorporated as a Cayman Islands exempted company on November 6, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Thoma Bravo Advantage Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 14, 2021. On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Class A ordinary shares (the “Public Shares”), including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,400,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were held in a trust account (“Trust Account”), located in the United States at Citibank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as

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NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).

The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 30 months from the closing of the Initial Public Offering, if the Company has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months from the closing of the Initial Public Offering, or January 20, 2023, but has not completed the Business Combination within such 24-month period) (the “Completion Window”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriters agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

As more fully described in Note 7, on March 20, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ironSource Ltd., a company organized under the laws of the State of Israel (“ironSource”), Showtime Cayman, a Cayman Islands exempted company and wholly-owned subsidiary of ironSource (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of ironSource (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s amended and restated memorandum and articles of association. Upon completion of the transaction, the combined company will retain the ironSource Ltd. name.

Liquidity and Capital Resources

As of December 31, 2020, the Company had no cash and a working capital deficit of approximately $1.2 million.

The Company’s liquidity needs up to December 31, 2020 had been satisfied through $25,000 paid by the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), and a loan of $286,000 pursuant to the Note issued to the Sponsor (Note 4). The Company repaid the Note in full on January 20, 2021. Subsequent to the closing of the Initial Public Offering and Private Placement, the proceeds from the consummation of the Private Placement not held in the Trust Account will be used to satisfy the Company’s liquidity. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Liquidity and Capital Resources (continued)

for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

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NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Deferred Offering costs

Deferred offering costs consist legal, accounting, and other costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, along with underwriting fees were charged to additional paid- in capital upon the completion of the Initial Public Offering.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period excluding Class B ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of 2,500,000 Class B ordinary share that were subject to forfeiture if the overallotment option was not fully exercised by the underwriters (See Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such,

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Public Shares, including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Sponsor paid $25,000, or approximately $0.0009 per share, to cover certain offering costs in consideration for 28,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding. On January 6, 2021, each of the Company’s independent directors, Les Brun, Cam McMartin and Pierre Naudé, purchased 75,000 Founder Shares from the Sponsor at a price of $0.001 per Founder Share. Of the 25,000,000 Founder Shares outstanding, up to 2,500,000 of the Class B ordinary shares held by the Sponsor were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4. RELATED PARTY TRANSACTIONS (continued)

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 2,400,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the Private Placement Shares will expire worthless.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On November 6, 2020, the Sponsor agreed to loan the Company pursuant to a promissory note (the “Note”), which was later amended on December 21, 2020, up to $400,000 to cover expenses related to the Initial Public Offering. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $286,000 under the Note and repaid the Note in full on January 20, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share, which shares will have terms identical to those of the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Termination of Administrative Support Agreement

At the time of the initial public offering, we agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services pursuant to an administrative support agreement. The parties subsequently determined the arrangement was unnecessary and terminated the administrative support agreement prior to services being provided thereunder.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 10,000,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on January 20, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriters also reimbursed $2.0 million to the Company for certain offering costs. In addition, $0.35 per share, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. SHAREHOLDER’S EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. Shares outstanding and the associated amounts reflected: (i) the surrender of

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NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 6. SHAREHOLDER’S EQUITY (continued)

25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares, resulting in 25,000,000 Class B ordinary shares outstanding. Of the 25,000,000 Class B ordinary shares outstanding, an aggregate of up to 2,500,000 shares held by the Sponsor were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Initial Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 7. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Other than as described herein or below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Proposed Business Combination

On March 20, 2021, the Company entered into the Merger Agreement, by and among the Company, ironSource, Merger Sub, and Merger Sub II, pursuant to which: (a) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the

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NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7. SUBSEQUENT EVENTS (continued)

Proposed Business Combination (continued)

Company’s amended and restated memorandum and articles of association. The Merger Agreement and the transactions contemplated thereby have been unanimously approved by the Company’s board and the board of directors of ironSource.

At the Effective Time, assuming none of the Company’s public shareholders exercise redemption rights (“TBA Redemptions”) pursuant to the Company’s amended and restated memorandum and articles of association, (i) the existing shareholders of ironSource, including ironSource Management, will own approximately 77% of the ironSource Class A Ordinary Shares, which includes Class A ordinary shares issuable upon conversion of Class B ordinary shares of ironSource on a one-for-one basis (“ironSource Class B Ordinary Shares” and, together with the ironSource Class A Ordinary Shares, the “ironSource Ordinary Shares,”) (ii) the Company’s shareholders, including the Sponsor, will own approximately 11% of the outstanding ironSource Class A Ordinary Shares, and (iii) the PIPE Investors (as defined below) will own the remaining approximately 12% of the outstanding ironSource Class A Ordinary Shares.

On the Closing Date and immediately prior to the consummation of the Mergers and the sale of shares to the PIPE Investors, ironSource shall effect a recapitalization whereby (i) ironSource will adopt amended and restated articles of association, (ii) each ordinary share of ironSource that is issued and outstanding immediately prior to the Effective Time will be renamed and become an ironSource Class A Ordinary Share, (iii) ironSource will declare and effect an in-kind dividend on each ironSource Class A Ordinary Share then outstanding by distributing to each holder thereof one ironSource Class B Ordinary Share for each ironSource Class A Ordinary Share held by such holder, (iv) each ironSource Class A Ordinary Share and each ironSource Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of ironSource Class A Ordinary Shares and ironSource Class B Ordinary Shares, respectively, in order to cause the value of the outstanding ironSource Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of ironSource in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of ironSource issued and outstanding immediately prior to the Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following such recapitalization (but before the Mergers), if ironSource determines, after consulting with the Company, that the amount of freely usable cash proceeds to be released to us from the trust account is greater than ironSource’s capital needs (such amount of freely usable cash to be no less than $500 million), the Company has agreed to purchase from one or more ironSource shareholders, as determined by ironSource in its sole discretion, an amount of ironSource Class A Ordinary Shares, at a price per share of $10.00, in a secondary sale for an aggregate purchase price equal to such excess amount.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of the Company will be cancelled automatically and converted into one Class A ordinary share of the Company and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of the Company issued and outstanding will be converted automatically into one ironSource Class A Ordinary Share.

ironSource Ordinary Shares to be received by the Sponsor and certain of the Company’s directors and officers will be subject to the transfer restrictions.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7. SUBSEQUENT EVENTS (continued)

Proposed Business Combination (continued)

The consummation of the Transactions is subject to customary closing conditions for special purpose acquisition companies, including the following conditions to each party’s obligations, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	no law or governmental order enjoining, prohibiting or making illegal the Transactions;

•	the Company having at least $5,000,001 of net tangible assets as of the Effective Time;

•	the approval of the Transactions by the shareholders and ironSource’s shareholders;

•	the approval of the listing of ironSource Class A Ordinary Shares to be issued in connection with the closing of the Transactions on the New York Stock Exchange; and

•	the effectiveness of the Registration Statement.

Concurrently with the execution of the Merger Agreement, the Sponsor and certain of its directors entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and the Company. Additionally, on March 20, 2021, ironSource entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130 million ironSourceClass A Ordinary Shares in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. Thoma Bravo Ascension Fund, L.P., an affiliate of Thoma Bravo, has agreed to purchase $300 million of ironSource Class A Ordinary Shares pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors.

The foregoing description of the Merger Agreement, the transactions, the Sponsor Support Agreement and the Investment Agreement does not purport to be complete. For further information and access to the full agreements refer to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

IRONSOURCE LTD.,

SHOWTIME CAYMAN,

SHOWTIME CAYMAN II,

and

THOMA BRAVO ADVANTAGE

dated as of

March 20, 2021

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 20, 2021, by and among Thoma Bravo Advantage, a Cayman Islands exempted company (“SPAC”), Showtime Cayman, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”) and ironSource Ltd., a company organized under the laws of the State of Israel (the “Company”). SPAC, Merger Sub, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of acquiring one or more operating businesses through a Business Combination (as defined herein).

WHEREAS, Merger Sub is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, Merger Sub II is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the Transactions.

WHEREAS, immediately following the Recapitalization (as defined herein), upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing (as defined herein), Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which it is a party; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which it is a party and the other Transactions contemplated hereby and thereby, including the Mergers, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the board of directors of Merger Sub II has unanimously determined that it is in the best interests of Merger Sub II to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the Company, in each of its capacity as the sole shareholder of Merger Sub and Merger Sub II, has approved this Agreement and the other Transaction Agreements to which Merger Sub and Merger Sub II, as applicable, is a party and the Transactions contemplated hereby and thereby, including the Mergers, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A (the “A&R AoA”).

WHEREAS, prior to the Closing, the Company shall adopt the modifications to the incentive equity plan in substantially the form attached hereto as Exhibit B (the “Incentive Equity Plan Modifications”) and adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit C (the “ESPP”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit D (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) have entered into a transaction support agreement, each attached hereto as Exhibit E (the “Company Shareholder Support Agreements”).

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Company shall amend and restate its Shareholders Rights Agreement in the form attached hereto as Exhibit F-1 (the “Amended SRA”), and prior to the Closing, the Company and the Sponsor shall enter into a joinder to the Amended SRA in the form attached hereto as Exhibit F-2 (the “Joinder”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of SPAC, the Company, Merger Sub and Merger Sub II are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations.

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors (the “PIPE Investors”) for a private placement and secondary sale of shares of Class A Ordinary Shares (as defined herein) pursuant to the terms of the investment agreements (as amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), in substantially the form attached hereto as Exhibit G, such transactions to be consummated substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals (as defined herein) (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate amount of freely usable cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after giving effect to all of the SPAC Shareholder Redemptions, and the payment of all fees and expenses of SPAC in connection with the consummation of the Transactions (including deferred underwriting fees)) plus (b) the aggregate amount of net cash proceeds that have been funded, or that will be funded substantially concurrently with the occurrence of the Closing (solely to the extent actually funded), pursuant to the PIPE Agreements.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977 (the “Israeli Bribery Law”), and any other applicable anti-bribery or anti-corruption Laws.

“Base Equity Value” means $10,000,000,000.

“Business Combination” has the meaning ascribed to such term in the SPAC A&R Memorandum and Articles of Association.

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York and Tel Aviv, Israel are authorized or required by Law to close.

“Class A Ordinary Share” has the meaning ascribed to such term in the A&R AoA.

“Class B Ordinary Share” has the meaning ascribed to such term in the A&R AoA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, cash and cash equivalents shall specifically include marketable securities, short-term deposits, short-term investments, cash held in any jurisdictions, restricted cash, and any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries that are not yet credited to the account of the Company or its Subsidiaries.

“Company Determined Amount” means an amount determined by the Company, following consultation with SPAC, in the Company’s reasonable discretion and specified in the Closing Statement; provided that the Company Determined Amount may not be less than $500,000,000.

“Company Ordinary Shares” means ordinary shares, par value NIS 0.01, of the Company.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares as of any determination time prior to the First Effective Time, as applicable.

“Company Shareholder Approval” means the vote of holders of ordinary shares of the Company required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Mergers and the Stock Split, (ii) approval of the A&R AoA and (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws as set forth on Schedule 8.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment (excluding purchase orders entered into in the ordinary course of business).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Relevant Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“Current AoA” shall mean the Articles of Association of the Company as in effect on the date hereof.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means the amount equal to (a) Base Equity Value plus (b) Closing Date Cash minus (c) Closing Date Indebtedness, as set forth in the Closing Statement.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, all indebtedness of the Company and its Subsidiaries for borrowed money, including any principal, accrued and unpaid interest and other accrued and unpaid related expenses, reimbursements and penalties, as of the applicable time of determination (but excluding, for the avoidance of doubt, any prepayment penalties and similar obligations).

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, and all registrations, applications and renewals in connection therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how, confidential information, methods, data, and databases.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961.

“ITA” means the Israel Tax Authority.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their business.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means the knowledge that each of the individuals listed on Schedule 1.01(a) actually has, or the knowledge that any of them would have actually have following a reasonable inquiry with his or her direct reports; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the transactions contemplated herein; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; (f) any action taken or not taken at the written request of SPAC; (g) any change in budgets, planning, priorities or policies of any Governmental Authority; (h) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (i) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (j) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause j shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (k) any action taken by SPAC or its Affiliates; or (l) any matter to which SPAC has consented in writing; except, in the case of clauses (b), (c), or (g) above, to the extent that any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided, however, that in determining whether a Material Adverse Effect has occurred or would occur, there shall be taken into account any right to insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries.

“NIS” means New Israeli Shekels.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the shares of Class A Ordinary Shares that constitute the Merger Consideration.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; or (ii) any Person organized, resident in, or operating from a Sanctioned Country.

“Sanctions Laws” means all applicable U.S., Israeli and other Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), Israel, the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act and the Israeli Securities Law, 1968, and the rules and regulations thereunder).

“SPAC A&R Memorandum and Articles of Association” means the SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 14, 2021.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Organizational Documents” means the Organizational Documents of SPAC, as amended and/or restated (where applicable).

“SPAC Second Merger Approval” means the written resolution of the Company, as the sole shareholder of the Surviving Entity immediately following the consummation of the First Merger at the First Merger Effective Time, required to approve the SPAC Second Merger Proposals, as determined in accordance with applicable Law and the Surviving Entity A&R Memorandum and Articles of Association.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC A&R Memorandum and Articles of Association.

“SPAC Shareholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Organizational Documents and the Trust Agreement.

“SPAC Shareholders” means any holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the reasonable and documented fees, costs, expenses and disbursements of counsel, accountants, advisors (including placement agents) and consultants of SPAC; provided that SPAC Transaction Expenses shall not include any fees, costs or expenses payable to any Affiliates of SPAC or to the Sponsor or any of its Affiliates.

“SPAC Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the approval by special resolutions of the First Plan of Merger, and the authorization of the First Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that NYSE or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Second Merger Proposals” means the approval by special resolutions of the Second Plan of Merger, and the authorization of the Second Merger.

“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the aggregate number of Class A Ordinary Shares and Class B Ordinary Shares outstanding immediately prior to the Stock Split (assuming, for the purposes of this clause (x), the exercise on a cashless basis of all outstanding options to acquire Class A Ordinary Shares or Class B Ordinary Shares and all Class A Ordinary Shares or Class B Ordinary Shares underlying any outstanding RSUs, in each case, disregarding any time vesting provisions thereof), and (y) 10.

“Sponsor” means Thoma Bravo Advantage Sponsor, LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the PIPE Agreements, the Joinder, the Amended SRA, the Company Shareholder Support Agreements, the First Plan of Merger, the Second Plan of Merger, the Secondary PSA and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account Excess Cash” means the excess (if any) of (i) the aggregate amount of freely usable cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after giving effect to all of the SPAC Shareholder Redemptions, and the payment of all fees and expenses of SPAC in connection with the consummation of the Transactions (including deferred underwriting fees)), over (ii) the Company Determined Amount.

“Trust Agreement” means that certain Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (as trustee) (the “Trustee”), dated as of January 14, 2021.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 1.03 Table of Defined Terms.

Term	Section
“5% Payee”	Section 3.04(b)
“A&R AoA”	Recitals
“Additional Financial Statements”	Section 6.04(a)
“Agreement”	Preamble
“Alternative Transaction Proposal”	Section 8.03
“Amended SRA”	Preamble
“Cayman Companies Law”	Recitals
“CBA”	Section 4.12(a)(vii)
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Closing Date Cash”	Section 3.02(b)
“Closing Date Indebtedness”	Section 3.02(b)
“Closing Statement”	Section 3.02(b)
“Company”	Preamble
“Company Board Recommendation”	Section 8.02(c)
“Company Employees”	Section 4.13(a)
“Company Meeting Change”	Section 8.02(c)
“Company Ordinary Share Conversion”	Section 2.01
“Company Permits”	Section 4.11
“Company Shareholder Support Agreement”	Recitals
“Company Special Meeting”	Section 8.02(c)
“Confidentiality Agreement”	Section 11.09
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail”	Section 7.01(b)
“Designated Person”	Section 11.17(a)
“Enforceability Exceptions”	Section 4.03
“ERISA”	Section 4.13(a)
“ESPP”	Recitals
“Exchange Agent”	Section 3.03(a)
“Exchange Agent Agreement”	Section 3.03(a)
“Excluded Share”	Section 3.01(d)
“Existing D&O Arrangements”	Section 7.01(a)
“Existing Representation”	Section 11.17(a)
“Federal Securities Laws”	Section 5.08(a)
“Financial Statements”	Section 4.08(a)
“First Effective Time”	Section 2.03(a)
“First Merger”	Recitals
“First Plan of Merger”	Section 2.03(a)
“Foreign Plan”	Section 4.13(d)(vi)
“Incentive Equity Plan Modifications”	Recitals
“Intended Tax Treatment”	Section 8.04(a)
“Interim Period”	Section 6.01
“Joinder”	Recitals
“Leased Company Real Property”	Section 4.17(b)
“Leases”	Section 4.17(b)
“Mergers”	Recitals
“Merger Consideration”	Section 3.01(a)
“Merger Sub”	Preamble

Term	Section
“Merger Sub II”	Preamble
“Most Recent Balance Sheet”	Section 4.08(a)
“Multiemployer Plan”	Section 4.13(d)(vi)
“Non-Recourse”	Section 11.14
“Party”	Preamble
“Payee”	Section 3.04(b)
“Payor”	Section 3.04(a)
“PIPE Agreement”	Recitals
“PIPE Financing”	Recitals
“PIPE Financing Amount”	Recitals
“PIPE Investors”	Recitals
“Post-Closing Group”	Section 11.17(a)
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Proxy Statement”	Section 8.02(a)(i)
“Proxy Statement/Prospectus”	Section 8.01(a)(i)
“Recapitalization”	Section 2.01
“Registered Intellectual Property”	Section 4.18(a)
“Sarbanes-Oxley Act”	Section 5.08(a)
“Second Effective Time”	Section 2.03(b)
“Second Merger”	Recitals
“Second Plan of Merger”	Section 2.03(b)
“Secondary PSA”	Section 2.01(b)
“SEC Reports”	Section 5.08(a)
“Selling Shareholder”	Section 2.01(b)
“SPAC”	Preamble
“SPAC Alternative Transaction”	Section 8.03(b)
“SPAC Board Recommendation”	Recitals
“SPAC Class B Conversion”	Section 3.01(a)
“SPAC Extraordinary General Meeting”	Section 8.02(a)(i)
“SPAC Group”	Section 11.17(a)
“SPAC Impairment Effect”	Section 5.01
“SPAC Meeting Change”	Section 8.02(b)
“SPAC Permits”	Section 5.09
“SPAC Related Party”	Section 5.15
“SPAC Secondary Purchase”	Section 2.01(b)
“Specified Contracts”	Section 4.12(a)
“Specified Representations”	Section 9.02(a)
“Sponsor Support Agreement”	Recitals
“Stock Split”	Section 2.01
“Supporting Company Shareholders”	Recitals
“Surviving Company”	Recitals
“Surviving Entity”	Recitals
“Surviving Provisions”	Section 10.02
“Termination Date”	Section 10.01(c)
“Trade Controls”	Section 4.22(a)
“Transaction Filings”	Section 8.02(a)(i)

Term	Section
“Transaction Litigation”	Section 8.01(d)
“Transactions”	Recitals
“Transfer Taxes”	Section 8.04(b)
“Trust Account”	Section 5.06(a)
“Withholding Drop Date”	Section 3.04(b)
“Withholding Ruling”	Section 3.04(b)

ARTICLE II

PRE-CLOSING TRANSACTIONS; THE MERGERS

Section 2.01 Pre-Closing Transactions.

(a) On the Closing Date, subject to obtaining the Company Shareholder Approval, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements (but in any event following the determination of the Equity Value pursuant to Section 3.02(b)), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) the A&R AoA shall be adopted and become effective, (ii) each Company Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be renamed and become a Class A Ordinary Share of the Company of no par value, (iii) the Company shall declare and effect an in-kind dividend on each Class A Ordinary Share then outstanding by distributing to each holder of Class A Ordinary Shares one Class B Ordinary Share of the Company of no par value for each Class A Ordinary Share held by such holder, (iv) each Class A Ordinary Share and each Class B Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be split into such number of Class A Ordinary Shares and Class B Ordinary Shares, respectively, equal to the Split Factor (the “Stock Split”); provided that no fraction of a Class A Ordinary Share and Class B Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Class A Ordinary Share and Class B Ordinary Share, as applicable (after aggregating all fractional Class A Ordinary Shares and Class B Ordinary Shares, respectively, that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Class A Ordinary Shares and Class B Ordinary Shares, as applicable, to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the First Effective Time shall be adjusted to give effect to the foregoing transactions (clauses (i) through (v), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares, Class A Ordinary Shares or Class B Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Company Ordinary Shares, Class A Ordinary Shares or Class B Ordinary Shares occurring on or after the date hereof and prior to the Closing. For reference purposes only, an illustrative calculation of the Stock Split (and Split Factor) is set forth on Exhibit H hereto.

(b) If the Trust Account Excess Cash is greater than zero, on the Closing Date, immediately following the Recapitalization (but for the avoidance of doubt, prior to the First Effective Time), SPAC shall purchase from certain Company Shareholders (each, a “Selling Shareholder”, and collectively the “Selling Shareholders”) such number of Class A Ordinary Shares, at a price per share of $10.00, for an aggregate purchase price equal to the Trust Account Excess Cash (the “SPAC Secondary Purchase”). The SPAC Secondary Purchase shall be effected pursuant to a purchase and sale agreement, between SPAC and the Selling Shareholder(s), substantially in the form attached hereto as Exhibit I (the “Secondary PSA”). The Company, in its sole discretion, shall designate the Selling Shareholders and the number of Class A Ordinary Shares and Class B Ordinary Shares (which Class B Ordinary Shares, for the avoidance of doubt, shall automatically convert into Class A Ordinary Shares immediately prior to the consummation of such sale) to be sold by each such Selling Shareholder in a written notice to be delivered to SPAC no later than three Business Days prior to the Closing Date. SPAC shall duly execute and deliver to the Company each such Secondary PSA prior to the Closing Date.

Section 2.02 The Mergers. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.03 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization and the SPAC Secondary Purchase:

(a) SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit J-1 hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”); and

(b) Immediately following the consummation of the First Merger at the First Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit J-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub II and the Surviving Entity may agree and specify pursuant to the Cayman Companies Law (the “Second Effective Time”).

Section 2.04 Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (ii) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Surviving Entity shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub II and the Surviving Entity set forth in this Agreement to be performed after the Second Effective Time.

Section 2.05 Governing Documents. At the First Effective Time, the SPAC A&R Memorandum and Articles of Association shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the First Effective Time, except all references to the name of Merger Sub shall be replaced by the name of SPAC. At the Second Effective Time, the memorandum and articles of association of Merger Sub shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Merger Sub II as in effect immediately prior to the Second Effective Time, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Entity and the Surviving Company. Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. Immediately after the Second Effective Time, the directors and officers of the Surviving Entity immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Further Assurances.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Entity, the applicable directors, officers and members of Merger Sub II and the Surviving Entity (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

THE MERGERS; CLOSING

Section 3.01 Effect of Mergers on Securities of SPAC, Merger Sub and Merger Sub II. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R

Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities.

(b) Each SPAC Class A Share issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Class A Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(c) Each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(d) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be cancelled, and no consideration shall be paid or payable with respect thereto.

(e) Each ordinary share of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and the ordinary shares of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the ordinary shares of the Surviving Company, which shall constitute 100% of the outstanding equity securities of the Surviving Company as of immediately following the Second Effective Time.

Section 3.02 Closing; Closing Statement.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to SPAC a statement (the “Closing Statement”) which sets forth the Company’s good faith estimate of (A) the Indebtedness of the Company and its Subsidiaries as of 11:59 pm (New York City time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (New York City time) on the day immediately prior to the Closing Date (the “Closing Date Cash”), (C) the resulting calculation of the Equity Value, and (D) the Company Determined Amount. The Closing Statement will be prepared in accordance with the definitions set forth herein and GAAP (if applicable). For a period of 72 hours following the delivery of the Closing Statement, the

Company shall provide SPAC reasonable access to the supporting documentation used by the Company in the preparation of the Closing Statement as reasonably requested by SPAC or its Representatives in connection with SPAC’s review of the Closing Statement. Prior to the Closing Date, the Company shall consider in good faith any reasonable comments of SPAC to the estimates contained in the Closing Statement provided in writing during the 72-hour period following the delivery of the Closing Statement. If the Company, in its discretion, agrees to make any modification to the Closing Statement requested by SPAC, then the Closing Statement as so agreed by the Company to be modified shall be deemed to be the Closing Statement for purposes of calculating Equity Value. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (i) in no event shall the Closing be delayed or otherwise not occur as a result of (x) SPAC’s review of or comment on the Closing Statement (including if the Company agrees to make changes thereto or claim that some supporting documentation has not been made available (other than the provision of the Closing Statement itself)), and (y) SPAC’s rejection of, or dispute related to, the Closing Statement (or any component thereof) and (ii) under no circumstances shall the acceptance of the Closing Statement (or any component thereof) be a condition to the obligations of SPAC to consummate the Mergers (or any of the other Transactions). The Company shall also specify the Company Determined Amount in the Closing Statement.

Section 3.03 Delivery.

(a) Prior to the First Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share on the register of shareholders of SPAC for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Class A Ordinary Shares delivered upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of shareholders of SPAC of the SPAC Class A Shares. From and after the First Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except the right to receive Class A Ordinary Shares in exchange therefor, as provided in this Agreement.

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). From and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any

Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights.

(a) Each of the Company, Merger Sub, Merger Sub II, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) With respect to Israeli Taxes, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with the SPAC and its Israeli counsel, to prepare and file with the ITA an application for a ruling, (a) exempting the Payor and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable to the holders of SPAC Class A Shares (each, a “Payee”) pursuant this Agreement or clarifying that no such obligation exists, or (b) instructing the Payor and its agents on how such withholding is to be executed from the payment of such consideration (the “Withholding Ruling”). If the Withholding Ruling is obtained by the Closing Date, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of the Withholding Ruling, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any); provided however, that if the Withholding Ruling is not obtained for any reason whatsoever by the Closing Date, the Closing will not be delayed or postponed and a Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement to a Payee who hold 5% or more in the SPAC share capital immediately prior to the Closing (each, a “5% Payee”). The consideration payable to each 5% Payee shall be retained by the Exchange Agent for the benefit of each such 5% Payee for a period of up to 180 days from the Closing Date or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any 5% Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each 5% Payee may obtain a Valid Certificate). If a 5% Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such 5% Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any 5% Payee (i) fails to provide the Payor with a Valid Certificate at least three Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.

(c) To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained

Class A Ordinary Shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d) Each Payee hereby shall be deemed, by virtue of the Mergers, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Class A Ordinary Shares otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.04; provided that any such sale shall not be to the Company or any of its Subsidiaries. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Class A Ordinary Shares required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Class A Ordinary Shares otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Class A Ordinary Shares otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

Section 3.05 Agreement of Fair Value. SPAC, Merger Sub, Merger Sub II and the Company respectively agree that the Merger Consideration represents not less than the fair value of the SPAC Class A Shares for the purposes of section 238(8) of the Cayman Companies Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to SPAC dated as of the date of this Agreement, the Company represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Israel and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. Each of the Company, Merger Sub and Merger Sub II has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, Merger Sub and Merger Sub II, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company, Merger Sub or Merger Sub II is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s, Merger Sub’s or Merger Sub II’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable) will be, duly and validly executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company, Merger Sub or Merger Sub II, as applicable, enforceable against the Company, Merger Sub or Merger Sub II, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company, Merger Sub and Merger Sub II of this Agreement and the Transaction Agreements to which each is a party and the consummation by each of the Company, Merger Sub and Merger Sub II of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation, in each case, in any material respect, of any provision of any material Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) and (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.04, and except as would not be material to Company and its Subsidiaries, taken as a whole, the Company has filed all requisite annual reports and paid all annual fees, and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law, 5759-1999) by the Israeli Registrar of Companies.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company, Merger Sub or Merger Sub II with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is a party and the consummation by the Company, Merger Sub or Merger Sub II of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is 1,100,000 NIS divided into 110,000,000 ordinary shares of the Company, par value NIS 0.01 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of (i) the Organizational Documents of the Company, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including Securities Laws.

(b) Except as set forth on Schedule 4.06(b), as of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, other than under the Company’s share incentive plans (and option and RSU agreements executed thereunder), and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) Except as set forth on Schedule 4.06(c), (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of (i) the Organizational Documents of the applicable Subsidiary, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including applicable Securities Laws.

(b) There are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company’s Subsidiaries may vote.

(c) Except as set forth on Schedule 4.07(c), as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08 hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 (the “Most Recent Balance Sheet”), and the related audited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the date and for the period indicated in such Financial Statements, and the results of their operations and cash flows for the year then ended in conformity with GAAP.

(c) The Company and its Subsidiaries have established and maintain processes of internal accounting controls. To the Knowledge of the Company, such processes are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as set forth on Schedule 4.08(e) or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(g) Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth in Schedule 4.10, since December 31, 2019, there has been no pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.11 Compliance with Laws.

(a) The Company and its Subsidiaries are, and since December 31, 2019 has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since December 31, 2019 has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the material businesses of the Company (the “Company Permits”). The Company and its Subsidiaries are, and since December 31, 2019 has been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of all Contracts described in clauses (i) through (xi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Leases (all such Contracts as described in clauses (i) through (xi), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Each Contract with any of the (A) top ten supply partners (calculated based on the aggregate consideration paid by the Company and its Subsidiaries therefrom for the calendar year ended December 31, 2020) and (B) top ten demand partners (calculated based on the aggregate consideration received by the Company and its Subsidiaries therefrom for the calendar year ended December 31, 2020);

(ii) Each Contract relating to Indebtedness having an outstanding principal amount in excess of $10,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $10,000,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000,000 in the aggregate;

(vi) Each material license or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above and open source licenses);

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(x) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xi) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except (x) for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date or (y) as would not reasonably be expected to have a Material Adverse Effect, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan maintained for the benefit of employees located in Israel and in the United States. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), education fund (‘keren hishtalmut’), collective bargaining, expansion orders (except for those which generally apply to all employees in Israel), bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee, officer or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including (x) any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of the Company or any of its Subsidiaries.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC copies of each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan. All Company Employees have entered into confidentiality, non-competition, non-solicitation agreements and assignment of inventions agreements with the Company or a Subsidiary thereof in customary form (the “PIIA”), except where the failure to enter into such PIIA would not have a Material Adverse Effect. To the Company’s Knowledge, no Company Employee is in violation of any term of the PIIA or any restrictive covenant in favor a third party relating to the right of any such Company Employee to be employed or engaged by the Company or a Subsidiary, except as would not have a Material Adverse Effect.

(c) No Company Benefit Plan: (i) is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) is a “multiemployer plan,” as defined in Section 3(37) of

ERISA (a “Multiemployer Plan”) or (iii) provides for retiree or post-termination health benefits except as required by applicable Laws.

(d) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code, and no Company Benefit Plan has any unfunded liabilities;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification;

(iii) except as set forth on Schedule 4.13(d)(iii), neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any compensation or material benefits to any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries under any Company Benefit Plan, (B) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries of any material severance pay or any material increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee, or (C) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code;

(iv) neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code;

(v) each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and

(vi) except as set forth on Schedule 4.13(d)(vi), each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) (A) has been maintained, funded and administered in compliance in all material respects with applicable Laws and (B) if required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements.

(e) Except as would not have a Material Adverse Effect, (i) all of the Company’s and its Subsidiaries’ liabilities to Company Employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans or Company Benefit Plans are fully funded or, if not, are accrued on the Financial Statements as of the date of such Financial Statements, and (ii) except as set forth on Schedule 4.13(e), the Company’s arrangement under Section 14 the Severance Pay Law 5723-1963 (the “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Company Employees based on their full salaries and from their commencement date of employment and, upon the termination of employment of any Company Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. To the Knowledge of the Company, no extension orders (‘tzavei harchava’) apply to the Company or any of its Subsidiaries, other than the general extension orders that apply to all employers in Israel. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are, and since December 31, 2019 there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and (ii) there is no, and since December 31, 2019 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by the Company and its Subsidiaries have been duly paid;

(iii) to the Knowledge of the Company, except as set forth on Schedule 4.15(a)(iii), there are no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar or analogous provision of state, local or non-U.S. Law);

(vi) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens;

(vii) to the Knowledge of the Company, except as set forth on Schedule 4.15(a)(vi), there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full;

(viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(ix) neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(x) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction made prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (v) any agreement entered into with any Governmental Authority in respect of Taxes. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code;

(xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(b) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), that would prevent the Mergers from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(e) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity”

within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f) The Company has no Knowledge of any fact, any circumstance, or any reason that would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(g) The Company is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Schedule 4.15(g) lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes.

(h) Except as would not have a Material Adverse Effect and except as set forth on Schedule 4.15(h), (i) all payments by, to or among the Company and any of its Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Authority, and (ii) the Company complies, and has always been compliant, with the requirements of Section 85A of the Israeli Income Tax Ordinance and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations thereunder, where applicable.

(i) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(j) The Company may be entitled to certain Tax benefits (“Tax Incentives”) under its status as a “technology preferred enterprise” (mifal muadaf) as defined in the Law for the Encouragement of Capital Investment, 5719-1959 (the “Capital Investment Law”). The Company is in compliance, in all material respects, with all the conditions and requirements of the Tax Incentives applicable to the Company (including all rulings and approvals received by the ITA). No claim or challenge has been made in writing to the Company by the ITA with respect to the Company’s Tax Incentives.

(k) Except as would not have a Material Adverse Effect and except as set forth on Schedule 4.15(k): (i) neither the Company nor any of its Subsidiaries has ever participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder, (ii) neither the Company nor any of its Subsidiaries has ever taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iii) neither the Company nor any of its Subsidiaries has ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance, and (iv) neither the Company nor any of its Subsidiaries has ever performed and was not part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 5736-1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(l) The Company is duly registered for the purposes of Israeli VAT and has complied in all respects with all requirements concerning VAT, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company (i) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (ii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No Subsidiary has ever been, and no Subsidiary currently is, required to effect Israeli VAT registration.

(m) Each of the Company’s equity plans that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), all awards granted under the Company’s equity plans that were intended to qualify with the capital gains route under Section 102 of the Israeli Income Tax Ordinance have been granted in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due and timely deposit of such securities with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, the guidance published by the ITA on July 24, 2012, and the clarification dated November 6, 2012.

(n) The Company is not and has never been a real property corporation (‘igud mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(o) Except as set forth on Schedule 4.15(o), the Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling obtained by the Company made with reference to the provisions of Part E2.

(p) To the Knowledge of the Company, the Company is not expected to be a passive foreign investment company as defined under Sections 1291 and 1298 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date.

(q) The Company is not a “controlled foreign corporation” as defined in Section 957 of the Code.

Section 4.16 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) except as set forth on Schedule 4.15(c) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Lease, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.18 Intellectual Property and IT Security.

(a) Schedule 4.18(a) lists (i) all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, and domain name registrations included in the Owned Intellectual Property as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting, and the Company and its Subsidiaries exclusively own all Owned Intellectual Property material to their business, free and clear of any Liens other than Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in or necessary for the conduct of their businesses. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any material Owned Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three years, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such person, a “Creator”) have (A) agreed to maintain and protect the trade secrets and confidential information of the applicable company and (B) assigned to such company all such Intellectual Property authored, invented, created or developed by such person on behalf of the Company or a Subsidiary thereof in the course of such Creator’s employment or other engagement with such company. Each Creator has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all Owned Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Person that has had access to the source code or trade secrets of the Company has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) none of the software included in the Owned Intellectual Property (“Company Software”) that incorporates any software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) is used by the Company or its Subsidiaries in a manner that requires that any of the Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (ii) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property. To the Knowledge of the Company, no Company Employee who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any material Owned Intellectual Property were created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.

(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past three years, to the Knowledge of the Company, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.

(g) Except as set forth in Schedule 4.18(g) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of the Company and its Subsidiaries, and Specified Contracts, in each case, with respect to data privacy. Except as set forth in Schedule 4.18(g), to the Knowledge of the Company, there is no current Action pending against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any personally identifiable information.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2019 has been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had, and would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(b) As of the date hereof, there are no written claims or notices of violation pending or, to the Knowledge of the Company issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any Leased Company Real Property.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.

Section 4.20 Brokers’ Fees. Other than as set forth on Schedule 4.20, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Related Party Transactions. Except for the Contracts set forth on Schedule 4.21 or Contracts that will be terminated or expire pursuant to its terms prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans and (iv) powers of attorney and similar grants of authority made in the ordinary course of business.

Section 4.22 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”), except in each case as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years been the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 4.23 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement delivered by SPAC dated as of the date of this Agreement, or except as set forth in any of SPAC’s SEC Reports filed after the date of the SPAC’s final prospectus dated January 14, 2021 and prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of each of the SPAC Organizational Documents as in effect as of the date hereof. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the First Merger and the SPAC Second Merger Approval is a condition to the consummation of the Second Merger). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by SPAC) will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of the SPAC’s Equity Securities in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Transaction Proposals and the SPAC Second Merger Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the SPAC and the SPAC’s shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) resolved to recommend to SPAC’s shareholders approval of each of the SPAC Transaction Proposals, and (v) resolved to, immediately following the consummation of the First Merger at the First Effective Time, seek approval of each of the SPAC Second Merger Proposals.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval and the

SPAC Second Merger Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or constitute a violation, in each case, in any material respect, of any provision of any material Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (c) and (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.04 Litigation and Proceedings. Since its incorporation to the date of this Agreement, there has been no pending or, to the knowledge of SPAC, threatened (in writing) Actions by or against SPAC that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger in accordance with Cayman Companies Law, (v) the filing of the Second Plan of Merger in accordance with Cayman Companies Law, (vi) the SPAC Shareholder Approval, and (vii) the SPAC Second Merger Approval.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $1,000,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) in accordance with the Trust Agreement, the other SPAC Organizational Documents, and SPAC’s final prospectus dated January 14, 2021, (ii) to pay franchise taxes and income taxes from any interest income earned in the

Trust Account, or (iii) to redeem SPAC Shares in accordance with the provisions of the SPAC Organizational Documents. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of the SPAC pursuant to the SPAC Organizational Documents or otherwise. From and after the First Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Class A Shares for redemption pursuant to the SPAC Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) in respect of deferred underwriting commissions, (y) shareholders of SPAC who shall have elected to redeem their shares of SPAC Class A Shares pursuant to the SPAC Shareholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement), or (z) if SPAC fails to complete a business combination within the allotted time period set forth in the SPAC Organizational Documents and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Shareholders) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except (x) in the circumstances described in the SPAC Organizational Documents, including pursuant to SPAC Shareholder Redemptions and (y) to Sponsor with respect to income earned on the proceeds in the Trust Account.

(b) As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. As of the date hereof, SPAC does not have, or have any present intention, Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) SPAC has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) There is, and since its incorporation has been, no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which, for purposes of this clause (ii), are immaterial in nature.

Section 5.09 Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not, individually or in the aggregate, be material to SPAC.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.10(c), SPAC is not, and at no time has been, party to any Contracts with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate.

(d) SPAC has no liabilities, debts or obligations, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of SPAC, or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 5.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect:

(i) all Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by SPAC have been duly and timely paid;

(iii) no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority;

(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting, and remittance of Taxes;

(v) SPAC has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 4 (or any similar or analogous provision of state, local or non-U.S. Law);

(vi) there are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens;

(vii) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed, or threatened against SPAC that have not been paid or otherwise resolved in full;

(viii) SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor);

(ix) SPAC does not have any liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(x) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xi) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction made prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date or (v) any agreement entered into with any Governmental Authority in respect of Taxes. SPAC has not made an election pursuant to Section 965(h) of the Code; and

(xii) SPAC will not be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by SPAC (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(b) SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c) SPAC has not taken any action (nor permitted any action to be taken), that would reasonably be expected to prevent the Mergers from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d) SPAC is a Tax resident only in its jurisdiction of formation.

(e) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a). (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f) SPAC does not have knowledge of any fact or any reason that (when taken together with the SPAC’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(g) SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(h) SPAC is expected to be a passive foreign investment company as defined under Sections 1291 and 1298 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date.

(i) SPAC is not a “controlled foreign corporation” as defined in Section 957 of the Code.

Section 5.12 Capitalization.

(a) The authorized share capital of the Company is $55,100.00 divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preferred Shares”). Schedule 5.12(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preferred Shares have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the SPAC Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.12(a), there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 NYSE Listing. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TBA.” SPAC is a member in good standing with the NYSE and has complied with the applicable listing requirements of the NYSE. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or terminate the listing of SPAC Class A Shares on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares from the NYSE or the SEC.

Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) SPAC and, to the knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions. Schedule 5.15 sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Schedule 5.15, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii)  owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Sponsor Support Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of SPAC and, each other party thereto (including Sponsor) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach of any party under the Sponsor Support Agreement.

Section 5.17 Investment Company Act; JOBS Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.18 Absence of Changes. Since the date of SPAC’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.19 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers, managers and general managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 5.20 No Other Representations. Except as provided in this Article  V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Recapitalization) or any other Transaction Agreement, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Recapitalization) or in any other Transaction Agreement, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract, or any Lease;

(d) other than in connection with the exercise of options outstanding as of the date of this Agreement or otherwise granted as permitted by the terms of this Agreement, (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(f) settle any pending or threatened Action if such settlement would require payment by the Company in an amount greater than $10,000,000 or admit criminal wrongdoing;

(g) except in the ordinary course of business consistent with past practices, or as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any Company Employee, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer level Company Employees, (iii) take any action to materially increase any compensation or material benefits of any Company Employee, except for bonuses, base salary increases or in connection with any promotions or (iv) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(i) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its Subsidiaries;

(j) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than (x) transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company, or (y) in connection with the termination of employees of the Company or any of its Subsidiaries under the Company’s existing option plans;

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(l) make any material change in accounting principles, estimation techniques and assumptions or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(n) make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, or surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(o) other than in the ordinary course of business, incur, create, assume or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(p) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(q) (i) make any capital expenditures that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with, or (ii) delay the making of any material capital expenditures as provided in, the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC;

(r) accelerate or delay any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

(s) except in the ordinary course of business consistent with past practices, (i) make any changes which are material to the Company and its Subsidiaries (taken as a whole) with respect to their policies or practices concerning (A) collection of accounts receivable, or (B) payment of accounts payable; or (ii) make any changes which are material to the Company and its Subsidiaries (taken as a whole) in its cash management customs and practices (including customs and practices relating to the timing of collection of receivables, the timing of payment of payables and any other movement of cash, cash equivalents or marketable securities);

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(u) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof; or

(v) enter into any Contract to do any action prohibited under Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Each of the Company, Merger Sub and Merger Sub II acknowledges that it has read SPAC’s final prospectus, dated January 14, 2021, the other SEC Reports, the SPAC Organizational Documents and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, Merger Sub and Merger Sub II further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 (or in certain circumstances, 30) months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, each of the Company, Merger Sub and Merger Sub II (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement or the Transactions with SPAC; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account to the extent permitted by this Agreement or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement Cooperation.

(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to SPAC’s shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the NYSE in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the NYSE; and (iii) the Class A Ordinary Shares issuable in accordance with this Agreement, including the Mergers, to be approved for listing on the NYSE (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Second Effective Time. The Company shall pay all fees of NYSE in connection with the application to list and the listing of the Class A Ordinary Shares.

Section 6.06 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall adopt: (i) the Incentive Equity Plan Modifications in substantially the form attached hereto as Exhibit B (with such changes that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), and (ii) the ESPP in substantially the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), in each case, effective as of the Closing Date.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.07 [RESERVED].

Section 6.08 Merger Sub Shareholder Approval. Upon receipt of the SPAC Shareholder Approval, the Company, as the sole shareholder of Merger Sub, will authorize the First Merger and the entry into the First Plan of Merger.

Section 6.09 Merger Sub II Shareholder Approval. Upon receipt of the SPAC Second Merger Approval, the Company, as the sole shareholder of Merger Sub II, will authorize the Second Merger and the entry into the Second Plan of Merger.

ARTICLE VII COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the SPAC Organizational Documents or under any indemnification agreement such D&O Indemnitee may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company.

(c) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnities, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change or amend the Trust Agreement or the SPAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the SPAC Shareholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii) (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(v) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any material liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities;

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, the SPAC shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which the SPAC is party.

Section 7.03 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the shareholders of SPAC pursuant to the SPAC Shareholder Redemption, (B) pay the amounts due to the underwriters of the SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of SPAC as repayment of any unpaid SPAC liabilities solely (x) to the extent set forth on Schedule 7.03, or (y) for such other liabilities that are less than $100,000 in the aggregate, (D) pay the amounts due to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its operations and efforts to effect the Transactions, (E) pay all income tax or other tax obligations of SPAC prior to Closing; and (F) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.04 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05 Section 16 Matters. Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings.

(a) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.07 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares to be listed on, the NYSE. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

Section 7.08 SPAC Board Recommendation. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason. The board of directors of SPAC shall publicly reaffirm the SPAC Board Recommendation within five Business Days of receipt of a written request therefor from the Company, provided that, if SPAC otherwise complied in all material respects with all of its obligations under Section 7.06, this Section 7.08, Section 8.01, Section 8.02 and Section 8.03, the board of directors of SPAC shall not be obligated to make such reaffirmation on more than two occasions.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of SPAC and the Company.

(b) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any

Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Shareholder Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Class A Ordinary Shares to be issued in exchange for the issued and outstanding SPAC Class A Shares. Subject to Schedule 8.02, each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the NYSE) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Class A Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Extraordinary General Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), and SPAC shall convene and hold a meeting of SPAC Shareholders, in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to effect SPAC Shareholder Redemption, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or NYSE (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize SPAC Shareholder Redemption by SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary

General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; or (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to one SPAC Meeting Change (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Organizational Documents of the Company and applicable Law, for the purpose of obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall, through approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason. The board of directors of the Company shall publicly reaffirm the Company Board Recommendation within five Business Days of receipt of a written request therefor from SPAC, provided that if the Company otherwise complied in all material respects with all of its obligations under Section 8.01, this Section 8.02 and Section 8.03, the board of directors of the Company shall not be obligated to make such reaffirmation on more than two occasions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by applicable Law, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Special

Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to (A) any purchase of stock or other Equity Securities of the Company (other than (x) pursuant to or in connection with a Company Benefit Plan or (y) as consideration in an acquisition by the Company or its Subsidiaries, but subject to, and without limiting anything contained in Section 6.01) or material portion of the assets of the Company and its Subsidiaries or (B) any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives, its Subsidiaries and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC or any Subsidiary thereof, on the one hand, and any other Person (other than the Company), on the other hand (a “SPAC Alternative Transaction”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or Subsidiaries or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives, its Subsidiaries and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

Section 8.04 Tax Matters.

(a) For U.S. federal income Tax purposes, the Parties intend that (x) the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, SPAC, Merger Sub and Merger Sub II are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and (y) the Company, Merger Sub, Merger Sub II, and SPAC hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”). The Parties hereto agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment unless otherwise required by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance), or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. The Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a).

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the party responsible therefor under applicable Law.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Competition Approvals. All Consents from Competition Authorities in the jurisdictions set forth on Schedule 8.01(a) relating to the Transactions shall have been obtained and shall remain in full force and effect.

(b) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.

(c) Net Tangible Assets. After giving effect to the Transactions (including the PIPE Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(d) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(e) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(f) NYSE Listing. The Class A Ordinary Shares to be issued pursuant to Section 3.01(b) in connection with the Closing shall be approved for listing upon the Closing on the NYSE, subject only to official notice of issuance thereof.

(g) Registration Statement. The Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect.

Section 9.02 Additional Conditions to Obligations of SPAC. The obligations of the SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), and Section 4.20 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(d)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties set forth in Section 4.08(d) shall be true and correct as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

Section 9.03 Additional Conditions to the Obligations of the Company, Merger Sub and Merger Sub II. The obligation of the Company, Merger Sub and Merger Sub II to consummate or cause to be consummated the Mergers and is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC contained in Article V (other than the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers Fees), Section 5.08 (SEC Reports; Financial Statements; Sarbanes Oxley Act; Undisclosed Liabilities), Section 5.10 (Business Activities), Section 5.13 (NYSE Listing), Section 5.15 (Related Party Transactions), Section 5.16 (Sponsor Support Agreement), or Section 5.19 (Residency) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, SPAC Impairment Effect or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Impairment Effect.

(ii) Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall equal or exceed $1,300,000,000.

(e) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either SPAC or the Company, if the Second Effective Time has not occurred by 11:59 p.m., New York City time, on October 31, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by SPAC, if the Company, Merger Sub or Merger Sub II has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company, Merger Sub or Merger Sub II before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either SPAC or the Company, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to SPAC if SPAC has breached Section 7.06, Section 7.08, Section 8.02 or Section 8.03(b);

(g) by either SPAC or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the Organizational Documents of the Company; provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if, at the time of such termination, the Company has breached Section 8.02 or Section 8.03(a); or

(h) by the Company, if the condition set forth in Section 9.03(d) becomes incapable of being satisfied at the Closing without any amendments, modifications or supplements to, or waivers under, this Agreement or any of the PIPE Agreements (but subject to the Sponsor’s rights under the Sponsor Support Agreement).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Second Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, prior to the Closing, to:

Thoma Bravo Advantage

150 North Riverside Plaza

Chicago, Illinois 60606

Attn: ##### #######, ##### #######,

E-mail: ######@######.###; ######@######.###

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attn: ##### #######; ##### #######; ##### #######

E-mail: ######@######.###; ######@######.###; ######@######.###

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: ##### #######

E-mail: ######@######.###

If to the Company, Merger Sub or Merger Sub II, or SPAC following the Closing, to:

ironSource Ltd.

Azrieli Sarona Tower, 121 Menachem Begin St.

Tel Aviv, Israel

Attn: ##### #######

##### #######

E-mail: ######@######.###; ######@######.###

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: ##### #######; ##### #######; ##### #######

Email: ######@######.###; ######@######.###; ######@######.###

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention: ##### #######

E-mail: ######@######.###

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan 5250608, Israel

Attn: ##### ####### and ##### #######

E-mail: ######@######.###and ######@######.###

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section  11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that (i) any fees relating to any filings under Competition Laws shall be borne by SPAC and the Company in equal parts and (ii) if the Closing occurs, Surviving Company shall bear and pay at or promptly after the Closing all SPAC Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of

February 7, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub or Merger Sub II under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, the Company Shareholder Support Agreements, the Amended SRA and the Joinder shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company).

(a) Conflicts of Interest. The SPAC acknowledges that each of Latham & Watkins LLP and Meitar Law Offices (each of them, the “Prior Counsel”) has, on or prior to the Closing Date, represented the Company, its Subsidiaries, the Company Shareholders and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d) Miscellaneous. SPAC hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section  11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsels.

Section  11.18 Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC).

(a) Conflicts of Interest. The Company acknowledges that each of Kirkland & Ellis LLP and Goldfarb Seligman & Co., Law Offices (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented SPAC, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Post-Closing Group, on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor

Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c) Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of SPAC and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.

(d) Miscellaneous. The Company hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Mergers to be duly executed as of the date hereof.

ironSource Ltd.

By:	/s/ Tomer Bar-Zeev
Name:	Tomer Bar-Zeev
Title:	CEO

Showtime Cayman

By:	/s/ Assaf Ben Ami
Name:	Assaf Ben Ami
Title:	CFO

Showtime Cayman II

By:	/s/ Assaf Ben Ami
Name:	Assaf Ben Ami
Title:	CFO

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Mergers to be duly executed as of the date hereof.

Thoma Bravo Advantage

By:	/s/ Robert Sayle
Name:	Robert Sayle
Title:	Chief Executive Officer

ANNEX B

FORM OF AMENDED & RESTATED ARTICLES OF ASSOCIATION

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

IRONSOURCE LTD.

As Adopted on                 , 2021

PRELIMINARY

1.	DEFINITIONS; INTERPRETATION.

(a)     In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;

“Company”	shall mean ironSource Ltd.

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 24 of these Articles) as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at any given time.

“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.

“Securities Law”	shall mean the Israeli Securities Law 5728-1968 and the regulations promulgated thereunder.

“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b)     Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c)     The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d)     The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

LIMITED LIABILITY

2.

The Company is a limited liability company and each Shareholder’s liability for the Company’s debt is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s shares, and which amount has not yet been paid by such Shareholder.

COMPANY’S OBJECTIVES

3.	OBJECTIVES.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	DONATIONS.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

SHARE CAPITAL

5.	AUTHORIZED SHARE CAPITAL.

(a)     The authorized share capital of the Company shall consist of (i) 10,000,000,000 Class A Ordinary Shares without par value (the “Class A Shares”) and (ii) 1,500,000,000 Class B Ordinary Shares without par value (the “Class B Shares”).

(b)     Except as specifically provided herein, the Class A Shares and Class B Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 19.

6.	RIGHTS OF CLASS A SHARES AND CLASS B SHARES

(a)     Voting Rights:

(i)

Expect as otherwise expressly provided herein or required by applicable law, the holders of Class A Shares and Class B Shares shall vote together as one class on all matters submitted to a shareholders’ vote.

(ii)

Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of shareholders, each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share, and each holder of Class B Shares shall be entitled to five (5) votes for each Class B Share.

(b)     Identical Rights. Except as otherwise expressly provided herein or required by applicable law, the Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including without limitation:

(i)

Dividends and Distributions. Class A Shares and Class B Shares shall be treated equally and ratably, on a per share basis with respect to any dividend or distribution paid or distributed by the Company unless different treatment of the shares of each such class is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment, provided, however, that in the event a distribution is paid in the form of Class A Shares or Class B Shares (or rights to acquire such shares), then holders of Class A Shares shall receive Class A Shares (or rights to acquire such shares, as the case may be) and holders of Class B Shares shall receive Class B Shares (or rights to acquire such shares, as the case may be.

(ii)

Subdivision and Combination. If the Company effects a split, reverse split, subdivision or combination of the outstanding Class A Shares or Class B Shares, the outstanding shares of the other class will be subject to the same split, reverse split, subdivision or combination in the same proportion and manner, unless different treatment is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.

(iii)

Change of Control Transaction. Class A Shares and Class B Shares shall be treated equally, identically and ratably on a per share basis with respect to any consideration into which such Shares are converted or any consideration paid or otherwise distributed to shareholders of the Company in connection with a Change of Control Transaction, unless different treatment of the shares of each such class is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.

(c)    Voluntary Conversion. Each one (1) Class B Share shall be convertible into one (1) Class A Share at the option of the holder thereof, at any time, upon written notice to the Company and the Company’s transfer agent.

(d)    Automatic Conversion. Class B Shares shall automatically convert into an equal number of Class A Shares upon the earlier of:

(i)

A Transfer of the respective Class B Shares, provided, however, that no such conversion shall occur upon the Transfer to a Permitted Transferee (as defined herein) or from a Permitted Transferee back to the original holder of the Class B Shares. “Permitted Transferee” shall mean any of the following:

(1)	a Family Member of such holder of Class B Shares;

(2)

a trust for the benefit of such holder of Class B Shares or the Family Members of such holder so long as the holder of Class B Shares and/or such Family Members have sole dispositive power and exclusive ability to vote the Class B Shares held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Holder of Class B Shares, and, provided, further, that in the event such holder of Class B Shares and/or Family Members of such holder no longer have sole dispositive power and exclusive ability to vote with respect to the Class B Shares held by such trust, each share of Class B Share then held by such trust shall automatically convert into one (1) fully paid and nonassessable Class A Share;

(3)

the beneficiaries or trustee of a trust; so long as the original grantor of the trust (the “Grantor”) and/or Family Members of such Grantor have sole dispositive power and ability to vote the Class B Shares, provided that in the event such Grantor and/or Family Members of such Grantor no longer have sole dispositive power and exclusive ability to vote the Class B Shares, each Class B Share then held shall automatically convert into one (1) fully paid and nonassessable Class A Share;

(4)

a company, corporation, partnership or limited liability company in which such holder of Class B Shares and/or Family Members of such holder of Class B Shares directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient voting control in the company, corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the holder of Class B Shares and/or Family Members of such holder of Class B Shares retain sole dispositive power and exclusive ability to vote with respect to the Class B Shares held by such company, corporation, partnership or limited liability company; provided, however, that in the event the holder of Class B Shares and/or Family Members of such no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer have sufficient legally enforceable rights to ensure the holder of Class B Shares and/or Family Members of such retain sole dispositive power and exclusive ability to vote with respect to the Class B Shares held by such company, corporation, partnership or limited liability company, as applicable, then each Class B Share then held by such company, corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable Class A Share; or

(5)

an Affiliate of a holder of Class B Shares; provided, however, that the person or entity holding sole dispositive power and exclusive ability to vote with respect to the Class B Shares being Transferred (in this clause, the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive voting control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and exclusive voting control with respect to the Class B Shares Transferred to such Affiliate, each such Class B Share Transferred to such Affiliate shall automatically convert into one (1) Class A Share.

(ii)

the date specified by a written notice and certification request of the Company to the holder of such Class B Shares requesting a certification, in a form satisfactory to the Company, verifying such holder’s ownership of Class B Shares and confirming that a conversion to Class A Shares has not occurred, which date shall not be less than thirty (30) calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a holder of Class B Shares or its Permitted Transferees that furnishes a certification satisfactory to the Company prior to the specified date.

(e)    Conversion upon Death or Incapacity. Each Class B Share held of record by a natural person, or by such Class B Shareholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) Class A Share upon the death or Incapacity of such Class B Shareholder. In the event of a dispute regarding whether a Class B Shareholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(f)    Automatic Conversion of All Outstanding Class B Shares. Each issued and outstanding Class B Share shall automatically, without any further action, convert into one (1) Class A Share upon (i) the date specified by affirmative vote or written consent of the holders of at least 65 percent (65%) of the outstanding Class B Shares, voting or acting as a separate class, or (ii) such time on which the total issued and outstanding Class B Shares represent less than five percent (5%) of the total issued and outstanding shares of the Company.

(g)    Final Conversion of Class B Shares. On the Final Conversion Date, each one (1) outstanding Class B Share shall automatically, without any further action, convert into one (1) Class A Share. Following such conversion no more Class B Shares may be issued by the Company.

(h)    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Shares to Class A Shares and the general administration of this dual class share structure, including the issuance of share certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of Class B Shares furnish affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Shares and to confirm that a conversion to Class A Shares has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class A Shares shall be conclusive and binding.

(i)    Immediate Effect of Conversion. In the event of a conversion of Class B Shares to Class A Shares pursuant to this Article 6, such conversion(s) shall be deemed to have been made at the time that the Company’s transfer agent receives the written notice required, the time that the Transfer of such shares occurred, the death or Incapacity of the Class B Shareholder or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Shares to Class A Shares, all rights of the holder of such Class B Shares shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the Class B Shares) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of Class A Shares into which such Class B Shares were convertible. Class B Shares that are converted into Class A Shares as provided in this Article 6 shall not be reissued. Any proxy issued with respect to Class B Shares shall, unless otherwise stated in such proxy, continue to apply with respect to the Class A Shares into which the Class B shares have been converted.

(j)    Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of effecting the conversion of the Class B Shares, such number of its Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares into Class A Shares.

(k)    No Further Issuances. Except for the issuance of Class B Shares issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with this Article 6, the Company shall not at any time after the Effective Time issue any additional Class B Shares, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding Class B Shares. After the Final Conversion Date, the Company shall not issue any additional Class B Shares.

(l)    Amendments. Notwithstanding anything to the contrary herein, this Article 6 may only be amended, replaced or suspended by both (a) a resolution adopted at a General Meeting by a majority of the total voting power present and voting at such General Meeting, and (b) a resolution adopted at a separate class meeting of the Class B Shares by 65% of the total voting power of the then issued and outstanding Class B Shares or the written consent of holders of at least 65% of the total voting power of the then issued and outstanding Class B Shares.

(m)    Definitions. In this Article 6, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise:

(i)

“Affiliate” shall mean with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any investment fund that is controlled by the same general partner or managing member with such person.

(ii)

“Change of Control Transaction” means (i) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the shareholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction; (ii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the shareholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction.

(iii)	“Effective Time” shall mean the first trading day at which the Class A Shares commence trading on a stock exchange.

(iv)	“Family Member” with respect to a holder of Class B Shares who is a natural person shall include, the spouse, domestic partner, parents, children or siblings of such holder of Class B Shares.

(v)	“Final Conversion Date” shall mean 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the tenth (10th) year anniversary of the Effective Time.

(vi)

“Incapacity” shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months as determined by a licensed medical practitioner.

(vii)	“Rights” shall mean any option, warrant, restricted share unit, conversion right or contractual right of any kind to acquire shares of the Company.

(viii)	“Trading Date” shall mean any day on which the main securities exchange in which the Class A Shares are listed for trading is open for trading.

(ix)

“Transfer” with respect to a Class B Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law or court order (including any such order that results in the designation of any other person which is not a Permitted Transferee to exercise the voting rights attached to the Class B Share). A “Transfer” shall also include, without limitation, (i) a transfer of a Class B Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect, directly or indirectly, to voting over a Class B Share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Company at the request of the Board of Directors of the

Company in connection with actions to be taken at any general meeting of shareholders; (b) entering into a voting agreement that provides for the grant of a voting proxy to the Chief Executive Officer of the Company; (c) the pledge of Class B Shares by a Class B Shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Shareholder continues to exercise exclusive voting control over such pledged shares; provided, however, that a foreclosure on such Class B Shares or other similar action under or in connection with the pledge shall constitute a “Transfer”; (d) the fact that, at any time the spouse of any Class B Shareholder possesses or obtains an interest in such holder’s Class B Shares arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Class B Shares, provided that any transfer of shares by any holder of Class B Shares to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such Class B Shares unless otherwise exempt from the definition of Transfer; (e) entering into a trading plan pursuant to Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such Class B Shares pursuant to such plan shall constitute a “Transfer” at the time of such sale; or (f) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by the Board of Directors.

7.	INCREASE OF AUTHORIZED SHARE CAPITAL.

(a)    The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue. Any such increase shall be in such amount and shall be divided into such class of shares, which shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)    Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares of such class that are included in the existing share capital.

8.	SPECIAL OR CLASS RIGHTS; MODIFICATION OF RIGHTS.

(a)    The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)    If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles (including Article 6 hereof), may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)    The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1⁄3%) of the issued shares of such class, provided, however, that if such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors (and not pursuant to the request or motion of any other person) and, at such time of the meeting, the Company is qualified to use the forms and rules of a “foreign private issuer” under the US securities laws, the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class.

(d)    Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 8, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

9.	CONSOLIDATION, DIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.

(a)    The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i)    consolidate all or any part of its issued or unissued authorized share capital into shares of a per share nominal value which is larger, equal to or smaller than the per share nominal value of its existing shares;

(ii)    divide or sub-divide its shares (issued or unissued) or any of them, into shares of smaller or the same nominal value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)    cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)    reduce its share capital in any manner.

(b)    With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)    determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger, equal or smaller nominal value per share;

(ii)    issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii)    redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)    round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)    cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 9(b)(v).

10.	ISSUANCE OF SHARE CERTIFICATES, REPLACEMENT OF LOST CERTIFICATES.

(a)    To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)     Subject to the provisions of Article 10(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)     A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d)     A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

11.	REGISTERED HOLDER.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

12.	ISSUANCE AND REPURCHASE OF SHARES.

(a)     The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 14(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit.

(b)    The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

13.	PAYMENT IN INSTALLMENT.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

14.	CALLS ON SHARES.

(a)    The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b)    Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)     If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time (whether on account of such nominal value of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 14, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)     Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)     Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)     Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

15.	PREPAYMENT.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

16.	FORFEITURE AND SURRENDER.

(a)    If any shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)    Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)    Without derogating from Articles 52 and 56 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)    The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)    Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f)    Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.

(g)    The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.

17.	LIEN.

(a)    Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)    The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his or her executors or administrators.

(c)    The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

18.	SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19.	REDEEMABLE SHARES.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

TRANSFER OF SHARES

20.	REGISTRATION OF TRANSFER.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

21.	SUSPENSION OF REGISTRATION.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

TRANSMISSION OF SHARES

22.	DECEDENTS’ SHARES.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

23.	RECEIVERS AND LIQUIDATORS.

(a)    The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)    Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

24.	GENERAL MEETINGS.

(a)    An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b)    All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)    If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

25.	RECORD DATE FOR GENERAL MEETING.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

26.	SHAREHOLDER PROPOSAL REQUEST.

(a)    Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 26) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a

Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number and class of shares of the Company held by the Proposing Shareholder(s), directly or indirectly (and, if any of such shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2)     which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)     The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)     The provisions of Articles 26(a) and 26(b) shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d)     Notwithstanding anything to the contrary herein, this Article 26 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a supermajority of at least 65% of the total voting power of the Shareholders.

27.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE.

(a)     The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b)     The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)     No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)     In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

PROCEEDINGS AT GENERAL MEETINGS

28.	QUORUM.

(a)     No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)     In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders, (not in default in payment of any sum referred to in Article 14 hereof), present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one third percent (33 1⁄3%) of the voting power of the Company, provided, however, that with respect to any General Meeting, including Annual General Meeting, that was initiated by and convened pursuant to a resolution adopted by the Board of Directors (and not pursuant to the request of any other person), and, at such time of the General Meeting, the Company is qualified to use the forms and rules of a “foreign private issuer” under the U.S. securities laws, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company. A proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c)    If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

29.	CHAIRPERSON OF GENERAL MEETING.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).

30.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.

(a)    Except as required by the Companies Law or these Articles, including, without limitation, Article 40 below and Article 6, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)    Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)    A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)    A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.	POWER TO ADJOURN.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

32.	VOTING POWER.

Subject to the provisions of Article 33(a) and to any provision hereof, including Article 6, conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

33.	VOTING RIGHTS.

(a)    No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b)    A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c)    Any Shareholder entitled to vote may vote either in person or by proxy (who need not be Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d)    If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 33(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)    If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

PROXIES

34.	INSTRUMENT OF APPOINTMENT.

(a)    An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of ironSource Ltd. hereby appoints
of
	(Name of Proxy)		(Address of Proxy)

as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the      day of         ,              and at any adjournment(s) thereof.

Signed this      day of         ,             .

(Signature of Appointor)

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)    Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

35.	EFFECT OF DEATH OF APPOINTOR OF TRANSFER OF SHARE AND OR REVOCATION OF APPOINTMENT.

(a)    A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)    Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 34(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 34(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 35(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS

36.	POWERS OF THE BOARD OF DIRECTORS.

(a)    The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)    Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

37.	EXERCISE OF POWERS OF THE BOARD OF DIRECTORS.

(a)    A meeting of the Board of Directors at which a quorum is present in accordance with Article 46 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)    A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)    The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

38.	DELEGATION OF POWERS.

(a)    The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of

Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b)    The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)    The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

39.	NUMBER OF DIRECTORS.

(a)    The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than eleven (11), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors.

(b)    Notwithstanding anything to the contrary herein, this Article 39 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

40.	ELECTION AND REMOVAL OF DIRECTORS.

(a)    The Directors, excluding the External Directors, if any were elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III.

(i)    The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2022 and when their successors are elected and qualified,

(ii)    The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and

(iii)    The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified,

(b)    At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, each Nominee or Alternate Nominee elected to replace the Directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c)    If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)    Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e)    Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 40(e), Article 26 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 26, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 40(e) and Article 26, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(f)    The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject for election. Notwithstanding Articles 26(a) and 26(c), in the event of a Contested Election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 26 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 26, this Article 40 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided further, that, if, prior to the time of such meeting, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested Election. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this clause (f).

(g)    Notwithstanding anything to the contrary herein, this Article 40 and Article 43(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

(h)    Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

41.	COMMENCEMENT OF DIRECTORSHIP.

Without derogating from Article 40, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

42.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 39 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 39 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 39 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 39 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 40 to which the additional Director shall be assigned. Notwithstanding anything to the contrary herein, this Article 42 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

43.	VACATION OF OFFICE.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)    ipso facto, upon his or her death;

(b)    if he or she is prevented by applicable law from serving as a Director;

(c)    if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d)    if his or her directorship expires pursuant to these Articles and/or applicable law;

(e)    by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)    by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)    with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

44.	CONFLICT OF INTERESTS; APPROVAL OF RELATED PARTY TRANSACTIONS.

(a)    Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)    Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

PROCEEDINGS OF THE BOARD OF DIRECTORS

45.	MEETINGS.

(a)    The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b)    A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c)    Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d)    Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

46.	QUORUM.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication provided that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within 30 minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of then serving directors is up to five, and any three (3) Directors, if the number of then serving directors is more than five, in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

47.	CHAIRPERSON OF THE BOARD OF DIRECTORS.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

48.	VALIDITY OF ACTS DESPITE DEFECTS.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

CHIEF EXECUTIVE OFFICER

49.	CHIEF EXECUTIVE OFFICER.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

MINUTES

50.	MINUTES.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

51.	DECLARATION OF DIVIDENDS.

The Board of Directors may from time to time declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

52.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 14 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding shares of the Company in respect of which such dividends are being paid.

53.	INTEREST.

No dividend shall carry interest as against the Company.

54.	PAYMENT IN SPECIE.

If so declared by the Board of Directors, a dividend declared in accordance with Article 51 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

55.	IMPLEMENTATION OF POWERS.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

56.	DEDUCTIONS FROM DIVIDENDS.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

57.	RETENTION OF DIVIDENDS.

(a)    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 or 23, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

58.	UNCLAIMED DIVIDENDS.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

59.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

ACCOUNTS

60.	BOOKS OF ACCOUNT.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

61.	AUDITORS.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

62.	FISCAL YEAR.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

SUPPLEMENTARY REGISTERS

63.	SUPPLEMENTARY REGISTERS.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

EXEMPTION, INDEMNITY AND INSURANCE

64.	INSURANCE.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a)    a breach of duty of care to the Company or to any other person;

(b)    a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)    a financial liability imposed on such Office Holder in favor of any other person;

(d)    any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law); and

(e)    without limitation of clause 65(a)(iv)(d), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

65.	INDEMNITY.

(a)    Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i)    a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)    reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii)    reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent;

(iv)    any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law); and

(v)    without limitation of clause (iv), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

(b)     Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i) Sub-Article	6565(a)(i)(a)(ii) to 65(a)(iv); and

(ii) Sub-Article	65(a)(i), provided that:

(1)    the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2)    the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

66.	EXEMPTION.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

67.	GENERAL.

(a) Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 64 to 66 and any amendments to Articles 64 to 66 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b) The provisions of Articles 64 to 66 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING UP

68.	WINDING UP.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

NOTICES

69.	NOTICES.

(a)     Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b)     Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)     Any such notice or other document shall be deemed to have been served:

(i)    in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii)    in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii)    in the case of personal delivery, when actually tendered in person, to such addressee;

(iv)    in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d)    If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 6969.

(e)    All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)    Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)    Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i)    if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii)    on the Company’s internet site.

(h)    The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

AMENDMENT

70.	AMENDMENT.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

FORUM FOR ADJUDICATION OF DISPUTES

71.	FORUM FOR ADJUDICATION OF DISPUTES.

(a)    Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 71 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b)    Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 71.

*    *    *

Annex C

FORM OF PLAN OF MERGER

DATED                  2021

(1) THOMA BRAVO ADVANTAGE

(2) SHOWTIME CAYMAN

FORM OF PLAN OF MERGER

THIS PLAN OF MERGER is made on

BETWEEN

(1)

Thoma Bravo Advantage, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, (the “Surviving Company”); and

(2)

Showtime Cayman, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the merger agreement dated 20 March 2021 between ironSource Ltd., a company organized under the laws of the State of Israel, the Surviving Company, the Merging Company and Showtime Cayman II (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the “Companies Act”).

(B)

The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)

The registered office of the Surviving Company is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)

Immediately prior to the Effective Time, the authorised share capital of the Surviving Company is US$55,100.00 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and 1,000,000 preference shares each of a par value of US$0.0001 each.

(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000.00 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2	Effective Time

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar (the “Effective Time”).

2.3	Terms and Conditions; Memorandum and Articles of Association; Share Rights

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)	From the Effective Time, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed at Annexure 2 hereto.

(c)

From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the form of the amended and restated memorandum and articles of association of the Surviving Company annexed at Annexure 2 hereto.

2.4	Directors’ Interests in the Merger

(a)	The names and addresses of each director of the surviving company (as defined in the Companies Act) are:

(i)	[ ] of [ ]; and

(ii)	[ ] of [ ].

(b)	No director of either of the Companies will be paid any amounts or receive any benefits, in that capacity, consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	VARIATION

3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)

effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1

At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	COUNTERPARTS

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Showtime Cayman:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of Thoma Bravo Advantage:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet QUICK EASY IMMEDIATE 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 21, 2021. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://cstproxy.com/thomabravo/sm2021 MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope PLEASE DO NOT RETURN THE PROXY CARD provided. IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes X like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. 1. The Business Combination Proposal FOR AGAINST ABSTAIN 3. The Adjournment Proposal FOR AGAINST ABSTAIN to approve and adopt the Agreement and to approve the adjournment of the Plan of Merger, dated as of March 20, extraordinary general meeting to a later 2021, by and among Thoma Bravo Ad- date or dates, if necessary, if the parties vantage (TBA), ironSource Ltd. (ironSource), Showtime Cay- are not able to consummate the Business Combination. man (Merger Sub) and Showtime Cayman II (Merger Sub II), and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into TBA, with TBA surviving the merger as a wholly owned subsidiary of ironSource, and immediately thereafter and as part of the same overall transaction, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of ironSource; 2. The Merger Proposal to authorize FOR AGAINST ABSTAIN the Plan of Merger, pursuant to which Merger Sub will merge with and into TBA, with TBA surviving the merger as a wholly owned subsidiary of ironSource. CONTROL NUMBER Signature Signature, if held jointly Date2021. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. THOMABROVO ironSource

Important Notice Regarding the Internet Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders To view the Denitive Proxy Statement and to Attend the Extraordinary General Meeting of Shareholders, please go to: https://cstproxy.com/thomabravo/sm2021 For telephone access (listen-only): Within the U.S. and Canada: 1 888-965-8995 (toll-free) Outside of the U.S. and Canada: +1 415-655-0243 (standard rates apply) FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THOMA BRAVO ADVANTAGE The undersigned appoints Robert Sayle and Amy Coleman Redenbaugh, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Class A ordinary shares and/or Class B ordinary shares of Thoma Bravo Advantage held of record by the undersigned at the close of business on May 24, 2021 at the Extraordinary General Meeting of Shareholders of Thoma Bravo Advantage to be held on June 22, 2021, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF EACH PROPOSAL, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE EXTRAORDINARY GENERAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side) 4